      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           MACKLOWE PROPERTIES, INC.

      (Exact Name of Registrant as Specified in its Governing Instruments)

                              142 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 265-5900
                    (Address of Principal Executive Offices)
                         ------------------------------

                                 HARRY MACKLOWE
                             CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                           MACKLOWE PROPERTIES, INC.
                              142 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 265-5900
                    (Name and Address of Agent for Service)
                         ------------------------------

                                   COPIES TO:

           ALAN L. GOSULE, ESQ.                    J. WARREN GORRELL, JR., ESQ.
        ROBERT E. KING, JR., ESQ.                       ALAN L. DYE, ESQ.
            ROGERS & WELLS LLP                        HOGAN & HARTSON L.L.P.
             200 PARK AVENUE                       555 THIRTEENTH STREET, N.W.
         NEW YORK, NEW YORK 10166                   WASHINGTON, DC 20004-1109

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this form if filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED
                                                                         MAXIMUM OFFERING    PROPOSED MAXIMUM       AMOUNT OF
               TITLE OF SECURITIES                      AMOUNT TO        PRICE PER SHARE    AGGREGATE OFFERING     REGISTRATION
                 TO BE REGISTERED                     BE REGISTERED            (1)              PRICE (1)              FEE
Common Stock, par value $.001 per share(2)            29,900,000(3)            $20             $598,000,000          $176,410
Preferred Stock Purchase Right(2)                          None                None                None                None

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2) This Registration Statement also relates to Rights to purchase shares of Series A Preferred Stock of the Registrant which will be attached to all shares of Common Stock outstanding as of, and issued subsequent to, the effective date of this Registration Statement pursuant to the terms of the
    Registrant's Stockholder Rights Agreement dated         , 1998. Until the
    occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock.

(3) Includes 3,900,000 shares being registered in connection with an over-allotment option being granted to the Underwriters.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

ITEM NUMBER AND CAPTION                                                     LOCATION OR HEADING IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front   Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus                               Cover of Prospectus
       2.  Inside Front and Outside Back Cover Pages of           Inside Front and Outside Back Cover Pages of
           Prospectus                                             Prospectus
       3.  Summary Information, Risk Factors and Ratio of         Prospectus Summary; The Company; Risk Factors; Not
           Earnings to Fixed Charges                              Applicable
       4.  Determination of Offering Price                        Outside Front Cover Page; Underwriting
       5.  Dilution                                               Dilution
       6.  Selling Security Holders                               Not applicable
       7.  Plan of Distribution                                   Outside Front Cover Page; Underwriting
       8.  Use of Proceeds                                        Use of Proceeds
       9.  Selected Financial Data                                Selected Financial Information
      10.  Management's Discussion and Analysis of Financial      Management's Discussion and Analysis of Financial
           Condition and Results of Operations                    Condition and Results of Operations
      11.  General Information as to Registrant                   Outside Front Cover Page; Prospectus Summary; The
                                                                  Company; Management; Structure and Formation of the
                                                                  Company; Description of Securities
      12.  Policy with Respect to Certain Activities              Prospectus Summary; The Company; Policies with
                                                                  Respect to Certain Activities; Partnership Agreement;
                                                                  Description of Securities; Additional
                                                                  Information
      13.  Investment Policies of Registrant                      Prospectus Summary; The Company; Business and Growth
                                                                  Strategies; Policies with Respect to Certain
                                                                  Activities
      14.  Description of Real Estate                             Prospectus Summary; The Properties
      15.  Operating Data                                         The Company; The Properties; Financial Statements
      16.  Tax Treatment of Registrant and its Security Holders   Prospectus Summary; Federal Income Tax Considerations
      17.  Market Price of and Dividends on the Registrant's      Risk Factors; The Company; Distributions Structure
           Common Equity and Related Stockholder Matters          and Formation of the Company
      18.  Description of Registrant's Securities                 Description of Securities
      19.  Legal Proceedings                                      The Properties
      20.  Security Ownership of Certain Beneficial Owners and    Principal Stockholders
           Management
      21.  Directors and Executive Officers                       Management
      22.  Executive Compensation                                 Management
      23.  Certain Relationships and Related Transactions         The Company; Management; Structure and Formation of
                                                                  the Company; Certain Relationships and Transactions
      24.  Selection, Management and Custody of Registrant's      Outside Front Cover Page; Prospectus Summary; The
           Investment                                             Company; The Properties
      25.  Policies with Respect to Certain Transactions          Policies with Respect to Certain Activities
      26.  Limitations of Liability                               The Company; Description of Securities; Management
      27.  Financial Statements and Information                   Prospectus Summary; Selected Financial Information;
                                                                  Financial Statements
      28.  Interests of Named Experts and Counsel                 Experts; Legal Matters
      29.  Disclosure of Commission Position on Indemnification   Management
           for Securities Act Liabilities

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 14, 1998
PROSPECTUS

                                      26,000,000 SHARES                   [LOGO]

                           MACKLOWE PROPERTIES, INC.
                                  COMMON STOCK
                                ----------------

    We have formed Macklowe Properties, Inc. to continue and expand the commercial office and apartment real estate business of The Macklowe Organization. For more than 35 years, we have been developing, acquiring, redeveloping, owning, managing and leasing Manhattan office and apartment properties. We are one of the largest developers, acquirors, redevelopers, owners and managers of Manhattan office and apartment properties and we believe we will be, after this Offering, the first publicly traded real estate investment trust ("REIT") to own both Manhattan office and apartment properties. We will operate as a fully integrated, self-administered and self-managed real estate company and expect to qualify as a REIT for federal income tax purposes.

    After this Offering, we will own interests in 12 stabilized commercial properties, including eight office properties containing 2.9 million rentable square feet located in midtown Manhattan and four upscale apartment properties containing 506,000 rentable square feet and 608 apartment units located in midtown Manhattan and Manhattan's Upper East Side and Upper West Side. Additionally, we are currently developing a 293-unit apartment property, and redeveloping an 89,000 square foot office property and a 36-unit apartment property, all of which are located in Midtown Manhattan and are expected to be completed during the fourth quarter of 1998. Further, we will own interests in six development sites in midtown Manhattan, which will support the development of up to 1.3 million rentable square feet of office space and up to 760,000 rentable square feet of apartment development. As of March 31, 1998, our stabilized office and apartment properties were 91% and 96% leased, respectively.

    All of the shares of Common Stock offered with this Prospectus are being sold by our Company. Upon completion of this Offering, our officers and
directors will beneficially own    % of our equity, on a fully diluted basis.

    Our shares are not currently traded on any securities exchange and there is no current public market for them. We will make an application to list our shares on the New York Stock Exchange under the symbol "MLO." We expect that the initial public offering price will be between $19 and $21 per share. See "Underwriting" on page 143 for a discussion of how the initial public offering price will be determined.
                             ---------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS, INCLUDING AMONG OTHERS:

    - OUR PROPERTIES ARE ALL LOCATED IN MANHATTAN, SO WE DEPEND ON THIS MARKET'S PERFORMANCE;
    - WE INTEND TO DEVELOP PROPERTIES AND THE DEVELOPMENT BUSINESS HAS RISKS THAT ARE DIFFERENT FROM OWNING CURRENTLY OPERATING PROPERTIES;
    -  OUR ESTIMATED INITIAL ANNUAL DISTRIBUTION REPRESENTS     % OF OUR
       ESTIMATED CASH AVAILABLE FOR DISTRIBUTION, RESULTING IN A LIKELIHOOD THAT WE WILL BE REQUIRED TO FUND SUCH DISTRIBUTION FROM BORROWINGS OR WORKING CAPITAL OR REDUCE SUCH DISTRIBUTION;
    -  WE MAY NOT BE PAYING FAIR MARKET VALUE FOR OUR PROPERTIES;
    -  WE HAVE AGREED NOT TO SELL, OR REFINANCE DEBT ON, SOME OF OUR PROPERTIES;
    - STOCKHOLDERS' ABILITY TO CHANGE CONTROL IN OUR COMPANY IS LIMITED BY OUR ORGANIZATIONAL DOCUMENTS AND MARYLAND LAW; AND
    - IF WE FAIL TO QUALIFY AS A REIT, WE WILL BE TAXED AS A REGULAR CORPORATION WHICH WILL REDUCE OUR DISTRIBUTIONS.
                            ------------------------
           THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED
             OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
                THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
                  REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

                                                                                 UNDERWRITING
                                                          PRICE TO               DISCOUNTS AND             PROCEEDS TO
                                                           PUBLIC               COMMISSIONS(1)             COMPANY(2)
Per Share........................................             $                        $                        $
Total(3).........................................             $                        $                        $

(1) We have agreed to indemnify the Underwriters. See "Underwriting" on page
    143.

(2) Before deducting our estimated expenses of this Offering of $     .

(3) We have given the Underwriters an option to purchase up to an additional 3,900,000 shares of our Common Stock to cover over-allotments. If the Underwriters purchase all of these shares, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Public will be
    $      , $      , and $     , respectively.

    The Underwriters are offering the shares subject to various conditions and may reject all or part of any order. It is expected that delivery of the shares offered hereby will be made at the offices of Lehman Brothers Inc., in New York,
New York on or about            , 1998.

LEHMAN BROTHERS                               PRUDENTIAL SECURITIES INCORPORATED

          , 1998

                            [MAP/PICTURES/ART WORK]

    IN CONNECTION WITH AN UNDERWRITTEN OFFERING, THE SEC RULES PERMIT UNDERWRITERS TO ENGAGE IN TRANSACTIONS THAT STABILIZE THE PRICE OF OUR COMMON STOCK. THESE TRANSACTIONS MAY INCLUDE PURCHASES FOR THE PURPOSE OF FIXING OR MAINTAINING THE PRICE OF OUR COMMON STOCK AT A LEVEL THAT IS HIGHER THAN THE MARKET WOULD DICTATE IN THE ABSENCE OF SUCH TRANSACTIONS. SEE "UNDERWRITING" ON PAGE 143.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           IMPORTANT NOTE TO READERS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Before you read any further, we want to tell you about our approach and some of the conventions we used in writing this Prospectus.

    - We wrote this Prospectus using the Securities and Exchange Commission's (the "SEC") "Plain English" rule. This rule requires that we write without the "legalese" typically found in most documents filed with the SEC in order to provide you with a more meaningful and understandable document. Although the tone and wording may differ from what you are familiar with, we are not alone in adopting this progressive approach. Other well-known companies have started preparing their documents using plain English. We voluntarily followed the plain English initiative because we are committed to providing you with useful and understandable information.

    - For purposes of calculating "pro forma" information appearing throughout this Prospectus, we have assumed we issued 26,000,000 shares of Common Stock in this Offering at an offering price of $20 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus (the "Offering Price")) and that we received $473.1 million of net proceeds after paying underwriting discounts and offering and formation expenses. The actual net proceeds may differ. The pro forma information also assumes that we have completed all of the transactions relating to our formation and that we owned and operated the 12 stabilized office and apartment properties, the three development or redevelopment projects, and the six development sites (collectively, the "Properties") we will acquire as a result of these Formation Transactions, and had the benefit of the revenues these properties generated, as of the beginning of the period shown for the pro forma operating information, and on the date of the balance sheet, for balance sheet information.

    - Unless otherwise indicated, the information in this Prospectus assumes (i) the Underwriter's over-allotment option to purchase 3,900,000 additional shares of Common Stock is not exercised, and (ii) the transactions relating to our formation described under "Structure and Formation of the Company" on page 103 are consummated. Unless the context otherwise requires, when we refer to "our Company," "we" or "us," we are referring to the management of Macklowe Properties, Inc., a Maryland corporation and its subsidiaries, including (i) Macklowe Properties, L.P. (the "Operating Partnership"), a Delaware limited partnership of which we are the sole general partner, (ii) the consolidated subsidiary partnerships, corporations or limited liability companies (the "Subsidiaries") through which the Operating Partnership will own interests in and operate the Properties and (iii) where we refer to our historical activities, our predecessor entity, The Macklowe Organization, and its affiliated entities. Unless the context otherwise requires, all square footage, apartment unit and percentage leased data are approximate. See the "Glossary of Selected Terms" beginning on page 147 for the definition of certain terms used in this Prospectus.

      Our mailing address and telephone number are:

                              Macklowe Properties, Inc.

                                142 West 57th Street

                              New York, New York 10019

                                   (212) 265-5900

                              CAUTIONARY STATEMENT

    Information in this Prospectus includes "forward-looking statements" about, among other things, future economic performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified where we use terms such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or similar words. The cautionary statements under the caption "Risk Factors" and other places in the Prospectus identify important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements.

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
PROSPECTUS SUMMARY...............................           1
  The Company....................................           1
  Risk Factors...................................           3
  Market Opportunity.............................           4
  Business and Growth Strategies.................           5
  The Offering...................................           6
  The Properties.................................           6
  Structure and Formation of the Company.........           9
  Benefits to Related Parties....................          10
  Distributions..................................          11
  Tax Status of the Company......................          11
  Summary Selected Financial Information.........          12
  Summary Selected Combined Financial and
    Operating Data...............................          12
RISK FACTORS.....................................          15
  Lack of Geographic Diversity...................          15
  We May Not Be Paying Fair Market Value for Our
    Properties...................................          15
  Limitations on Our Ability to Sell or Reduce
    Our Mortgage Indebtedness on Certain
    Properties...................................          15
  Limitations on Change of Control...............          16
  Real Estate Investment Risks...................          18
  Tax Risks......................................          20
  Lack of Operating History and Inexperience of
    Management in Operating a REIT...............          20
  Conflicts of Interest..........................          21
  Possible Inability to Meet Expected Returns on
    Acquired or Developed Properties.............          22
  Financing Risks................................          22
  Regulatory Matters.............................          23
  Purchasers of Our Common Stock Will Experience
    Dilution.....................................          24
  Risks of Common Stock Ownership................          24
  Dependence on Key Personnel....................          25
  Changes in Policies............................          26
  Liability Insurance Coverage...................          26
  Estimated Initial Cash Available for
    Distribution Will Not be Sufficient to Make
    Distributions at Expected Levels.............          26
  The Macklowe Organization Predecessor Has Had
    Historical Accounting Losses and Has a
    Deficit in Owner's Equity; We May Experience
    Future Losses................................          26
  Reassessment of Real Property Taxes............          27
  Contingent or Undisclosed Liabilities Could
    Adversely Affect Our Financial Condition.....          27

                                                      PAGE
                                                      -----
  Risks Relating to Year 2000 Issue..............          27
THE COMPANY......................................          28
HISTORY..........................................          29
  General........................................          29
  Development Activities.........................          29
  Redevelopment Activities.......................          31
  Complex Transactions...........................          32
  Opportunistic Purchases........................          33
  Recent Activities..............................          33
BUSINESS AND GROWTH STRATEGIES...................          34
  Business Strategy..............................          34
  Growth Strategies..............................          34
USE OF PROCEEDS..................................          40
DISTRIBUTIONS....................................          41
CAPITALIZATION...................................          44
DILUTION.........................................          45
SELECTED FINANCIAL INFORMATION...................          47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS............          50
  Overview.......................................          50
  Results of Operations..........................          50
  Pro Forma Operating Results....................          52
  Liquidity and Capital Resources................          52
  Cash Flows.....................................          53
  Funds from Operations..........................          53
  Inflation......................................          54
  Prospective Accounting Standards...............          54
  Year 2000......................................          54
MARKET OVERVIEW..................................          56
  Summary........................................          56
  Economic Overview..............................          56
  Manhattan Office Market........................          58
  Manhattan Residential Market...................          62
THE PROPERTIES...................................          65
  The Portfolio..................................          65
  Office Properties..............................          68
  Apartment Properties...........................          84
  Development and Redevelopment Properties.......          87
  Land Held For Development......................          88
  Mortgage Indebtedness..........................          90
  Credit Facility................................          91
  Environmental Matters..........................          91
  Third-Party Property Management................          92
  Property Management and Leasing Services.......          92
  Construction Services..........................          92

                                                      PAGE
                                                      -----
  Employees......................................          93
  Transfer of Properties.........................          93
  Assets Not Being Transferred to the Company....          93
  Competition....................................          94
  Regulation.....................................          94
  Insurance......................................          95
  Legal Proceedings..............................          95
MANAGEMENT.......................................          96
  Directors, Director Nominees and Executive
    Officers.....................................          96
  Committees of the Board of Directors...........          98
  Compensation of Directors......................          99
  Executive Compensation.........................          99
  Employment and Noncompetition Agreements.......         100
  Stock Option and Incentive Plan................         100
  Incentive Compensation Plan....................         101
  401(k) Plan....................................         101
  Limitation of Liability and Indemnification....         101
STRUCTURE AND FORMATION OF THE COMPANY...........         103
  The Operating Entities of the Company..........         103
  Formation Transactions.........................         104
  Consequences of the Offering and the Formation
    Transactions.................................         105
  Benefits to Related Parties....................         105
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES......         107
  Investments....................................         107
  Dispositions...................................         108
  Borrowings.....................................         108
  Conflicts of Interest..........................         109
  Loans to Other Persons.........................         111
  Other Activities...............................         111
CERTAIN RELATIONSHIPS AND TRANSACTIONS...........         112
  Formation Transactions.........................         112
  Operating Partnership Agreement................         112
  Registration Rights............................         112
  Related Party Transactions.....................         112
PARTNERSHIP AGREEMENT............................         113
  Operational Matters............................         113
  Liability and Indemnification..................         116
  Transfers of Interests.........................         116
  Fiduciary Duty.................................         117
PRINCIPAL STOCKHOLDERS...........................         118
                                                      PAGE
                                                      -----

DESCRIPTION OF SECURITIES........................         119

  General........................................         119

  Power to Issue Additional Shares of Common
    Stock and Preferred Stock....................         120

  Restrictions on Transfer.......................         120

  Stockholder Rights Plan........................         121

  Limitation of Liability Indemnification of
    Directors and Officers.......................         123

  Transfer Agent and Registrar...................         123

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR
  CHARTER AND BYLAWS.............................         124

  Classification and Removal of Board of
    Directors; Other Provisions..................         124

  Limited Liability and Indemnification of
    Directors and Officers of the Company........         125

  Stockholder Rights Plan and Ownership
    Limitations..................................         125

  Business Combination Statute...................         125

  Control Share Acquisition Statute..............         126

  Amendments to the Charter and Other Charter
    Provisions...................................         126

  Amendments to Bylaws...........................         127

  Advance Notice of Director Nominations and New
    Business.....................................         127

  Anti-takeover Effect of Certain Provisions of
    Maryland Law and of the Charter and Bylaws...         127

  Rights to Purchase Securities and Other
    Property.....................................         127

SHARES AVAILABLE FOR FUTURE SALE.................         128

  General........................................         128

  Registration Rights............................         128

FEDERAL INCOME TAX CONSIDERATIONS................         129

  General........................................         129

  Taxation of the Company........................         129

  Taxation of Stockholders.......................         134

  Other Tax Considerations.......................         139

ERISA AND CERTAIN OTHER CONSIDERATIONS...........         140

  General........................................         140

  Status of the Company and the Operating
    Partnership under ERISA......................         140

UNDERWRITING.....................................         143

EXPERTS..........................................         146

LEGAL MATTERS....................................         146

ADDITIONAL INFORMATION...........................         146

GLOSSARY OF SELECTED TERMS.......................         147

INDEX TO FINANCIAL STATEMENTS....................         F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU IN DECIDING WHETHER TO INVEST IN OUR COMPANY. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS. UNLESS OTHERWISE INDICATED, INFORMATION CONTAINED HEREIN CONCERNING THE NEW YORK CITY METROPOLITAN ECONOMY AND THE MANHATTAN OFFICE AND APARTMENT MARKETS IS DERIVED FROM THE CUSHMAN & WAKEFIELD MARKET STUDY.

                                  THE COMPANY

GENERAL

    We have formed Macklowe Properties, Inc. (together with its subsidiaries, the "Company") to continue and expand the office and apartment real estate business of our predecessor, The Macklowe Organization. For more than 35 years, we have been developing, acquiring, redeveloping, owning, managing and leasing Manhattan office and apartment properties. We are one of the largest developers, acquirors, redevelopers, owners and managers of Manhattan office and apartment properties and we believe we will be, after this Offering, the first publicly traded real estate investment trust ("REIT") to own both Manhattan office and apartment properties. We will operate as a fully integrated, self-administered and self-managed real estate company and expect to qualify as a REIT for federal income tax purposes.

    After this Offering, we will own interests in 12 stabilized commercial properties, including eight office properties containing 2.9 million rentable square feet located in midtown Manhattan and four upscale apartment properties containing 506,000 rentable square feet and 608 apartment units located in midtown Manhattan and Manhattan's Upper East Side and Upper West Side. As of March 31, 1998, our stabilized office portfolio represented 85% of our square footage and was 91% leased and our stabilized apartment portfolio represented 15% of our square footage and was 96% leased.

    We developed two of our office properties containing 1.2 million rentable square feet and two of our apartment properties containing 469,000 rentable square feet and 469 apartment units. We are also currently developing a 293-unit apartment property, and redeveloping an 89,000 square foot office property and a 36-unit apartment property, all of which are located in midtown Manhattan and are expected to be completed by the fourth quarter of 1998. Additionally, we will own six development sites in midtown Manhattan, which will support the development of up to 1.3 million rentable square feet of office space and up to 760,000 rentable square feet of apartment space.

    Harry Macklowe, our Chairman and Chief Executive Officer, has been one of Manhattan's leading developers since the late 1960s. Warren Cole, our President, has been involved in the Manhattan real estate business for over 18 years and has been responsible for the acquisition and financing of our properties for the past 10 years. Harry Macklowe and Warren Cole and our other eight executive officers have been actively involved in the Manhattan real estate business for an average of 17 years, including an average of over 11 years working together for our Company. Over the past 35 years, we have been responsible for over 70 real estate transactions containing over 10 million square feet and valued in excess of $2.5 billion. This total includes our construction of four office properties containing 1.5 million rentable square feet and five apartment properties containing 2.0 million rentable square feet and 1,400 apartment units. Additionally, we have acquired and substantially redeveloped six office properties containing 1.1 million rentable square feet and seven apartment properties containing 390,000 rentable square feet and 365 apartment units. We will enter into employment and noncompetition agreements with each of Harry Macklowe and Warren Cole pursuant to which they will agree to serve in such capacities and to conduct, during the term of such agreements, all commercial office and rental apartment development, acquisition and management activities through our Company. See "Management" on page 96. After this Offering, our
officers and directors will own    % of the equity of our Company, on a fully
diluted basis.

    We believe that our management team and our collective Manhattan real estate experience and knowledge create a significant competitive advantage. We are a full-service real estate company, with substantial in-house expertise and resources in development, acquisitions, redevelopment, financing, construction management, property management, marketing, leasing, design, architecture, accounting and legal services. We intend to use our experience and knowledge to opportunistically pursue additional real estate investments in New York City as they arise.

    Over the past 35 years, we have created significant value for our Company by:

       - IDENTIFYING AND CAPITALIZING ON OPPORTUNITIES in Manhattan submarkets ahead of other real estate developers;

       - COMPLETING COMPLICATED SITE ASSEMBLAGES FOR NEW DEVELOPMENT by utilizing our in-depth knowledge of New York City's complex regulatory and zoning processes;

       - CLOSING COMPLEX TRANSACTIONS that require significant "intellectual capital" due to their complexities and, as a result, have not been widely marketed and/or competitively bid;

       - IDENTIFYING, REDEVELOPING AND REPOSITIONING UNDERPERFORMING ASSETS through capital improvements and improved management; and

       - CREATING AND MAINTAINING STRONG RELATIONSHIPS WITH TENANTS AND BROKERS which have enabled us to maintain high occupancy rates and efficiently re-lease vacant or newly acquired or developed space.

    We believe we are well positioned for continued growth due to the following:

       -   STRONG FUNDAMENTALS IN THE MANHATTAN OFFICE AND APARTMENT MARKETS;

       - OUR SUBSTANTIAL DEVELOPMENT PIPELINE as a result of our existing land holdings in Midtown Manhattan, which are expected to support the development of up to 1.3 million rentable square feet of office space and up to 760,000 rentable square feet and 870 units of apartment development;

       - OUR SUPERIOR ACCESS TO POTENTIAL DEVELOPMENT AND ACQUISITION OPPORTUNITIES by virtue of our long standing relationships with owners, brokers and financial institutions which often enables us to identify and privately negotiate for a property before it is generally marketed;

       -   OUR ESTABLISHED TRACK RECORD of closing transactions;

       - BARRIERS TO ENTRY by potential competitors in Manhattan real estate markets due to the complexities inherent in these markets;

       - OUR EXISTING PORTFOLIO OF HIGH QUALITY PROPERTIES which are located in submarkets characterized by rising occupancy and rental rates;

       - OUR ABILITY TO ATTRACT HIGH QUALITY TENANTS, such as Chase Manhattan Bank, LeBoeuf, Lamb, Greene & MacRae L.L.P., National Bank of Canada, Air France, Oracle and Callaway Golf, which are currently tenants at our Properties;

       -   OUR IMPROVED ACCESS TO CAPITAL due to our status as a public company;
           and

       - OUR ABILITY TO EXECUTE TAX-DEFERRED TRANSACTIONS by offering limited partnership units in our Operating Partnership ("Units"), which are attractive to tax-sensitive sellers as well as to institutions or individuals wishing to exchange their properties for equity in a public company.

CREDIT FACILITY

    Concurrently with the completion of this Offering, we expect to enter into a secured revolving line of credit (the "Credit Facility") with a financial institution to facilitate our development and acquisition activities and for working capital purposes. See "The Properties--Credit Facility" on page 91.

                                  RISK FACTORS

    Before you invest in our Common Stock, you should be aware that there are various risk factors that you should consider. These risks include the following and others discussed in this Prospectus:

    - since all of our Properties are located in Manhattan, our operations are dependent on the conditions of the New York City metropolitan economy and real estate markets and a downturn in these markets could adversely affect our profitability and ability to make distributions to you;

    -   our estimated initial annual distribution represents     % of our
        estimated cash available for distribution for the twelve months ended December 31, 1998. If we are unable to pay such estimated initial annual distribution out of cash available for distribution, we would be required to fund such distribution from borrowings or working capital, or to reduce such distribution;

    - we intend to develop properties, and our return on such investments may be lower than anticipated because such properties can cost more to develop, take longer to develop or lease, or lease for lower rents than anticipated;

    - we may not be paying fair market value for our Properties since the value of consideration we paid to The Macklowe Organization and certain related parties in our formation was not based on arm's length negotiations and no independent third-party appraisals were obtained to value the Properties;

    - we have agreed for certain periods not to sell five of our Properties or pay down or refinance certain mortgage indebtedness on such properties even if it is in your best interest for us to do so, and the possibility exists that properties that we acquire in the future in exchange for Units may contain similar restrictions;

    - your ability to change control of us is limited by our organizational documents, including a limit on ownership by any individual or entity to 9.0% of our outstanding shares, our stockholder rights plan and provisions of Maryland law;

    - if we fail to qualify as a REIT for federal income tax purposes, we will be liable for additional federal, state and local income taxes, and the distributions you receive will decrease;

    - we expect to operate with a higher level of leverage on the development portion of our portfolio than on the operating portion of our portfolio resulting in a higher overall average leverage ratio than we would otherwise have if we did not engage in development activities;

    - we intend to acquire portfolios or individual properties and such acquisitions may not achieve their intended return or be successfully integrated into our portfolio;

    - conflicts of interest exist in connection with our formation, including the fact that our officers and directors will receive Common Stock
        and/or Units with a value of approximately $   million (based on the
        Offering Price) representing    % of our equity, on a fully diluted
        basis assuming the redemption of all Units;

    - our officers and directors may have conflicts of interest in connection with business decisions including decisions to sell properties or to refinance or repay indebtedness on properties and decisions relating to properties in which our officers and directors hold interests that may compete with our Properties;

    - investors will experience immediate and substantial dilution in their net tangible book value per share of the shares of Common Stock they purchase in this Offering; and

    - after depreciation and amortization, our predecessor has experienced historical accounting losses for certain fiscal years and there can be no assurances that we will not have similar losses in the future.

                               MARKET OPPORTUNITY

    UNLESS OTHERWISE INDICATED, INFORMATION CONTAINED IN THIS PROSPECTUS CONCERNING THE NEW YORK CITY METROPOLITAN ECONOMY AND THE MANHATTAN OFFICE AND APARTMENT MARKETS IS DERIVED FROM A MARKET STUDY PREPARED BY CUSHMAN & WAKEFIELD ("CUSHMAN & WAKEFIELD"), A NATIONALLY RECOGNIZED REAL ESTATE CONSULTING FIRM (THE "CUSHMAN & WAKEFIELD MARKET STUDY").

    Manhattan is the largest office market in the United States and contains more rentable square feet of space than the next six largest U.S. office markets combined. Driven by its strong economy and surging popularity, New York City private sector employment rose by 3.9% between 1995 and 1997, with more than 75% of this growth occurring in Manhattan. This employment growth, coupled with limited new construction of office space since 1992, has resulted in favorable office market conditions. The Midtown vacancy rate for Class A office space fell to 7.3% at March 31, 1998 from 16.0% at December 31, 1993. During this time, average rents have risen to $41.50 per square foot from $34.28 per square foot, a 21.1% increase. Cushman & Wakefield projects that these favorable conditions will continue, with market rents rising to $48.55 per square foot and vacancy rates falling to 5.1% through 2002. Significantly, the existing supply of office space within Midtown Manhattan cannot fully satisfy the demand for large blocks of contiguous space. Rental rates at the top tier of the Midtown Manhattan office market have reached the level (approximately $50 per square foot) required to economically justify new construction. In the past year, in excess of 1.3 million square feet have been leased in Midtown at rents of $50 per square foot or higher, including a 220,000 square foot lease recently signed at 9 West 57th Street at $60 per square foot.

    Manhattan is also the largest apartment market in the United States. Current vacancy rates for Manhattan apartments average 3% and average rents for unregulated apartments have increased to $36.53 per square foot. Current rents on luxury apartments have exceeded the level (approximately $42.00 per square foot) required to economically justify new construction. Over 3,000 new rental units have been developed since June 1996 and over 3,500 units are currently under construction. Cushman & Wakefield projects that these favorable conditions will continue, with average rents on unregulated apartments rising to $42.73 per square foot and vacancy rates remaining relatively stable through 2002. See "Market Overview" on page 56.

                         BUSINESS AND GROWTH STRATEGIES

BUSINESS STRATEGY

    Our primary business objective is to maximize total return to you through appreciation in the value of our assets and growth in distributable cash flow. We expect to accomplish these goals by continuing our historical operating strategies focused on Manhattan real estate markets and capitalizing on opportunistic development, acquisition, redevelopment and internal growth opportunities described below.

GROWTH STRATEGIES

    We believe that our development, acquisition and redevelopment experience and the depth of our personnel position us to realize significant growth by continuing to develop, acquire, redevelop, reposition and manage office and apartment properties in Manhattan. Specifically, our growth will be enhanced by the following opportunities:

    INTERNAL GROWTH:

    -   DEVELOP EXISTING SITES.   The development of our existing sites which
        are expected to support up to 2.0 million rentable square feet of new office and apartment construction including: 300 Madison Avenue (office), 16-20 East 53rd Street (office), 777-791 Sixth Avenue (apartment), 1000 Second Avenue (apartment), 20-30 West End Avenue (apartment) and 250 East 60th Street (apartment), as well as the completion and lease-up of a 217,000 rentable square feet, 293-unit apartment development at 305 West 50th Street;

    -   REDEVELOP EXISTING PROPERTIES.   The completion and lease-up of
        redevelopment projects including 357,000 rentable square feet at 540 Madison Avenue (office), 140 West 57th Street (office) and 40 West 55th Street (apartment);

    -   IMPROVE OCCUPANCY.   The lease-up of vacant space at our recently
        acquired and/or redeveloped properties, including 318,300 rentable square feet of vacant space, as of March 31, 1998;

    -   INCREASE RENTS TO MARKET ON EXPIRING LEASES.   Increasing rents to
        market on expiring leases including 145,000, 401,000 and 283,000 rentable square feet in 1998, 1999 and 2000, respectively;

    -   CONTRACTUAL RENT INCREASES;

    -   CAPITALIZE ON ECONOMIES OF SCALE; and

    -   REDUCE OPERATING EXPENSES.

    EXTERNAL GROWTH:

    -   ACQUIRE UNDERPERFORMING ASSETS.   Continue our strategy of acquiring and
        redeveloping underperforming properties;

    -   UNIT ACQUISITIONS.   Acquire portfolios of assets or individual
        properties from private investors and institutions through our ability to offer tax-advantaged Units as currency in these transactions; and

    -   SITE ASSEMBLAGES.   Continue our strategy of identifying and acquiring
        properties for assemblage into larger development sites.

                                  THE OFFERING

Securities offered...........  26,000,000 shares of our Common Stock.

Over-allotment option........  Up to 3,900,000 shares; if the over-allotment option is exercised in full by the underwriters, the total price to
                               public, underwriting discounts, and proceeds to the Company
                               will be $   , $   and $   , respectively.

Shares to be outstanding
  after the Offering.........  shares of our Common Stock. This amount includes    shares
                               of restricted Common Stock to be issued in the Formation
                               Transactions. This amount does not include a total of
                               shares of Common Stock issuable upon (a) redemption of
                               Units to be issued in the Formation Transactions, which are exchangeable on a one-for-one basis for shares of Common
                               Stock, or, at our option, cash, subject to certain
                               exceptions and adjustments (see "Partnership Agreement" on
                               page 113)(1) and (b) exercise of    options to be issued
                               upon completion of this Offering, under our stock option and incentive plan. This amount also assumes that the
                               Underwriters do not exercise their over-allotment option.

NYSE Symbol..................  "MLO"

Use of Proceeds..............  $35.7 million to acquire interests in 150 Fifth Avenue,
                               771-791 Sixth Avenue and 342 Madison Avenue, $544.7 million to repay mortgage debt on our Properties (including
                               prepayment penalties and other financing fees), $
                               million to repay intercompany debt, $14.4 million to pay
                               expenses incurred in forming the Company and in connection with this Offering, and the remainder for working capital
                               and general corporate purposes. See "Use of Proceeds" on
                               page 40 and "Structure and Formation of the Company" on page
                               103.

------------------------------

(1) Outstanding Units consist of (i)    Common Units and (ii) 1,200,000 Class B
    Units, which share equally in distributions with the Common Units and are exchangable into Common Units ("Class B Units"). See "Partnership Agreement" on page 113. The Class B Units are owned by non-affiliated continuing investors.

                                 THE PROPERTIES

    After this Offering, we will own interests in 12 stabilized commercial properties, including eight office properties containing 2.9 million rentable square feet (including the commercial portion of Riverterrace), and four apartment properties containing 506,000 rentable square feet and 608 apartment units, all of which are located in Manhattan. Substantially all of our Properties include rentable retail space on lower floors which accounts for 5% of our total portfolio rentable square footage and 8% of Annualized Rents. As of March 31, 1998 our stabilized office and apartment portfolios were 91% and 96% leased, respectively. Additionally, we are currently developing a 293-unit apartment property and redeveloping an 89,000 square foot office property and a 36-unit apartment property, all of which are located in Midtown Manhattan and are expected to be completed by the fourth quarter of 1998. Further, we will own interests in six sites held for future development which are expected to support up to 1.3 million rentable square feet of office space and up to 760,000 rentable square feet and 870 units of apartment space. Although we intend to develop these sites in the future, we cannot guarantee that we will actually do so. See "The Properties--Development and Redevelopment Properties" and "--Development Sites" on page 88, respectively. Upon completion of the Offering, we expect to effectively own 100% of the economic interest in all of the Properties.

    The following table sets forth certain information with respect to (i) our 12 stabilized office and apartment properties, (ii) our three development and redevelopment projects and (iii) our six development sites, as of March 31, 1998 (collectively, the "Properties"):

                                                                              PERCENTAGE
                                                                  NUMBER       OF TOTAL
                                                     RENTABLE       OF         PORTFOLIO
                                                      SQUARE     TENANTS/      RENTABLE       PERCENT      ANNUALIZED
THE PROPERTIES                       SUBMARKET         FEET        UNITS      SQUARE FEET     LEASED        RENT(1)
-------------------------------  ------------------  ---------  -----------  -------------  -----------  --------------
                                                                                                         (IN THOUSANDS)
EXISTING OFFICE PROPERTIES:
  Two Grand Central Tower(2)...  Grand Central         617,000          13          18.0%         98.9%    $   25,530
  369 Lexington Avenue.........  Grand Central         133,000          32           3.9          96.6          4,114
  Avenue of the Americas         Rockefeller Center
    Plaza(2)...................                        545,000          12          15.9         100.0         26,029
  Riverterrace Medical(2)(3)...  Upper East             97,000           9           2.8          99.0          2,902
                                                     ---------       -----         -----         -----   --------------
  SUBTOTAL/WEIGHTED AVERAGE........................  1,392,000          66          40.6%         99.1%    $   58,575

RECENTLY ACQUIRED AND/OR
  REDEVELOPED OFFICE
  PROPERTIES:
  342 Madison Avenue(4)........  Grand Central         529,000         159          15.4%         84.2%    $   13,581
  400 Madison Avenue...........  Grand Central         145,000          76           4.2          90.0          5,243
  150 Fifth Avenue(5)..........  Flatiron              198,000          94           5.8          87.1          3,557
  1412 Broadway(5).............  Fashion               386,000          70          11.2          80.6         10,088
  540 Madison Avenue(6)(7).....  Plaza District        279,000          28           8.1          80.3(7)       10,000
                                                     ---------       -----         -----         -----   --------------
  SUBTOTAL/WEIGHTED AVERAGE........................  1,537,000         427          44.7%         83.5%  $     42,469
                                                     ---------       -----         -----         -----   --------------
  OFFICE SUBTOTAL/WEIGHTED AVERAGE.................  2,929,000         493          85.3%         90.9%  $    101,044
                                                     ---------       -----         -----                 --------------
                                                     ---------       -----         -----                 --------------


APARTMENT PROPERTIES:
  Riverterrace(2)(9)...........  Upper East            331,000 10)        409(10)         9.6%       96.7%   $   13,886
  30 East End Avenue...........  Upper East            102,000         101           3.0          96.0          1,920
  345 East 64th Street(2)......  Upper East             41,000          60           1.2          93.2          1,489
  192 East 75th Street.........  Upper East             32,000          38           0.9          91.0            726
                                                     ---------       -----         -----         -----   --------------
  APARTMENT SUBTOTAL/WEIGHTED AVERAGE..............    506,000         608(11)        14.7%       95.9%    $   18,021
                                                     ---------       -----         -----         -----   --------------
                                                                     -----

    TOTAL/WEIGHTED AVERAGE.........................  3,435,000                       100%         91.7%    $  119,065
                                                     ---------                     -----                 --------------
                                                     ---------                     -----                 --------------

                                  PERCENTAGE
                                   OF TOTAL
                                   PORTFOLIO          ANNUALIZED RENT
                                  ANNUALIZED        PER LEASED RENTABLE
THE PROPERTIES                      RENT(1)            SQUARE FOOT(1)
-------------------------------  -------------  ----------------------------
                                                  OFFICE         RETAIL
EXISTING OFFICE PROPERTIES:
  Two Grand Central Tower(2)...         21.4%    $   41.74      $   61.97
  369 Lexington Avenue.........          3.5         29.88          53.25
  Avenue of the Americas
    Plaza(2)...................         21.9         47.42          62.31
  Riverterrace Medical(2)(3)...          2.4         30.15            N/A
                                       -----    -----------       -------
  SUBTOTAL/WEIGHTED AVERAGE....         49.2%    $   42.13      $   58.44
RECENTLY ACQUIRED AND/OR
  REDEVELOPED OFFICE
  PROPERTIES:
  342 Madison Avenue(4)........         11.4%    $   26.60      $   94.23
  400 Madison Avenue...........          4.4         29.32         159.36
  150 Fifth Avenue(5)..........          3.0         18.29          40.69
  1412 Broadway(5).............          8.5         31.71          40.63
  540 Madison Avenue(6)(7).....          8.4         42.91          54.69
                                       -----    -----------       -------
  SUBTOTAL/WEIGHTED AVERAGE....         35.7%   $    29.71   $      71.05
                                       -----    -----------       -------
  OFFICE SUBTOTAL/WEIGHTED AVER         84.9%   $    36.35   $      68.84
                                       -----
                                       -----
APARTMENT PROPERTIES:                           RESIDENTIAL   COMMERCIAL(8)
                                                -----------  ---------------
  Riverterrace(2)(9)...........         11.7%    $   42.00            N/A(10)
  30 East End Avenue...........          1.6         19.31      $   21.05
  345 East 64th Street(2)......          1.2         38.66            N/A
  192 East 75th Street.........          0.6         24.61          27.92
                                       -----    -----------       -------
  APARTMENT SUBTOTAL/WEIGHTED A         15.1%    $   36.79      $   22.48
                                       -----    -----------       -------

    TOTAL/WEIGHTED AVERAGE.....          100%    $   38.57      $   64.76
                                       -----
                                       -----

                                                                                     ESTIMATED RENTABLE       ESTIMATED
DEVELOPMENT AND REDEVELOPMENT PROPERTIES:                           SUBMARKET            SQUARE FEET       APARTMENT UNITS
                                                              ---------------------  -------------------  -----------------
    305 West 50th Street (apartment)........................  Midtown West                      217,000             293
    40 West 55th Street (apartment).........................  Rockefeller Center                 51,000              36
    140 West 57th Street (office)...........................  Rockefeller Center                 89,000             N/A

            TOTAL...........................................                                    357,000

DEVELOPMENT SITES(12):
  Office:
    300 Madison Avenue(13)..................................  Grand Central           600,000-1,000,000             N/A
    16-20 East 53rd Street(14)..............................  Plaza District            120,000-250,000             N/A
  Apartment:
    771-791 Sixth Avenue....................................  Chelsea                   200,000-220,000         200-220
    1000 Second Avenue(15)..................................  Upper East                120,000-250,000         120-300
    20-30 West End Avenue...................................  Lincoln Center            150,000-250,000         250-300
    250 East 60th Street(16)................................  Upper East                         40,000           40-50
                                                                                     -------------------       --------
      TOTAL.................................................                         1,230,000-2,010,000        610-870
                                                                                     -------------------       --------
                                                                                     -------------------       --------

                                                                 ESTIMATED
DEVELOPMENT AND REDEVELOPMENT PROPERTIES:                     COMPLETION DATE
                                                              ----------------
    305 West 50th Street (apartment)........................      3Q-4Q 1998
    40 West 55th Street (apartment).........................      3Q-4Q 1998
    140 West 57th Street (office)...........................      3Q-4Q 1998
            TOTAL...........................................
DEVELOPMENT SITES(12):
  Office:
    300 Madison Avenue(13)..................................      3Q-4Q 2001
    16-20 East 53rd Street(14)..............................      2Q-3Q 2001
  Apartment:
    771-791 Sixth Avenue....................................      1Q-2Q 2001
    1000 Second Avenue(15)..................................      1Q-2Q 2001
    20-30 West End Avenue...................................             N/A
    250 East 60th Street(16)................................             N/A
      TOTAL.................................................

------------------------

(1) As used throughout this Prospectus, Annualized Rent represents the monthly contractual rent under existing leases as of March 31, 1998 multiplied by
    12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of March 31, 1998 for the 12 months ending March 31, 1998 are approximately $2.8 million.

(2) We developed this property.

(3) This office and garage space occupies the lower floors of Riverterrace, one of our Apartment Properties.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(4) Through our ownership of a mortgage note, we effectively own 100% of the economic interest in the property. We expect to obtain, and are currently negotiating for a master lease with respect to this property. There can be no assurance that this transaction will occur nor can the specific terms of the transaction be ascertained. See "The Properties--Office Properties--342 Madison Avenue" on page 81.

(5) We will acquire these properties upon completion of the Offering.

(6) We have completed our redevelopment, and expect to complete our lease-up of this property by the first quarter of 1999. See "The Properties--Office Properties--540 Madison Avenue" on page 77.

(7) We hold a long-term leasehold interest in the land with respect to this property. See "The Properties--Office Properties--540 Madison Avenue" on page 77.

(8) Includes 20,000 rentable square feet office, retail and parking garages.

(9) We expect to acquire a long-term leasehold interest in the land and improvements with respect to this property through the acquisition of the non-affiliated 50% interest in the partnership which owns the fee interest to this property in exchange for such fee interest. We are currently negotiating this transaction. There can be no assurance that this transaction will occur nor can the specific terms at the transaction be ascertained. See "The Properties-- Apartment Properties--Riverterrace" on page 85.

(10) Does not include the 97,270 rentable square foot of office space nor the nine commercial tenants at this property.

(11) Excludes six commercial tenants.

(12) There are existing properties on certain of our development sites that we intend to develop new structures upon. In the aggregate these properties produce $3.9 million of Annualized Net Operating Income, as of March 31, 1998 (defined as Annualized Rent less annualized operating expenses and real estate taxes after rent abatements).

(13) This site consists of several parcels, one of which we own in fee and the remainder of which we own through our ownership of the property owning entity and a mortgage. Through this ownership, we effectively own 100% of the economic interest of this property. See "The Properties--Development Sites-- 300 Madison Avenue" on page 89.

(14) This site consists of three parcels, 16/18 East 53rd Street in which we have a fee interest and 20 East 53rd Street in which we hold an option for a long-term leasehold interest in the land and improvements. See "The Properties--Development Sites--16-20 East 53rd Street" on page 89.

(15) This site consists of six parcels, three of which we own in fee and the other three of which we hold a long-term leasehold interest in the land and improvements. See "The Properties--Development Sites--1000 Second Avenue" on page 89.

(16) We hold a long-term leasehold interest in the land with respect to this property. See "The Properties-- Development Sites--250 East 60th Street" on page 90.

                     STRUCTURE AND FORMATION OF THE COMPANY

    The following diagram depicts our ownership structure upon completion of this Offering and the Formation Transactions:

                               [CHART]

------------------------
(1) Our executive officers and directors and our stockholders would own    %,
    and    %, respectively, assuming the redemption of all Units to be issued in the Formation Transactions for shares of Common Stock.
(2) All of the interests in the Properties will be owned through the Operating Partnership and its subsidiaries. See "The Properties" on page 65.
(3) Certain general partner and managing member entities of the Operating Partnership's subsidiaries will be wholly owned qualified REIT subsidiaries.

                          BENEFITS TO RELATED PARTIES

    Certain of our officers and directors will realize certain material benefits in connection with the Formation Transactions and this Offering, including the following:

    - Certain of our officers and directors (including Harry Macklowe, members
      of his immediate family and Warren Cole) will receive      shares of
      restricted Common Stock and      Units, with an aggregate value of
      approximately $  million based on the Offering Price (representing
      approximately   % of our equity, on a fully diluted basis), in
      consideration for their contribution of interests in the Properties, management business and other assets. The interests in the Properties, management business and other assets being contributed to us have a negative book value of approximately $133.3 million as of December 31, 1997.

    - Certain employees of The Macklowe Organization (Harry Macklowe and Warren
      Cole) will become officers and/or directors of our Company. In addition, we will enter into employment and noncompetition agreements with Harry Macklowe and Warren Cole. See "Management--Employment and Noncompetition Agreements" on page 100. Also, we will grant to certain of our directors, officers and employees options to purchase an aggregate of shares of Common Stock at the Offering Price under our stock option and incentive
      plan, subject to certain vesting requirements (     of such options will
      be granted to each of Harry Macklowe, Warren Cole and at the completion of the Offering). See "Management" on page 96.

    - Harry Macklowe will receive $ million of the net proceeds of the Offering in repayment of certain loans made by him to The Macklowe Organization.

    - The structure of the Formation Transactions will provide those receiving Units (including Harry Macklowe, members of his immediate family and Warren Cole) the opportunity to defer the income tax consequences arising out of the contribution of their interest in the Properties, management business and other assets.

    - Pursuant to the Lock-out Provisions (as defined on page 15), we will be restricted in our ability to sell Two Grand Central Tower, Avenue of the Americas Plaza and 369 Lexington Avenue, for up to 12 years, Riverterrace for up to five years, and 16-18 East 53rd Street for approximatley four years, following the completion of the Offering in order to defer the recognition of taxable income by certain Unitholders (including Harry Macklowe, members of his immediate family and Warren Cole). In addition, we have agreed to maintain certain minimum levels of indebtedness in the Operating Partnership in order to assist such Unitholders in deferring the tax consequences of their contributions.

    - A to-be-formed limited liability company, wholly-owned by one of our affiliates (the "Affiliated Company"), will operate and maintain the health club operations at Riverterrace and 305 West 50th Street.

    - Recipients of Units and Common Stock in the Formation Transactions will have registration rights with respect to shares of Common Stock issued in the Formation Transactions and in redemption of Units. See "Shares Available for Future Sale" on page 128.

    Additional information regarding the benefits to related parties is set forth under "Structure and Formation of the Company" on page 103, "Management" on page 96 and "Certain Relationships and Transactions" on page 112.

                                 DISTRIBUTIONS

    We intend to make regular quarterly distributions to our stockholders and unitholders. The initial distribution, covering a partial quarter commencing on the date of closing of the Offering and ending on September 30, 1998, is expected to be approximately $ per share, which represents a pro rata distribution based on a full quarterly distribution of $ per share and an annual distribution of $ per share (or an annual distribution rate of
approximately   %, based upon the Offering Price). See "Distributions" on page
41.

    We intend initially to distribute annually approximately   % of estimated
cash available for distribution. Our estimate of cash available for distribution after the Offering for the twelve months ended December 31, 1998 is based upon estimated pro forma Funds from Operations (as defined below) for the 12-month period ended December 31, 1997, with certain adjustments as described in "Distributions" on page 41. The actual distributions will be determined by our Board of Directors, in its sole discretion, and will be affected by a number of factors, including the gross revenues received from the Properties, our operating expenses, our interest expense incurred in borrowing, and other unanticipated capital expenditures. Our estimates may not be accurate and we may not be able to sustain our distributions at the rate we estimate. We anticipate that distributions will exceed net income determined in accordance with generally accepted accounting principles ("GAAP") due to non-cash expenses, primarily depreciation and amortization.

    We anticipate that our cash available for distribution will exceed earnings and profits for federal income tax purposes due to non-cash expenses, primarily depreciation and amortization, to be incurred by our Company. Our distributions to the extent of our current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income (except to the extent designated as "capital gain" dividends). Distributions in excess of such earnings and profits generally will be treated first as a non-taxable reduction of the stockholder's basis in the Common Stock to the extent thereof (which may have the effect of increasing the gain or decreasing the loss recognized on stockholder's sale of the Common Stock) and
thereafter as taxable gain. We anticipate that approximately   % (or $  per
share) of the distributions we intend to pay for the 12-month period following this Offering will represent a return of capital for federal income tax purposes. See "Distributions" on page 41.

    For a discussion of the annual distribution requirements applicable to REITs, see "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements" on page 133. For a discussion of the tax treatment of distributions to the holders of Common Stock, see "Federal Income Tax Considerations--Taxation of Stockholders" on page 134.

                           TAX STATUS OF THE COMPANY

    We intend to elect to be taxed as a REIT under federal income tax laws, commencing with our taxable year ending December 31, 1998. We believe our organization and proposed method of operation will enable us to meet the requirements for qualification as a REIT. In order to maintain REIT status, we must meet a number of organizational and operational requirements, including the requirement that each year we distribute at least 95% of our taxable income. As a REIT, we generally will not be subject to federal income tax on our net income to the extent we distribute it to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and Properties and federal income and excise taxes on our undistributed income. See "Federal Income Tax Considerations" on page 129 and "Risk Factors--Tax Risks" on page 20.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    The following table sets forth summary selected financial and operating information on a pro forma basis for the Company, and on a historical combined basis for the Macklowe Organization Predecessor (the "Predecessor"). The following financial information should be read in conjunction with all of the financial statements and notes thereto included elsewhere in this Prospectus. The combined historical balance sheet information as of December 31, 1997 and 1996 and the combined operating data for the years ended December 31, 1997, 1996 and 1995 of the Predecessor have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The operating data for the years ended December 31, 1994 and 1993 and the balance sheet data as of December 31, 1995, 1994 and 1993, have been derived from the unaudited combined financial statements of the Predecessor. In the opinion of management of the Predecessor, such unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

    Historical operating results may not be comparable to future operating results. In addition, we believe that the book value of the Properties, which reflects historical costs of such real estate assets less accumulated depreciation, is not indicative of the fair value of the Properties.

    Our unaudited pro forma financial and operating information as of and for the year ended December 31, 1997 assumes completion of the Offering and the Formation Transactions, including the acquisition of 150 Fifth Avenue, 400 Madison Avenue, 16-18 East 53rd Street, 1412 Broadway, 771-791 Sixth Avenue, the mortgage on 342 Madison Avenue and the acquisition of the remaining 50% interest in York 72 Associates, L.P. (and the corresponding leasehold transaction with the former partner), and repayment of certain debt, as of the beginning of the periods presented for the operating data and as of December 31, 1997 for the balance sheet data. In management's opinion, all adjustments necessary to present fairly the effects of these transactions have been made. The pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of and for the period indicated, nor does it purport to represent our future financial position and results of operations.

             SUMMARY SELECTED COMBINED FINANCIAL AND OPERATING DATA
              THE COMPANY (PRO FORMA) AND PREDECESSOR (HISTORICAL)
         (IN THOUSANDS, EXCEPT FOR PER SHARE, SHARE AND PROPERTY DATA)

                                                                       YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------------
                                                PRO FORMA                           HISTORICAL
                                               -----------  -----------------------------------------------------------
                                                  1997        1997       1996        1995         1994         1993
                                               -----------  ---------  ---------  -----------  -----------  -----------
                                               (UNAUDITED)                                     (UNAUDITED)  (UNAUDITED)
OPERATING DATA:
Revenues:
  Base commercial rents......................   $  77,187   $  52,146  $  47,553   $  43,891    $  43,256    $  42,375
  Commercial tenant escalations and
    reimbursements...........................      13,887       9,919      8,471       7,866        8,028        7,566
  Residential rental revenue.................      16,482       3,123      1,884       1,720        1,760        1,668
  Related party revenues.....................       1,725       1,725      2,060       1,586       --           --
  Investment and other income................       2,499       2,401      2,795       2,720        4,877        4,999
      Total revenues.........................     111,780      69,314     62,763      57,783       57,921       56,608
Expenses:
  Property operating expenses................      21,952      12,060      9,497       8,696        8,631        7,828
  Real estate taxes..........................      22,361      13,763     11,727       9,894        8,872        9,136
  Interest...................................      29,682      34,466     28,146      28,020       24,172       22,455
  Depreciation and amortization..............      14,975      11,172      9,651       8,948        9,068        9,267
  Marketing, general and administrative......       9,177       8,029      6,811       8,317        4,528        5,365
      Total expenses.........................      98,147      79,490     65,832      63,875       55,271       54,051
Loss on investment in limited partnership....      --             (67)      (215)       (113)        (442)      (1,924)
Gain (loss) on marketable securities and
  investment partnerships....................         908         908        (55)        (56)      --           --
Gain on sale of real estate..................      --          --         --          --            5,250       --
Income (loss) before minority interest and
  extraordinary items........................      14,541      (9,335)    (3,339)     (6,261)       7,458          633
Minority interest(1).........................
Income (loss) before extraordinary gain......      14,541      (9,335)    (3,339)     (6,261)       7,458          633
Net income (loss) per share(2)
  Basic......................................
  Diluted....................................

                                                                                  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated
  depreciation...............................     773,891     367,916    313,631     266,213      262,104      273,909
Real estate, after accumulated
  depreciation...............................     708,653     302,678    254,848     215,868      217,747      234,636
Total assets.................................     874,353     472,856    332,556     435,656      289,580      281,318
Total indebtedness...........................     410,222     514,911    396,359     288,099      430,282      429,478
Minority interest............................                  --         --          --           --           --
Owners' deficit..............................     340,939    (133,318)  (144,354)   (147,607 )   (140,702 )   (148,160 )
OTHER DATA:
Net cash provided by (used in) operating
  activities(3)..............................          --       1,905      7,862      (2,323 )         --           --
Net cash provided by financing
  activities(3)..............................          --     120,979     37,551       6,842           --           --
Net cash used in investing activities(3).....          --    (122,655)   (46,262)     (6,622 )         --           --
Funds from operations(4).....................      28,358          --         --          --           --           --
Weighted average shares outstanding..........
Weighted average shares and units
  outstanding(5).............................
Office Properties (at period end)(7).........           8           4          4           3            3            3
Office Square Footage (at period end)(7).....   2,929,000   1,570,000  1,570,000   1,294,000    1,294,000    1,294,000
Office Percent Leased (at period end)(7).....        90.9%       88.7%      92.9%       92.2%        94.7%        93.6%
Apartment Properties (at period end)(6)......           4           3          2           2            2            2
Apartment Units (at period end)(6)...........         608         199        199         139          139          139
Apartment Square Footage (at period
  end)(6)....................................     506,000     175,000    134,000     134,000      134,000      134,000
Apartment Percent Leased (at period
  end)(6)....................................        95.9%       96.3%      93.6%       95.4%        99.0%        97.7%

------------------------------

(1) Represents the     % interest in the Operating Partnership that will be
    owned by Harry Macklowe and other continuing investors.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(2) Pro forma basic net income per share excludes any dilutive effect of options outstanding. Pro forma dilutive net income per share includes the dilutive effect of the outstanding options under the treasury stock method. As each Common Unit is redeemable for one share of Common Stock, the calculation of net income per share upon redemption of the outstanding Units will be unaffected, as Unitholders and Common Stockholders receive equal distributions on a per Unit and per share basis in the net income of the Company.

(3) Pro forma information relating to cash flow from operating, financing and investing activities has not been included because the Company believes that this information would not be meaningful due to the number of assumptions required in order to calculate this information.

(4) The White Paper on Funds from Operations ("FFO") approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute FFO in accordance with standards established by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations" on page 50.

(5) Weighted Average Units outstanding include    Common Units and 1,200,000
    Class B Units, which share in distributions equally with common Units but are exchangeable during a 14-day period beginning on the date which is six months after the consummation of this Offering (the "Class B Exchange Period"), for a number of Common Units having a value (based on the average closing price of the Common Stock on the NYSE for the ten business day period preceding the commencement of the Class B Exchange Period) equal to the value of the Class B Units at the time of this Offering (based on the Offering Price). The Class B Units are owned by non-affiliated continuing investors. See "Partnership Agreement" on page 113.

(6) For historical periods, does not include the 409-unit, 428,000 square foot Riverterrace apartment property because it is accounted for under the equity method. For the pro forma periods, York 72 Associates, L.P. has been accounted for under the consolidation method of accounting. See "Riverterrace" on page 86.

(7) Office Properties amounts do not include three properties which are currently being redeveloped or are being held as development sites. The Historical and Pro Forma amounts presented above include the operating results and balance sheet amounts for these properties, which are not significant in relation to the Operating Data and Balance Sheet Data. The operating results and balance sheet amounts for two of these properties, 20-30 West End Avenue and 140 West 57th Street, are included for the years 1993-1997 and pro forma 1997, and the remaining property 16-18 East 53rd Street in the pro forma 1997.

                                  RISK FACTORS

    BEFORE YOU INVEST IN SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT YOUR INVESTMENT INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THIS SECTION INCLUDES OR REFERS TO CERTAIN FORWARD-LOOKING STATEMENTS; YOU SHOULD REFER TO THE EXPLANATION OF THE QUALIFICATIONS AND LIMITS ON SUCH STATEMENTS DISCUSSED ON PAGE III.

LACK OF GEOGRAPHIC DIVERSITY

    All of our Properties are located in Manhattan. Adverse economic developments affecting the Manhattan markets could adversely impact the operation of our properties. The concentration of our properties in one market will expose us to the risks of any adverse economic developments in the New York City metropolitan market which will not be balanced by owning properties in more markets. These adverse economic developments could include business layoffs or downsizing, industry slowdowns, businesses or people moving out of Manhattan, or other events which might reduce demand for office and apartment space or create too large a supply of competing space. The occurrence of any of these events could impact our profitability, revenues and value of our Properties and therefore our ability to make distributions to you. In addition, we cannot assure the continued growth of the New York City metropolitan market and, therefore, we cannot assure our continued growth.

ESTIMATED INITIAL CASH AVAILABLE FOR DISTRIBUTION WILL NOT BE SUFFICIENT TO MAKE
  DISTRIBUTIONS AT EXPECTED LEVELS

    We expect our estimated initial annual distributions will represent   % of
our estimated initial cash available for distribution for the twelve months ending December 31, 1998. Accordingly, it is expected that initially we will be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution as calculated under "Distributions" on page 41. This calculation, however, gives no effect to additional leasing of the Properties after the date hereof, lease-up of development projects or other potential sources of cash flow. If sufficient cash is not available for distribution from our operations, we could be required to fund distributions
from working capital (expected to aggregate approximately $   million upon
completion of the Offering) or to draw down under the Credit Facility, if available, to provide funds for such distribution, or to reduce the amount of such distribution. In the event the Underwriters' over-allotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distribution out of cash available for distribution may be further adversely affected.

WE MAY NOT BE PAYING FAIR MARKET VALUE FOR OUR PROPERTIES

    The total consideration (including shares of Common Stock, Units and assumption or repayment of debt) being paid to The Macklowe Organization and certain related parties for the Properties and other assets we will acquire in the Formation Transactions was not based on arm's length negotiations between us and The Macklowe Organization or those other related parties including with respect to the representations and warranties made by the contributors in the Formation Transactions, or the indemnification provisions with respect to those representations and warranties. See "Structure and Formation of the Company" on page 103. We did not obtain any independent valuations or appraisals of the Properties or other assets we acquired. Therefore, we do not know whether the amount we paid for the Properties or assets is equal to their fair market values.

    The value of our Company was not based on the cost or historical value of our properties. Instead, the value was set by The Macklowe Organization and the Underwriters based on our projected revenue, estimated cash available for distribution and funds from operations, the potential for growth and other factors listed in "Underwriting" on page 143. Certain assumptions were made about estimated revenues from the Properties in order to set the Offering Price. See "Distributions" on page 41. We believe that our Company should be valued on its earning potential and as an on-going business and not on the value of the

Properties or other assets as if they were sold currently or on a property-by-property basis. Further, the actual financial performance of the Company could differ from the performance we assumed to estimate our distributions payable to you and the price we paid for our interests in the Properties and other assets. Therefore, the price we paid for the interests in the Properties and other assets may exceed their fair market values. This may mean that the market value of the shares of our Common Stock may exceed your actual proportionate interest in the fair market value of the interests in the Properties and the value of the other assets.

LIMITATIONS ON OUR ABILITY TO SELL CERTAIN PROPERTIES OR REDUCE OUR MORTGAGE
  INDEBTEDNESS

    In connection with our acquisition of five of our Properties (Riverterrace, Two Grand Central Tower, 369 Lexington Avenue, Avenue of the Americas Plaza, and 16-18 East 53rd Street, collectively, the "Designated Properties"), we have agreed to certain restrictions relating to sales with respect to these Properties. Pursuant to these provisions (the "Lock-out Provisions"), we may not sell our interest in (except in certain events, including certain transactions which would not result in the recognition of gain for tax purposes), Two Grand Central Tower, 369 Lexington Avenue and Avenue of the Americas Plaza for up to 12 years, Riverterrace for up to five years, or our interest in 16-18 East 53rd Street for approximately 4 years (the "Lock-out Periods") unless we obtain the consent of Harry Macklowe, as the representative of the contributors of these properties, except with respect to 16-18 East 53rd Street where we would need the consent of the representative of the original contributor. This consent requirement does not apply to a sale of all or substantially all of the assets of the Operating Partnership. In addition, we have agreed to maintain certain minimum levels of indebtedness in the Operating Partnership in order to assist certain Unitholders (including Harry Macklowe, members of his immediate family and Warren Cole) in deferring the tax consequences of their contributions to the Operating Partnership. The Lock-out Provisions materially restrict our ability to sell or otherwise dispose of our interest in the Designated Properties without obtaining such consents. These Lock-out Provisions also could prevent the Operating Partnership (and thus us) from participating in certain major transactions that could result in the sale of the Operating Partnership's assets or a change of control of the Company that would result in gain to the affected unitholders, even though such a sale or change of control might be in your best interests. These Lock-out Provisions apply even if it would otherwise be in your best interest for us to sell our interest in the Designated Properties or reduce the outstanding indebtedness of the Operating Partnership and, therefore, may have an adverse impact on the value of your shares. See "Partnership Agreement--Operational Matters--Sales of Assets" on page 114.

    We anticipate that with future acquisitions of property interests for which we will issue Units as consideration, we may agree to limit our ability to sell or reduce the amount of mortgage indebtedness on such acquired properties. This may increase our leverage. Such limitations similarly may impair our ability to reduce our indebtedness or take other actions that would otherwise be in your best interests and, therefore, may have an adverse impact on the value of your Common Stock.

LIMITATIONS ON CHANGE OF CONTROL

    OWNERSHIP LIMIT. In order for us to qualify as a REIT, five or fewer persons, applying broad attribution rules imposed under the Internal Revenue Code of 1986, as amended (the "Code"), may not own more than 50.0% (by value) of our shares of capital stock. This rule does not apply to our first year operating as a REIT. To help us comply with this restriction, our Articles of Incorporation (the "Charter") limit ownership, directly or by virtue of attribution provisions of the Code, of our Common Stock by any single stockholder to 9.0% (in value or number of shares, whichever is more restrictive) and ownership of our capital stock by any single stockholder to 9.0% (in value) of the issued and outstanding shares of our capital stock (the "Ownership Limits"). The Charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. See "Description of Securities--Restrictions on Transfer" on page 120.

    Our Board of Directors may waive or modify the Ownership Limits with respect to one or more persons if it is satisfied, based upon information required to be provided by the person seeking the waiver, the advice of tax counsel or otherwise, that ownership in excess of this limit will not jeopardize our status as a REIT for federal income tax purposes. Our Board of Directors, pursuant to our Charter has provided that each of Messrs. Harry and William Macklowe, along with certain of their family members, may own up to 13.5% of the outstanding shares of Common Stock and capital stock. Absent any such exemption or waiver, Common Stock or capital stock acquired or held in violation of the Ownership Limits will be transferred to a trust for the benefit of a designated charitable beneficiary, with the person who acquired such Common Stock and/or capital stock in violation of the Ownership Limits not entitled to receive any distributions thereon, to vote such stock or to receive any proceeds from the subsequent sale thereof in excess of the lesser of the price paid therefor or the amount realized from such sale. A transfer of Common Stock and/or capital stock to a person who, as a result of the transfer, violates the Ownership Limits may be void under certain circumstances. See "Description of Securities--Restrictions on Transfer" on page 120.

    The 9.0% ownership limit discussed above may have the effect of delaying, deferring or preventing someone from taking control of us, even though such a change of control could involve a premium price for your shares of our Common Stock or otherwise be in your best interest.

    STAGGERED BOARD. Our Board of Directors is divided into three classes. The initial terms of the three classes will expire in different years. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to effect a change in control of our Company, even if such a tender offer or change in control would be in your best interest.

    STOCKHOLDER RIGHTS PLAN. We will adopt a Stockholder Rights Plan prior to the completion of this Offering. Under the Stockholder Rights Plan, if a third party purchases more than 15% of the outstanding shares of our Common Stock, all of our other stockholders will have the right to purchase shares of preferred stock at a price significantly below the fair market value of those shares which would vote as a class with shares of Common Stock. This would have a significant dilutive effect on the interest of the third-party purchaser. The Stockholder Rights Plan could therefore delay or prevent a change of control which could prevent you from receiving a price for your shares of Common Stock in excess of their then fair market value. See "Description of Securities--Stockholder Rights Plan" on page 121.

    FUTURE ISSUANCES OF COMMON STOCK. Our Charter authorizes our Board of Directors to issue additional shares of our common or preferred stock without your approval. Such an issuance could have the effect of diluting your existing interest in our Company and make it more difficult to complete a takeover transaction or change of control.

    MARYLAND BUSINESS COMBINATION STATUTE. The Maryland General Corporation Law (the "MGCL") establishes special requirements for "business combinations" between a Maryland corporation and "Interested Shareholders" unless exemptions are applicable. An Interested Shareholder is any person who beneficially owns ten percent or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for five years, mergers and other similar transactions between us and an Interested Shareholder unless the Board approves the transaction prior to the party becoming an Interested Shareholder. The five year period runs from the most recent date on which the Interested Shareholder became an Interested Shareholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of this legislation. That amendment would have to be approved by the affirmative vote of at least:

    - 80% of the votes entitled to be cast by holders of our outstanding voting shares, and

    - 66 2/3% of the votes entitled to be cast by holders of our outstanding voting shares other than shares held by the Interested Shareholder.

    The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in your best interests.

    We have adopted such an amendment to our Charter, and an approval of exemption of the Board of Directors is currently in effect as to Harry Macklowe, his spouse, his descendants, any trust or estate for the benefit of the foregoing, any of the associates or affiliates of the foregoing and any other person acting in concert or as a group with any of the foregoing.

    MARYLAND CONTROL SHARE ACQUISITION STATUTE. Maryland law provides that "Control Shares" of a Maryland corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the Control Shares voting rights. Control Shares are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b) 33 1/3% or more but less than a majority; or (c) a majority of all voting power. Control Shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, Control Shares.

    If a person who has made (or proposes to make) a Control Share Acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

    If voting rights are not approved at a meeting of stockholders, then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

    - the last Control Share Acquisition, or

    - any meeting where stockholders considered and did not approve voting rights of the control shares.

    If voting rights for control shares are approved at a stockholder's meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to redeem your stock back to us for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the Control Share Acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition.

    The Control Share Acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or bylaws of the corporation. There are such provisions in our Bylaws excepting shares of our capital stock now or hereafter beneficially held (during the period of such beneficial ownership) by Harry Macklowe, his spouse, his descendants, any trust or estate for the benefit of the foregoing, any of the associates or affiliates of the foregoing and any other person acting in concert or as a group with any of the foregoing.

    The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in your best interests.

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
REAL ESTATE INVESTMENT RISKS

    DEVELOPMENT, CONSTRUCTION AND ACQUISITION RISKS. We plan to continue developing, acquiring, and redeveloping properties. See "Business and Growth Strategies" on page 34. Our success in this area depends on many factors, including the construction costs of a development project, the timely receipt of zoning and other regulatory approvals (which are not assured), and delays in construction and absorption of the new space. These activities are very capital intensive and we primarily intend to use secured project level construction financings to fund such future development. We may also use cash available from operations, borrowings under the Credit Facility and other capital sources, as well. Further, our failure to obtain any such project specific financing could adversely impact our ability to begin or complete the development of any of our sites. Accordingly, our development, acquisition and redevelopment activities may have an adverse effect on our ability to access capital markets and on our financial performance and ability to make distributions to you.

    INCOME GENERATION RISKS. Our ability to make distributions to you depends on our ability to generate cash available from operations in excess of scheduled principal payments on debt and capital expenditure requirements. Our income from operations and the value of our Properties may be adversely affected by a number of factors beyond our control. Such factors include:

    - the economic conditions of the real estate market, both nationally and locally;

    -   competition from comparable properties;

    - changes in governmental regulations, including zoning, housing and tax laws, and the related costs of compliance;

    - perceptions of tenants and prospective tenants concerning the desirability of the Properties;

    -   changes in interest rate levels and the availability of financing;

    - our inability to lease, or re-lease upon the expiration of leases, our Properties on favorable economic terms;

    - effects of insolvencies or bankruptcies of our major tenants which may result in a failure or delay in their rent payments;

    - increase in our operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents;

    -   the relative illiquidity of real estate investments.

    If any of the above occur, our ability to make expected distribution to stockholders could be adversely affected.

    RELIANCE ON OUR MAJOR TENANTS. We have four major tenants which as of March 31, 1998 accounted for more than 40.3% of our Annualized Rent as of March 31, 1998 and 31.6% of our rentable square footage. See "The Properties--Office Properties--Tenant Diversification" on page 71. We could be adversely affected by a bankruptcy, insolvency or downturn in the business of any of these major tenants. Such events could result in their failure or delay in making timely rental payments to us. We could also be adversely affected if any of these tenants did not renew its lease with us upon lease expiration. In this situation, we would be required to expend resources in attracting a new tenant as well as incurring leasing costs and tenant improvement costs associated with any retenanting. Further, we may not be able to enter into a new lease having terms as favorable as our current lease with a tenant. Conde Nast, one of our major tenants (106,778 rentable square feet), has informed us that it will not renew its lease at Two Grand Central Tower, which expires in January 1999, because it is consolidating its New York City locations into a new office development in Times Square.

    COMPETITION. All of our Properties are located in highly developed areas of Manhattan that include a large number of other office and apartment properties. See "Market Overview" on page 56. We may therefore compete for properties and tenants with other property owners, such as other REITs, leveraged buyout and hedge funds and other types of real estate companies that have greater resources. Accordingly, our funds from operations and the value of our Properties may be adversely affected by the amount of competition we will encounter in the Manhattan market.

    NET OR OPERATING LEASE INVESTMENTS. As described herein, upon completion of this Offering, with respect to five of our Properties (540 Madison Avenue, Riverterrace, 250 East 60th Street, 994, 996 and 998 Second Avenue, three of the parcels of our 1000 Second Avenue development site, and 20 East 53rd Street, one of the parcels of our 16-20 East 53rd Street development site), we expect to hold a long-term leasehold or operating lease interest in the land and the improvements. We have certain purchase options with all of these leases, except with respect to 540 Madison Avenue and 250 East 60th Street. Unless we can purchase the subject real estate or extend the terms of these leases before their expiration we may lose our interest in the improvements and land upon expiration of the leases, the remaining terms of which, including lease renewal options, exceed 69 years, including rights under existing renewal obligations in the case of 540 Madison Avenue, 49 years in the case of Riverterrace, 108 years, including rights under existing renewal obligations in the case of 250 East 60th Street, 98 years in the case of each 994, 996 and 998 Second Avenue and 21 years in the case of 20 East 53rd Street.

TAX RISKS

    CONSEQUENCES OF THE FAILURE TO QUALIFY AS A REIT. We believe that we will be organized and will operate in a manner that will enable us to meet the requirements for qualification as a REIT for federal income tax purposes. We have not requested, and we do not plan to request, a ruling from the Internal Revenue Service ("IRS") regarding our qualification as a REIT. We have, however, received an opinion from the law firm of Rogers & Wells LLP that, based on certain assumptions and representations, we have been organized in such a manner so as to qualify as a REIT under the Code and that our proposed method of operation will enable us to continue to so qualify.

    You should be aware that opinions of counsel are not binding on the IRS or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements (some on an annual or quarterly basis) imposed under highly technical and complex provisions of the Code and the determination of various factual matters and circumstances not entirely within our control. Since we have no history of operating as a REIT, we cannot be sure that we will do so successfully. Such requirements are discussed in more detail in "Federal Income Tax Considerations--Taxation of the Company--Failure to Qualify" on page 134.

    If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also could be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for the four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be substantially reduced for each of the years involved. In addition, distributions to stockholders would no longer be required to be made.

    EFFECT OF DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, we generally must distribute 95% of our net taxable income. Such annual distribution requirements limit the amount of cash we have available for other business purposes, including amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt. In addition, differences in timing between the actual receipt of income and actual payment of such income and deduction of such expenses in arriving at our taxable income could require us, directly or indirectly through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement. If we fail to meet this distribution requirement, we may be disqualified as a REIT and subject to certain income and excise taxes. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements" on page 133.

    OTHER TAX LIABILITIES. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property that could reduce operating cash flow.

LACK OF OPERATING HISTORY AND INEXPERIENCE OF MANAGEMENT IN OPERATING A REIT

    The Company has been organized recently and has no operating history. Although certain of our executive officers and directors have extensive experience in the development, acquisition, redevelopment, management, leasing and financing of office and apartment properties, none of the executive officers or directors has prior experience in operating a business as a REIT or a public company. We cannot be sure that our past experience will be sufficient to successfully operate the Company as a REIT or a public company. Our failure to maintain our REIT status would adversely affect our ability to make anticipated distributions to you.

CONFLICTS OF INTEREST

    MESSRS. HARRY AND WILLIAM MACKLOWE AND COLE WILL RECEIVE MATERIAL BENEFITS IN THE FORMATION TRANSACTIONS. The primary contributors (including Harry Macklowe (Chairman of the Board and Chief Executive Officer), Warren Cole (President) and William Macklowe (Senior Vice President-Commercial Leasing)) will receive material benefits not received by other persons participating in our formation. See "Structure and Formation of the Company" on page 103. Because the primary contributors were our promoters, they were involved in structuring our Formation Transactions and had the ability to influence the type and level of the benefits they received, which might have been different if they had not been involved in such structuring.

    OUR UNITHOLDERS AND STOCKHOLDERS MAY BE AFFECTED DIFFERENTLY AS A RESULT OF THE SALE OF OR REDUCTION OF OUR MORTGAGE DEBT ON ANY OF THE PROPERTIES. Our unitholders may face different and more adverse tax consequences than will our stockholders from our selling or reducing our mortgage debt on certain of our Properties. In addition, in connection with the Formation Transactions, we have agreed to maintain in the Operating Partnership certain limited levels of indebtedness to assist certain Unitholders (including Harry Macklowe, members of his immediate family and Warren Cole) in deferring the tax consequences of their contributions to the Operating Partnership. Therefore, our unitholders may have different objectives from our stockholders regarding the appropriate pricing, timing or structure of any sale or reduction of our mortgage debt. Accordingly, unitholders such as Harry Macklowe, Warren Cole and William Macklowe may have an influence on our decision to sell certain Properties or to pay down certain mortgage debt and on the timing thereof, even though such decision to sell or pay down debt or the timing thereof may be advantageous to our stockholders or may influence us to refinance Properties with a higher level of debt. See "--Limitations on Our Ability to Sell or Reduce Our Mortgage Debt Could Adversely Affect the Value of Our Common Stock" on page 15. To reduce this risk, the Operating Partnership Agreement contains provisions that require our Board of Directors to resolve conflicts of interest between their representation of our stockholders and of the limited partners of the Operating Partnership, as their general partner, in favor of our stockholders. See "Certain Relationships and Transactions--Operating Partnership Agreement" on page 112.

    WE MAY NOT ENFORCE THE TERMS OF CONTRIBUTION AND OTHER AGREEMENTS WE HAVE WITH CERTAIN OF OUR OFFICERS. Certain entities owned or controlled by Harry Macklowe, Warren Cole and William Macklowe own properties and assets that will be contributed to our Company before the Offering. Under the agreements relating to the contribution of these properties and assets, we have rights to indemnification and damages if the contributing entities breach provisions of those agreements. Further, Harry Macklowe and Warren Cole will enter into employment and noncompetition agreements with us whereby they will agree, among other things, not to compete with the Company. See "Management--Employment and Noncompetition Agreements" on page 100. We may decide not to enforce our rights (or to enforce them less vigorously than we otherwise might) under the contribution and related agreements and/or the employment or noncompetition agreements because we would like to maintain our relationships with Harry Macklowe and Warren Cole.

    WE MAY DEAL WITH OUR AFFILIATES IN THE FUTURE. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, major stockholders and unitholders and entities sharing common ownership with us. These transactions may include our purchasing services from an affiliate including health club services. We believe that we would pay a market rate for these services. See "Certain Relationships and Transactions" on page 112. We have adopted certain policies to control such conflicts of interest. For example, the Board of Directors has passed a resolution which requires that all transactions involving an affiliate be approved by a majority of the directors, excluding the director with whom we have the potential conflict. Our policies, however, may not be entirely successful in eliminating the negative impacts of such conflicts. Therefore, our decision to deal with affiliates or officers may have an adverse effect on the Company or the Common Stock. See "Policies with Respect to Certain Activities--Conflicts of Interest" on page 109.

    OUR OFFICERS AND DIRECTORS MAY OWN REAL PROPERTY INTERESTS OF THEIR
OWN. Certain of our officers and directors will continue to own commercial real property interests outside our Company. Their interests in these other properties could conflict with their responsibilities to us as officers and directors. To reduce this risk, we will manage these commercial real property interests. See "The Properties--Assets Not Being Transferred to the Company" on page 93. We describe our policies on such conflicts in the "Policies with Respect to Certain Activities--Conflicts of Interest Policies" section on page 109.

POSSIBLE INABILITY TO MEET EXPECTED RETURNS ON ACQUIRED OR DEVELOPED PROPERTIES

    We are currently experiencing a period of rapid growth. Three of our Properties have relatively short or no operating history under management of The Macklowe Organization. Additionally, we are under contract to acquire two office properties containing 584,000 rentable square feet and two development sites which support the development of up to 470,000 rentable square feet of office and apartment space. See "The Properties" on page 65. Historically we have not controlled the operation of these properties and sites, which may have characteristics or deficiencies unknown to us that may affect their valuation or revenue potential. In addition, we expect to develop, acquire and redevelop additional office and apartment properties. Our ability to continue this growth, however, will depend on our ability to:

    - successfully develop, integrate, lease and manage our recent property developments and acquisitions;

    - raise money to finance renovation and capital improvements on and to develop or redevelop and manage the recent property developments and acquisitions; and

    - raise money to continue acquiring Manhattan properties and development sites.

    We can provide no assurance that we will be able to accomplish these items necessary for the successful integration and management of any recent property development or acquisition. Also, any equity or debt offerings used to raise money could result in your interest in the Company being diluted.

FINANCING RISKS

    RISKS ASSOCIATED WITH DEBT FINANCING. We have a significant level of debt. We cannot guarantee that our cash flow will be sufficient to make the required payments on our debt. Further, our payments of principal and interest on the debt may leave us with insufficient cash to meet the operational requirements of our Properties and to pay distributions required for us to maintain our qualification as a REIT. A high level of debt also creates an increased risk that we may default on our debt obligations. Since virtually all of our debt is secured by our Properties, our failure to meet debt obligations could result in the foreclosures of our Properties.

    Upon consummation of the Offering, we expect to have consolidated indebtedness of $444.9 million, with maturities ranging from 1999 to 2008 and our debt to total market capitalization ratio, on a pro forma basis as of
December 31, 1997, will be    % (that is, the total consolidated debt of our
Company as a percentage of the market value of outstanding Common Stock and Units plus total consolidated debt). None of our loans are cross-defaulted or cross-collateralized, except that we expect the Credit Facility will be secured by several of our Properties. Our organizational documents, however, do not contain any limitations on the amount of debt we may incur. Therefore, any increased amount of debt could adversely affect the cash available for distributions to you and could increase our risk of default.

    Our predecessor, like many other owners and developers in the Manhattan real estate community, encountered financial difficulty during the recession of the late 1980s and early 1990s. During this period, certain of our loans that matured could not be refinanced. In these instances where financing and/or sales were not attainable to allow for the repayment of such indebtedness, our predecessor consented to the transfer of five properties to mortgage lenders in full satisfaction of the indebtedness of those properties. In two of these instances, at the request of the lender, our predecessor utilized pre-packaged bankruptcy conveyances to facilitate transfers.

    INTEREST RATE RISK. After the Offering, we will have approximately $193.8 million of debt that bears interest at a variable rate. We may incur additional debt in the future that will bear interest at a variable rate. Such variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts of cash available for distributions to you.

    RISKS ASSOCIATED WITH BALLOON PAYMENTS. After the Offering, all of our Properties will be encumbered by mortgages or the Credit Facility. All of such indebtedness will be subject to balloon payments, and subsequent to the Offering we may acquire properties subject to mortgages with balloon payments. Such mortgages and the Credit Facility involve greater risks than indebtedness with principal amounts amortized over the term of the loan since our ability to repay the outstanding principal amount at maturity may depend on obtaining an adequate refinancing or sale of the property. The possibility of either option would depend on economic conditions in general and the value of the underlying properties in particular. We cannot guarantee that we could refinance or repay any such mortgages or the Credit Facility at maturity. Further, a significant decline in the value of the underlying property could result in a loss of the property through foreclosure.

    HIGHER LEVERAGE ON DEVELOPMENT PORTFOLIO. We expect to finance the acquisition of our development sites primarily with project specific debt secured by those sites. Since these sites will not produce cash flow while under development, the leverage ratio on our development portfolio before such assets have reached stabilization will be significantly higher than the leverage ratio on our operating portfolio. Therefore, our overall average leverage ratio for our entire portfolio will be higher than it would otherwise be if we did not engage in development activities. This increased leverage ratio could increase our risk of default and adversely affect our ability to make payments on our debt and our ability to make anticipated cash distributions to you.

REGULATORY MATTERS

    ENVIRONMENTAL MATTERS. Various Federal, state and local laws subject property owners or operators to liability for the costs of investigating, removing and remediating certain hazardous substances released on a property. Such liability may include obligations to, or liens in favor of, a governmental agency or to a third party for property damage or personal injuries that result from any property contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The cost of remediation and any liability are not limited and, therefore, can exceed the value of the property. The presence of hazardous substances, or our failure to properly remediate contamination, may adversely affect occupancy of any contaminated property and our ability to sell, lease or borrow against such contaminated properties. We cannot be sure that a prior owner, operator or occupant, such as a tenant, did not create an environmental condition not known to us or that future uses or conditions of the Properties will not subject us to such environmental liability.

    Among other things, Environmental Laws also govern the presence, maintenance and removal of asbestos-containing building materials ("ACBM"). These laws require that ACBM be properly managed and maintained, that those who may come into contact with ACBM be adequately apprised or trained and that special precautions, including removal or other abatement, be undertaken in the event ACBM would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury or property damage associated with exposure to asbestos fibers. ACBM has been detected through sampling in certain of the Properties. Most of these buildings contain only minor amounts of ACBM in good condition. We believe that ACBM is currently being properly managed and maintained and other requirements relating to ACBM are being followed. The presence of ACBM should not present a significant risk as long as compliance with requirements continues.

    Phase I environmental site assessments have been obtained on all of our Properties and development sites. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which a company may be responsible and to assess the status of environmental regulatory compliance. These environmental site assessments did not reveal any environmental condition, liability or compliance concern that we believe would have a material adverse effect on our business, assets or results of operations that would represent a material environmental cost. Further, we are not aware of any such condition, liability or concern by any other means. However, it is possible that the environmental site assessment relating to any one of the Properties did not reveal all environmental conditions, liabilities or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related review was completed. See "Properties-- Environmental Matters" on page 91.

    AMERICANS WITH DISABILITIES ACT COMPLIANCE. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities must meet certain Federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in the U.S. government imposing fines or private litigants winning damages. We believe that our properties are substantially in compliance with these requirements. We may, however, incur additional costs of compliance in the future. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the compliance costs is uncertain. Accordingly, if we were required to make unanticipated expenditures to comply with the ADA, our cash flow and the amounts available for distributions to you may be adversely affected.

    OTHER LAWS. Our Properties are also subject to various Federal, state and local regulatory requirements, such as state and local rent control, rent stabilization and fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed. If we were required to make significant unanticipated expenditures to comply with these requirements, our cash flow and amounts available for distributions to you may be adversely affected.

PURCHASERS OF OUR COMMON STOCK WILL EXPERIENCE DILUTION

    The pro forma net tangible book value per share of our assets after the Offering will be substantially less than the initial public offering price per share. Accordingly, purchasers of our Common Stock will
experience immediate and substantial dilution of $    in net tangible book value
per share. See "Dilution" on page 45.

RISKS OF COMMON STOCK OWNERSHIP

    NO PRIOR PUBLIC MARKET. Prior to this Offering, there has not been a public market for our shares of Common Stock. We cannot assure you that any trading market for shares of our Common Stock will exist following this Offering. The initial offering price will be determined by an agreement between us and the Underwriters and may not be indicative of the market price for our shares after this Offering. The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates. Moreover, numerous other factors, such as governmental regulatory action and changes in tax laws, could have a significant impact on the future market price of our Common Stock. Accordingly, investors in our Common Stock may not be able to resell their shares at or above the Offering Price. See "Underwriting" on page 143.

    FUTURE SALES. Future sales of a substantial number of shares of our Common Stock will occur by, for example, shares being issued pursuant to future equity offerings, our employee benefit plans, as a result of option holders exercising their rights to purchase our shares or by resale availability from registration or exemptions from registration. Such sales could adversely affect the prevailing market price of our Common Stock. To the extent any future growth of our company is accompanied by the issuance of additional shares of Common Stock, any such issuance could have the effect of diluting existing stockholders' interests in our company.

    MARKET RISK. The value of our Common Stock, like other publicly traded securities, will depend on various market conditions which change from time to time. Such conditions include:

    - the extent to which a resale market for our Common Stock develops after this Offering;

    -   the general reputation of REIT equity securities;

    -   the extent of institutional investor interest in our securities;

    -   our general financial performance; and

    -   the performance of the Manhattan real estate market.

    Therefore, we cannot assure you that our Common Stock will trade above the Offering Price.

    REIT EQUITY SECURITIES. The market value of REIT equity securities is generally believed to be based primarily upon the market's perception of a REIT's growth potential and its current and potential future cash distributions. REIT equity securities may therefore trade at a price that is higher or lower than the net asset value per share. Accordingly, our failure to meet the market's expectations about our future earnings and cash distributions could adversely affect the market price for shares of our Common Stock.

    INTEREST RATES. The market price of our Common Stock may be influenced by a comparison of our dividend yield (dividends as a percentage of the price of our Common Stock) to market interest rates. Therefore, higher market interest rates may lead prospective purchasers to expect a higher dividend yield. If our dividend yield does not meet that market expectation, the price of our Common Stock may be adversely affected.

    EXTERNAL FINANCING. In order to qualify as a REIT for federal income tax purposes, we must generally distribute at least 95% of our net taxable income. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements" on page 133. Because of these distributional requirements, it is unlikely that we will be able to fund all of our future capital needs, including development, acquisition and redevelopment capital requirements from the cash retained from our operations. As a result, we will have to rely on external third-party sources of capital which may not be available on favorable terms or at all. Our ability to access other sources of financing will depend on our growth potential, current and potential future cash distributions and the market price of the shares of our Common Stock. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests in our Company, and additional debt financing may substantially increase our leverage. See "Policies with Respect to Certain Activities--Borrowing."

    THE INFLUENCE OF OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS.  After
this Offering, our directors and management personnel will beneficially own    %
of the issued shares of our Common Stock and Units. See "Principal Stockholders" section on page 118. Further, Harry Macklowe and Warren Cole are directors of the Company. Accordingly, such individuals will have significant influence over our operations. This influence may not always be consistent with your interests. These stockholders and unitholders are in a position to exercise significant influence over the affairs of the Company should they act together in the future.

DEPENDENCE ON KEY PERSONNEL

    We are dependent on the efforts of our executive officers, particularly Harry Macklowe and Warren Cole. While we believe that we could find replacements for these key personnel, if necessary, the loss of their services could have a material adverse effect on our operations. As described in "The Properties-- Assets Not Being Transferred to the Company" on page 93, we will not buy certain real estate assets in which Harry Macklowe, members of his immediate family and Warren Cole will retain an interest. We expect, however, that Harry Macklowe and/or Warren Cole will not devote a substantial amount of time to the management or operation of these excluded properties. Harry Macklowe and Warren Cole will enter into employment and noncompetition agreements with us. We tell you more about these employment and noncompetition agreements in "Management--Employment and Noncompetition Agreements" on page 100.

CHANGES IN POLICIES

    Our investment, financing, borrowing, distribution, REIT qualification, growth, debt, capitalization and operations policies are determined by our Board of Directors. While there is no present intent to be so, our Board of Directors could amend or revise such policies without a stockholders' vote. Such policy changes could also adversely affect our financial condition, results from operations and the market price of our Common Stock.

LIABILITY INSURANCE COVERAGE

    We carry comprehensive liability, fire, flood, extended coverage and rental loss policies (up to 12 months) on our properties with customary policy specifications and insured limits. We cannot, however, assure you that we will not be subject to liability which is beyond the limits of our policy coverage and may have an adverse effect on our financial condition.

    We do not anticipate that new owner's title insurance policies will be
obtained in connection with our formation for    of our properties. Each of
these Properties is covered by existing title insurance policies which insure the interest of the entity that owns the property, but which is less than the current value of the property. If we experience a loss relating to a title defect in excess of the amount of a policy, we risk losing both our capital investment and the anticipated profits from that property.

THE MACKLOWE ORGANIZATION PREDECESSOR HAS HAD HISTORICAL ACCOUNTING LOSSES AND
  HAS A DEFICIT IN OWNERS' EQUITY; WE MAY EXPERIENCE FUTURE LOSSES

    The Macklowe Organization Predecessor had losses before extraordinary items of approximately $9.3 million, $3.3 million and $6.3 million in the years ended December 31, 1997, 1996 and 1995, respectively, and had a cumulative deficit in owners' equity of approximately $133.3 million as of December 31, 1997. These net losses reflect certain non-cash charges such as depreciation and amortization. They also reflect the use of a substantially higher level of debt than the Company expects to have following the Offering. These historical results are not indicative of future results. Nonetheless, there can be no assurance that we will not incur net losses in the future.

REASSESSMENT OF REAL PROPERTY TAXES

    Certain local real property tax assessors may seek to reassess certain of the properties as a result of the Formation Transactions. We would strongly contest any reassessment of this type. Subject to current market conditions, our current leases may permit us to pass through to our tenants a portion of such real property tax reassessments. These increased real property taxes could adversely affect our operating cash flow.

CONTINGENT OR UNDISCLOSED LIABILITIES COULD ADVERSELY AFFECT OUR FINANCIAL
  CONDITION

    As part of the Formation Transactions, we (through the Operating Partnership) will acquire certain assets of the Macklowe Organization subject to existing liabilities, some of which may be unknown at the time the Offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to the Offering (that had not been asserted prior to the Offering), and accrued but unpaid liabilities incurred in the ordinary course of business. See "--Regulatory Matters--Environmental Matters" on page 23 as to the possibility of undisclosed environmental conditions potentially affecting the value of our Properties and "The Properties--Legal Proceedings" on page 95 as to the possibility of certain other potential liabilities.

RISKS RELATING TO YEAR 2000 ISSUE

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer systems that have date-sensitive software or microprocessors may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar business activities.

    We have evaluated our systems and determined that the software currently in use is substantially year 2000 compliant. The software vendor has agreed to make minor modifications in the software to make it fully year 2000 compliant by December 31, 1998 at no additional cost to us. We presently believe that with these modifications, the Year 2000 issue will not have a material adverse impact on our operations and financial condition. However, even if such modifications are not timely completed, the Year 2000 issue is not expected to have a material adverse impact on our operations, financial condition and cash flows.

                                  THE COMPANY

    We have formed Macklowe Properties, Inc. to continue and expand the office and apartment real estate business of our predecessor, The Macklowe Organization. For more than 35 years, we have been acquiring, developing, redeveloping, owning, managing and leasing Manhattan office and apartment properties. We are one of the largest developers, acquirors, redevelopers, owners and managers of Manhattan office and apartment properties and we believe will be, after this Offering, the first publicly traded REIT to own both Manhattan office and apartment properties. We will operate as a fully integrated, self-administered and self-managed real estate company and expect to qualify as a REIT for federal income tax purposes.

    After this Offering, we will own interests in 12 stabilized commercial properties, including eight office properties containing 2.9 million rentable square feet located in midtown Manhattan, and four upscale apartment properties containing 506,000 rentable square feet and 608 apartment units located in midtown Manhattan and Manhattan's Upper East Side and Upper West Side. As of March 31, 1998, our stabilized office portfolio represented 85% of our square footage and was 91% leased and our stabilized apartment portfolio represented 15% of our square footage and was 96% leased.

    We have developed two of our office properties containing 1.2 million rentable square feet and two of our apartment properties containing 469,000 rentable square feet and 469 apartment units. We are also currently developing a 293-unit apartment property, and redeveloping an 89,000 square foot office property and a 36-unit apartment property, all of which are located in Midtown Manhattan and are expected to be completed by the fourth quarter of 1998. Additionally, we will own six development sites in Midtown Manhattan, which will support the development of up to 1.3 million rentable square feet of office space and up to 760,000 rentable square feet of apartment space.

    Harry Macklowe, our Chairman and Chief Executive Officer, has been one of Manhattan's leading developers since the late 1960's. Warren Cole, our President, has been involved in the Manhattan real estate business for over 18 years. Harry Macklowe and Warren Cole and our eight other executive officers have been actively involved in the Manhattan real estate business for an average of 16.7 years, including an average of over 10.5 years working together for our Company. Over the past 35 years, we have been responsible for over 70 real estate transactions containing over 10 million square feet and valued in excess of $2.5 billion. This total includes our construction of four office properties containing 1.5 million rentable square feet and five apartment properties containing 2.0 million rentable square feet and 1,400 apartment units. Additionally, we have acquired and substantially redeveloped six office properties containing 1.1 million rentable square feet and seven apartment properties containing 390,000 rentable square feet and 365 apartment units. We will enter into employment and noncompetition agreements with each of Harry Macklowe and Warren Cole pursuant to which they will agree to serve in such capacities and to conduct, during the term of such agreements, all commercial office and rental apartment development, acquisition and management activities through our Company. See "Management" on page 96. After this Offering, our
officers and directors will own   % of the equity of our Company, on a fully
diluted basis.

    We believe that our management team and our collective Manhattan real estate experience and knowledge create a significant competitive advantage. We are a full-service real estate company, with substantial in-house expertise and resources in development, acquisitions, redevelopment, financing, construction management, property management, marketing, leasing, design, architecture, accounting and legal services. We intend to use our experience and knowledge to opportunistically pursue additional real estate investments as they arise.

                                    HISTORY

GENERAL

    Our Company was founded in the mid-1960s by Harry Macklowe. For the past 35 years, we have been active and profitable developers, acquirors, redevelopers, owners and managers of various real estate investments that have covered almost every sector of the property market and many property classes within those sectors. Our investments have included office and apartment properties, land assemblages, development of office and apartment buildings, and conversion of industrial properties and loft buildings aggregating over 10 million square feet. Our activities have ranged from Wall Street to Midtown to the Upper East and West Sides, providing us with an intimate knowledge of the various and constantly changing Manhattan submarkets.

    Our diverse capabilities and proven success in closing transactions has often made us a favored counterparty in transactions with financial institutions, tenants, brokers and other property owners in the Manhattan real estate markets. Such longstanding relationships have provided us access to acquisition opportunities before they are widely marketed which results in lower acquisition costs than would be the case if they were competitively bid. Our ultimate objective has been and remains the creation of secure and highly profitable investments that will sustain and grow through all business cycles. Further, our diversified portfolio approach has enabled us to take advantage of multiple and synergistic investment opportunities and to build a diversified income stream which provides a stable foundation for growth through market cycles.

    Our investments have generally had one or more of the following common themes:

    - identifying and capitalizing on opportunities in Manhattan submarkets ahead of other real estate developers;

    - completing complicated site assemblages for new development by utilizing our in-depth knowledge of New York City's complex regulatory and zoning processes;

    - closing complex transactions that require significant "intellectual capital";

    - identifying, redeveloping and repositioning underperforming assets through capital improvements and improved management;

    - creating and maintaining strong relationships with tenants and brokers which have enabled us to maintain high occupancy rates and efficiently re-lease vacant or newly acquired or developed space; and

    - designing and constructing architecturally distinct and prominent buildings.

    The following highlights our historical activities in the Manhattan real estate markets:

DEVELOPMENT ACTIVITIES

    We have a successful and established track record as a Manhattan real estate developer. Since 1969, we have developed nine office and apartment buildings aggregating over 3.5 million square feet and 1,400 units. The development of Manhattan real estate is widely known for its many complexities such as zoning regulations, the myriad of New York state and local real estate ordinances, constantly changing market dynamics, geographic constraints and fragmented and complex ownership.

    We believe that the key disciplines in developing a successful and profitable Manhattan project include: (i) concept and design, (ii) site assemblage, (iii) public process management, (iv) financing expertise, (v) construction management, and (vi) marketing and leasing. We have developed substantial in-

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
house expertise, and have assembled a team of professionals, in all of these disciplines. Most of our professional development staff have been with us for over ten years.

    In particular, site assemblage is an essential part of our development activity as it has enabled us to acquire land at the lowest possible cost. This is critical as land cost is one of the largest components of total project cost. Site assemblage involves the purchase of adjoining parcels of real estate with the intention of linking them together in order to assemble a development site that can support a larger and more profitable structure than any of the individual parcels could support on a stand-alone basis. This activity is particularly complex in Manhattan due to fragmented and complicated ownership, the tax sensitivity of the owners of these parcels who often have low or negative tax bases in their properties and the existence of many local and state regulations.

    Additionally, we rely on our ability and proven track record to work with community boards, city planning commissions and other city regulatory agencies to rezone our site assemblages to commercial and residential uses. The actions of these agencies can dramatically affect property values, land uses and assessments. In addition to such site specific governmental interaction, we constantly monitor pending policy changes and maintain discussions with various governmental agencies. This allows us to have input and participate in the decision shaping process. Therefore, a working knowledge of these intricacies enables us to make intelligent judgments concerning our future development and acquisition activities.

    Our construction management expertise is another vital element of our development activities. This includes properly budgeting and bidding-out development costs and managing the construction process to control the timing, costs and quality of the project. Our in-house construction staff has been responsible for the development of over 3.5 million square feet of Manhattan office and apartment buildings and 1,400 units, and has been successful in quickly and efficiently completing our projects.

    A few examples of our successful development activities include:

    METROPOLITAN TOWER--Metropolitan Tower, a critically acclaimed architectural achievement, was the pioneer development in the westward expansion of mixed-use properties along the 57th Street east-west corridor. This building set new standards in technological innovations, construction practices and luxury amenities and services. As the result of a complex land assemblage of eight separate sites and the acquisition of air rights from five other sites, Metropolitan Tower achieved a height of 716 feet (78 stories). At its completion in 1987, this 650,000 square foot property, including 243 condominium units and 225,000 square feet of office space, became the seventh tallest concrete structure in the world and the tallest residential building in New York.

    The successful sale of the condominium units, which achieved prices in excess of $1,000 per square foot, was matched by the rapid absorption of the office space in the commercial component of the building to tenants including Ann Taylor, Air France and Ceridian Corporation. The building also serves as the headquarters for our Company. The condominium sales generated gross proceeds of approximately $170 million and the sale of the fee portion of the office building generated approximately $60 million, resulting in aggregate profits in excess of $74 million.

    RIVERTERRACE--We completed Riverterrace in 1985. This 41-story, 409-unit luxury rental apartment building overlooking New York's East River at 515 East 72nd Street contains 428,000 rentable square feet. Working closely with the New York City Planning Commission, our assemblage of 12 industrial buildings was rezoned primarily to residential use. As a result of this complex re-zoning process, 97,000 square feet was earmarked for light manufacturing and medical uses. Capitalizing on its prime location next to Cornell Medical Center, New York Hospital and Memorial Sloan Kettering, Riverterrace has consistently maintained close to 100% occupancy at its Class A medical office facilities. Our construction management expertise enabled us to efficiently complete the project within 18 months at a cost of $88 million. This project achieved a 10.8% stabilized return on cost(1) after an approximate 24-month stabilization period, including the lease-up of the commercial portions of the property. Riverterrace's architectural design and finishes, quality of construction, sweeping views of Manhattan and many amenities, which include one of New York City's most extensive resident health clubs and a half-acre private landscaped sculpture garden, have contributed to its stable 97% occupancy. See "The Properties--Apartment Properties--Riverterrace" on page 85.

    TWO GRAND CENTRAL TOWER--One block from Grand Central Terminal, Two Grand Central Tower's 616,000 square foot construction in 1981 marked the end of the long dormancy of new office development in Manhattan. The development included the purchase of air rights from the adjacent low rise buildings on both the East and West Sides of the plot. This allowed us to increase our floor area and build a larger, taller and more distinctive office building. In a 12-month period, we completed the tower and substantially leased the building to Manufacturer's Hanover Trust Company. The building served as a technological forerunner in the areas of energy efficiencies and tenant climate control. Since its completion, the building has maintained occupancy rates in excess of 95%. Our activities resulted in a stabilized return on cost of 15.9% within 24 months of completion. See "The Properties--Office Properties--Two Grand Central Tower" on page 76.

REDEVELOPMENT ACTIVITIES

    We have enjoyed substantial success as redevelopers of Manhattan office and apartment real estate. Over the last 35 years, we have acquired and substantially redeveloped over 1.5 million rentable square feet of office and apartment space. Our redevelopments have generally taken the form of either upgrades (E.G., a conversion of an office property from Class B to Class A) or a change of use (E.G.,conversion from a loft or industrial building to an office or apartment building). An important component of this strategy is our full service real estate capabilities, including our construction management expertise. These capabilities enable us to successfully reposition and renovate properties involving significant capital investment in a cost effective and timely manner. Additionally, these activities allow us to create value by significantly increasing occupancy and rental rates. Several representative projects are described below.

    540 MADISON AVENUE--In September 1996, we acquired this 39-story, 279,000 rentable square foot office building located in the heart of Manhattan's Plaza District on the southwest corner of 55th Street and Madison Avenue for $35 million. We initiated an $11 million full-scale renovation and infrastructure improvement of the property. By purchasing air rights we were able to expand the retail component in the base of the building and create a new building image and identity. The original lobby entrance was relocated from Madison Avenue to 55th Street to create 255 linear feet of continuous, uninterrupted retail frontage in one of the most populous and highest rent shopping districts in Manhattan. Subsequently, we successfully leased the entire 32,000 square foot retail component to the Callaway Golf Company. In addition to Callaway Golf Company, new tenants include Oracle Corporation and Honda North America. The transformation of 540 Madison Avenue has resulted in an increase in the achieved rents per square foot from $35 at the time of our acquisition in September 1996 to $55 as of March 31, 1998. The NOI yield upon acquisition(2) was 2.8%. As a result of our redevelopment efforts, we have increased the current NOI yield(3) to 8.5% (based on the property being 80.3% leased) at March 31, 1998. See "The Properties-- Office Properties--540 Madison Avenue" on page 77.

------------------------
(1) As used in this Prospectus, "stabilized return on cost" is calculated as the annualized net operating income of the project at the time of stabilization (before any rent abatements) divided by the capitalized cost of development (as determined in accordance with GAAP).

(2) The NOI yield is computed by dividing the net operating income from this property for the 12 months following the acquisition (before any rent abatements) at September 30, 1996 ($980,000) by our acquisition cost ($35.3 million).

(3) The current NOI yield is computed by dividing the annualized net operating income of this property before any rent abatements as of March 31, 1998 ($4.9 million) by our costs of acquisition and capital investment through March 31, 1998 ($57.3 million).

    CHELSEA ATELIER (245 SEVENTH AVENUE)--In 1997, we purchased a defaulted mortgage secured by this 12-story, 70,000 square foot light manufacturing loft building which was being foreclosed by a local bank. We immediately recognized the potential of the Seventh Avenue and 24th Street property, with 12-foot-ceilings, open floor plates, large windows and distinctive architecture, as a residential conversion in the rapidly appreciating Chelsea residential market.

    Upon completing the foreclosure and terminating the remaining tenancies in the building, we commenced a complete gut rehabilitation of the property. Utilizing designs by the architecture firm Schuman Lichtenstein Claman Efron, we developed 33 loft style apartments. We were able to complete the construction and sell the condominium units within an 18-month period. The entire project sold out in under eight months from the start of our marketing effort, resulting in net proceeds of $18.5 million on a project cost of $12 million. Additionally, we retained title to the retail component of this building which generated $200,000 of current annualized net operating income as of March 31, 1998, and we are currently marketing it for sale. See "The Properties--Assets Not Being Transferred to the Company" on page 93.

COMPLEX TRANSACTIONS

    We have been successful in acquiring properties that due to legal, tax, financing and other complexities required significant "intellectual capital" to complete the acquisition. Our ability to bring such "intellectual capital" to bear on the complexities of these transactions significantly limits our competition. These situations often involve bankruptcies, foreclosures or litigation, where we have gained control of a property over competing parties by confirming plans of reorganization, negotiating settlements and workout plans or otherwise settling a foreclosure proceeding or complex litigation. Examples of this type of transaction include:

    300 MADISON AVENUE--This development site consists of a group of older commercial structures comprising the entire 200 foot westerly blockfront between 41st and 42nd Streets on Madison Avenue. Certain of these buildings were acquired by outbidding a competing office REIT to purchase a defaulted mortgage and note securing such assets and acquiring ownership through the use of the bankruptcy courts. Two New York City developers attempted, but failed, to gain control of this site through a competing bankruptcy plan. We completed the assemblage by successfully negotiating for the acquisition of the remainder of the site. As a result, we have a site which could potentially support the development of up to 1.0 million square feet of Class A office space in a premier location on Madison Avenue next to Grand Central Terminal. See "The Properties--Development Sites--300 Madison Avenue" on page 89.

    40 WEST 55TH STREET--Recently, we acquired control of this redevelopment opportunity to convert an underperforming and undermanaged office property into an apartment building. The property was the subject of a foreclosure judgment and was days away from a foreclosure auction sale. We first attempted to purchase the judgment in order to gain control through the auction process. However, the judgment was sold to a competitive developer who was also attempting to gain control of the site. We therefore pursued control by assembling and purchasing the various limited and general partner interests of the property-owning entity. Once we obtained sufficient ownership, we filed a bankruptcy plan on behalf of the debtor. The bankruptcy court sent the case to arbitration. We succeeded in gaining control of the site through arbitration and are in the process of converting this property into a luxury 36-unit apartment building. See "The Properties--Development and Redevelopment Properties--40 West 55th Street" on page 88.

    Other similar situations in which we bought an underlying mortgage or equity interest involving a bankruptcy or foreclosure include 400 Madison Avenue and 342 Madison Avenue. See "The Properties-- Office Properties--342 Madison Avenue" and"--400 Madison Avenue" on page 81.

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
OPPORTUNISTIC PURCHASES

    Over our 35 year history, we have opportunistically found ways to create value which have resulted in substantial profits to our Company.

    MILLER PORTFOLIO--In December 1986, we acquired 15 Manhattan office buildings comprising 2.5 million square feet of space for $238 million. Recognizing the value of these assets, and the degree of neglect and undermanagement, we moved quickly and within a thirty-day period went to contract, financed and acquired this portfolio. Benefitting from our hands-on value-added management, we sold the portfolio for $345 million in October 1987, recognizing a $96 million gain, after deducting transaction expenses.

    465 PARK AVENUE--In February 1996, we entered into a long-term contract for the purchase of a 40,000 square foot commercial condominium interest in a residential property located at the intersection of Park Avenue and 57th Street. We immediately recognized the value of this location and its potential. During the course of the contract, we created value by making two significant changes to the asset. First, we enhanced the financeability of the asset by renegotiating the terms of the ground lease under which we were a co-tenant with the condominium association of the residential space. Next, we negotiated a long-term lease with Borders Books to occupy this vacant space. Finally, to minimize our transaction costs and maximize our return on investment, we entered into a forward sale agreement resulting in the simultaneous closing of (i) the acquisition, (ii) the Borders Books lease, (iii) the ground lease modification and (iv) the resale of the property. This transaction was accomplished without our Company expending significant capital and resulted in a profit in excess of $3 million.

RECENT ACTIVITIES

    In the last two years, we have:

    - ACQUIRED UNDERPERFORMING OFFICE PROPERTIES located at 1412 Broadway, 400 Madison Avenue, 342 Madison Avenue and 150 Fifth Avenue, aggregating
        1.25 million square feet;

    - ASSEMBLED SITES THAT WE INTEND TO DEVELOP at 300 Madison Avenue (office), 16-20 East 53rd Street (office), 771-791 Sixth Avenue (apartment) and 1000 Second Avenue (apartment);

    - ASSEMBLED A SITE ON WHICH WE ARE CURRENTLY DEVELOPING a 217,000 square foot, 293-unit apartment building at 305 West 50th Street;

    - DEVELOPED a 41,000 square foot, 60-unit apartment building at 345 East 64th Street; and

    - BEGUN REDEVELOPING a 51,000 square foot, 36-unit apartment property at 40 West 55th Street, an 89,000 square foot office property at 140 West 57th Street and a 279,000 square foot office property at 540 Madison Avenue.

                         BUSINESS AND GROWTH STRATEGIES

BUSINESS STRATEGY

    Our primary business objective is to maximize total return to you through appreciation in the value of our assets and growth in distributable cash flow. We plan to accomplish these goals by continuing our historical operating strategies focused on Manhattan real estate markets and capitalizing on opportunistic acquisition, strategic development and redevelopment and internal growth opportunities described below. Unless indicated otherwise, information presented in this section concerning the New York City metropolitan economy and the Manhattan office and apartment markets is derived from the Cushman & Wakefield Market Study.

GROWTH STRATEGIES

    We believe that our development and acquisition experience and the depth of our personnel position us to realize significant growth by continuing to develop, acquire, redevelop and reposition office and apartment properties in Manhattan.

INTERNAL GROWTH

    We will seek to capitalize on the following significant development, redevelopment and repositioning opportunities in implementing our internal growth strategy:

    DEVELOP EXISTING SITES. We believe that long-term investment returns resulting from developing properties under favorable market conditions generally will exceed those from other types of investments. Therefore, we believe our assemblage and development experience and expertise will be the distinguishing characteristics that will enable us to achieve superior long-term growth. We have positioned ourselves for new development by securing in excess of 2.0 million square feet of estimated rentable office and apartment space.

    Based upon the accomplished rents within our office portfolio, we believe that market conditions justify new construction. Our observations are further supported by the research contained in the Cushman & Wakefield Market Study which cites the following points with respect to the Manhattan office market as of March 31, 1998: increasing rents, decreasing vacancies, declining availability of large blocks of contiguous office space, reduced concession packages and increasing employment in the New York City metropolitan economy. Cushman & Wakefield projects that these favorable conditions will continue through 2002. See "Market Overview" on page 56. Our office development sites include 300 Madison Avenue and 16-20 East 53rd Street. The following is a brief description of each of our office development sites:

    - 300 MADISON AVENUE--Located on the entire westerly blockfront between 41st and 42nd Streets on Madison Avenue, we believe this is the premier office development site in midtown Manhattan. We plan to construct a Class A office building which will support up to 1.0 million rentable square feet. In addition to its strategic location one block from Grand Central Terminal, this office building, when completed, is expected to provide base floors of 40,000 rentable square feet and column-free tower floors in excess of 30,000 rentable square feet. Additionally, 300 Madison Avenue will have a significant retail component located on the blockfront of Madison Avenue and 42nd Street. We currently envision incorporating a sky lobby in order to maximize our prime retail space and to develop blocks of unencumbered space on the base floors which will support trading facilities. Construction is expected to be completed by the fourth quarter of 2001 and our development costs are expected to be financed with project specific construction financing. When completed, we believe 300 Madison Avenue will be one of the most distinguished and technologically advanced office buildings in midtown Manhattan and it will be the first major office building development in the Grand Central submarket of the Manhattan office market in the past decade. See "The Properties--Development Sites--300 Madison Avenue" on page 89.

                                        [LOGO]

       Source: Study of proposed 300 Madison Avenue building by the architecture firm, Skidmore, Owings &
                Merrill.

    - 16-20 EAST 53RD STREET--We have assembled this site, located on 53rd Street between Madison and Fifth Avenue in the Plaza District, which will support the development of a Class A office building containing up to 250,000 square feet. This site represents a rare opportunity to construct a new building in the premier Plaza submarket. This submarket has historically achieved one of the lowest vacancy rates and among the highest office and retail rental rates in the Manhattan office market. The site is located just one block from 540 Madison Avenue, a redevelopment project which we have recently completed and where we are attaining rents in excess of $55 per square foot. There are existing income producing buildings on this site which are leased on an interim basis to offset the carrying costs of the site. All leases with respect thereto have demolition clauses. We project that the new building will be completed by the second quarter of 2001. See "The Properties--Development Sites--16-20 East 53rd Street" on page 89.

    Based upon the accomplished rents within our apartment portfolio, we believe that market conditions currently justify new construction. Our observations are further supported by the research contained in the Cushman & Wakefield Market Study which cites the following points with respect to the Manhattan apartment market as of March 31, 1998: increasing market rates, stable occupancy rates, rapid absorption of new inventory and increasing private sector employment in the New York City metropolitan economy. Cushman & Wakefield projects that these favorable conditions will continue through 2002. See "Market Overview" on page
56. Our apartment development sites include 305 West 50th Street, 771-791 Sixth Avenue, 1000 Second Avenue, 20-30 West End Avenue and 250 East 60th Street. The following is a brief description of each of these sites:

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
    - 305 WEST 50TH STREET (LONGACRE HOUSE)--We are currently developing a 217,000 rentable square foot apartment building with a blockfront retail component on Eighth Avenue between 50th and 51st Streets in Manhattan's Midtown West submarket. This 26-story, ground-up development, called Longacre House, will consist of 293 luxury rental apartments, including 82 studio apartments, 187 one-bedroom apartments and 24 two-bedroom apartments, and will offer amenities such as terraces, concierge service, housekeeping, a private garden, internet access, pre-wired fiber optics, satellite television capabilities and a private health club. Further, the attractiveness of this project is enhanced by its proximity to Times Square, the midtown office district, Lincoln Center and Central Park. Construction began in August 1997 and is anticipated to be completed by the end of the third quarter 1998 at a total project cost of approximately $58 million. We have pre-leased a portion of the retail space to Rite Aid and will commence the residential rental program in the third quarter of 1998. See "The Properties--Development and Redevelopment Properties--305 West 50th Street" on page 87.

    - 771-791 SIXTH AVENUE--Contemporaneous with this Offering, we will purchase this site located on the westerly blockfront along Sixth Avenue between 26th and 27th Streets in Manhattan's Chelsea district. The site has a buildable area of approximately 220,000 rentable square feet which is expected to result in the development of approximately 220 residential units, 35,000 square feet of retail space and 11,000 square feet of garage space. We estimate completion of this project during the second quarter of 2000. We believe that this development provides an attractive opportunity to take advantage of the strong demand for residential space in the Chelsea marketplace supported by a shortage of private rental property and a recent influx of national retailers including Bed, Bath & Beyond, T.J. Maxx, Barnes & Noble and Old Navy and large corporations including Credit Suisse First Boston, Ziff Davis and The Gap corporate offices. There are existing income producing buildings on this site which are leased on an interim basis to offset the carrying costs of the site. All of these leases have demolition clauses. See "The Properties--Development Sites-- 771-791 Sixth Avenue" on page 90.

    - 1000 SECOND AVENUE--We have assembled an apartment development site on Second Avenue between 52nd and 53rd Streets in Manhattan's East Side that currently consists of a 9,500 square foot vacant site and several tenements. The site is located two blocks from the exclusive Sutton Place district and is within walking distance of the midtown office market. We have retained the architecture firm Schuman Lichtenstein Claman Efron to design the building. The new building, which we expect to complete in the second quarter of 2001, is expected to contain approximately 250 apartments and 8,000 square feet of prime retail space. See "The Properties--Development Sites--1000 Second Avenue" on page 89.

    - 20-30 WEST END AVENUE--This 20,000 square foot development site is located on the westerly blockfront of West End Avenue between 60th and 61st Streets just west of Lincoln Center. The site, which is being held for future development, is expected to support the development of approximately 300 apartment units with a significant ground floor retail component. The site currently consists of two buildings which are leased on an interim basis in order to offset the carrying costs of the site. All of these leases have demolition clauses. Across the street from the site, to the west, The Brodsky Organization has just successfully completed an 1,100-unit residential development and is across the street from Donald Trump's master-planned Riverside South development. See "The Properties--Development Sites--20-30 West End Avenue" on page 89.

    - 250 EAST 60TH STREET--This residential development site is located at the southwest corner of Second Avenue and 60th Street in Manhattan's Upper East Side one block from Bloomingdale's. The site currently consists of a one-story structure for interim retail use. We have filed an application before the New York City Board of Standards and Appeals to demolish the structure and to redevelop the site as a nine-story, 42-unit apartment building with a ground floor retail component. See "The Properties--Development Sites--250 East 60th Street" on page 90.

    REDEVELOP EXISTING PROPERTIES. The following are buildings that we are currently redeveloping and leasing:

    - 540 MADISON AVENUE, a 39-story, 279,000 rentable square foot office building located in the heart of Manhattan's Plaza District on the southwest corner of 55th Street and Madison Avenue. We completed an $11 million full scale renovation and repositioning of this Property in the first quarter of 1998. We expect to stabilize this property by the end of 1999. See "The Properties-- Office Properties--540 Madison Avenue" on page 77.

    - 140 WEST 57TH STREET, a 14-story, 89,000 rentable square foot Class A mixed-use building located on 57th Street between Sixth and Seventh Avenues in Manhattan's Rockefeller Center submarket. The office component of the building, containing approximately 74,000 feet, has been held substantially vacant. We have commenced the renovation of the office component to prepare the space to be marketed as high-end commercial suites. The target market for this type of space is dominated by entertainment, law and fashion tenants. We expect the renovation to be complete by the fourth quarter of 1998 at a cost of approximately $4.5 million. We believe the space will achieve premium rents due, in part, to its unique architectural features such as 20-foot ceilings, 20-foot high bay windows, and duplex balcony spaces within certain suites. The renovation program that we have undertaken will result in a completely modernized building, including the addition of an elevator, the automating of an existing elevator, a complete upgrade of electrical, plumbing, heating and air conditioning systems, new energy-efficient windows and new interior finishes, fiber-optic wiring and video intercom security. The suites, which will range from 1,000 square feet to 5,000 square feet, will be marketed as completed turnkey spaces. The retail component of this building is leased to the original and flagship Planet Hollywood. See "Properties--Development and Redevelopment Properties--140 West 57th Street" on page 87.

    - 40 WEST 55TH STREET, a 36-unit luxury apartment building located between Fifth Avenue and Avenue of the Americas on 55th Street, in Manhattan's Rockefeller Center submarket. The building was constructed in 1924 and was designed by Rosario Candela, one of Manhattan's preeminent residential architects of the time. This property had been converted by its prior owners to a commercial property and was leased primarily to apparel showrooms, including Ralph Lauren's original "Polo" offices. We plan to reconvert the property to an apartment house. We have commenced a complete renovation of the apartments to restore them to their original grandeur. In addition to the residential floors, we plan a significant lobby renovation. We expect the renovations to be completed by the end of this year at a cost of approximately $3.5 million, at which time we anticipate the building's 36 units will be quickly absorbed. The apartments were originally designed with large living rooms, formal dining rooms, maid rooms, and fireplaces. See "The Properties--Development and Redevelopment Properties--40 West 55th Street" on page 88.

MANAGE OUR EXISTING PORTFOLIO. We believe that significant opportunities exist to increase our cash flow from our existing properties since they are high quality buildings, located in attractive submarkets that are experiencing rising rental rates and increased demand for office and apartment space. Additionally, our Properties are located in submarkets where (i) supply of currently available space is limited and (ii) available development sites are limited and (iii) the process of receiving necessary approvals for development is both long and complicated. We intend to:

        IMPROVE OCCUPANCY. We will aggressively market any vacant, newly acquired or redeveloped space within our portfolio and will utilize our relationships with an extensive network of brokers and tenants to lease additional space as quickly as possible. As of March 31, 1998, we have approximately 253,500 rentable square feet of vacant space at our recently acquired and/or redeveloped properties;

        INCREASE RENTS TO MARKET ON EXPIRING LEASES. We believe that as the Manhattan real estate market continues to improve, there will be increasing demand for office and apartment space and decreasing vacancies which should, over time, result in increased market rents. During the 33-month period ending December 31, 2000, leases representing 829,000 square feet at our Office Properties will expire, representing 24.1% of our office portfolio square footage. The weighted average expiring Annualized Rent for these properties is $31.94 per square foot and weighted average asking rents of expiring leases as of March 31, 1998 for office space in the Midtown Markets, as identified in the Lease Expirations--Property by Property table on page 70, is $38.08 per square foot.

        CONTRACTUAL RENT INCREASES. We expect to achieve increased cash flows through leases which contain provisions for fixed contractual rental increases, increases which are tied to certain consumer price percentage and/or inflation indices and reimbursements. During the 33-month period ending December 31, 2000, we expect income to increase by $4.4 million through fixed contractual rental increases.

        CAPITALIZE ON ECONOMIES OF SCALE. We believe we can capitalize on economies of scale arising from the size of our portfolio which will spread administrative and other costs over all of our Properties and reduce such costs on a per rentable square foot basis.

        REDUCE OPERATING EXPENSES AT THE PROPERTIES. We also seek to enhance the property cash flow and value of underperforming assets through the reduction of operating expenses. We constantly evaluate, monitor and manage staffing levels and payroll, vendor contract services and cost, and aggressively represent and monitor our tax assessments through certiori proceedings. Further we periodically prepare detailed property maintenance assessments to maintain operating efficiencies.

EXTERNAL GROWTH

    ACQUIRE UNDERPERFORMING ASSETS. We believe we are well positioned to acquire additional office and apartment properties, that, while generating income, are underperforming due to under capitalization and/ or mismanagement. Given our success in acquisitions of and improvement to underperforming assets, as well as our longstanding relationships with the brokerage and private and institutional ownership communities, we believe that we can obtain significant growth through acquisitions of properties of this type. We believe we can obtain significant value from these assets through (i) effective marketing and leasing strategies, (ii) responsive property management services, (iii) intensive large scale renovations and/or (iv) smaller scale repositionings of properties which will benefit from cosmetic renovations and correction of deferred maintenance. See "History--Redevelopment Activities" on page 31.

    UNIT ACQUISITIONS. We believe that due to our size, management strength and reputation, we will be in an advantageous position to acquire portfolios of assets or individual properties from private investors and domestic and/or foreign institutions seeking to convert their ownership on a property level basis to the ownership of equity in a diversified real estate operating company that offers tax deferral and liquidity through access to the public equity markets. In addition, we may pursue mergers with and acquisitions of compatible real estate firms.

    We believe that our ability to offer Units as consideration to sellers is of particular value to us. Most real estate assets in Manhattan are held by long-time owners and, therefore have low or negative tax bases. Historically the tax impact of a cash sale has discouraged potential sellers from selling and has in essence "locked-up" a significant portion of the Manhattan real estate market. This is the case not only for large asset sales, but also small, disparate holdings which we commonly acquire through our assemblage activities for future development.

    ACQUISITION OF DEVELOPMENT SITES. We intend to selectively assemble and acquire development sites which in our opinion are economically viable given current market conditions.

                                USE OF PROCEEDS

    Our net cash proceeds from this Offering, after deducting the estimated underwriting discounts and commissions, are estimated to be approximately $487.5 million (approximately $560.6 million if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $20 per share (the midpoint of the range shown on the cover of this Prospectus). Further, we will borrow $140.0 million through a new mortgage financing simultaneously with the consummation of this Offering.

    We will contribute the net cash proceeds of this Offering to the Operating
Partnership in exchange for 26,000,000 Units which represents a    % interest in
the Operating Partnership after this Offering. The Operating Partnership will use such proceeds and the new mortgage financings as follows: (i) approximately $544.7 million to repay mortgage indebtedness encumbering our Properties, including approximately $12.4 million in prepayment penalties and other expenses, (ii) approximately $35.7 million to acquire interests in 150 Fifth
Avenue, 771-791 Sixth Avenue and 342 Madison Avenue, (iii) $    million to repay
intercompany debt, (iv) approximately $10.5 million to pay certain expenses incurred with respect to the Formation Transactions for legal, accounting, financing fees and real estate transfer tax expenses, and Offering expenses, (v) $3.9 million to pay a financial advisory fee to Lehman Brothers Inc., one of our
Underwriters, and (vi) $    million to fund capital expenditures and general
working capital needs.

    If the Underwriters' over-allotment option to purchase 3,900,000 additional shares of Common Stock is exercised in full, we expect to use the additional net proceeds, (which will be approximately $72.5 million after payment of the underwriting discounts and commissions and financial advisory fee) to develop and/or acquire additional properties and/or for working capital.

    Pending application of the net proceeds of the Offering, we will invest such portion of the net proceeds in interest-bearing accounts and/or short-term, interest-bearing securities which are consistent with our intention to qualify for taxation as a REIT.

    The mortgages and other indebtedness to be repaid upon the completion of the Offering had a weighted average interest rate of approximately 8.73% and an average remaining term to maturity of 2.2 years as of March 31, 1998. The mortgages on Avenue of the Americas Plaza (two mortgages), 342 Madison Avenue, 400 Madison Avenue, 40 West 55th Street, 140 West 57th Street and 300 Madison Avenue were incurred within the 12-month period preceding the date of this Prospectus. Borrowings under these loans bear interest at LIBOR(1) 2.25%, LIBOR + 4.00%, LIBOR + 2.25%, LIBOR + 2.25%, 9.75%, LIBOR + 2.50% and LIBOR + 4.00%,
respectively, and have terms to maturity of nine months, nine months, 22 months, 22 months, 69 months, six months and nine months, respectively. The proceeds of such financings were used for redevelopment activities to acquire certain interests in such properties and to refinance indebtedness on certain of our Properties. See "Structure and Formation of the Company" on page 103.

------------------------

(1) As used in this Prospectus, LIBOR means the 30-day London InterBank Offering Rate.

                                 DISTRIBUTIONS

    Subsequent to the completion of the Offering, we intend to make regular quarterly distributions to our stockholders. The initial distribution, covering a partial quarter commencing on the date of completion of this Offering and ending on September 30, 1998 is expected to be $ per share, which represents a
pro rata distribution based on a full quarterly distribution of $        per
share and an annual distribution of $   per share (or an annual distribution
rate of approximately    % based on the midpoint of the estimated initial public
offering prices shown on the cover page of this Prospectus). The actual distributions made by the Company will be determined by our Board of Directors, in its sole discretion, and will be affected by a number of factors, including the gross revenues received from the Properties, our operating expenses, the interest expense incurred in borrowing, the ability of tenants to meet their obligations and unanticipated capital expenditures. No assurance can be given that our estimate will prove accurate or that any level of distribution will be made or sustained. We anticipate that distributions will exceed net income determined in accordance with generally accepted accounting principles ("GAAP") due to non-cash expenses, primarily depreciation and amortization. We do not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised. The following discussion and the information set forth in the table and footnotes below should be read in conjunction with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 52.

    We initially intend to distribute annually approximately    % of estimated
cash available for distribution. The estimate of cash available for distribution for the 12 months ending December 31, 1998 is based upon pro forma Funds from Operations for the 12 months ended December 31, 1997, adjusted for (i) certain known events and/or contractual commitments that either occurred subsequent to December 31, 1997 or during the 12 months ended December 31, 1997, but were not effective for the full 12 months or will not recur, and (ii) for certain non-GAAP adjustments consisting of (A) revisions to historical rent from a straight line GAAP basis to amounts currently being paid or due from tenants based on contractual rents, (B) pro forma amortization of financing costs, and
(C) an estimate of amounts anticipated for recurring capitalized tenant improvements, leasing commissions and capital expenditures. No effect was given to any changes in working capital resulting from changes in current assets and current liabilities (which changes are not anticipated to be material) or the amount of cash estimated to be used for investing activities for development, acquisition, tenant improvement and leasing costs (other than a reserve for capital expenditures, tenant improvements for renewing space and working capital). We anticipate that, except as reflected in the table below and the notes thereto, investing activities will not have a material effect on estimated cash available for distribution. Our estimated pro forma Funds from Operations, as adjusted as reflected in clause (A) above, is substantially equivalent to our estimated pro forma cash flows from operating activities determined in accordance with GAAP. The estimate of Cash Available for Distribution is being made solely for the purpose of setting the initial distribution and is not intended to be a projection or forecast of our results of operations or our liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions.

    We anticipate that our distributions will exceed earnings and profits for Federal income tax reporting purposes due to non-cash expenses (primarily depreciation and amortization) we will incur. Therefore, we expect that
approximately    % (or $        per share) of our anticipated distributions for
the 12-month period following the completion of this Offering will represent a return of capital for federal income tax purposes and in such event will not be subject to federal income tax under current law to the extent such distributions do not exceed a stockholder's basis in the Common Stock. The nontaxable distributions will reduce the stockholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon our liquidation will be increased (or decreased) accordingly. The percentage of stockholder distributions that represents a nontaxable return of capital may vary substantially from year to year. See "Federal Income Tax Considerations--Taxation of Stockholders" on page 134.

    The Code generally requires that a REIT distribute annually at least 95% of its net taxable income (excluding any net capital gain). See "Federal Income Tax Considerations--Taxation of the Company-- Annual Distribution Requirements" on page 133. The estimated cash available for distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs under the Code. Under certain circumstances, we may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. For a discussion of the tax treatment of distributions to our stockholders, see "Federal Income Tax Considerations--Taxation of Stockholders" on page 134.

    We intend to maintain our initial distribution rate for the 12-month period following the completion of the Offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Our actual results of operations will be affected by a number of factors, including the revenue received from our properties, our operating expenses, our interest expense, the ability of our tenants to meet their financial obligations and unanticipated capital expenditures. Variations in the net proceeds from the Offering as a result of a change in the initial public offering price or the exercise of the Underwriters' over-allotment option may affect Cash Available for Distribution, the payout ratio based on cash available for distribution and available reserves. No assurance can be given that our estimate will prove accurate. Actual results may vary substantially from the estimate.

    The following table describes the calculation of pro forma Funds from Operations for the 12 months ended December 31, 1997 and the adjustments to pro forma Funds from Operations for the 12 months ended December 31, 1997 in estimating initial cash available for distribution for the 12 months following the Offering and establishing our estimated initial annual distribution. The table below gives no effect to additional leasing at the Properties after the date hereof, lease-up of development projects or other potential sources of cash flow.

                                                                                                        (DOLLARS IN
                                                                                                        THOUSANDS,
                                                                                                        EXCEPT PER
                                                                                                        SHARE DATA)
                                                                                                        -----------
Pro forma net income before minority interest and extraordinary item for the year ended December 31,
  1997................................................................................................      14,541
  Plus: Pro forma real estate depreciation for the 12 months ended December 31, 1997..................      12,977
  Plus: Pro forma amortization (excluding financing costs) for the 12 months ended December 31,
    1997..............................................................................................         840
Pro forma Funds from Operations for the 12 months ended December 31, 1997(1)..........................      28,358
Adjustments:
  Net increases in rental income(2)...................................................................       9,198
  Inclusion for 1412 Broadway(3)......................................................................       4,700
  Provision for lease expirations, assuming no renewals(4)............................................      (1,529)
  Interest adjustment(5)..............................................................................          58
Estimated adjusted pro forma Funds from Operations for the 12 months ending December 31, 1998.........      40,785
  Net effect of straight-line rents(6)................................................................        (788)
  Pro forma amortization of financing costs for the 12 months ending December 31, 1997(7).............         931
  Non-real estate depreciation and amortization.......................................................         227
Estimated pro forma Cash Flow from Operating Activities for the 12 months ending December 31, 1998....      41,155
Investment Activities:
  Estimated recurring capitalized tenant improvements and leasing commissions(8)......................      (6,309)
  Estimated recurring capital expenditures(9).........................................................      (1,476)
  Estimated cash to be used in investing activities...................................................      (7,785)
Estimated Cash Available for Distribution for the 12 months ending December 31, 1998..................      33,370
  The Company's share of estimated Cash Available for Distribution....................................
  Minority interest's share of estimated Cash Available for Distribution(10)..........................
Total estimated initial annual cash distributions.....................................................
  Estimated initial annual distribution per share(11).................................................
  Payout ratio based on estimated Cash Available for Distribution(12).................................

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(1) The White Paper on Funds from Operations ("FFO") approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute FFO in accordance with standards established by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with
    GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations" on page 53.
(2) Represents the net increase in contractual rental income from (a) new leases and renewals that were not in effect for the entire 12 months ended December 31, 1997 and (b) new leases and renewals that went into effect between January 1, 1998 and May 14, 1998.
(3) Adjustment for estimated income before depreciation for the property was omitted from pro forma income statement pending completion of the pro forma property financial statements.
(4) Assumes no lease renewals or new leases for leases expiring after December 31, 1997 unless a new or renewal lease has been entered into between January 1, 1998 and May 14, 1998.
(5) The amount represents a reduction in interest expense due to amortization of the related mortgages over the 12 months ended December 31, 1998.
(6) Represents the effect of adjusting straight-line rental revenue included in pro forma net income from the straight-line accrual basis to amounts currently being paid or due from tenants. Total rent abatements for leases in effect as of December 31, 1997 for the 12 months ending December 31, 1998 are approximately $2.8 million.
(7) Financing costs are based on principal mortgage indebtedness outstanding of $444.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 52.
(8)

  ESTIMATED RECURRING CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                                                               WEIGHTED
                                                      CLASS A      CLASS B    AVERAGE(A)
                                                    -----------  -----------  -----------
RE-TENANTED SPACE:
Tenant Improvement Costs ("TI") per square
  foot(b).........................................   $   35.00    $   20.00    $   27.95
Leasing Commission Costs ("LC") per square
  foot(b).........................................   $   17.34    $   10.39    $   14.07
                                                    -----------  -----------  -----------
Total Renewal TI and LC per square foot...........   $   52.34    $   30.39    $   42.02

RENEWAL SPACE:
TI per square foot(b).............................   $   17.50    $    5.00    $   11.63
LC per square foot(b).............................   $    6.94    $    4.15    $    5.63
                                                    -----------  -----------  -----------
Total Re-tenanted TI and LC per square foot.......   $   24.44    $    9.15    $   17.26

                                                                       ANNUAL AVERAGE
                                                                       SQUARE FOOTAGE                       RATE OF
                                WEIGHTED AVERAGE                        EXPIRING IN                        RENEWALS/
                            TI AND LC PER SQUARE FOOT                    1998-2000                       RETENANTED(B)
                            -------------------------               --------------------               -----------------
Re-tenanted Space.........          $   42.02               x               243,371            x                  35%         =
Renewal Space.............          $   17.26               x               243,371            x                  65%         =


                              TOTAL
                              COST
                            ---------
Re-tenanted Space.........  $3,579,257
Renewal Space.............  $2,730,379
                            ---------
                            $6,309,636
                            ---------
                            ---------

------------------------------

    (a) Weighted by the Company's existing percentage of Class A (53%) and Class B (47%) office space square footage.

    (b) Based on market information reported by Cushman & Wakefield because no significant rollover has occurred in our office properties since the end of 1994. Therefore historical lease renewal rates, TI and LC information is not a meaningful indicator of what future activity will be at our office properties. We believe that we have made reasonable assumptions based on market information reported by Cushman & Wakefield and our knowledge of our Properties and the Midtown Manhattan office market.

(9) Estimated recurring capital expenditures has been calculated for our office properties by multiplying an estimated recurring capital expenditure per square foot of $0.40 by 2,929,000, the aggregate square footage of the office properties, and for apartment properties by multiplying an estimated recurring capital expenditure per apartment unit of $500 by our 608 units. These estimates are based on market information reported by Cushman & Wakefield and our knowledge of our Properties and the luxury Manhattan apartment market.

(10) Based on the Company's   % interest in the Operating Partnership.

(11) Based on a total of     shares of Common Stock to be outstanding after the
    Offering (26,000,000 to be sold in the Offering, assuming no exercise of the
    Underwriter's over-allotment option, and     shares to be issued in the
    Formation Transactions).

(12) Calculated as estimated initial annual cash distributions to our stockholders divided by our share of estimated cash available for distribution for the 12 months ended December 31, 1998. The payout ratio
    based on estimated adjusted pro forma Funds from Operations is   %.

                                 CAPITALIZATION

    The following table sets forth our combined historical capitalization as of December 31, 1997 and on a pro forma basis giving effect to (i) the Offering and use of the estimated net proceeds from the Offering as set forth under "Use of Proceeds" on page 40, (ii) borrowings through new mortgage financings, and (iii) the Formation Transactions, including the acquisition of 150 Fifth Avenue, 400 Madison Avenue, 16 and 18 East 53rd Street, 1412 Broadway, the mortgage on 342 Madison Avenue and the acquisition of the remaining 50% interest in York 72 Associates, L.P. (and the corresponding leasehold transaction with the former partner), and the repayment of certain debt. The information set forth in the table should be read in conjunction with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 52.

                                                                                               DECEMBER 31, 1997
                                                                                            -----------------------
                                                                                             COMBINED
                                                                                            HISTORICAL   PRO FORMA
                                                                                            ----------  -----------
                                                                                            (DOLLARS IN THOUSANDS)
Mortgage debt.............................................................................  $  514,911   $ 410,222
Credit Facility...........................................................................      --
Minority interest in Operating Partnership................................................      --
Stockholders' equity:
    Preferred Stock, $.001 par value;           shares authorized; none issued and
      outstanding on a historical and pro forma basis.....................................
    Common Stock, $.001 par value;           shares authorized; none issued and
      outstanding; and             issued and outstanding on a
      pro forma basis (1).................................................................      --
    Additional paid-in capital............................................................      --
    Owners' equity (deficit)..............................................................    (133,318)
                                                                                            ----------  -----------
    Total owners' (deficit)/stockholders' equity..........................................    (133,318)
                                                                                            ----------  -----------
        Total capitalization..............................................................  $  381,593   $
                                                                                            ----------  -----------
                                                                                            ----------  -----------

------------------------------

(1) Includes       shares of Common Stock to be issued in the Formation
    Transactions and the Offering. Does not include (i) shares of Common Stock that may be issued upon redemption of Units issued in connection with the Formation Transactions beginning one year following the completion of the Offering (or earlier in certain circumstances), (ii) shares of Common Stock subject to options being granted concurrently with the offering under our stock option and incentive plan or (iii) 3,900,000 shares of Common Stock that are issuable upon exercise of the Underwriters' over-allotment option.

                                    DILUTION

    At December 31, 1997, we had a deficiency in net tangible book value attributable to continuing investors of approximately $166.1 million. After giving effect to (i) the sale of the shares of Common Stock offered hereby and our receipt of approximately $480.1 million in estimated net proceeds from the Offering (based upon an assumed initial public offering price of $20.00 per share), after deducting the Underwriters' discounts and commissions, the financial advisory fee payable to Lehman Brothers Inc. and other estimated expenses of the Offering and the Formation Transactions, (ii) the repayment and/or forgiveness of approximately $532.3 million of mortgage indebtedness secured by certain of the Properties, and (iii) other estimated formation expenses, the pro forma net tangible book value at December 31, 1997 would have been approximately $362.4 million, or $ per share of Common Stock. This amount represents an immediate increase in net tangible book value of $ per share to the continuing investors and an immediate and substantial dilution in pro forma net tangible book value of $ per share of Common Stock to new investors. The following table illustrates this dilution:

Assumed initial public offering price per share(1)................................  $   20.00
Deficiency in net tangible book value per share prior to the Offering attributable to continuing investors(2).........................................  $
Increase in net tangible book value per share attributable to the Offering(3).....  $
Pro forma net tangible book value after the Offering(4)...........................  $
                                                                                    ---------
Dilution in net tangible book value per share of Common Stock to new investors(5)....................................................................  $
                                                                                    ---------
                                                                                    ---------

------------------------

(1) Before deducting underwriters' discount and estimated expenses of the Offering and the Formation Transactions.

(2) Deficiency in net tangible book value per share prior to the Offering attributable to continuing investors is determined by dividing net tangible book value attributable to continuing investors (based on the December 31, 1997 net book value of the tangible assets (consisting of total assets less intangible assets consisting of deferred lease fees and loan costs and after the Formation Transactions, net of liabilities to be assumed)) by the sum of the number of shares of Common Stock (i) issued and outstanding and (ii) issuable (upon redemption of all Units to be issued) to continuing investors in the Formation Transactions.

(3) After deducting underwriters' discounts and commissions and estimated expenses of the Offering and the Formation Transactions.

(4) Based on total pro forma net tangible book value of $362.4 million divided by the total number of shares of Common Stock outstanding after the
    completion of the Offering ( shares, including   shares issuable upon
    redemption of Units issued to continuing investors), and excluding   shares
    that may be issuable upon exercise of stock options. There is no impact on dilution attributable to the issuance of Common Stock in redemption for Units to be issued to the continuing investors in the Formation Transactions because such Units would be redeemed for Common Stock on a one-for-one basis.

(5) Dilution is determined by subtracting net tangible book value per share of Common Stock after the Offering from the assumed initial public offering price of $20.00.

    The following table summarizes, on a pro forma basis giving effect to the Offering and the Formation Transactions, the number of shares of Common Stock we are selling in the Offering and the number of shares of Common Stock and Units to be issued to the continuing investors in the Formation Transactions, the deficiency in the net tangible book value as of December 31, 1997 of the assets contributed by the continuing investors in the Formation Transactions and the net tangible book value of the average contribution per share based on total contributions.

                                                                                                                  PURCHASE
                                                                                                                  PRICE(1)
                                                                  COMMON STOCK/                                ---------------
                                                                   UNITS ISSUED            BOOK VALUE OF        BOOK VALUE OF
                                                             ------------------------       CONTRIBUTION           AVERAGE
                                                               SHARES/                 ----------------------   CONTRIBUTIONS
                                                                UNITS       PERCENT        $        PERCENT    PER SHARE/UNIT
                                                             -----------  -----------  ---------  -----------  ---------------
                                                                             (IN THOUSANDS EXCEPT PERCENTAGES)
New investors in the Offering..............................      26,000             %  $ 480,100       132.5%     $   20.00(1)
Common Stock issued to continuing investors................                         %  $                    %     $        (2)
Units issued to continuing investors.......................                         %  $                    %     $        (2)
                                                             -----------       -----   ---------       -----         ------
    Total..................................................                    100.0%  $ 362,362       100.0%
                                                             -----------       -----   ---------       -----         ------
                                                             -----------       -----   ---------       -----         ------

------------------------

(1) Before deducting underwriters' discounts and commissions, the financial advisory fee payable to Lehman Brothers Inc. and other estimated expenses of the Offering and the Formation Transactions.

(2) Based on the December 31, 1997 net book value of the assets, less net book value of deferred financing and leasing cost to be contributed in connection with the Formation Transactions, net of liabilities to be assumed.

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth selected financial and operating information on a pro forma basis for the Company, and on a historical combined basis for the Predecessor. The following financial information should be read in conjunction with all of the financial statements and notes thereto included elsewhere in this Prospectus. The combined historical balance sheet information as of December 31, 1997 and 1996 and the combined operating data for the years ended December 31, 1997, 1996 and 1995 of the Predecessor have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The operating data for the years ended December 31, 1994 and 1993 and the balance sheet data as of December 31, 1995, 1994 and 1993, have been derived from the unaudited combined financial statements of the Predecessor. In the opinion of management of the Predecessor, such unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

    Historical operating results may not be comparable to future operating results. In addition, we believe that the book value of the Properties, which reflects historical costs of such real estate assets less accumulated depreciation, is not indicative of the fair value of the Properties.

    Our unaudited pro forma financial and operating information as of and for the year ended December 31, 1997 assumes completion of the Offering and the Formation Transactions, including the acquisition of 150 Fifth Avenue, 400 Madison Avenue, 16-18 East 53rd Street, 1412 Broadway, 771-791 Sixth Avenue, the mortgage on 342 Madison Avenue and the acquisition of the remaining 50% interest in York 72 Associates, L.P. (and the corresponding leasehold transaction with the former partner), and repayment of certain debt as of the beginning of the periods presented for the operating data and as of December 31, 1997 for the balance sheet data. In management's opinion, all adjustments necessary to present fairly the effects of these transactions have been made. The pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of and for the period indicated, nor does it purport to represent our future financial position and results of operations.

             SUMMARY SELECTED COMBINED FINANCIAL AND OPERATING DATA
              THE COMPANY (PRO FORMA) AND PREDECESSOR (HISTORICAL)
         (IN THOUSANDS, EXCEPT FOR PER SHARE, SHARE AND PROPERTY DATA)

                                                                       YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------------
                                                PRO FORMA                           HISTORICAL
                                               -----------  -----------------------------------------------------------
                                                  1997        1997       1996        1995         1994         1993
                                               -----------  ---------  ---------  -----------  -----------  -----------
                                               (UNAUDITED)                                     (UNAUDITED)  (UNAUDITED)
OPERATING DATA:
Revenues:
  Base commercial rents......................   $  77,187   $  52,146  $  47,553   $  43,891    $  43,256    $  42,375
  Commercial tenant escalations and
    reimbursements...........................      13,887       9,919      8,471       7,866        8,028        7,566
  Residential rental revenue.................      16,482       3,123      1,884       1,720        1,760        1,668
  Related party revenues.....................       1,725       1,725      2,060       1,586       --           --
  Investment and other income................       2,499       2,401      2,795       2,720        4,877        4,999
      Total revenues.........................     111,780      69,314     62,763      57,783       57,921       56,608
Expenses:
  Property operating expenses................      21,952      12,060      9,497       8,696        8,631        7,828
  Real estate taxes..........................      22,361      13,763     11,727       9,894        8,872        9,136
  Interest...................................      29,682      34,466     28,146      28,020       24,172       22,455
  Depreciation and amortization..............      14,975      11,172      9,651       8,948        9,068        9,267
  Marketing, general and administrative......       9,177       8,029      6,811       8,317        4,528        5,365
      Total expenses.........................      98,147      79,490     65,832      63,875       55,271       54,051
Loss on investment in limited partnership....          --         (67)      (215)       (113)        (442)      (1,924)
Gain (loss) on marketable securities and
  investment partnerships....................         908         908        (55)        (56)      --           --
Gain on sale of real estate..................      --          --         --          --            5,250       --
Income (loss) before minority interest and
  extraordinary items........................      14,541      (9,335)    (3,339)     (6,261)       7,458          633
Minority interest(1).........................
Income (loss) before extraordinary gain......      14,541      (9,335)    (3,339)     (6,261)       7,458          633
Net income (loss) per share(2)
  Basic......................................
  Diluted....................................

                                                                                  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated
  depreciation...............................     773,891     367,916    313,631     266,213      262,104      273,909
Real estate, after accumulated
  depreciation...............................     708,653     302,678    254,848     215,868      217,747      234,636
Total assets.................................     874,353     472,856    332,566     288,099      289,580      281,318
Total indebtedness...........................     410,222     514,911    396,359     435,656      430,282      429,478
Minority interest............................                  --         --          --           --           --
Owners' deficit..............................     340,939    (133,318)  (144,354)   (147,607 )   (140,702 )   (148,160 )
OTHER DATA:
Net cash provided by (used in) operating
  activities(3)..............................          --      (1,905)     7,862      (2,323 )         --           --
Net cash provided by financing
  activities(3)..............................          --    (120,979)    37,551       6,842           --           --
Net cash used in investing activities(3).....          --    (122,655)   (46,262)     (6,622 )         --           --
Funds from operations(4).....................      28,358          --         --          --           --           --
Weighted average shares outstanding..........
Weighted average shares and units
  outstanding(5).............................
Office Properties (at period end)............           8           4          4           3            3            3
Office Square Footage (at period end)........   2,929,000   1,570,000  1,570,000   1,294,000    1,294,000    1,294,000
Office Percent Leased (at period end)........        90.9%       89.3%      93.2%       92.7%        95.1%        94.0%
Apartment Properties (at period end)(6)......           4           3          2           2            2            2
Apartment Units (at period end)(6)...........         608         205        205         144          144          144
Apartment Square Footage (at period
  end)(6)....................................     506,000     175,000    134,000     134,000      134,000      134,000
Apartment Percent Leased (at period
  end)(6)....................................        96.1%       95.9%      96.2%       96.9%        98.6%        97.3%

------------------------------

(1) Represents the     % interest in the Operating Partnership that will be
    owned by Harry Macklowe and other continuing investors.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(2) Pro forma basic net income per share excludes any dilutive effect of options outstanding. Pro forma dilutive net income per share includes the dilutive effect of the outstanding options under the treasury stock method. As each Common Unit is redeemable for one share of Common Stock, the calculation of net income per share upon redemption of the outstanding Units will be unaffected, as Unitholders and Common Stockholders receive equal distributions on a per Unit and per share basis in the net income of the Company.

(3) Pro forma information relating to cash flow from operating, financing and investing activities has not been included because the Company believes that this information would not be meaningful due to the number of assumptions required in order to calculate this information.

(4) The White Paper on Funds from Operations ("FFO") approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute FFO in accordance with standards established by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

(5) Weighted Average Units outstanding include     Common Units and 1,200,000
    Class B Units, which share in distributions equally with common Units but are exchangeable during a 14-day period beginning on the date which is six months after the consummation of this Offering (the "Class B Exchange Period"), for a number of Common Units having a value (based on the average closing price of the Common Stock on the NYSE for the ten business day period preceding the commencement of the Class B Exchange Period) equal to the value of the Class B Units at the time of this Offering (based on the Offering Price). The Class B and Class C Units are owned by non-affiliated continuing investors. See "Partnership Agreement" on page 113.

(6) For historical periods, does not include the 409-unit, 428,000 square foot Riverterrace apartment property because it is accounted for under the equity method. For the pro forma period, York 72 Associates, L.P. has been accounted for under the consolidation method of accounting. See "Riverterrace" on page 86.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

OVERVIEW

    The following discussion should be read in conjunction with the Selected Financial Information, the Historical Combined Financial Statements and the Pro Forma Combined Balance Sheet and Pro Forma Combined Statements of Income of our Company contained in this Prospectus.

    The Combined Financial Statements of The Macklowe Organization Predecessor include 100% of the net assets and results of operations of 13 properties (Two Grand Central Tower, Avenue of the Americas Plaza, 369 Lexington Avenue, 30 East End Avenue, 345 East 64th Street, 540 Madison Avenue, 192 East 75th Street, 20/30 West End Avenue, 140 West 57th Street, 40 West 55th Street, 305 West 50th Street, 250 East 60th Street, 1000 Second Avenue), a portion of the 300 Madison Avenue development site, equity interests in one other property (Riverterrace--which interests are accounted for under the equity method), and an investment in a mortgage note providing effective ownership of the remaining portion of the 300 Madison Avenue development site. 100% of the net assets and results of operations of Manhattan Pacific Management Co., Inc. and McGraw Hudson Construction Corp; and

    Due to the size of our existing portfolio (21 properties, including 9 development and redevelopment properties), the inclusion of additional properties during any period can result in significant increases in total revenue and other financial data over prior periods. For the foregoing reason, we believe that our historical year to year and quarter to quarter financial data are not comparable, and that percentage growth may not be maintained at the current rate.

RESULTS OF OPERATIONS

    COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

    Rental revenue increased $4,593, or 10%, to $52,146 from $47,553 for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase was primarily due to the inclusion of an additional $2,791 from 540 Madison Avenue in 1997 as compared to 1996, reflecting the property's first full year of operations subsequent to our acquisition thereof in September 1996. Approximately $1,178 of the increase was attributable to the expiration of certain lease takeover obligations at Avenue of the Americas Plaza during 1997, and an additional $391 was due primarily to the completion of leases at Two Grand Central Tower during 1996 and 1997.

    Commercial tenant escalations and reimbursements increased by $1,448, or 17%, to $9,919 from $8,471 for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase was primarily due to the inclusion of an additional $465 for a full year of operations of 540 Madison in 1997; an increase in real estate tax escalations of $334 at Avenue of the Americas Plaza; and increases in operating expense recoveries at Avenue of the Americas Plaza and Two Grand Central Tower of $287 and $215, respectively as a result of operating expense increases and average occupancy increases.

    Residential rental revenues increased $1,239, or 66%, to $3,123 from $1,884 for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase was primarily due to the opening of 345 East 64th Street upon the completion of construction in March 1997, which resulted in 1997 rental revenues of $1,060. In addition, the rental revenues at 30 East End Avenue increased by $151, as a result of increases in market rental rates and the rental of newly renovated apartments at higher rental rates than the unrenovated units.

    Related party revenues decreased $335, or 16%, to $1,725 from $2,060 for the year ended December 31, 1997 compared to the year ended December 31, 1996. This decrease resulted from a reduction in commissions due to greater leasing activity in 1996 as compared to 1997.

    Investment and other income decreased $394, or 14%, to $2,401 from $2,795 for the year ended December 31, 1997 compared to the year ended December 31, 1996. This decrease resulted primarily from the receipt of certain non-recurring income from tenants in 1996.

    Property operating expenses increased $2,563, or 27%, to $12,060 from $9,497 for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase was primarily due to the inclusion of a full year of operations of 540 Madison Avenue in 1997, which resulted in an increase of $1,991; and the opening of 345 East 64th Street in March 1997, which increased operating expenses by $347.

    Real estate taxes increased $2,036, or 17%, to $13,763 from $11,727 for the year ended December 31, 1997 compared to the year ended December 31, 1996. This increase was primarily due to ownership of 540 Madison Avenue for the full year in 1997 which resulted in an increase of $1,344; and an increase in the taxes at Avenue of the Americas Plaza of $614 which resulted from the phase out of the deferral on the increase in assessed value which resulted from the development of the project.

    Interest expense increased $6,320, or 22%, to $34,466 from $28,146 for the year ended December 31, 1997 compared to the year ended December 31, 1996. This increase was primarily due to the inclusion of 540 Madison Avenue for the full year in 1997 which resulted in an increase of $2,932; and the acquisition of 300 Madison Avenue in the third quarter of 1997, which resulted in an increase of $2,987.

    Depreciation and amortization increased by $1,521, or 16%, to $11,172 from $9,651 for the year ended December 31, 1997 compared to the year ended December 31, 1996. Approximately $1,447 of this increase resulted from the inclusion of 540 Madison Avenue for the full year in 1997.

    Marketing, general and administrative expenses increased by $1,218, or 18%, to $8,029 from $6,811 for the year ended December 31, 1997 compared to the year ended December 31, 1996. This increase was primarily due to compensation expense in 1997 of $963, equal to the earnings on the investments held in trust under a deferred compensation agreement between a senior executive and the Company.

    The investments in marketable securities and investment partnerships increased by $963 to $908 from a loss of $55 for the year ended December 31, 1997 compared to the year ended December 31, 1996. The earnings on these investments accrue to the benefit of a senior executive under the deferred compensation agreement noted above.

    Extraordinary gains on forgiveness of debt of $9,932 were recognized in 1997, including $9,000 on a mortgage note with Mitsubishi Bank and $1,216 on a note with National Bank of Canada, and financing cost write-offs of $284.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    Base commercial rents increased by $3,662, or 8%, to $47,553 from $43,891 for the year ended December 31, 1996 compared to the year ended December 31, 1995. This increase was primarily due to the acquisition of 540 Madison Avenue in September 1996 and inclusion of its operations for approximately four months in 1996, which resulted in additional rents of $2,384; the expiration of certain lease takeover obligations at Avenue of the Americas Plaza, which resulted in additional rents of $465; and the completion of new leases at 369 Lexington Avenue, which resulted in additional rents of $487.

    Commercial tenant escalations and reimbursements increased by $605, or 8% to $8,471 from $7,866 for the year ended December 31, 1996 compared to the year ended December 1995. Approximately $360 of this increase was due to the inclusion of 540 Madison Avenue's results for four months in 1996.

    Residential rental revenue increased by $164, or 10%, to $1,884 from $1,720 for the year ended December 31, 1996 compared to the year ended December 31, 1995. This increase was primarily due to the increases in market rental rates and a higher level of apartment turnover and re-rental in 1996.

    Related party revenues increased by $474, or 30%, to $2,060 from $1,586 for the year ended December 31, 1996 compared to the year ended December 31, 1995. This increase was primarily due to a non-recurring commission in 1996 related to a lease extension at a third party owned property.

    Property operating expenses increased by $801, or 9%, to $9,497 from $8,696 for the year ended December 31, 1996 compared to the year ended December 31, 1995. This increase was primarily due to the inclusion of $565 for the four months of operations of 540 Madison Avenue in 1996.

    Real estate taxes increased by $1,833, or 19%, to $11,727 from $9,894 for the year ended December 31, 1996 compared to the year ended December 31, 1995. This increase was primarily due to the expiration of the real estate tax deferral benefits described above at Avenue of the Americas Plaza, which increased taxes by $848; the inclusion of four months of operations of 540 Madison Avenue in 1996, which increased taxes by $609; and an increase in the tax assessment of Two Grand Central Tower, which increased taxes by $296.

    Depreciation and amortization increased by $703, or 8% to $9,651 from $8,948 for the year ended December 31, 1996 compared to the year ended December 31, 1995. This increase resulted primarily from the inclusion of $413 for 540 Madison Avenue's results of operation for four months in 1996.

    Marketing, general and administrative expenses decreased by $1,506, or 18%, to $6,811 from $8,317 for the year ended December 31, 1996 compared to the year ended December 31, 1995. This decrease was primarily due to the inclusion of the initial expense of $2,500 in 1995 related to the formation of the deferred compensation trust with the senior executive as described above, offset by $697 in 1996 for additional staff and other expenses necessitated by increased business and an increase of $241 in leasing expenses due to the leasing of vacant space.

PRO FORMA OPERATING RESULTS

    YEAR ENDED DECEMBER 31, 1997

    On a pro forma basis, after giving effect to the Offering, income before minority interest and extraordinary items would have been $14,541 for the year ended December 31, 1997, representing an increase of $23,876 over the historical combined loss before minority interest and extraordinary gains on forgiveness of debt. The increase is accounted for as follows:

INCREASES TO INCOME:
Decrease in interest expense due to a net decrease in mortgage loans..............  $  12,967
Additional income due to acquisition properties...................................     10,006
Decrease in amortization of deferred financing costs due to repayment of loans....      3,056
                                                                                    ---------
                                                                                       26,029

DECREASES TO INCOME:
Additional general and administrative expenses associated with a public company...       (928)
To reflect York 72 Associates at December 31, 1997 on a consolidated basis, based
  on the Company's purchase of the remaining 50% interest in the entity...........       (952)
Eliminate cleaning and health club income not allowed under the REIT rules........       (273)
                                                                                    ---------
                                                                                       (2,153)
                                                                                    ---------
                                                                                    $  23,876
                                                                                    ---------
                                                                                    ---------

    As indicated above, inclusion of certain recent properties acquired or to be acquired after December 31, 1997 increased income, on a pro forma basis, by approximately $10.006. Further information regarding the effects of the acquisition of such properties on our financial position and results of operations is set forth in the historical financial statements of these acquired or to be acquired properties and our pro forma financial statements contained in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

    Upon completion of the Offering and the Formation Transactions, including the borrowing of $140.0 million through a new mortgage financing simultaneously with the completion of the Offering, we expect to have reduced our total indebtedness from $789.2 million to $444.9 million, all of which will be secured by our interests in certain of the Properties. The new mortgage facility is anticipated to bear interest at a fixed rate of 7%, and the weighted average interest rate on all of our fixed rate loans (totalling $251.1 million) will be approximately 7.06%. There will be a total of $1.5 million of scheduled loan principal repayments due during the year ending December 31, 1998. The Company's debt to market capitalization ratio (i.e., the ratio of the Company's total indebtedness to the sum of its total indebtedness and the value of its
outstanding Common Stock and Units based on the Offering Price) will be    %.

    We are currently negotiating a secured revolving line of credit (the "Credit Facility") in the approximate amount of $250 million to facilitate its anticipated development, acquisition, redevelopment and construction activities. While we expect to have the Credit Facility in place on or before the completion of the Offering, there can be no assurance that this will be the case. Upon completion of the Offering and Formation Transactions, we expect to have approximately $ million of working capital.

    We believe that the Offering and the Formation Transactions will improve our financial performance, primarily as a result of the substantial reduction in our total indebtedness and our debt to equity ratio. We anticipate that as a result of our significant development pipeline, our cash available for distribution will be insufficient in the near term to pay our initial estimated annual distribution. In that event, we expect to make our distributions from working capital and/or borrowings in addition to income derived from operations.

    We expect to meet our short-term liquidity needs, including recurring capital expenditures, generally through our initial working capital of approximately $ million and through income derived from operations, principally from lease revenues from the Properties. These sources will be used to fund periodic tenant-related capital expenditures and other capital improvements.

    The Company expects to meet its long-term liquidity requirements for the funding of property acquisitions, property development and other non-recurring capital improvements through long-term secured and unsecured indebtedness and through future issuances of debt or equity securities, including issuances of Units in exchange for properties. We expect that a portion of the cost of future development and acquisition activity will be funded through borrowings under the Credit Facility or mortgage financing secured by acquired properties.

CASH FLOWS

    COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

    Net cash provided by operating activities decreased $5,957 to $1,905 from $7,862 for the year ended December 31, 1997 as compared to the year ended December 31, 1996. This decrease was due to an increase in prepaid real estate taxes, deferred costs and other assets of $2,945 due to the timing of real estate tax payments and increases in loan escrow deposits; a decrease in net income (excluding depreciation and amortization and extraordinary gains) of $4,475 due primarily to an increase in interest expense of $6,320; and a decrease in restricted cash of $2,058.

    Net cash used in investing activities increased by $76,393 to ($122,655) from ($46,262) for the year ended December 31, 1997 as compared to the year ended December 31, 1996. The increase was due primarily to the acquisition of the mortgage note receivable on the 300 Madison Avenue development site for approximately $68,287; the acquisitions of the development sites at 305 West 50th Street and 1000 Second Avenue and the redevelopment project at 40 West 55th Street which totaled $24,799; and the costs incurred in the redevelopment/construction of 540 Madison Avenue and 345 East 64th Street totaling

$16,196, all of which occurred in 1997. These increases were partially offset by the acquisition of 540 Madison Avenue in 1996 for approximately $35,000.

    Net cash provided by financing activities increased by $83,428 to $120,979 from $37,551 for the year ended December 31, 1997 as compared to the year ended December 31, 1996. This increase was primarily due to the net loan proceeds received in connection with the purchase of the mortgage note on 300 Madison Avenue of approximately $66,219; and the additional loan proceeds drawn in connection with the renovation and re-tenanting of 540 Madison Avenue of $23,418.

FUNDS FROM OPERATIONS

    The White Paper on Funds from Operations ("FFO") approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute FFO in accordance with standards established by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations" on page 53.

    On a pro forma basis after giving effect to the Offering, pro forma Funds from Operations for the year ended December 31, 1997 are as follows:

                                                                                                       PRO FORMA
                                                                                                      ------------
                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
Net income before minority interest and extraordinary item..........................................   $   14,541
Add:
  Depreciation and amortization.....................................................................   $   14,975
Less:
  Amortization of deferred financing costs and depreciation of non-rental real estate assets........   $   (1,158)
                                                                                                      ------------
Funds from Operations...............................................................................   $   28,358
                                                                                                      ------------
                                                                                                      ------------

INFLATION

    Substantially all of the office leases provide for separate real estate taxes and operating expense escalations over a base amount. In addition, many of the leases provide for fixed base rent increases or indexed escalations. The Company believes that inflationary increases may be at least partially offset by the contractual rent increases described above.

PROSPECTIVE ACCOUNTING STANDARDS

    In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) Nos. 130, "Reporting Comprehensive Income," and 131, "Disclosures About Segments of an Enterprise and Related Information." Both statements are effective for the Company beginning January 1, 1998. The statements, both of which are disclosure-related only, are not expected to materially impact the Company's financial reporting disclosures.

    At its March 1998 meeting, the Emerging Issues Task Force of the FASB reached a consensus ("EITF 97-11") that internal pre-acquisition costs of operating properties should be expensed as incurred. We have determined that adopting EITF 97-11 will not have a material impact on our future operating results.

    In May 1997, Statement of Position 97-1 ("SOP") was issued that establishes the borrower's accounting for a participating mortgage loan if the lender participates in increases in the market value of the mortgaged real estate project, the results of operations of that mortgaged real estate project, or both. The SOP requires that the borrower recognize, at origination, a participation liability based on the fair value of the participation feature (with a corresponding debit to a debt discount account). The debt discount is to be amortized prospectively using the interest method. The amortization is to be included in interest expense. At the end of each reporting period, the balances of the participation feature is to be adjusted to equal the fair value of the participation feature at that time. The SOP is effective for financial statements for fiscal years beginning after June 30, 1997. The effect of initial application of the provisions of the SOP is reported as a cumulative effect of a change in accounting principle. We are currently negotiating with our lenders, who hold participating mortgages, and cannot assess the overall effect of this accounting pronouncement.

YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer systems that have date-sensitive software or microprocessors may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar business activities.

    We have evaluated its systems and determined that the software currently in use is substantially year 2000 compliant. The software vendor has agreed to make minor modifications in the software to make it fully year 2000 compliant by December 31, 1998 at no additional cost to us. We presently believe that with these modifications, the Year 2000 issue will not have a material adverse impact on our operations and financial condition. However, even if such modifications are not timely completed, the Year 2000 issue is not expected to have a material adverse impact on our operations, financial condition and cash flows.

                                MARKET OVERVIEW

SUMMARY

    UNLESS OTHERWISE INDICATED, INFORMATION CONTAINED IN THIS PROSPECTUS CONCERNING THE NEW YORK CITY ECONOMY AND THE MANHATTAN OFFICE AND APARTMENT MARKETS IS DERIVED FROM THE CUSHMAN & WAKEFIELD MARKET STUDY.

    We believe that the strength of the New York City metropolitan economy and the current supply/ demand fundamentals in the Manhattan office and apartment markets provide an attractive environment for developing, acquiring, owning and operating office and apartment properties. The lack of appreciable new office and apartment building construction combined with increasing New York City employment has created a favorable atmosphere for the development of both office and apartment properties.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL NEW YORK CITY EMPLOYMENT 1989-1997
(in thousands)
1989                                          3,608
1990                                          3,566
1991                                          3,375
1992                                          3,281
1993                                          3,283
1994                                          3,310
1995                                          3,323
1996                                          3,355
1997                                          3,411

    Since 1992 new office construction in Manhattan has been virtually non-existent. There was no new construction in 1995, 1996 and 1997 and there will be no completions of office development in 1998. Only one building will be completed in 1999. These statistics combined with the vacancy and rental rate projections described under "--Manhattan Office Market" below, support our belief that demand for office space, fueled by increasing employment, will drive continued net absorption of office space over the next several years.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    NEW OFFICE CONSTRUCTION
           1989-1997

Square Feet Constructed
(millions)
1989                                      4
1990                                    4.2
1991                                    1.1
1992                                    2.3
1993                                    0.2
1994                                    0.2
1995                                      -
1996                                      -
1997                                      -

    Similarly, new apartment construction since 1990 has been limited. New apartment construction permits averaged 11,500 units annually throughout the 1980s. However, new construction permit issuance in the 1990s has decreased to 5,000 units per year. This diminished construction activity resulted in an absence of new supply from 1990 through 1995 of 39,000 units, which had the effect of exerting upward pressure on rents. Since June 30, 1996 in excess of 3,000 new rental units have come to market and approximately 3,500 units are presently under development.

ECONOMIC OVERVIEW

    INTRODUCTION. New York City is the world's leading financial and cultural capital. It is a favored North American base for many multinational headquarters as well as home to the United Nations and numerous foreign missions. New York City's concentration of business activity and its highly educated work force make it the location of choice for financial, legal, accounting, advertising, publishing, entertainment, telecommunications, fashion and retail industries.

    New York City's strong economy led to a budget surplus in 1996 of $856 million and a projected surplus of $2.0 billion in 1997. The fiscal responsibility of New York City, combined with the vibrant economy have served to create additional revenue and provide opportunities for tax reduction. Over the past four years, the Governor of the State of New York, George Pataki, and New York City Mayor Rudolph Giuliani have enacted several tax reduction measures which have benefitted businesses:

    - Property taxes on commercial and residential income property have declined in New York City; assessed valuations have dropped by 10% from 20% since the 1994/1995 tax year and commercial tax rates have dropped 5% since the 1993/1994 tax year;

    - The New York State Real Property Gains Tax, which amounted to 10% of the gain on the sale of a property in excess of $1 million, was repealed; and

    - The New York City occupancy tax, which was a 6% surcharge on base rent payable by commercial tenants, has been significantly reduced and is expected to be completely eliminated within the next five years.

    Finally, over the last four years, crime has decreased by more than 43% in New York City.

    Job growth in New York City has surged as the national economy has markedly improved. In 1997, 56,000 new jobs were added, the largest increase in 13 years. Driven by a strong economy and surging popularity, between 1995 and 1997 New York City's private sector employment rose by 3.9%, or 107,000 jobs. Over 75% of the net job growth occurred in Manhattan, which experienced strong job growth of 3.1% over the two year period. Moreover, growth of private sector employment for New York City has continued through the last several months of 1998 and is conservatively expected to continue to grow through the year 2002 by approximately 1.1% per year. In November 1997, Fortune magazine rated New York City as the best city in America in which to do business based on business climate, cost of living, and quality of life.

    THE SERVICES SECTOR is the single fastest growing employment sector in terms of jobs added in the New York City metropolitan economy. Fueling the growth in the services sector are the advertising industry, the increased demand for computer programmers and the trend towards hiring temporary workers as a way to maintain corporate flexibility.

    THE TRADE SECTOR is the second largest and fastest growing segment of the city's economy. Approximately 17% of New York City's total employment is generated by the trade sector. Retail sales in Manhattan rose to their highest level ever in 1996 totaling $21.3 billion. Retail trade has increased significantly in the past year adding 11,700 new jobs in 1997, a 3.1% gain over the prior year.

    THE SECURITIES INDUSTRY currently represents approximately 5% of the overall employment base in New York City. As a result, major securities firms based in Manhattan continue to expand their employment base and their physical presence in New York City. There are numerous examples of the securities industry's continued commitment to New York City: Morgan Stanley Dean Witter purchased both 1585 Broadway and 750 Seventh Avenue in 1993 for their own occupancy; Credit Suisse First Boston signed a 20 plus year lease at 11 Madison Avenue in 1996; Paine Webber renewed their lease for a 15 plus year term at 1285 Avenue of Americas in 1996; Donaldson Lufkin & Jenrette relocated to Midtown in 1996, occupying 277 Park Avenue for a 20 year term. In 1997, Bankers Trust expanded its office occupancy by leasing 275,000 square feet at 2 World Trade Center and Goldman Sachs expanded by leasing 400,000 square feet at 10 Hanover Square. Most recently, Bear Stearns announced plans to construct their own 1.0 million square foot tower at 383 Madison Avenue. Lastly, San Francisco based Montgomery Securities recently expanded their occupancy by 150,000 square feet at 9 West 57th Street. The securities industry remains very strong and the recent acceleration of investment banking activities should lead to additional growth in this industry and in New York City's position as an international center of finance.

MANHATTAN OFFICE MARKET

    OVERVIEW. Manhattan contains over 380 million square feet of Class A, Class B and Class C office space and is comprised of three markets: Midtown, Midtown South and Downtown. The Midtown market is identified as that area north of 32nd Street and south of 70th Street and includes such diverse industries as legal services, financial institutions, insurance, media, advertising and accounting. The Midtown South market is identified as that area north of Canal Street and south of 32nd Street and is dominated by Class B and Class C buildings which are generally occupied by local service firms. The Downtown market is identified as that area south of Canal Street to Battery Park and is significantly linked to the financial services industry and the New York City government.

    The Manhattan office market is larger than the next six largest U.S. central business districts combined:

                     COMPARATIVE OFFICE STOCK AS OF 3/31/98

                                           STOCK SQUARE
      RANK              CBD                    FEET
-----------  --------------------------  ----------------
1.........          New York, NY(1)         389,200,000
2.........              Chicago, IL         112,100,000
3.........           Washington, DC          81,000,000
4.........               Boston, MA          51,600,000
5.........        San Francisco, CA          42,000,000
6.........         Philadelphia, PA          38,900,000
         7              Houston, TX          34,350,000
         8               Dallas, TX          29,870,000
         9          Los Angeles, CA          29,600,000
        10              Seattle, WA          24,700,000

------------------------
(1) Refers to commercial office buildings south of 70th Street in Manhattan.

    The following table sets forth the relative sizes of the Class A and Class B office markets and the rents and vacancy rates as of March 31, 1998 existing in such markets:

                        MANHATTAN OFFICE MARKET OVERVIEW

                                                                     1ST QUARTER 1998 VACANCY RATE       1ST QUARTER 1998 RENT/
                               CLASS A AND CLASS B STOCK(1)                                                   SQUARE FOOT
                            -----------------------------------  -------------------------------------  ------------------------
                              CLASS A      CLASS B      TOTAL       CLASS A       CLASS B      TOTAL      CLASS A      CLASS B
                            -----------  -----------  ---------  -------------  -----------  ---------  -----------  -----------
Midtown...................       168.0         39.6       207.6          7.3%         10.9%        8.0%  $   41.50    $   25.19
Midtown South.............        10.1         27.1        37.2          0.8%          9.9%        7.2%  $   29.07    $   24.12
Downtown..................        55.6         35.5        91.1          8.0%         18.1%       12.0%  $   33.36    $   26.38
  Total/Weighted
    Average...............       233.7(1)      102.2      335.9          7.2%         13.1%        9.0%  $   39.03    $   25.32


                              TOTAL
                            ---------
Midtown...................  $   37.23
Midtown South.............  $   24.27
Downtown..................  $   29.25
  Total/Weighted
    Average...............  $   34.86

------------------------
(1) Represents amount of total Class A stock and Class B square footage in the Manhattan office market (square footage is presented in millions).

    STRONG DEMAND FOR SPACE IN MIDTOWN MANHATTAN MARKET. The Midtown vacancy rate for Class A and B Space fell to 8.0% at March 31, 1998 from 11.1% at year-end 1996 due to the increased demand for office space. As of March 31, 1998, the Class A vacancy rate was 7.3%, as compared to 10.0% at year end 1996, while the Class B vacancy rate was 10.9% as compared to 15.5% at year-end 1996. During 1997, net absorption of Class A and Class B office space was approximately 4.1 million square feet. Midtown's average Class A asking rents increased to $41.50 per square foot at March 31, 1998, a 16.1% increase over year-end 1996 levels of $35.74 per square foot and Midtown's average Class B asking rents increased to

$25.19 per square foot, a 9.6% increase from $22.99 per square foot during the same time period. Additionally, landlord concessions at Class A properties for free rent and tenant improvement allowances have decreased and are expected to decrease 10% to 15% over the next 12 months. Less than 13% of tenants currently in the market indicate that they are contemplating locations outside of New York City. The New York City metropolitan area's suburbs of New Jersey, Fairfield County, Westchester County and Long Island are also experiencing a resurgence in the Class A market, with rental rates in some markets increasing over 35%.

    The following chart sets forth Midtown Class A and Class B historical vacancy rates and asking rents for the period commencing with the year ended December 31, 1990 and ending March 31, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CLASS A AND CLASS B MIDTOWN VACANCY
Rates and Asking Rates
                                                Combined Asking Rent
1990                                                         $ 38.07
1991                                                         $ 35.14
1992                                                         $ 32.04
1993                                                         $ 31.20
1994                                                         $ 31.17
1995                                                         $ 31.59
1996                                                         $ 32.01
1997                                                         $ 35.20
1Q'98                                                        $ 36.69
                                       Combined Overall Vacancy Rate
1990                                                           17.1%
1991                                                           17.1%
1992                                                           17.2%
1993                                                           16.3%
1994                                                           13.5%
1995                                                           12.7%
1996                                                             11%
1997                                                            8.7%
1Q'98                                                          7.96%

    The following table sets forth the projected Midtown Class A and Class B vacancy rates and asking rents for each of the next five years:

    MIDTOWN CLASS A AND CLASS B VACANCY RATE AND ASKING RENTAL RATE FORECAST

                                                                   VACANCY RATE                         ASKING RENTS
                                                        -----------------------------------  -----------------------------------
                                                          CLASS A      CLASS B      TOTAL      CLASS A      CLASS B      TOTAL
                                                        -----------  -----------  ---------  -----------  -----------  ---------
1998..................................................        7.0%        11.2%         9.2%  $   41.50    $   25.19   $   37.23
1999..................................................        6.5%         9.9%         8.2%  $   43.16    $   26.20   $   38.69
2000..................................................        4.4%         8.7%         6.7%  $   44.89    $   27.24   $   39.24
2001..................................................        3.7%         7.6%         5.7%  $   46.68    $   28.33   $   40.67
2002..................................................        5.1%         6.4%         5.7%  $   48.55    $   29.46   $   44.41

    NEW DEVELOPMENT IN MIDTOWN. New office construction in Manhattan over the past few years has been almost non-existent, with just nine (primarily owner-occupied) buildings, aggregating 2.8 million square feet, completed since 1992. The existing supply of office space in Midtown cannot fully satisfy the demand for large blocks of contiguous space. As of March 31, 1998, the availability of such space was limited to:

    - 10 blocks of 250,000 square feet or more;

    - 15 blocks between 100,000 and 250,000 square feet; and

    - 30 blocks between 50,000 and 100,000 square feet.

    Moreover, there were at least a dozen large users seeking 250,000 square feet or more of contiguous office space. The age and location of available space vary considerably, further limiting the choices available to tenants seeking space in newer, well located buildings. Assuming development costs of approximately $377 per square foot (as estimated by Cushman & Wakefield), a market rent of $50 per square foot is needed to justify new construction. These rents are currently being achieved in Class A office buildings in Midtown. Over the past year, in excess of 1.3 million square feet of office space was leased at rents of $50 per square foot or higher. For example:

    - McGraw Hill renewed 297,000 square feet at 1221 Avenue of the Americas at $56.50 per square foot;

    - Montgomery Securities leased 220,000 square feet at 9 West 57th Street at $60 per square foot;

    - Banco Santander leased 200,000 square feet at 1251 Avenue of the Americas at $55 per square foot;

    - Nomura Asset Capital leased 17,000 square feet on East 50th Street for $66 per square foot;

    - PaineWebber leased 29,000 square feet at 1285 Avenue of the Americas at $57 per square foot;

    - CIC Group leased 44,800 square feet at 520 Madison Avenue for $50 per square foot;

    - Merrill Lynch leased 28,000 square feet on Lexington Avenue at $54 per square foot;

    - Bassini Play Fair leased 16,000 square feet in Rockefeller Center at $50 per square foot; and

    - Ton Yang Securities leased 14,500 square feet at 590 Madison Avenue for $50 per square foot.

    If every project planned is completed, new construction of office space over the next five years is expected to total only 9.2 million square feet. These possible projects are described below.

      MIDTOWN OFFICE BUILDING PROJECTS -- PROPOSED AND UNDER CONSTRUCTION

                                                                            RENTABLE
       NO.                  PROPERTY                       STATUS          OFFICE SF                  DESCRIPTION
-----------  --------------------------------------  ------------------  --------------  --------------------------------------
        1.   4 TIMES SQUARE -- NE TOWER              Under Construction    1,600,000     Conde Nast and Skadden, Arps have
             1480 Broadway                                                               committed to 80% of available space.
                                                                                         Forecasted completion in 1999.
        2.   300 MADISON AVENUE                      Proposed                up to       The Macklowe Organization is in the
             From 41st St. through 42nd St.                                1,000,000     preliminary stages of development
                                                                                         plans.
        3.   PARK AVENUE PLACE                       Proposed              1,100,000     Bear Stearns & Co. world headquarters.
             383 Madison Avenue                                                          Forecasted completion in 2002.
        4.   3 TIMES SQUARE                          Proposed               855,000      Owner/user -- Reuter's Headquarters.
             NW Corner of 42nd St. and Seventh Ave.                                      Developer-Rudin Organization.
                                                                                         Forecasted completion in 2001.
        5.   ONE ROCKEFELLER PLAZA WEST              Proposed              1,460,000     Anchor tenants will likely be secured
             745 Seventh Avenue                                                          prior to construction. Forecasted
                                                                                         completion in 2002.
        6.   1 TIMES SQUARE                          Proposed               865,000      Zuckerman/Klein Office/retail.
             SW Corner of 42nd St. and Seventh Ave.                                      Forecasted completion in 2002.
        7.   2 TIMES SQUARE                          Proposed               985,000      Zuckerman/Klein Office/retail.
             Southside Corner of 42nd St.                                                Forecasted completion in 2002.
        8.   COLUMBUS CENTER                         Developer to be       1,340,000     Mixed Use -- Office, retail and
             Columbus Circle & 59th Street           announced                           residential. Forecasted completion in
                                                                                         2003.

    These projects, if completed, will increase the existing inventory of office space in Midtown by only 4%. This additional space is not expected to satisfy the growing demand for space. 41,210 new employees were added to the Manhattan workforce in 1997. Assuming each new employee requires 200 square feet of office space (an industry benchmark), this growth implies utilization of 8.2 million square feet of new office space in 1997 alone. When projected employment growth is considered, absorption of office space supports new office development.

300 MADISON AVENUE

    300 Madison Avenue is a prime development site located on the southwest corner of Madison Avenue and West 42nd Street adjacent to Grand Central Terminal Manhattan's most inportant transportation nexus. The only comparable development site in Manhattan for which construction plans are imminent is 383 Madison Avenue, located five blocks north. This site, however, is not direct competition for 300 Madison Avenue since it will be 100% occupied by Bear Stearns & Company as their headquarters.

    The property is located in the Grand Central submarket which contains few new office buildings which will directly compete with 300 Madison Avenue. The most recent construction in this submarket, after 1980, includes 450 Lexington Avenue, a 900,000 square foot, 40-story tower located at East 45th Street. This building is 100% leased. The other newer building is 425 Lexington Avenue, a 675,000 square foot, 31-story tower located at East 43rd Street. This building is 100% leased. There are two other buildings which were constructed post 1980; 120 Park Avenue, a 600,000 square foot tower which is owned and occupied by Phillip Morris Companies and 101 Park Avenue, a 1.3 million square foot, 49-story tower located at East 41st Street. This building is also 100% leased.

    In summary, there are only four Class A buildings which currently would compete with 300 Madison Avenue in terms of their proximity to Grand Central Terminal, which were constructed after 1980 containing large floor plates and blockfront orientation. These four buildings are fully rented and are anchored by major tenants whose leases will not expire for another five to ten years. The only Class A building in the Grand Central submarket with sizable vacant space is 335 Madison Avenue, a 1983 rehabilitation of a pre-war building located at 43rd Street. The building is 73% occupied. Asking rents for available space start at $50 per square foot for a building which is inferior to 300 Madison Avenue. We fully expect that average rents for office space within 300 Madison Avenue will exceed $50 per square foot while retail rents will average in excess of $100 per square foot.

MANHATTAN RESIDENTIAL MARKET

    OVERVIEW. The New York City residential market, the largest residential market in the United States, is composed of a complex and diverse group of properties, from single family residences and townhouses, low rise walk-up buildings and luxury high rise towers to renovated office buildings for multi-tenant use. The majority of the market consists of rental units, approximately 56% of which are governed by rent regulations at state and city levels which have had the effect of limiting supply. Tax abatement and incentive plans play a large role in shaping New York City's residential housing development, as do zoning laws and designations of historic preservation districts.

    Overall, the Manhattan residential market is extremely tight, with low overall vacancy, sharply increasing rents and rapid absorption of new inventory brought to the market. The residential market is widely expected to continue to grow through the foreseeable future, particularly in the luxury rental and condominium sectors. The overall occupancy rate for Manhattan housing is approximately 97%. This rate has remained fairly constant over the last fifteen years, averaging between 96% and 98%. Demand for both rental and for sale apartments is very strong and is directly related to job growth, particularly among upper income employees of the securities and legal services industries. Many new residential construction projects have reached completion and stabilization, while numerous additional projects are in progress or are proposed for the near future. These indicators of activity in Manhattan's residential market form a solid base for continued growth and expansion.

    RENT CONTROL AND STABILIZATION. Rent control regulations were first introduced by the federal government during World War II. New York State chose to continue this legislation in 1947 to temporarily prevent dramatically increasing rents following the war. The laws were modified and replaced in 1969 by rent stabilization regulations. Over the past decades the regulations have been revised and extended numerous times.

    Both rent control and rent stabilization guidelines establish the amount of increase in rent that can be charged for a vacant apartment and for a lease that is renewed by the same tenant. In general, these laws affect apartment buildings with more than six apartments which receive New York City-sponsored real estate tax abatements and/or tax exemptions. In the early 1990s, approximately 70% of the rental apartments in New York City were subject to the rent control or rent stabilization laws. However, as a result of the recently enacted Rent Regulation Reform Act of 1997 (the "Reform Act"), 56% of the rental apartments in New York City are currently subject to such laws and regulations. Of the approximately
1.9 million New York City Renter-Occupied Apartments, approximately 70,000, or 3.7% are rent controlled, while approximately 1.0 million, or 52.6%, are rent stabilized.

    MARKET RATE RENTAL APARTMENTS. The market rate rental segment of Manhattan's housing market suffered significantly during the 1989-91 recession, with unregulated rents dropping 15.0% between 1988 and 1992. This has been followed by significant rent increases over the past few years. For example, rental rates for unregulated apartments increased by more than 5% in certain areas during 1993. Between 1993 and 1994 rents increased 6.8%, followed by a 6.9% increase from 1994 to 1995 and a 9.1% increase from 1995 to 1996. Driven by a robust economy and a limited supply of new apartments, at December 31, 1997, prices for all sized apartments on the Upper East and Upper West Sides had increased by 8.2% from 1996. Overall, rents have increased approximately 8.0% per year over the past five years.

    The following table sets forth the average unregulated residential rental rates per square foot for all sized apartments on the Upper East and West Sides from 1991 through 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 AVERAGE MARKET RATE RESIDENTIAL RENTAL RATES (PER SQUARE
                           FOOT)

1991                                                            $25.29
1992                                                            $24.88
1993                                                            $27.06
1994                                                            $28.94
1995                                                            $30.94
1996                                                            $33.76
1997                                                            $36.53

    The New York metropolitan economy has grown at an increasingly rapid rate which is heightening the demand for quality housing. Furthermore, residential experts believe that pent-up demand in the housing market is great enough to prevent any noticeable declines in market rate rents which would otherwise be caused by the increase in new residential development projects.

    Recent evidence of the strength of the Manhattan residential market may be found in an analysis of recently completed projects which are achieving average rents of $ 42.00 per square foot. One Columbus Place, a 721-unit "80/20" (as described below) rental apartment complex on Ninth Avenue and West 59th Street, completed construction in July 1997. The low income units were immediately leased and the market rate units were leased within a four month period. Another "80/20" project, located at 189 West 89th Street, containing 267 units, completed construction in February 1998 and is leasing apartments at a brisk pace with a forecast lease-up period of no more than four months. The luxury for sale condominium market is equally strong as evidenced by 610 Park Avenue, a 70-unit conversion of the former Mayfair House Hotel. Although construction will not be completed until the fourth quarter of 1998, 95% of the apartments are currently under contract at prices exceeding $1,000 per square foot.

    NEW AND PROPOSED CONSTRUCTION. There are currently 33 new residential projects under construction or in the planning stages in Manhattan. Many of the new residential projects will be rentals, as developers are evidencing a willingness to take advantage of the resurgence of the market rate rental market. Although many new projects will be luxury rentals, a substantial number will seek to take advantage of financing and tax incentives provided by New York City in exchange for reserving 20% of their units for affordable housing (an "80/20" building). "Mixed-Use" projects also characterize the new and proposed residential construction. Mixed-Use projects typically involve the blending of retail and residential space in the same building. Retail space invariably occupies the lower floors of a project, while the residential apartments are located on the quieter upper floors with better views.

    Assuming development costs of approximately $268 per square foot (as estimated by Cushman & Wakefield), a market rent of $36 per square foot is needed to justify new apartment construction. Current market rents on luxury apartments have reached this level.

305 WEST 50TH STREET

    We are currently building a 293-unit luxury apartment building on Eighth Avenue between West 50th and 51st Streets. The West 50th Street project is part of the resurgence of Midtown West, the area of Manhattan located west of Sixth Avenue between 40th and 57th Streets. Notable developments in this district include the Times Square Redevelopment and the trend toward construction of "walk to work" residential apartment buildings. Across Eighth Avenue from 305 West 50th Street is 250 West 50th Street, a 550 unit rental building being constructed by Jack Resnick & Sons. This project is being developed as an "80/20" building. The market rate units are expected to achieve average rents of $45 per square foot per year. Existing apartment buildings in the area include Symphony House at 235 West 56th Street. This 480-unit building achieved market rents in excess of $45 per square foot and is 99% occupied; Ritz Plaza at 235 West 48th Street is a 479-unit building which achieved market rents in excess of $35 per square foot and is also 99% occupied. Lastly, The Ellington at 260 West 52nd Street achieved market rents in excess of $35 per square foot and is also 99% occupied.

    The West 50th Street development is expected to be superior to 250 West 50th Street since it will not reserve 20% of its units for low income tenants and will also be superior to both Ritz Plaza and The Ellington which are older buildings. In all likelihood, Symphony House the best indicator of market rent for the Macklowe project, although Symphony House is an older construction. Based upon the competing buildings in the immediate area, we expect 305 West 50th Street will achieve market rents exceeding $45 per square foot for residential apartments upon completion of construction.

    CONCLUSION. Under the assumption that the 33 projects under construction or planned are completed within the next five years, sufficient demand will result in continued high occupancy rates and increasing rental rates. The following table sets forth the projected Class A vacancy rate and rental forecasts for Class A new apartment buildings for the next five years.

         EAST SIDE AND WEST SIDE VACANCY RATE AND RENTAL RATE FORECAST
                      CLASS A NEW CONSTRUCTION APARTMENTS

                                                                                                                   NEW
                                                                                VACANCY RATE       CLASS A    CONSTRUCTION
                                                                              -----------------  -----------  -------------
1998........................................................................             3%       $   36.53     $   42.00
1999........................................................................             3%       $   37.44     $   43.68
2000........................................................................             3%       $   39.51     $   45.43
2001........................................................................             3%       $   41.09     $   47.24
2002........................................................................             3%       $   42.73     $   49.13

    Overall, the Manhattan residential market is extremely tight, with low current vacancy, sharply increasing rents and rapid absorption of new inventory brought to the market.

                                 THE PROPERTIES

THE PORTFOLIO

    After this Offering, we will own interests in 12 stabilized commercial properties, including eight office properties containing 2.9 million rentable square feet, and four apartment properties containing 506,000 rentable square feet and 608 apartment units, all of which are located in Manhattan. Substantially all of our properties include rentable retail space on lower floors which accounts for 5% of our total portfolio rentable square footage and 8% of Annualized Rents. As of March 31, 1998 our stabilized office and stabilized apartment portfolios were 91% and 96% leased, respectively. Additionally, we are currently developing a 293-unit apartment property, and redeveloping an 89,000 square foot office property and a 36-unit apartment property, all of which are located in midtown Manhattan and are expected to be completed by the fourth quarter of 1998. Further, upon completion of the Offering, we will own interests in six sites held for future development, which are expected to support up to 1.3 million rentable square feet of office space and up to 760,000 rentable square feet and 870 units of apartment space. Although we intend to develop these sites in the future, we cannot guarantee that we will actually do so. See
"--Development and Redevelopment Properties" and "--Development Sites" on pages 87 and 88, respectively. Upon completion of the Offering, we will effectively own 100% of the economic interest in all of the Properties.

    The following table sets forth certain information with respect to (i) our 12 stabilized office and apartment properties, (ii) our three development and redevelopment projects and (iii) our six development sites as of March 31, 1998:

                                                                          PERCENTAGE                                  PERCENTAGE
                                                              NUMBER       OF TOTAL                                    OF TOTAL
                                                 RENTABLE       OF         PORTFOLIO                                   PORTFOLIO
                                                  SQUARE     TENANTS/      RENTABLE       PERCENT      ANNUALIZED     ANNUALIZED
THE PROPERTIES                   SUBMARKET         FEET        UNITS      SQUARE FEET     LEASED        RENT(1)         RENT(1)
---------------------------  ------------------  ---------  -----------  -------------  -----------  --------------  -------------
                                                                                                     (IN THOUSANDS)
EXISTING OFFICE PROPERTIES:
  Two Grand Central          Grand Central
    Tower(2)...............                        617,000          13          18.0%         98.9%    $   25,530           21.4%
  369 Lexington Avenue.....  Grand Central         133,000          32           3.9          96.6          4,114            3.5
  Avenue of the Americas     Rockefeller Center
    Plaza(2)...............                        545,000          12          15.9         100.0         26,029           21.9
  Riverterrace               Upper East
    Medical(2)(3)..........                         97,000           9           2.8          99.0          2,902            2.4
                             ------------------  ---------       -----         -----         -----   --------------        -----
  SUBTOTAL/WEIGHTED AVERAGE....................  1,392,000          66          40.6%         99.1%    $   58,575           49.2%

RECENTLY ACQUIRED AND/OR
  REDEVELOPED OFFICE
  PROPERTIES:
  342 Madison Avenue(4)....  Grand Central         529,000         159          15.4%         84.2%    $   13,581           11.4%
  400 Madison Avenue.......  Grand Central         145,000          76           4.2          90.0          5,243            4.4
  150 Fifth Avenue(5)......  Flatiron              198,000          94           5.8          87.1          3,557            3.0
  1412 Broadway(5).........  Fashion               386,000          70          11.2          80.6         10,088            8.5
  540 Madison                Plaza District
    Avenue(6)(7)...........                        279,000          28           8.1          80.3(7)       10,000           8.4
                                                 ---------       -----         -----         -----   --------------        -----
  SUBTOTAL/WEIGHTED AVERAGE....................  1,537,000         427          44.7%         83.5%    $   42,469           35.7%
                                                 ---------       -----         -----                 --------------        -----
                                                 ---------       -----         -----                 --------------        -----
  OFFICE SUBTOTAL/WEIGHTED AVERAGE.............  2,929,000         493          85.3%         90.9%    $  101,044           84.9%
                                                 ---------       -----         -----                 --------------        -----
                                                 ---------       -----         -----                 --------------        -----

APARTMENT PROPERTIES:
  Riverterrace(2)(9).......  Upper East            331,000 10)        409(10)         9.6%       96.7%   $   13,886         11.7%
  30 East End Avenue.......  Upper East            102,000         101           3.0          96.0          1,920            1.6
  345 East 64th Street(2)..  Upper East             41,000          60           1.2          93.2          1,489            1.2
  192 East 75th Street.....  Upper East             32,000          38           0.9          91.0            726            0.6
                                                 ---------       -----         -----         -----   --------------        -----
  APARTMENT SUBTOTAL/WEIGHTED AVERAGE..........    506,000         608(11)        14.7%       95.9%    $   18,021           15.1%
                                                 ---------       -----         -----         -----   --------------        -----

    TOTAL/WEIGHTED AVERAGE.....................  3,435,000                       100%         91.7%    $  119,065            100%
                                                 ---------                     -----                 --------------        -----
                                                 ---------                     -----                 --------------        -----

                                                               NET
                                                            EFFECTIVE
                                                            RENT PER
                                                             LEASED
                                   ANNUALIZED RENT          RENTABLE
                                 PER LEASED RENTABLE          SQURE
THE PROPERTIES                      SQUARE FOOT(1)          FOOT(12)
---------------------------  ----------------------------  -----------
                               OFFICE         RETAIL
EXISTING OFFICE PROPERTIES:
  Two Grand Central
    Tower(2)...............   $   41.74      $   61.97      $   33.84
  369 Lexington Avenue.....       29.88          53.25          26.82
  Avenue of the Americas
    Plaza(2)...............       47.42          62.31          35.62
  Riverterrace
    Medical(2)(3)..........       30.15            N/A          25.16
                             -----------  ---------------  -----------
  SUBTOTAL/WEIGHTED AVERAGE   $   42.13      $   58.44            N/A
RECENTLY ACQUIRED AND/OR
  REDEVELOPED OFFICE
  PROPERTIES:
  342 Madison Avenue(4)....   $   26.60      $   94.23      $   23.15
  400 Madison Avenue.......       29.32         159.36          34.72
  150 Fifth Avenue(5)......       18.29          40.69          17.33
  1412 Broadway(5).........       31.71          40.63          24.49
  540 Madison
    Avenue(6)(7)...........       42.91          54.69          45.26
                                                           -----------
  SUBTOTAL/WEIGHTED AVERAGE   $   29.71      $   71.05            N/A
  OFFICE SUBTOTAL/WEIGHTED    $   36.35      $   68.84            N/A
APARTMENT PROPERTIES:        RESIDENTIAL   COMMERCIAL(8)
                             -----------  ---------------
  Riverterrace(2)(9).......   $   42.00            N/A(10)        N/A
  30 East End Avenue.......       19.31      $   21.05            N/A
  345 East 64th Street(2)..       38.66            N/A            N/A
  192 East 75th Street.....       24.61          27.92            N/A
                             -----------  ---------------  -----------
  APARTMENT SUBTOTAL/WEIGHT   $   36.79      $   22.48            N/A
                             -----------  ---------------  -----------
    TOTAL/WEIGHTED AVERAGE.   $   38.57      $   64.76            N/A

                                                                                          ESTIMATED RENTABLE      ESTIMATED
                                                                       SUBMARKET              SQUARE FEET      APARTMENT UNITS
                                                                ------------------------  -------------------  ----------------
DEVELOPMENT AND REDEVELOPMENT PROPERTIES:
    305 West 50th Street (apartment)..........................  Midtown West                         217,000              293
    40 West 55th Street (apartment)...........................  Rockefeller Center                    51,000               36
    140 West 57th Street (office).............................  Rockefeller Center                    89,000              N/A
                                                                                                     -------

      TOTAL...................................................                                       357,000
                                                                                                     -------
                                                                                                     -------
DEVELOPMENT SITES(12):
  Office:
    300 Madison Avenue(13)....................................  Grand Central              600,000-1,000,000              N/A
    16-20 East 53rd Street(14)................................  Plaza District               120,000-250,000              N/A
  Apartment:
    771-791 Sixth Avenue......................................  Chelsea                      200,000-220,000          200-220
    1000 Second Avenue(15)....................................  Upper East                   120,000-250,000          120-300
    20-30 West End Avenue.....................................  Lincoln Center               150,000-250,000          250-300
    250 East 60th Street(16)..................................  Upper East                            40,000            40-50
                                                                                          -------------------  ----------------
      TOTAL...................................................                            1,230,000-2,010,000         610-870
                                                                                          -------------------  ----------------
                                                                                          -------------------  ----------------

                                                                    ESTIMATED
                                                                 COMPLETION DATE
                                                                -----------------
DEVELOPMENT AND REDEVELOPMENT PROPERTIES:
    305 West 50th Street (apartment)..........................       3Q-4Q 1998
    40 West 55th Street (apartment)...........................       3Q-4Q 1998
    140 West 57th Street (office).............................       3Q-4Q 1998
      TOTAL...................................................
DEVELOPMENT SITES(12):
  Office:
    300 Madison Avenue(13)....................................       3Q-4Q 2001
    16-20 East 53rd Street(14)................................       2Q-3Q 2001
  Apartment:
    771-791 Sixth Avenue......................................       1Q-2Q 2001
    1000 Second Avenue(15)....................................       1Q-2Q 2001
    20-30 West End Avenue.....................................              N/A
    250 East 60th Street(16)..................................              N/A
      TOTAL...................................................

------------------------

(1) As used throughout this Prospectus, Annualized Rent represents the monthly contractual rent under existing leases as of March 31, 1998 multiplied by
    12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of March 31, 1998 for the 12 months ending March 31, 1998 are approximately $2.8 million.

(2) We developed this Property.

(3) This office and garage space occupies the lower floors of Riverterrace, one of our apartment properties.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(4) Through our ownership of a mortgage note, we effectively own 100% of the economic interest in the Property. We expect to obtain, and are currently negotiating for a masterlease with respect to this property. There can be no assurance that this transaction will occur nor can the specific terms of the transaction be ascertained. See "The Properties--Office Properties--342 Madison Avenue" on page 81.

(5) We will acquire three properties upon completion of the Offering.

(6) We have completed our redevelopment, and expect to complete our lease-up of this property by the first quarter of 1999. See "The Properties--Office Properties--540 Madison Avenue" on page 77.

(7) We hold a long-term leasehold interest in the land and improvements with respect to this Property. See "The Properties--Office Properties--540 Madison Avenue" on page 77.

(8) Includes 20,000 rentable square feet office, retail and parking garages.

(9) We expect to acquire a long-term leasehold interest in the land and improvements with respect to this Property through the acquisition of the non-afiliated 50% interest in the partnership which owns the fee interest to this Property in exchange for such fee interest. We are currently negotiating the transaction. There can be no assurance that this transaction will occur or what the terms of the transaction will be. See "The Properties--Apartment Properties--Riverterrace" on page 85.

(10) Does not include the 97,270 rentable square foot of office space nor the nine commercial tenants at this Property.

(11) Excludes six commercial tenants.

(12) There are existing properties on certain of our development sites that we intend to develop new structures upon. In the aggregate these properties produce $3.9 million of Annualized Net Operating Income, as of March 31, 1998.

(13) This site consists of several parcels, one of which we own in fee and the remainder of which we own through our ownership of the Property owning entity and a mortgage. Through this ownership, we effectively own 100% of the economic interests of this Property. See "The Properties--Development Sites--300 Madison Avenue" on page 89.

(14) This site consists of three parcels, 16/18 East 53rd Street in which we have a fee interest and 20 East 53rd Street in which we hold an option for a long-term leasehold interest in the land and improvements. See "The Properties--Development Sites--16-20 East 53rd Street" on page 89.

(15) This site consists of six parcels, three of which we own in fee and the other three in which we hold a long-term leasehold interest in the land and improvements. See "The Properties--Development Sites--1000 Second Avenue" on page 89.

(16) We hold a long-term leasehold interest in the land and improvements with respect to this Property. See "The Properties--Development Sites--250 East 60th Street" on page 90.

OFFICE PROPERTIES

HISTORICAL OCCUPANCY

    The Office Properties in our portfolio, including the commercial portion of Riverterrace, owned by our predecessor during the historical periods shown have achieved consistently higher percentage leased rates in comparison to the overall Class A Midtown Markets, as shown in the following table:

                                                                             PERCENT
                                                                            LEASED AT     OCCUPANCY RATE OF CLASS A
                                                                               THE        OFFICE PROPERTIES IN THE
PORTFOLIO                                                                  PROPERTIES(1)     MIDTOWN MARKETS(2)
-------------------------------------------------------------------------  ------------  ---------------------------
March 31, 1998...........................................................         90.9%                  92.7       %
December 31, 1997........................................................         89.3                   91.8
December 31, 1996........................................................         93.2 (3)                 90.0
December 31, 1995........................................................         92.7                   87.9
December 31, 1994........................................................         95.1                   87.2
December 31, 1993........................................................         94.0                   84.0

------------------------

(1) Includes space for leases that were executed as of the relevant date in Office Properties owned by our predecessor as of that date.

(2) Includes vacant space available for direct lease, but does not include vacant space available for sublease; including vacant space available for sublease would reduce the occupancy rate as of each date shown. Source:
    Cushman & Wakefield.

(3) The percentage leased at 540 Madison Avenue declined from 82.4% at December 31, 1996 to 58.1% at December 31, 1997 as a result of our redevelopment activities at this property. As of March 31, 1998, 540 Madison Avenue was 80.3% leased.

LEASE EXPIRATIONS

    The following table shows annual lease expirations at the Office Properties, including the commercial portion of Riverterrace, with respect to leases in place as of March 31, 1998 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults and excluding an aggregate of 329,000 square feet of unleased office and retail space):

                                                        SQUARE        PERCENTAGE                          ANNUALIZED
                                            NUMBER      FOOTAGE           OF          ANNUALIZED RENT      RENT PER
                                              OF          OF         TOTAL LEASED           OF           LEASED SQUARE
                                           EXPIRING    EXPIRING         OFFICE           EXPIRING      FOOT OF EXPIRING
YEAR OF LEASE EXPIRATION                    LEASES      LEASES      SQUARE FEET(1)       LEASES(2)         LEASES(3)
-----------------------------------------  ---------  -----------  -----------------  ---------------  -----------------
March 31, through December 31, 1998......         70     144,483             5.4%      $   4,072,527       $   28.19
1999.....................................        105     401,426            14.9          14,349,766           35.75
2000.....................................         88     283,220            10.5           8,062,656           28.47
2001.....................................         63     187,914             7.0           6,161,927           32.79
2002.....................................         47     138,968             5.2           3,956,097           28.47
2003.....................................         39     521,592            19.4          21,515,904           41.25
2004.....................................         20      73,189             2.7           1,807,066           24.69
2005.....................................         11      36,770             1.4           1,938,580           52.72
2006.....................................         15     183,652             6.8           6,359,173           34.63
2007.....................................          8      71,363             2.7           2,856,766           40.03
2008 and beyond..........................         29     642,596            23.9          31,602,693           49.18
                                           ---------  -----------          -----      ---------------         ------
Totals:..................................        495   2,685,172           100.0%      $ 102,683,154       $   38.24
                                           ---------  -----------          -----      ---------------         ------
                                           ---------  -----------          -----      ---------------         ------

------------------------

(1) Represents Percentage of Total Leased Square Feet at the Office Properties, including the commercial portion of Riverterrace.

(2) Annualized Rent of Expiring Leases, as used throughout this Prospectus, represents the monthly contractual rent under existing leases as of March 31, 1998 multiplied by 12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of March 31, 1998 for the 12 months ending March 31, 1999 are approximately $2.8 million.

(3) The Annualized Rent Per Leased Square Foot of Expiring Leases includes the effect of retail rental rates at the Office Properties, including the commercial portion of Riverterrace, which are generally higher than office rental rates. Excluding rental payments attributable to retail space at such Properties, the Weighted Average Annualized Rent Per Leased Square Foot of Expiring Leases would be $36.40.

LEASE EXPIRATIONS -- PROPERTY BY PROPERTY

    The following table sets forth detailed lease expiration information for each of the Office Properties, including the commercial portion of Riverterrace, for leases in place as of March 31, 1998, for each of 10 years beginning March 31, 1998, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations and excluding an aggregate of 330,000 rentable square feet of unleased office and retail space. As of March 31, 1998, the weighted average remaining lease term (based on square footage) for the portfolio was 6.8 years:

                                                     3/31--12/31
                                                        1998        1999       2000       2001          2002         2003
                                                     -----------  ---------  ---------  ---------   ------------  ----------
TWO GRAND CENTRAL TOWER
Square Footage of Expiring Leases..................          --     153,284      3,058     26,491             --     410,055
Percentage of Office Leased Sq. Ft.................         0.0%        5.1%       0.1%       0.9%           0.0%       13.6%
Annualized Rent of Expiring Leases(1)..............   $      --   6,153,323     91,006    744,505          3,000  18,009,847
Percentage of Office Annualized Rent(1)............        0.00%       5.99%      0.09%      0.73%          0.00%      17.54%
Number of Leases Expiring..........................          --           5          1          3             --           1
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................   $      --       40.14      29.76      28.10             --       43.92
Company Quoted Rental Rate Per Sq. Ft.(2)..........   $   48.00          --         --         --             --          --

342 MADISON AVENUE
Square Footage of Expiring Leases..................      47,002      42,133    151,782     57,870         24,528      50,946
Percentage of Office Leased Sq. Ft.................         1.6%        1.4%       5.0%       1.9%           0.8%        1.7%
Annualized Rent of Expiring Leases(1)..............   $1,144,031  $1,171,011 $4,438,901 $1,912,821  $    623,682  $1,563,230
Percentage of Office Annualized Rent(1)............        1.11%       1.14%      4.32%      1.86%          0.61%       1.52%
Number of Leases Expiring..........................          21          26         30         23             15          19
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................   $   24.34       27.79      29.25      33.05          25.43       30.68
Company Quoted Rental Rate Per Sq. Ft.(2)(5).......   $   33.00          --         --         --             --          --

400 MADISON AVENUE
Square Footage of Expiring Leases..................      17,522      41,480     29,254     10,060          5,009       6,323
Percentage of Office Leased Sq. Ft.................         0.6%        1.4%       1.0%       0.3%           0.2%        0.2%
Annualized Rent of Expiring Leases(1)..............   $ 493,808   $2,150,628 $ 901,807  $ 259,302   $    142,466  $  391,932
Percentage of Office Annualized Rent(1)............        0.48%       2.09%      0.88%      0.25%          0.14%       0.38%
Number of Leases Expiring..........................          13          24         12          7              4           5
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................   $   28.18       51.85      30.83      25.78          28.44       61.99
Company Quoted Rental Rate Per Sq. Ft.(2)(5).......   $   38.00          --         --         --             --          --

369 LEXINGTON AVENUE
Square Footage of Expiring Leases..................      14,594      20,150     18,211      6,818          3,990      10,554
Percentage of Office Leased Sq. Ft.................         0.5%        0.7%       0.6%       0.2%           0.1%        0.3%
Annualized Rent of Expiring Leases(1)..............   $ 527,091   $ 690,347  $ 532,158  $ 195,059   $    101,409  $  280,550
Percentage of Office Annualized Rent(1)............        0.51%       0.67%      0.52%      0.19%          0.10%       0.27%
Number of Leases Expiring..........................           5           6          5          2              2           2
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................   $   36.12       34.26      29.22      28.61          25.42       26.58
Company Quoted Rental Rate Per Sq. Ft.(2)..........   $   32.00          --         --         --             --          --

AVENUE OF THE AMERICAS PLAZA
Square Footage of Expiring Leases..................          --          --         --     18,569             --          --
Percentage of Office Leased Sq. Ft.................         0.0%        0.0%       0.0%       0.6%           0.0%        0.0%
Annualized Rent of Expiring Leases(1)..............   ($ 57,234)  $       0  $       0  $ 652,046   $      3,000  $        0
Percentage of Office Annualized Rent(1)............       -0.06%       0.00%      0.00%      0.64%          0.00%       0.00%
Number of Leases Expiring..........................          --          --         --          3             --          --
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................   $      --          --         --      35.11             --          --
Company Quoted Rental Rate Per Sq. Ft.(2)..........   $   45.00          --         --         --             --          --

                                                                                                  2008 AND
                                                       2004       2005       2006       2007       BEYOND      TOTAL
                                                     ---------  ---------  ---------  ---------  ----------  ----------
TWO GRAND CENTRAL TOWER
Square Footage of Expiring Leases..................      4,228         --     10,170         --       2,609     609,894
Percentage of Office Leased Sq. Ft.................        0.1%       0.0%       0.3%       0.0%        0.1%       20.2%
Annualized Rent of Expiring Leases(1)..............    133,510         --    274,945         --     119,782  $25,529,918
Percentage of Office Annualized Rent(1)............       0.13%      0.00%      0.27%      0.00%       0.12%      24.86%
Number of Leases Expiring..........................          1         --          1         --           1          13
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................      31.57         --      27.04         --       45.91  $    41.86
Company Quoted Rental Rate Per Sq. Ft.(2)..........         --         --         --         --          --          --
342 MADISON AVENUE
Square Footage of Expiring Leases..................     32,230     12,313      7,733      3,300      15,278     445,115
Percentage of Office Leased Sq. Ft.................        1.1%       0.4%       0.3%       0.1%        0.5%       14.7%
Annualized Rent of Expiring Leases(1)..............  $ 905,419  $ 678,536  $ 380,670  $ 160,096  $  603,043  $13,581,439
Percentage of Office Annualized Rent(1)............       0.88%      0.66%      0.37%      0.16%       0.59%      13.23%
Number of Leases Expiring..........................         10          3          3          1           8         159
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................      28.09      55.11      49.23      48.51       39.47  $    30.51
Company Quoted Rental Rate Per Sq. Ft.(2)(5).......         --         --         --         --          --          --
400 MADISON AVENUE
Square Footage of Expiring Leases..................      5,871     10,788        911      1,604       1,650     130,472
Percentage of Office Leased Sq. Ft.................        0.2%       0.4%       0.0%       0.1%        0.1%        4.3%
Annualized Rent of Expiring Leases(1)..............  $ 164,056  $ 419,788  $  26,873  $  47,158  $  244,723  $5,242,541
Percentage of Office Annualized Rent(1)............       0.16%      0.41%      0.03%      0.05%       0.24%       5.11%
Number of Leases Expiring..........................          3          5          1          1           1          76
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................      27.94      38.91      29.50      29.40      148.32  $    40.18
Company Quoted Rental Rate Per Sq. Ft.(2)(5).......         --         --         --         --          --          --
369 LEXINGTON AVENUE
Square Footage of Expiring Leases..................     19,621         --     22,762      8,875       3,050     128,625
Percentage of Office Leased Sq. Ft.................        0.7%       0.0%       0.8%       0.3%        0.1%        4.3%
Annualized Rent of Expiring Leases(1)..............  $ 804,619  $       0  $ 626,004  $ 220,934  $  135,603  $4,113,773
Percentage of Office Annualized Rent(1)............       0.78%      0.00%      0.61%      0.22%       0.13%       4.01%
Number of Leases Expiring..........................          4         --          4          1           1          32
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................      41.01         --      27.50      24.89       44.46       31.98
Company Quoted Rental Rate Per Sq. Ft.(2)..........         --         --         --         --          --          --
AVENUE OF THE AMERICAS PLAZA
Square Footage of Expiring Leases..................         --      1,860     37,814         --     486,855     545,098
Percentage of Office Leased Sq. Ft.................        0.0%       0.1%       1.3%       0.0%       16.1%       18.1%
Annualized Rent of Expiring Leases(1)..............  $($557,595) $  89,218 $1,775,385 $       0  $24,124,177 $26,028,996
Percentage of Office Annualized Rent(1)............      (0.54%)      0.09%      1.73%      0.00%      23.49%      25.35%
Number of Leases Expiring..........................         --          1          1         --           7          12
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)........................................         --      47.97      46.95         --       49.55  $    47.75
Company Quoted Rental Rate Per Sq. Ft.(2)..........         --         --         --         --          --          --

                                            3/31--12/31
                                               1998         1999       2000       2001       2002        2003       2004
                                            -----------  ----------  ---------  ---------  ---------  ----------  ---------

140 WEST 57TH STREET(3)
Square Footage of Expiring Leases.........          --           --         --         --         --          --         --
Percentage of Office Leased Sq. Ft........         0.0%         0.0%       0.0%       0.0%       0.0%        0.0%       0.0%
Annualized Rent of Expiring Leases(1).....   $       0   $        0  $       0  $       0  $       0  $        0  $       0
Percentage of Office Annualized Rent(1)...        0.00%        0.00%      0.00%      0.00%      0.00%       0.00%      0.00%
Number of Leases Expiring.................          --           --         --         --         --          --         --
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................          --           --         --         --         --          --         --
Company Quoted Rental Rate Per Sq.
  Ft.(2)..................................   $   37.00           --         --         --         --          --         --

150 FIFTH AVENUE
Square Footage of Expiring Leases.........      18,742       40,005     44,073     12,470     24,185      18,086         --
Percentage of Office Leased Sq. Ft........         0.6%         1.3%       1.5%       0.4%       0.8%        0.6%       0.0%
Annualized Rent of Expiring Leases(1).....   $ 369,387   $  733,485  $ 794,351  $ 232,672  $ 428,645  $  351,854  $       0
Percentage of Office Annualized Rent(1)...        0.36%        0.71%      0.77%      0.23%      0.42%       0.34%      0.00%
Number of Leases Expiring.................          16           25         26          8         12           4         --
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................       19.71        18.33      18.02      18.66      17.72       19.45         --
Company Quoted Rental Rate Per Sq.
  Ft.(2)(5)...............................   $   29.75           --         --         --         --          --         --

1412 BROADWAY
Square Footage of Expiring Leases.........      33,623       27,375     30,342     29,992     61,756      11,095      4,739
Percentage of Office Leased Sq. Ft........         1.1%         0.9%       1.0%       1.0%       2.0%        0.4%       0.2%
Annualized Rent of Expiring Leases(1).....   $1,113,843  $  741,225  $1,028,357 $1,063,087 $1,772,395 $  332,634  $ 165,532
Percentage of Office Annualized Rent(1)...        1.08%        0.72%      1.00%      1.04%      1.73%       0.32%      0.16%
Number of Leases Expiring.................          13            9         13         11         11           6          1
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................   $   33.13        27.08      33.89      35.45      28.70       29.98      34.93
Company Quoted Rental Rate Per Sq.
  Ft.(2)(5)...............................   $   28.00           --         --         --         --          --         --

540 MADISON AVENUE
Square Footage of Expiring Leases.........      13,000       36,270      6,500     18,459     19,500      13,000      6,500
Percentage of Office Leased Sq. Ft........         0.4%         1.2%       0.2%       0.6%       0.6%        0.4%       0.2%
Annualized Rent of Expiring Leases(1).....   $ 481,601   $1,608,412  $ 276,077  $ 763,189  $ 881,501  $  494,075  $ 191,525
Percentage of Office Annualized Rent(1)...        0.47%        1.57%      0.27%      0.74%      0.86%       0.48%      0.19%
Number of Leases Expiring.................           2            7          1          4          3           1          1
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................       37.05        44.35      42.47      41.35      45.21       38.01      29.47
Company Quoted Rental Rate Per Sq.
  Ft.(2)..................................   $   55.00           --         --         --         --          --         --

RIVERTERRACE
Square Footage of Expiring Leases.........          --       40,729         --      7,185         --       1,533         --
Percentage of Office Leased Sq. Ft........         0.0%         1.3%       0.0%       0.2%       0.0%        0.1%       0.0%
Annualized Rent of Expiring Leases(1).....   $       0   $1,101,336  $       0  $ 339,246  $       0  $   91,782  $       0
Percentage of Office Annualized Rent(1)...        0.00%        1.07%      0.00%      0.33%      0.00%       0.09%      0.00%
Number of Leases Expiring.................          --            3         --          2         --           1         --
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................   $      --        27.04         --      47.22         --       59.87         --
Company Quoted Rental Rate Per Sq.
  Ft.(2)..................................   $   35.00           --         --         --         --          --         --

TOTAL OFFICE PORTFOLIO
Square Footage of Expiring Leases.........     144,483      401,426    283,220    187,914    138,968     521,592     73,189
Percentage of Office Leased Sq. Ft........         5.4%        14.9%      10.5%       7.0%       5.2%       19.4%       2.7%
Annualized Rent of Expiring Leases(1).....   $4,072,527  $14,349,766 $8,062,656 $6,161,927 $3,956,097 $21,515,904 $1,807,066
Percentage of Office Annualized Rent(1)...        3.97%       13.97%      7.85%      6.00%      3.85%      20.95%      1.76%
Number of Leases Expiring.................          70          105         88         63         47          39         20
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................       28.19        35.75      28.47      32.79      28.47       41.25      24.69
Company Quoted Rental Rate Per Sq.
  Ft.(4)..................................   $   38.08(4) $    39.10(4) $   39.84(4)        --        --         --        --

                                                                               2008 AND
                                              2005       2006        2007       BEYOND       TOTAL
                                            ---------  ---------  ----------  ----------  -----------
140 WEST 57TH STREET(3)
Square Footage of Expiring Leases.........         --         --          --      21,958       21,958
Percentage of Office Leased Sq. Ft........        0.0%       0.0%        0.0%        0.7%         0.7%
Annualized Rent of Expiring Leases(1).....  $       0  $       0  $        0  $1,639,250  $ 1,639,250
Percentage of Office Annualized Rent(1)...       0.00%      0.00%       0.00%       1.60%        1.60%
Number of Leases Expiring.................         --         --          --           2            2
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................         --         --          --       74.65  $     74.65
Company Quoted Rental Rate Per Sq.
  Ft.(2)..................................         --         --          --          --           --
150 FIFTH AVENUE
Square Footage of Expiring Leases.........         --     12,500       2,000          --      172,061
Percentage of Office Leased Sq. Ft........        0.0%       0.4%        0.1%        0.0%         5.7%
Annualized Rent of Expiring Leases(1).....  $       0  $ 447,000  $  199,548  $        0  $ 3,556,941
Percentage of Office Annualized Rent(1)...       0.00%      0.44%       0.19%       0.00%        3.46%
Number of Leases Expiring.................         --          2           1          --           94
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................         --      35.76       99.77              $     20.67
Company Quoted Rental Rate Per Sq.
  Ft.(2)(5)...............................         --         --          --          --           --
1412 BROADWAY
Square Footage of Expiring Leases.........         --     56,762       4,782      50,975      311,441
Percentage of Office Leased Sq. Ft........        0.0%       1.9%        0.2%        1.7%        10.3%
Annualized Rent of Expiring Leases(1).....  $       0  $2,209,473 $  192,050  $1,469,500  $10,088,096
Percentage of Office Annualized Rent(1)...       0.00%      2.15%       0.19%       1.43%        9.82%
Number of Leases Expiring.................         --          2           1           3           70
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................         --      38.93       40.16  $    28.83  $     32.39
Company Quoted Rental Rate Per Sq.
  Ft.(2)(5)...............................         --         --          --          --           --
540 MADISON AVENUE
Square Footage of Expiring Leases.........         --         --      50,802      60,221      224,252
Percentage of Office Leased Sq. Ft........        0.0%       0.0%        1.7%        2.0%         7.4%
Annualized Rent of Expiring Leases(1).....  $       0  $       0  $2,036,980  $3,266,615  $ 9,999,974
Percentage of Office Annualized Rent(1)...       0.00%      0.00%       1.98%       3.18%        9.74%
Number of Leases Expiring.................         --         --           3           6           28
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................         --         --       40.10       54.24        44.59
Company Quoted Rental Rate Per Sq.
  Ft.(2)..................................         --         --          --          --           --
RIVERTERRACE
Square Footage of Expiring Leases.........     11,809     35,000          --          --       96,256
Percentage of Office Leased Sq. Ft........        0.4%       1.2%        0.0%        0.0%         3.2%
Annualized Rent of Expiring Leases(1).....  $ 751,038  $ 618,823  $        0  $        0  $ 2,902,225
Percentage of Office Annualized Rent(1)...       0.73%      0.60%       0.00%       0.00%        2.83%
Number of Leases Expiring.................          2          1          --          --            9
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................      63.60      17.68          --              $     30.15
Company Quoted Rental Rate Per Sq.
  Ft.(2)..................................         --         --          --          --           --
TOTAL OFFICE PORTFOLIO
Square Footage of Expiring Leases.........     36,770    183,652      71,363     642,596    2,685,172
Percentage of Office Leased Sq. Ft........        1.4%       6.8%        2.7%       23.9%      100.00%
Annualized Rent of Expiring Leases(1).....  $1,938,580 $6,359,173 $2,856,766  $31,602,693 $102,683,154
Percentage of Office Annualized Rent(1)...       1.89%      6.19%       2.78%      30.78%      100.00%
Number of Leases Expiring.................         11         15           8          29          495
Annualized Rent Per Sq. Ft. of Expiring
  Leases(1)...............................      52.72      34.63       40.03       49.18  $     38.24
Company Quoted Rental Rate Per Sq.
  Ft.(4)..................................         --         --          --          --           --

------------------------
(1) Represents Annualized Rent as of March 31, 1998.
(2) Represents average rental rates per square foot quoted by our Company at the Property as of March 31, 1998, including electric charges or what the market rate is for 1412 Broadway, 150 Fifth Avenue, 342 Madison Avenue and 400 Madison Avenue.
(3) This property is currently being redeveloped and is in the lease-up phase. Only two leases are in place as of March 31, 1998.
(4) This amount for the Total Office Portfolio represents the weighted average Company Quoted Rental Rates Per Square Foot weighted for the leases expiring during each of the years ended 1998, 1999 and 2000 using the March 31, 1998 Company Quoted Rental Rates Per Square Foot.
(5) Represents Company's estimate of market renatl rates for the properties to be acquired or recently acquired.

TENANT DIVERSIFICATION

    The Office Properties currently are leased to over 580 tenants which are engaged in a variety of businesses, including banking and financial services, legal services and communications. The following table sets forth information regarding the leases with respect to the 20 largest tenants at the Office Properties, based on the amount of square footage leased by such tenants as of March 31, 1998:

                                                                                    PERCENTAGE
                                                                                        OF                      PERCENTAGE
                                                                                     AGGREGATE                      OF
                                                                                       TOTAL                     AGGREGATE
                                                                          TOTAL       OFFICE                       TOTAL
                                                          REMAINING      LEASED       LEASED                      OFFICE
                                                         LEASE TERM      SQUARE       SQUARE      ANNUALIZED    ANNUALIZED
TENANT(1)                          PROPERTY             IN MONTHS(2)     FEET(3)    FEET(3)(4)     RENT(5)        RENT(5)
------------------------  ---------------------------  ---------------  ---------  -------------  ----------  ---------------
Chase Manhattan
  Bank(6)...............  2 Grand Central Tower                  66       447,970         16.7%   18,009,847          17.5%
LeBoeuf, Lamb, Greene &   Avenue of the Americas
  MacRae L.L.P..........  Plaza                                 173       223,597          8.3%    9,333,316           9.1%
                          Avenue of the Americas
Katz Communications.....  Plaza                                 171       175,897          6.5%   $8,748,840           8.5%
Conde Nast..............  2 Grand Central Tower                   9       106,778          3.9%    5,259,712           5.0%
Escada (USA) Inc........  1412 Broadway                         107        49,038          1.8%   $1,804,038           1.8%
National Bank of          Avenue of the Americas
  Canada................  Plaza                                 149        46,000          1.7%   $3,059,326           3.0%
Advance.................  342 Madison Avenue                     29        42,636          1.6%   $  895,894           0.9%
Kasper..................  1412 Broadway                         122        40,666          1.5%   $1,173,486           1.1%
Leslie Fay..............  1412 Broadway                          50        40,666          1.5%   $1,008,496           1.0%
Speed Graphic...........  342 Madison Avenue                    105        39,581          1.5%   $1,396,679           1.4%
                          Avenue of the Americas
Kredietbank, N.V........  Plaza                                 106        37,814          1.4%   $1,775,385           1.7%
East River Garage.......  Riverterrace                           95        35,000          1.3%   $  618,823           0.6%
Callaway Golf...........  540 Madison Avenue                    182        32,000          1.2%   $1,750,000           1.7%
Oracle Corporation......  540 Madison Avenue                    118        31,050          1.2%   $1,148,850           1.1%
                          Avenue of the Americas
Air France..............  Plaza                                 169        30,311          1.1%   $2,209,092           2.2%
HSS Properties..........  Riverterrace                           10        28,348          1.1%   $  659,651           0.6%
Planet Hollywood........  140 West 57th Street                  103        17,941          0.7%    1,522,264           1.5%
SAC Capital Management..  540 Madison Avenue                    116        16,052          0.6%   $  684,630           0.7%
Pavilion Suites.........  1412 Broadway                          14        15,580          0.6%      326,797           0.3%
Bank of America.........  2 Grand Central Tower                  17        15,428          0.6%      657,744           0.6%
                                                                        ---------          ---    ----------           ---
    TOTAL/WEIGHTED AVERAGE(7)........................                   1,472,393         48.7%   $62,042,870         60.3%
                                                                        ---------          ---    ----------           ---
                                                                        ---------          ---    ----------           ---


                            PERCENTAGE
                                OF
                               TOTAL
                             PORTFOLIO
                            ANNUALIZED
TENANT(1)                   RENT(3)(5)
------------------------  ---------------
Chase Manhattan
  Bank(6)...............          14.9%
LeBoeuf, Lamb, Greene &
  MacRae L.L.P..........           7.7%

Katz Communications.....           7.3%
Conde Nast..............           4.3%
Escada (USA) Inc........           1.5%
National Bank of
  Canada................           2.5%
Advance.................           0.7%
Kasper..................           1.0%
Leslie Fay..............           0.8%
Speed Graphic...........           1.2%

Kredietbank, N.V........           1.5%
East River Garage.......           0.5%
Callaway Golf...........           1.4%
Oracle Corporation......           1.0%

Air France..............           1.8%
HSS Properties..........           0.5%
Planet Hollywood........           1.3%
SAC Capital Management..           0.6%
Pavilion Suites.........           0.3%
Bank of America.........           0.5%
                                   ---
    TOTAL/WEIGHTED AVERA          51.3%
                                   ---
                                   ---

------------------------

(1) This list is not intended to be representative of the Company's tenants as a whole.

(2) Does not reflect unexercised lease renewal options.

(3) Includes the commercial portion of Riverterrace.

(4) Includes the square footage of our Office redevelopment project, 140 West 57th Street.

(5) Represents Annualized Rent as of March 31, 1998.

(6) This tenant has two separate leases.

(7) Weighted Average calculation based on total rentable square footage leased by each tenant.

LEASE DISTRIBUTION

    The following table sets forth information relating to the distribution of leases at the Office Properties, including the commercial portion of Riverterrace, based on rentable square feet under lease, as of March 31, 1998:

                                                                                                                     PERCENTAGE
                                                                                     PERCENTAGE                          OF
                                                                        TOTAL            OF                           AGGREGATE
                                                       PERCENT OF      LEASED         AGGREGATE                        OFFICE
             SQUARE FEET                  NUMBER OF    ALL OFFICE      SQUARE       OFFICE LEASED     ANNUALIZED     ANNUALIZED
             UNDER LEASE                   LEASES       LEASES(1)      FEET(1)     SQUARE FEET(1)      RENT(2)       RENT(1)(2)
--------------------------------------  -------------  -----------  -------------  ---------------  --------------  -------------
2,500 or less.........................          301          60.8%       385,465           14.4%    $   11,471,648         11.2%
2,501-5,000...........................          115          23.2%       401,957           15.0%    $   13,229,475         12.9%
5,001-7,500...........................           38           7.7%       236,681            8.8%    $    9,249,802          9.0%
7,501-10,000..........................           11           2.2%        93,332            3.5%    $    3,181,629          3.1%
10,001-20,000.........................           14           2.8%       176,448            6.6%    $    6,790,035          6.6%
20,001-39,999.........................            7           1.4%       234,104            8.7%    $    9,558,480          9.3%
40,000+...............................            9           1.8%     1,157,185           43.1%    $   49,202,085         47.9%
                                                ---         -----   -------------         -----     --------------        -----
    Total.............................          495         100.0%     2,685,172          100.0%    $  102,683,154        100.0%
                                                ---         -----   -------------         -----     --------------        -----
                                                ---         -----   -------------         -----     --------------        -----

------------------------

(1) Includes the commercial portion of Riverterrace.

(2) Represents Annualized Rent as of March 31, 1998.

TENANT RETENTION AND HISTORICAL LEASE RENEWALS

    Since the end of 1994, leases representing 9.1 of the total square footage at our Office Properties owned during such period, including the commercial portion of Riverterrace, have expired. Our office portfolio during such period primarily consisted of Two Grand Central Tower, Avenue of the America Plaza, 369 Lexington Avenue and the commercial portion of Riverterrace. We developed and substantially leased both Two Grand Central Tower and Avenue of the Americas Plaza in the 1990s to several tenants who occupy a substantial portion of the square footage at these properties under long term leases. These two properties represented, on a weighted average basis, 83% of our office portfolio during the period January 1, 1995 through March 31, 1998. As a result, no significant rollover has occurred since 1994. Therefore, our historical tenant retention and historical lease renewal information is not a meaningful indicator of what future retention and renewal activity will be at our Office Properties.

HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS

    The following table sets forth certain historical information regarding tenant improvement and leasing commission costs for tenants at the Office Properties, including the commercial portion of Riverterrace, for the years 1995 through 1997 and for the first three months of 1998. The tenant improvement and leasing commission costs set forth below are presented on an aggregate basis and are not necessarily indicative of future tenant improvement and leasing commission costs:

                                                                                                           TOTAL/
                                                                                                          WEIGHTED
                                                                                               THREE       AVERAGE
                                                                                              MONTHS     JANUARY 1,
                                                                                               ENDED        1995-
                                                                                             MARCH 31,    MARCH 31,
                                                             1995       1996       1997        1998         1998
                                                           ---------  ---------  ---------  -----------  -----------
RENEWALS
    Number of leases.....................................          0          1          2           2            2
    Square feet..........................................          0      1,651     16,679       4,758        7,104
    Tenant improvement costs per square foot.............  $       0  $       0  $       0   $       0    $      --
    Leasing commission costs per square foot.............  $       0  $    2.03  $    4.35   $       0    $    3.28
                                                           ---------  ---------  ---------       -----   -----------
        Total tenant improvement and leasing commission
          costs per square foot..........................  $       0  $    2.03  $    4.35   $       0    $   $3.28
                                                           ---------  ---------  ---------       -----   -----------
                                                           ---------  ---------  ---------       -----   -----------
RE-TENANTED OR NEWLY TENANTED SPACE
    Number of leases.....................................          7         11          6           0            7
    Square feet..........................................     22,211     57,280     23,918           0       31,818
    Tenant improvement costs per square foot.............  $      17  $   19.42  $   15.99   $       0    $   18.11
    Leasing commission costs per square foot.............  $    6.75  $   13.53  $   10.46   $       0    $   11.36
                                                           ---------  ---------  ---------       -----   -----------
        Total tenant improvement and leasing commission
          costs per square foot..........................  $   23.75  $   32.95  $   26.45   $    0.00    $   29.47
                                                           ---------  ---------  ---------       -----   -----------
                                                           ---------  ---------  ---------       -----   -----------
TOTAL
    Number of leases.....................................          7         12          8           2            9
    Square feet..........................................     22,211     58,931     40,597       4,758       38,922
    Tenant improvement costs per square foot.............  $      17  $   18.88  $    9.53   $       0    $   14.80
    Leasing commission costs per square foot.............  $    6.75  $   13.21  $    7.95   $       0    $    9.89
                                                           ---------  ---------  ---------       -----   -----------
        Total tenant improvement and leasing commission
          costs per square foot..........................  $   23.75  $   32.09  $   17.37   $       0    $   24.69
                                                           ---------  ---------  ---------       -----   -----------
                                                           ---------  ---------  ---------       -----   -----------

HISTORICAL CAPITAL EXPENDITURES

    Each Office Property within our portfolio has been substantially renovated or developed, or upon acquisition, will be substantially renovated. Within the next 21 months we anticipate spending $11.5 million in capital improvements at the Properties, of which approximately $6.4 million is designated for completing the redevelopments of 540 Madison Avenue and 140 West 57th Street. These costs are expected to be paid from remaining net proceeds from the Offering after
completion of the Formation Transactions (estimated to be $   million),
borrowings under credit facilities, and/or from operating cash flows. See "Use of Proceeds" on page 40.

    Prior to acquisition each property under consideration is evaluated to determine an initial capital budget. The extent of these improvements is predicated on the physical condition and vacancy at the property, and the anticipated target market rent. Ongoing capital budgets are determined annually and are geared toward addressing tenant rollover and changing target market rent.

    The following table sets forth information relating to the historical capital expenditures, including both general recurring capital expenditures and major capital improvements such as lobby, elevator and roof renovations and mechanical equipment improvements at the Office Properties, including the commercial portion of Riverterrace, owned by us during the periods presented:

                                                                                                    THREE MONTHS
                                                                                                       ENDED
                                                                                                     MARCH 31,
                                                              1995        1996          1997            1998
                                                           ----------  ----------  ---------------  ------------
Number of Properties(1)..................................           5           6                6             6
Number of Square Feet....................................   1,428,794   1,708,044        1,708,044     1,708,044
Capital Expenditures Incurred............................  $  157,461  $  130,005  $       236,323  $        -0-
Capital Expenditures Incurred per square foot............  $      .11  $      .08  $           .14  $        .00
Three and One-Third Year Weighted Average per square
  foot...................................................                                           $        .08

------------------------

(1) Represents the actual number of Office Properties, including the commercial portion of Riverterrace.

(2) This amount does not reflect the $1.4 million and $12.4 million expended for the redevelopments of 540 Madison Avenue and 140 West 57th Street for the three months ended March 31, 1998 and twelve months ended December 31, 1997 respectively.

AVENUE OF THE AMERICAS PLAZA (125 WEST 55TH STREET)

    Avenue of the Americas Plaza is a 23-story office building located between Avenue of the Americas and Seventh Avenue, on the north side of West 55th Street, in the Plaza district submarket of the Manhattan office market. The building's public space is a central rotunda and north/south through-block gallery from West 56th to West 55th Streets. We developed this building in 1989 using designs completed by the architecture firm, Edward Larrabee Barnes & Associates. The building is a classic modern structure clad in a four-sided structurally glazed silicone curtain wall, which results in a continuous facade of monolithic glass. The building was constructed utilizing reinforced concrete waffle slab technology in order to develop large column-free floorplates in excess of 25,000 square feet. Notably, we were able to complete the shell and core of the building in just twelve months at a cost of $108 per square foot, which was substantially faster and less expensive than many of our competitors at that time. Upon completion of the Formation Transactions, 100% of the interest in the limited liability company which owns the fee simple interest in this Property will be contributed to our Company.

    The Property contains approximately 545,000 rentable square feet (including 533,000 square feet of Class A office space and approximately 12,000 square feet of retail space including the concourse level), with floor plates ranging from 23,000 square feet to 29,000 square feet. As of March 31, 1998, approximately 100% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The following table sets forth certain information with respect to the Property:

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................      100.00%      $   47.75         $   35.62
1997....................................................................      100.00%      $   45.87         $   31.05
1996....................................................................      100.00%      $   37.77         $   34.99
1995....................................................................       99.00%      $   34.50         $   35.28
1994....................................................................       98.00%      $   30.82         $   35.09
1993....................................................................       98.00%      $   26.57         $   34.25

------------------------

(1) Information is as of March 31, 1998.

    As of March 31, 1998, Avenue of the Americas Plaza was leased to 12 tenants operating in various industries, including banking, legal, financial services and communications, two of which occupied 10% or more of the rentable square footage at the Property. Katz Communications occupied approximately 175,897 square feet (approximately 32% of the Property) under a lease expiring on April 30, 2012 that provides for an aggregate annualized base rent of approximately $8,748,840 (approximately $49.46 per square foot) and periodic rent increases over the term of the lease. In addition to annualized base rent, this tenant pays a percentage of the operating expenses incurred by us in connection with this Property.

    In addition, LeBoeuf, Lamb, Greene & MacRae L.L.P. ("LeBoeuf") occupied approximately 223,597 square feet (approximately 41% of the property) under a lease expiring on June 30, 2012 that provides for an aggregate annualized base rent as of March 31, 1998 of approximately $9,333,316 (approximately $41.74 per square foot) and periodic rent increases over the term of the lease. LeBoeuf has the option to renew its lease for one ten-year period. In addition to annualized base rent, this tenant pays a percentage of the operating expenses incurred by us in connection with the Property. Other prominent tenants in the building include Air France(1) and National Bank of Canada.

------------------------

(1) Pursuant to a lease takeover agreement entered into between our Company and Air France, we are obligated to pay the remaining rental obligations pertaining to a lease at a former premises occupied by Air France (the "Takeover Obligation"). If we default in the payment of the 'Takeover Obligation,' then Air France is entitled to a rent offset at the premises in the same amount. The risk of a default on the Takeover Obligation has been mitigated by the subletting of the former premises to the Soros Foundation and DEI Management. Therefore, the net takeover obligation is equal to $4 million on an aggregate basis throughout the remaining term.

    The aggregate undepreciated tax basis of depreciable real property at Avenue of the Americas Plaza for federal income tax purposes was approximately $75,820,000 as of March 31, 1998. Depreciation and amortization are computed on the straight-line method over 31 1/2 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. At this rate the total annual tax for Avenue of the Americas Plaza for the 1998-99 tax year is $4,665,276 (at an assessed value of $45,900,000). In addition to the current annual tax on assessed value, Avenue of the Americas Plaza received the benefit of a tax deferral on the increase in assessed value which resulted from the development of the project. This deferral, which totaled approximately $13,173,000, will be repaid over a ten year period beginning with the 1998-99 tax year.

TWO GRAND CENTRAL TOWER

    One block from Grand Central Station, Two Grand Central Tower's construction in 1981 marked the end of the long dormancy of new office development in Manhattan. The development included the purchase of air rights from the adjacent low rise buildings on both the east and west sides of the plot. This allowed us to increase the floor area ratio and build a larger, taller and more distinctive office building. In a 12-month period, we constructed the tower and substantially leased the building to Manufacturer's Hanover Trust Company. The building served as a technological forerunner in the areas of energy efficiencies and tenant climate control. Since its completion, the building has maintained occupancy rates in excess of 95%. Over the next 21 months, we intend to invest approximately $5 million in capital improvements at this property for general renovation purposes, including an upgrade of the elevator cabs, lobby renovation and an upgrade of the security system.

    Two Grand Central Tower is located at 140 East 45th Street in the Grand Central submarket of Manhattan's office market. Upon completion of the Formation Transactions, this fee simple interest will be contributed to the Company.

    The Property contains approximately 617,000 rentable square feet (including 612,000 square feet of Class A office space and 4,000 square feet of retail space including the basement), with floor plates ranging from 7,500 square feet to 14,800 square feet. As of March 31, 1998, approximately 99% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The office space was 99% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the
Property:

                                                                                                          ANNUAL NET
                                                                                         ANNUALIZED     EFFECTIVE RENT
                                                                            PERCENT    RENT PER LEASED    PER LEASED
YEAR-END                                                                    LEASED       SQUARE FOOT      SQUARE FOOT
------------------------------------------------------------------------  -----------  ---------------  ---------------
1998(1).................................................................       98.90%   $   41.78          $   33.78
1997....................................................................       99.10%       41.83          $   33.26
1996....................................................................       98.38%       41.60          $   33.70
1995....................................................................       94.87%       41.76          $   33.99
1994....................................................................       99.85%       41.65          $   32.69
1993....................................................................       99.85%       42.76          $   32.68

------------------------

(1) Information is as of March 31, 1998.

    As of March 31, 1998, Two Grand Central Tower was leased to 13 tenants operating in various industries, including banking, publishing, financial services and insurance, two of which occupied 10% or more of the rentable square footage at the Property. Chase Manhattan Bank occupied approximately 447,970 square feet (approximately 72.5% of the Property) under two leases, each expiring on August 31, 2003, that provide for an aggregate annualized base rent as of March 31, 1998 of $18,009,847 (approximately $40.20 per square foot) and periodic rent increases over the term of the lease. In addition to annualized base rent, this tenant pays a percentage of the operating expenses incurred by us in connection with the Property. The Chase Manhattan Bank leases provide the tenant with two options to extend its tenancies for 10 years, each with applicable rent to be based upon fair market value.

    Conde Nast occupied approximately 106,778 square feet (approximately 17.1% of the Property) under two leases, each expiring on January 7, 1999, that provide for an aggregate annualized base rent as of March 31, 1998 of $5,259,712 (approximately $48.63 per square foot). In addition to annualized base rent, this tenant pays a percentage of the operating expenses incurred by us in connection with the Property.

    The aggregate undepreciated tax basis of depreciable real property at Two Grand Central Tower for federal income tax purposes was approximately $45,222,000 as of March 31, 1998. Depreciation and amortization are computed on the straight-line method over 15 to 18 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. At this rate, the total annual tax for Two Grand Central Tower for the 1998-99 tax year is $6,009,973 (at an assessed value of $59,130,000).

540 MADISON AVENUE

    In September 1996, we acquired this 39-story office building located in the heart of the Plaza District submarket of Manhattan's office market on the southwest corner of 55th Street and Madison Avenue for $35 million. We initiated a full-scale renovation and infrastructure improvement of the property. By purchasing air rights, we were able to expand the retail component in the base of the building and create a new building image and identity. The original lobby entrance was relocated from Madison Avenue to 55th Street to create 255 linear feet of continuous, uninterrupted retail frontage in one of the most populous and highest rent shopping districts in Manhattan. We subsequently leased the entire 32,000 square foot retail component to the Callaway Golf Company, which plans to use the space as a state-of-the-art golf training center. In addition to Callaway Golf Company, tenants in the building include Oracle Corporation and Honda North America.

    Improvements to the office component of the building include a new lobby of Italian marble and Japanese ash, the installation of an advanced tenant-controlled security system, the addition of supplemental air conditioning capabilities, the addition of windows in the southern facade, new elevator cabs and new bathrooms. New technology was added to the building including T-1 and T-3 telephone and data lines, fiber optics, telecommunications disaster redundancy, cable television, Internet access and satellite access on the roof. Upon completion of the Formation Transactions, 100% of the interest in the limited liability company which owns the ground lease to this property will be contributed to our company.

    The Property contains 279,000 rentable square feet (including 247,000 square feet of Class A office space and 32,000 square feet of retail space including the basement), with floor plates ranging from 3,000 to 14,000 square feet. As of March 31 1998, approximately 80.3% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The office space was 77.8% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................       80.30%      $   44.59         $   45.26
1997....................................................................       58.10%(2)     $   42.44       $   38.86
1996....................................................................       82.40%      $   36.06         $   36.39
1995....................................................................         N/A             N/A               N/A
1994....................................................................         N/A             N/A               N/A
1993....................................................................         N/A             N/A               N/A

------------------------

(1) Information is as of March 31, 1998.

(2) Property was being redeveloped during this period.

    As of March 31, 1998, 540 Madison Avenue was leased to 28 tenants operating in various industries, including sporting goods, banking, financial services, and entertainment, two of which occupied 10% or more of the rentable square footage at the Property. Oracle occupied approximately 31,050 square feet (approximately 11% of the Property) under a lease expiring on November 30, 2007, that provides for an aggregate annualized base rent as of March 31, 1998 of approximately $1,148,850 (approximately $37 per square foot) and periodic rent increases over the term of the lease. Oracle has the option of renewing its tenancy for two additional terms of 5 years each.

    Callaway Golf Company occupies approximately 32,000 square feet (approximately 11.5% of the Property) under a lease expiring February 28, 2013, that provides for an annualized base rent as of March 31, 1998 of approximately $1,750,000 (approximately $54.69 per square foot) and periodic rent increases over the term of the lease. Callaway Golf Company has the option of renewing its tenancy for one additional five year period. Both tenants pay a proportional share of the real estate taxes and operating expenses.

    The aggregate undepreciated tax basis of depreciable real property at 540 Madison Avenue for federal income tax purposes was approximately $47,610,000 as of March 31, 1998. Depreciation and amortization are computed on the straight-line method over 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. At this rate, the total annual tax for 540 Madison Avenue for the 1998-99 tax year is $1,834,602 (at an assessed value of $18,050,000).

369 LEXINGTON AVENUE

    369 Lexington Avenue is a 28-story blockfront office building located on the southeast corner of Lexington Avenue and East 41st Street, just a block-and-a-half from Grand Central Terminal, in the heart of the prime Grand Central submarket of Manhattan's office market. The site resulted from an assemblage of three existing buildings. By renovating and upgrading the base building's mechanical systems and common elements and creating a new attended lobby, we repositioned a tired Class C office building to a fully occupied Class B building. The notable features of this building are the small tower floors ranging in size from 2,000 to 7,000 square feet. Such dimensions appeal to the smaller space user seeking a full-floor presence and identity while being close to Grand Central Terminal. Consequently, this building has been able to maintain a high occupancy rate as well as premium rents. Additionally, the retail component occupies a dominant and highly-trafficked corner resulting in high rents and stable occupancy.

    The building's medium to smaller size floor plates provide smaller tenants the ability to take advantage of a full floor presence and identity, while having a close proximity to all forms of public transportation. The tremendous volume of foot traffic generated by Grand Central Terminal results in a retail component that maintains a consistently high occupancy. Upon completion of the Formation Transactions, 100% of the interest in the limited partnership which owns the fee simple interest in this Property will be contributed to our Company.

    The Property contains 133,000 rentable square feet (including 122,000 square feet of Class B office space and 11,000 square feet of retail space including the basement), with floor plates ranging from 2,000 to 12,000 square feet. As of March 31, 1998, approximately 96.6% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The office space was 96.3% leased and the retail space was 100.0% leased. The following table sets forth certain information with respect to the Property:

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................       96.62%      $   31.98         $   26.82
1997....................................................................       96.62%      $   31.20         $   27.79
1996....................................................................       98.06%      $   31.45         $   28.25
1995....................................................................       90.50%      $   32.18         $   28.41
1994....................................................................       95.47%      $   30.36         $   29.47
1993....................................................................       86.46%      $   30.23         $   29.51

------------------------

(1) Information is as of March 31, 1998.

    As of March 31, 1998, 369 Lexington Avenue was leased to 32 tenants operating in various industries, including financial services, clothing manufacturing, communications and computers. None of the tenants occupy 10% or more of the rentable square footage of this Property.

150 FIFTH AVENUE

    Originally developed by the Methodist Book Company in 1878, 150 Fifth Avenue is a commanding 11-story landmark office building of white limestone and brick, located on the southwest corner of Fifth Avenue and 20th Street in the desirable Flatiron District of Manhattan's office market. The building is particularly attractive as a result of its numerous arched windows and design details. Its 20-foot ceilings on the ground floor add value for retailers, while the 12-foot ceilings enjoyed by the office floors add to its open, generous feeling.

    The property has historically been marketed to, and is currently occupied by, small tenants, which we believe has limited the property's value. The Flatiron District is quickly evolving into a market driven by large floorplate users, primarily in the creative, advertising, software and technology industries. We consequently intend to focus our leasing efforts to recruit larger space users. The building's current tenancies have lease expirations that come due over the next 12 to 24 months and will allow us to recapture a significant portion of the existing space. We will reposition the building into larger, contiguous blocks of 20,000 square foot floors. We believe that this program will result in a significant increase in income and will provide more stable occupancy rates through larger, more creditworthy tenants. Upon completion of the Formation Transactions, the contract for purchase for this Property will be contributed to our Company and we will acquire the fee simple interest to this Property at a cost of $26.0 million.

    The Property contains 198,000 rentable square feet (including 172,000 square feet of Class B office space and 26,000 square feet of retail space including the basement), with floor plates ranging from 5,600 to 18,300 square feet.

    As of March 31, 1998, approximately 87.1% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The office space was 89.5% leased and the retail space was 70.9% leased. The following table sets forth certain information with respect to the Property:

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................       87.08%      $   20.67         $   15.23
1997....................................................................         N/A             N/A               N/A
1996....................................................................         N/A             N/A               N/A
1995....................................................................         N/A             N/A               N/A
1994....................................................................         N/A             N/A               N/A
1993....................................................................         N/A             N/A               N/A

------------------------

(1) Information is as of March 31, 1998.

    As of March 31, 1998, 150 Fifth Avenue was leased to 94 tenants operating in various industries, including eyewear, fashion, and communications, none of which occupied 10% or more of the rentable square footage at the Property.

400 MADISON AVENUE

    400 Madison Avenue is a 22-story terra cotta office building located on the entire westerly blockfront of Madison Avenue between 47th and 48th Streets in the Grand Central submarket of the Manhattan office market. We acquired this building in 1998 by first purchasing the note and mortgage for $35.5 million while the ownership of the property was in bankruptcy. Because of the financial condition of the previous ownership, the property has suffered from mismanagement and is not performing to its income potential.

    We believe that with a modest capital improvements plan and an aggressive leasing program, we will be able to release space as it rolls at substantially higher rents than those achieved by previous ownership for the following reasons: the resurgence of demand for office and retail space along Madison Avenue; the imminent development of the new world headquarters for Bear Stearns & Company which will be constructed across the street; the substantial amount of capital being invested to improve the neighboring properties including 350 Madison Avenue; and the new entrance and exit to Grand Central Terminal which is currently being constructed directly across the street. Demand for the building is driven by the small space user seeking modern, turnkey office space ready for instant occupancy. Upon completion of the Formation Transactions, 100% of the interest of the limited liability company holding the Property will be contributed to our Company.

    The Property contains approximately 145,000 rentable square feet (including 134,000 square feet of Class B office space and 11,000 square feet of retail space including the basement). Floorplates in the building range from 2,200 to 8,500 square feet. As of March 31, 1998, approximately 90.0% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The office space was 89% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the
Property:

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................       90.03%      $   40.18         $   34.72
1997....................................................................         N/A             N/A               N/A
1996....................................................................         N/A             N/A               N/A
1995....................................................................         N/A             N/A               N/A
1994....................................................................         N/A             N/A               N/A
1993....................................................................         N/A             N/A               N/A

------------------------

(1) Information is as of February, 1998.

    As of March 31, 1998, 400 Madison Avenue was leased to 76 tenants operating in various industries, including software, law and financial services. No tenant occupied more than 10% of the rentable square feet.

342 MADISON AVENUE

    342 Madison Avenue is a 23-story blockfront office building situated on the west side of Madison Avenue between 43rd and 44th Streets in the Grand Central submarket of the Manhattan office market. The building caters to smaller space users seeking office space in close proximity to Grand Central Terminal. The financial limitations of the previous owners resulted in a building that was mismanaged and underperforming. Through proper management and aggressive leasing, we believe we will be able to capture the escalating market rents at this location for both office and retail space. Over the next 21 months we plan to invest about $1 million on a general building upgrade that will include an upgrade of the electrical distribution system.

    Upon completion of the Formation Transactions, mortgage indebtedness, aggregating $80 million, securing this property will be contributed to our Company. This indebtedness matures March 2000 and contains a redemption provision which require the debtor to pay the noteholder the face value of the note and an amount equal to 100% of the fair market value of the property in excess of the note. In addition to interest payments, the note provides that all excess cash from the property is to be paid to the noteholder pursuant to a lock-box agreement. Also, the deed to the property is held in escrow pursuant to a bankruptcy court's order which provides that, upon the occurrence of an event of a default, the deed is immediately released to the noteholder, thereby mitigating any risk of our foreclosing on these instruments. We are currently negotiating with the property-owning entity to masterlease this property and extend the term of the mortgage. However, there can be no assurance that this transaction will occur or that the specific terms of the transaction be ascertained.

    The Property contains 529,000 rentable square feet (including 503,000 square feet of Class B office space and 26,000 square feet of retail space including the basement), with floor plates ranging from 18,000 square feet to 26,000 square feet.

    As of March 31, 1998, approximately 84.2% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The office space was 83.4% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................       84.20%      $   30.51         $   23.15
1997....................................................................         N/A             N/A               N/A
1996....................................................................         N/A             N/A               N/A
1995....................................................................         N/A             N/A               N/A
1994....................................................................         N/A             N/A               N/A
1993....................................................................         N/A             N/A               N/A

------------------------

(1) Information is as of February, 1998.

    As of March 31, 342 Madison Avenue was leased to 159 tenants operating in various industries, including consulting, publishing and finance. No tenant occupied more than 10% of the rentable square feet.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. At this rate the total annual tax for 342 Madison Avenue for the 1998-99 tax year, is $2,910,868 (at an assessed value of $28,639,000).

1412 BROADWAY

    1412 Broadway is one of the premier showroom buildings in Manhattan's famed Fashion District submarket of the Manhattan office market. Situated on the northeast corner of 39th Street and Broadway, this striking building was constructed in the 1920's Chicago movement architectural style . Catering to the specific needs of the bustling garment industry, the building's amenities include seven computer-controlled passenger elevators, three staff-attended freight elevators and a tenant-controlled central air-conditioning system. Upon completion of the Formation Transactions, the fee simple interest in this property will be acquired by the Company from an unaffiliated owner for 1,200,000 Class B Units.

    The property contains 386,000 rentable square feet including 362,000 rentable square feet of office space and 24,000 rentable square feet of retail space. The floor plates range in size from 17,500 to 25,000 square feet, thereby accommodating space and size requirements for a broad range of clients.

    As of March 31, 1998, approximately 80.6% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The office space was 79.3% leased and the retail space was 100.0% leased. The following table sets forth certain information with respect to the Property:

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................       80.59%      $   32.39         $   24.49
1997....................................................................         N/A             N/A               N/A
1996....................................................................         N/A             N/A               N/A
1995....................................................................         N/A             N/A               N/A
1994....................................................................         N/A             N/A               N/A
1993....................................................................         N/A             N/A               N/A

------------------------

(1) Information is as of February, 1998.

    As of March 31, 1998, 1412 Broadway was leased to 70 tenants operating in various industries, including fashion and cosmetics of which three occupied 10% or more of the rentable square footage at the Property. The Leslie Fay Company occupies approximately 40,666 square feet (approximately 10.5% of the Property) under a lease expiring on April 30, 2002 that provides for an annualized base rent as of March 31, 1998 of approximately $1,008,496 (approximately $24.80 per square foot) and periodic rent increases over the term of the lease. In addition to annualized base rent, this tenant pays a percentage of the operating expenses incurred by us in connection with the Property.

    Escada (USA) Inc. occupies approximately 49,038 square feet (approximately 12.7% of the Property) under two leases expiring on August 31, 2006 and December 31, 2006 that provide for an aggregate annualized base rent as of March 31, 1998 of approximately $1,804,038 (approximately $36.79 per square foot) and periodic rent increases over the term of the lease. In addition to annualized base rent, this tenant pays a percentage of the operating expenses incurred by us in connection with the Property.

    Kasper occupies approximately 40,666 square feet (approximately 10.5% of the Property) under a lease expiring on February 3, 2008 that provides for an annualized base rent as of March 31, 1998 of approximately $1,173,486 (approximately $28.86 per square foot) and periodic rent increases over the term of the lease. In addition to annualized base rent, this tenant pays a percentage of the operating expenses incurred by us in connection with the Property.

    The aggregate undepreciated tax basis of depreciable real property at 1412
Broadway for federal income tax purposes was $   as of March 31, 1998.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. At this rate the total annual tax for 1412 Broadway for the 1998-98 tax year, is $1,710,601 (at an assessed value of $16,830,000).

APARTMENT PROPERTIES

    We own interests in four stabilized apartment properties containing 506,000 rentable square feet and 614 apartment units, all of which are located in Manhattan. The apartment units in the buildings are almost all leased to tenants for terms of one or two years.

HISTORICAL OCCUPANCY

    The Apartment Properties in our portfolio, not including the commercial portion of Riverterrace, owned by our predecessor during the periods shown, historically have achieved consistently higher percentage leased rates comparable to the overall Manhattan Apartment Market of 96% to 98% over the past five years, as shown in the following table:

                                                                                                          PERCENT
                                                                                                       LEASED AT THE
PORTFOLIO                                                                                              PROPERTIES(1)
----------------------------------------------------------------------------------------------------  ---------------
March 31, 1998......................................................................................         96.08%
December 31, 1997...................................................................................         95.92%
December 31, 1996...................................................................................         96.23%
December 31, 1995...................................................................................         96.90%
December 31, 1994...................................................................................         98.55%
December 31, 1993...................................................................................         97.29%

------------------------

(1) Includes space for leases that were executed as of the relevant date in Apartment Properties owned by our predecessor as of that date.

HISTORICAL CAPITAL EXPENDITURES

    Each Apartment Property within our portfolio has been substantially renovated. Within the next 21 months we anticipate spending $6.4 million in capital improvements at or Apartment Properties, of which approximately $3.5 million is designated for completing the redevelopment of 40 West 55th Street. These costs are expected to be paid from remaining net proceeds from the Offering after completion of the Formation Transactions (estimated to be $ million), borrowings under credit facilities and/or from operating cash flows. See "Use of Proceeds" on page 40.

    Prior to acquisition each property under consideration is evaluated to determine an initial capital budget. The extent of these improvements is predicated on the physical condition and vacancy at the property, and the anticipated target market rent. Ongoing capital budgets are determined annually and are geared toward addressing tenant rollover and changing target market rent.

    The following table sets forth information relating to the historical capital expenditures, including both general recurring capital expenditures and major capital improvements such as lobby, elevator and roof renovations and mechanical equipment improvements at the Apartment Properties, excluding the commercial portion of Riverterrace, owned by us during the periods presented:

                                                                                              THREE MONTHS ENDED
                                                           1995         1996         1997       MARCH 31, 1998
                                                        ----------  ------------  ----------  -------------------
Number of Properties(1)...............................           3             3           3                4
Number of Units.......................................         548           548         548              608
Recurring Capital Expenditures Incurred(2)............  $  108,768  $  1,202,659  $  836,903         $326,435
Weighted Average Recurring Capital Expenditures per
  Unit................................................  $      198  $      2,195  $    1,527             $537
                                                        ----------  ------------  ----------         --------
Three and One-Third Year Weighted Average per Unit....          --            --          --           $1,242

------------------------

(1) Represents the actual number of Properties for which capital expenditures were incurred during the year.

(2) The Recurring, Capital Expenditures in 1996 include the renovation of the Riverterrace Health Club and pool which totaled approximately $500,000. In addition, the 1996 and 1997 Expenditures include the initial renovations of the Riverterrace apartments.

RIVERTERRACE

    We completed Riverterrace in 1985. Riverterrace is a 41-story, 409 unit luxury rental apartment building overlooking New York's East River at 515 East 72nd Street. Working closely with the New York City Planning Commission, our assemblage of 12 industrial buildings was rezoned to residential use. As a result of the complex re-zoning process, approximately 100,000 square feet of developable area was earmarked for light manufacturing and medical uses. Capitalizing on its prime location next to such institutional hospitals as Cornell Medical Center, New York Hospital and Memorial Sloan Kettering, Riverterrace has consistently maintained 100% occupancy of its Class A medical office facilities.

    Among the many amenities incorporated into the development of Riverterrace is a half-acre private, landscaped sculpture garden, a health club with a 20-yard pool, an outdoor paddle tennis court, squash courts, a full complement of aerobic and weight-training equipment, a cash machine, a multi-lingual concierge service, on-site valet parking, housekeeping services, a rooftop sundeck, and a party room on the 41st floor of the building, available exclusively to Riverterrace tenants. Riverterrace's architectural design and finishes, quality of construction, sweeping views of Manhattan and its many amenities have contributed to a stable 97% occupancy in the building, as of March 31, 1998.

    Riverterrace is located in the Upper East Side submarket of the Manhattan apartment market. The property has approximately 428,000 square feet of luxury residential space, 30,000 square feet of office space, 50,000 square feet of medical manufacturing space, and 17,000 square feet of garage space. As of March 31, 1998, the residential space was 96.7% leased and approximately 100% of the rentable commercial square footage in Riverterrace was leased (including space for leases that were executed as of March 31, 1998). As of March 31, 1998, Riverterrace was leased to 9 commercial tenants, most of which operated in the medical industry and none of which occupied 10% or more of the rentable square footage at the Property. The following table sets forth certain information with respect to the commercial portion of the Property.

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................       98.96%      $   30.15         $   25.16
1997....................................................................      100.00%      $   30.23         $   25.46
1996....................................................................      100.00%      $   29.32         $   25.46
1995....................................................................       98.74%      $   28.87         $   23.79
1994....................................................................      100.00%      $   27.61         $   23.37
1993....................................................................      100.00%      $   29.61         $   23.30

------------------------------

(1) Information is as of March 31, 1998.

    Upon completion of the Formation Transactions, the 50% general partner interest in the property-owning partnership will be contributed to our Company. We expect to acquire a long-term leasehold interest in the land and improvements with respect to this Property through the acquisition of the non-affiliate 50% interest in the partnership which owns the fee interest to this property in exchange for such fee interest. We are currently negotiating this transaction. There can be no assurance that this transaction will occur, nor can the specific terms of this transaction be ascertained.

    The aggregate undepreciated tax basis of depreciable real property at Riverterrace for federal income tax purposes was $60,696,898 as of March 31, 1998. Depreciation and amortization are computed on the straight-line method over 15 to 27 1/2 years.

    The current real estate tax rate for all Manhattan apartment properties is $11.046 per $100 of assessed value. At this rate the total annual tax for Riverterrace for the 1998-99 tax year, is $3,815,509 (at an assessed value of $34,542,000).

30 EAST END AVENUE

    Located on the southwest corner of 81st Street and East End Avenue, 30 East End Avenue is a six-story, 101-unit apartment building developed circa 1950. We acquired the building in 1980. 30 East End Avenue, in addition to residential income, benefits from strong commercial income from medical tenancies and a long term lease on a parking garage. Amenities in the building include 24-hour doorman and attended lobby. We have renovated this building and reinvested in improvements on a continuing basis. The capital investment in the property includes a new boiler, new windows, improved mechanical systems, and new kitchens and baths as apartments become vacated. The capital investment over the next 21 months is expected to be around $1 million for [the relocation of the lobby, which will result in the creation of retail space on East End Avenue]. 30 East End Avenue is located in the Gracie Mansion neighborhood on the East End Avenue corridor on the Upper East Side submarket of the Manhattan apartment market and enjoys views of the East River and proximity to many public schools and public playgrounds such as Carl Schurz Park, John Jay Park, at the East River Esplanade.

    Upon completion of the Formation Transactions, this fee simple interest will be contributed to our Company. The Property also contains approximately 87,000 rentable square feet of residential space and 15,000 rentable square feet of commercial space, with a floor plate of 14,000 square feet. As of March 31, 1998, approximately 98% of the residential units were leased and approximately 86% of the retail rentable square footage in 30 East End Avenue was leased (including space for leases that were executed as of March, 1998).

192 EAST 75TH STREET

    In 1980, we acquired a 100% fee simple interest in 192 East 75th Street, a ten-story prewar apartment building located on the south side of 75th Street between Third and Lexington Avenues in the Upper East Side submarket of the Manhattan apartment market. This apartment building consistently enjoys high occupancy rates resulting from its Upper East Side location and close proximity to all forms of public transportation including the Lexington Avenue subway line. 192 East 75th Street has 38 apartments including 20 one-bedrooms and 18 two-bedrooms. As of March 31, 1998, 192 East 75th Street was leased to 38 residential tenants and one doctor's office. The ground floor is comprised of 3,495 rentable square feet which is under a long term lease to a medical tenant. Renovations and improvements in the property include a new boiler, new windows and new kitchens and bathrooms in every apartment upon vacancy. Over the next 21 months we expect to invest $125,000 on renovations. Upon completion of the Formation Transactions, this fee simple interest will be contributed to the Company.

345 EAST 64TH STREET

    345 East 64th Street, is located on the northwest corner of 64th Street and First Avenue in Manhattan's Upper East Side, on a site previously occupied by the legendary New York restaurant and nightclub Maxwell's Plum. The area is predominantly residential with a variety of retail shops, restaurants and movie theaters located along the avenue. We purchased the site in 1997, razed the existing structure and constructed a 60-unit rental apartment building. The building was designed by the architecture firm, Schuman, Lichenstein, Claman Efron, as an apartment mix of 22 studios, 33 one-bedroom and 5 two-bedroom apartments. The attended lobby's intimate design is enhanced with a custom mosaic tile floor. The 12-story building was completed in 11 months and all of the apartments were absorbed in a three-week period.

    345 East 64th Street was conventionally financed and developed without any tax abatements or incentives and, as a result, is not subject to any of Manhattan's rent regulations and is at free market rent. Today, average rents at the property are $38.60 per square foot. In addition to its 60 units, 345 East 64th Street has 2,800 rentable square feet of prime retail space. As of March 31, 1998, approximately 100% of the residential units and 0% of the retail rentable square footage were leased.

    Upon completion of the Formation Transactions, 100% of the interest in the limited liability company which owns the fee simple interest in this Property will be contributed to the Company.

DEVELOPMENT AND REDEVELOPMENT PROPERTIES

    We are currently developing the three Properties described below:

305 WEST 50TH STREET (LONGACRE HOUSE)

    We are currently developing a 217,000 rentable square foot apartment building with a blockfront retail component on Eighth Avenue between 50th and 51st Streets in the Midtown West submarket of Manhattan's apartment market. This 26-story, ground-up development, called Longacre House, will consist of 293 luxury rental apartments, including 82 studio apartments, 187 one-bedroom apartments and 24 two-bedroom apartments and will offer amenities such as terraces, concierge service, housekeeping, a private garden, internet access, pre-wired fiber optics, satellite television capabilities and a private health club. Further, the attractiveness of this project is enhanced by its proximity to Times Square, the midtown office district, Lincoln Center and Central Park. Construction began in August 1997 and is anticipated to be completed by the end of the third quarter of 1998 at a total project cost of approximately $58 million. We have pre-leased a portion of the retail space to Rite Aid and will commence the residential rental program in the third quarter of 1998. Upon completion of the Formation Transactions, 100% of the interest in the limited liability company which owns the fee simple interest in this property will be contributed to the Company.

140 WEST 57TH STREET

    140 West 57th Street is a 14-story mixed-use retail and office building located on the south side of West 57th Street between Avenue of the Americas and Seventh Avenue, in the heart of the Plaza District submarket of Manhattan's office market. Originally constructed in 1902 as an apartment house and renovated in 1998, 140 West 57th Street is home to the original and flagship Planet Hollywood restaurant which is under lease through 2010.

    The office component of the building, containing approximately 71,000 feet, has been held substantially vacant. We have commenced the renovation of the office component to prepare the space to be marketed as high-end commercial suites. The target market for this type of space consists of entertainment, law and fashion tenants. We expect the renovation to be complete by the fourth quarter of 1998, at a cost of approximately $4.5 million. We believe the space will achieve premium rents due, in part, to its unique architectural features which include 20-foot ceilings, 20 foot high bay windows and duplex balcony spaces within certain suites. The renovation program that we have undertaken will result in a completely modernized building, including the addition of an elevator, the automating of an existing elevator, a complete upgrade of electrical, plumbing, heating, ventilation and air conditioning systems, new energy efficient windows and new interior finishes. In addition, this building will offer fiber optic communications and video intercom security. The suites, which will range from 1,000 to 5,000 square feet, will be marketed as completed turnkey spaces. Over the next five to eight months, we plan to invest an additional $4.5 million on the renovation program.

    The property now contains 89,000 rentable square feet, of which 22,000 square feet is occupied by Planet Hollywood. The remaining 67,000 rentable square feet comprises the office portion of the building. Upon completion of the Formation Transactions, this fee simple interest will be contributed to our Company.

    The building floor plates range from 2,900 to 7,800 square feet. As of March 31, 1998, approximately 24.7% of the rentable square footage was leased (including space for leases that were executed as of March 31, 1998). The office space was held vacant for future redevelopment, which is currently underway, and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                            ANNUAL NET
                                                                                          ANNUALIZED      EFFECTIVE RENT
                                                                            PERCENT     RENT PER LEASED     PER LEASED
YEAR-END                                                                    LEASED        SQUARE FOOT       SQUARE FOOT
------------------------------------------------------------------------  -----------  -----------------  ---------------
1998(1).................................................................      100.00%      $   74.65         $   80.94
1997(2).................................................................      100.00%      $   74.99         $   80.94
1996(2).................................................................      100.00%      $   72.05         $   80.94
1995(2).................................................................      100.00%      $   64.61         $   80.94
1994(2).................................................................      100.00%      $   62.67         $   80.94
1993(2).................................................................      100.00%      $   58.62         $   80.94

------------------------------

(1) Information is as of March 31, 1998.

(2) Reflects retail space only.

    As of March 31, 1998, 140 West 57th Street was leased to Planet Hollywood which occupied over 10% of the rentable square footage at the Property. This Property is also the site of Planet Hollywood's corporate headquarters. The restaurant occupies approximately 17,941 square feet (approximately 20.2% of the Property) under two leases each expiring on February 28, 2010 that provide for an aggregate annualized base rent as of March 31, 1998 of approximately $1,522,264 (approximately $84.85 per square foot) and periodic rent increases over the term of the lease. In addition to annualized base rent, this tenant pays a percentage of the operating expenses incurred by us in connection with the Property.

40 WEST 55TH STREET

    40 West 55th Street is a 12-story pre-war apartment building located on the south side of West 55th Street between the Avenue of the Americas and Fifth Avenue in the Rockefeller Center submarket of the Manhattan apartment market. The building was designed in 1924 by Rosario Candela, one of Manhattan's preeminent residential architects of the time. The apartments were originally designed with large living, formal dining and maids rooms and fireplaces. This property was converted by its prior owners to a commercial office building that was leased mainly to apparel showrooms and was the former headquarters for Ralph Lauren Polo. After acquiring the building in August 1997, we negotiated the termination of all the commercial leases in the building. Achieving possession of the upper floors, we have commenced a complete renovation of the apartments. We expect to convert the property back to an apartment house with a total of 36 luxury units, 4 units per floor. In addition to the residential floors, we plan to undertake a significant lobby renovation. We expect the renovations to be completed by the end of 1998 at a cost of approximately $3.5 million, at which time we anticipate the building's 36 units will be rapidly absorbed. Further, the attractiveness of this project is enhanced by its proximity to Times Square, the midtown office district, Lincoln Center and Central Park.

    Upon completion of the Formation Transactions, 100% of the interest in the limited liability company which owns the fee simple interest in this Property will be contributed to the Company. The Property contains approximately 36 two-bedroom, two bath apartments and 4,250 square feet at grade level/lobby retail space with floor plates ranging from 2,140 square feet to 5,702 square feet.

LAND HELD FOR DEVELOPMENT

    We currently have six sites being held for future development. Certain of the six future sites have existing income producing properties which aggregate
0.7 million rentable square feet and are 74.5% leased. We intend to remove the existing structures and construct new buildings upon these sites which we expected will support up to 1.4 million rentable square feet of office space and up to 760,000 rentable square feet and 870 units of apartment space.

300 MADISON AVENUE

    300 MADISON AVENUE--Located on the entire westerly blockfront between 41st and 42nd Streets on Madison Avenue, we believe this is the premier office development site in midtown Manhattan. We plan to construct a Class A office building which will support up to 1.0 million rentable square feet. In addition to its strategic location one block from Grand Central Terminal, this office building, when completed, is expected to provide base floors of 40,000 rentable square feet and column-free tower floors in excess of 30,000 rentable square feet. Additionally, 300 Madison Avenue will have a significant retail component located on the blockfront of Madison Avenue and 42nd Street. We currently envision incorporating a sky lobby in order to maximize our prime retail space and to develop a block of unencumbered floor space which will support trading facilities. Construction is expected to be completed by the fourth quarter of 2001 and our development costs will be financed with project specific construction financing. When completed, we believe 300 Madison Avenue will be one of the most distinguished and technologically advanced office buildings in midtown Manhattan and it will be the first major office building development in the Grand Central submarket of the Manhattan office market in the past decade. Upon completion of the Formation Transactions and pursuant to a plan of reorganization and approval by a bankruptcy court, we will, through ownership of interests in the property owning entity and the entity which holds the mortgage on this development site, receive operational control of, and 100% of the economic interest in this development site.

16-20 EAST 53RD STREET

    16-20 EAST 53RD STREET--We have assembled this site, located on 53rd Street between Madison and Fifth Avenue in the Plaza District, which will support the development of a Class A office building containing up to 250,000 square feet. This site represents a rare opportunity to construct a new building in the premier Plaza submarket. This submarket has historically achieved one of the lowest vacancy rates and among the highest office and retail rental rates in the Manhattan office market. The site is located just one block from 540 Madison Avenue, a redevelopment project which we have recently completed and where we are attaining rents in excess of $55 per square foot. There are existing income producing buildings on this site which are leased on an interim basis to offset the carrying costs of the site. We project that the new building will be completed by the second quarter of 2001. Upon completion of the Formation Transactions, the contract to purchase the fee interest in 16-18 East 53rd Street will be contributed to our Company and we will acquire this fee interest for 1,000,000 Units. Additionally, we option contract for a long-term leasehold interest in 20 East 53rd Street.

20-30 WEST END AVENUE

    20-30 West End Avenue is a 20,000 square foot development site located on the westerly blockfront of West End Avenue between 60th and 61st Street just west of Lincoln Center. The site, which is being held for future development, is expected to support the development of up to 300 apartment units with a significant ground floor retail component. The site currently consists of two buildings which are leased on an interim basis to offset the carrying costs of the site. All leases with respect thereto have demolition clauses. Across the street from the site, to the west, The Brodsky Organization has just successfully completed an 1,100-unit residential development. Also across the street is the well-publicized Riverside South Project undertaken by The Trump Organization. Upon completion of the Formation Transactions, 100% of the interest in the limited liability companies which own the fee simple interest to this site will be contributed to the Company.

1000 SECOND AVENUE

    We have assembled an apartment development site on Second Avenue between 52nd and 53rd Streets in Manhattan's Upper East Side that currently consists of a 9,500 square foot vacant site and several tenements. We have retained the architecture firm Schuman Lichtenstein Claman Efron to design the building. The new building, which we expect to complete in the first quarter of 2001, is expected to support up to 250 apartments and 8,000 square feet of prime retail space. Upon completion of the Formation

Transactions, 100% of the interest in the limited liability companies which own the fee simple interest in three of the parcels of this site and the leasehold interest in the land and improvements with respect to three other parcels of this site will be contributed to the Company.

771-791 SIXTH AVENUE

    Contemporaneous with this Offering, we will purchase this site located between 26th and 27th Streets along the westerly blockfront of Sixth Avenue in Manhattan's Chelsea district. The development site has a buildable area of approximately 220,000 square feet which is expected to result in the development of approximately 220 residential units, 35,000 square feet of retail space and 11,000 square feet of garage space. We estimate completion of this project during the second quarter of 2000. We believe that this development provides an attractive opportunity to take advantage of the strong demand for residential space in the Chelsea marketplace supported by a shortage of private rental property and a recent influx of national retailers including Bed, Bath & Beyond, T.J. Maxx, Barnes & Noble and Old Navy and large corporations including Credit Suisse First Boston, Ziff Davis and The Gap corporate offices. There are existing income producing buildings on this site which are leased on an interim basis to offset the carrying costs of the site. All leases with respect thereto have demolition clauses. Upon completion of the Formation Transactions, we will acquire the stock of the corporation which owns the fee simple interest to two of the three parcels of this development site for $7 million, and the third parcel will be contributed to our Company.

250 EAST 60TH STREET

    This 4,000 square foot residential development site is located at the southwest corner of Second Avenue and 60th Street in Manhattan's Upper East Side, one block from Bloomingdale's. The site currently consists of a one-story structure for interim retail use. We have filed an application before the New York City Board of Standards and Appeals to demolish the structure and to redevelop the site as a nine-story, 42-unit apartment building with a ground floor retail component. We believe that the apartments will be quickly absorbed due to the site's proximity to a major retail and commercial corridor and to the numerous corporate businesses situated in the Third Avenue office towers located below 57th Street. Upon completion of the Formation Transactions, 100% of the interest in the limited liability company which owns the leasehold interest in this development site will be contributed to the Company.

MORTGAGE INDEBTEDNESS

    Upon completion of the Offering, we expect to have outstanding approximately $[444.9] million of mortgage indebtedness secured by eight of the Properties and one of our development sites. The remainder of our properties and sites will serve the Credit Facility. None of the existing loans comprising the mortgage debt is cross-defaulted to, or cross-collateralized with, any other. This
indebtedness will represent approximately    % of our Total Market
Capitalization at the closing of the Offering. The amount of mortgage debt includes $140.0 million of mortgage loans which we intend to obtain prior to completion of the Offering.

    We are currently negotiating with each of our lenders (and the Property-owning entities are negotiating with each of their lenders) regarding the terms of the indebtedness that will be outstanding after the Offering. The following table sets forth the mortgage debt we expect to be outstanding after completion of the Offering and the Formation Transactions and our best estimate of the expected terms of such indebtedness.

  MORTGAGE INDEBTEDNESS TO BE OUTSTANDING AFTER THE COMPLETION OF THE OFFERING

                                                                                     ESTIMATED
                                                         ESTIMATED     EXPECTED        ANNUAL      ESTIMATED    ESTIMATED
                                                         INTEREST      PRINCIPAL        DEBT        MATURITY   BALANCE AT
PROPERTY                                                RATE(1)(2)    BALANCE(3)     SERVICE(5)       DATE      MATURITY
-----------------------------------------------------  -------------  -----------  --------------  ----------  -----------
369 Lexington Avenue(4)..............................         8.94%   $13,630,000   $  1,320,522     03/01/07  $12,746,000
Two Grand Central Tower(4)(5)(6).....................         9.20    126,225,000     11,898,139     03/01/99  126,225,000
345 East 64th Street(4)..............................         8.10      8,945,000        800,016     08/13/07    8,285,000
Avenue of the Americas Plaza(7)......................         7.00    140,000,000     11,875,000     07/15/05  121,335,000
305 West 50th Street(4)..............................         8.20     49,098,000      4,026,036(8)   01/24/99  60,000,000(8)
192 East 75th Street(4)(9)...........................         7.70      6,500,000        500,500     03/31/00    6,500,000
30 East End Avenue(4)(9).............................         7.70     12,000,000        924,000     03/31/00   12,000,000
Riverterrace(7)......................................         6.75     88,500,000      6,888,000     07/15/08   75,491,000
                                                                      -----------  --------------              -----------
    Total/Weighted Average...........................         7.82    $444,898,000  $ 38,232,213               $422,582,000
                                                                      -----------  --------------              -----------
                                                                      -----------  --------------              -----------

------------------------

(1) As of March 27, 1998.

(2) The interest rates on the outstanding mortgage indebtedness are expected to:
    369 Lexington Avenue--fixed rate; Two Grand Central Tower --LIBOR + 3.5%; 345 East 64th Street--fixed rate; 192 East 75th Street--LIBOR + 2%; 30 East End Avenue--LIBOR + 2%; Riverterrace--fixed rate; Avenue of the Americas Plaza--fixed rate; and 305 West 50th Street-- LIBOR + 2.5%.

(3) As of June 30, 1998.

(4) Subject to prepayment penalties.

(5) Estimated annual debt service reflects only interest payments; additionally, cash flow after expenses is applied as amortization.

(6) Subject to a 1% exit fee upon maturity and/or prepayment.

(7) These loans are currently being negotiated and reflect management's reasonable estimates of the terms of those financings.

(8) Interest on this construction mortgage accrues to the principal amount and the estimated balance at maturity includes such interest advances as well as other expected drawdowns prior to maturity.

(9) These loans were refinanced in February 1998 in an amount greater than the then principal amounts of the previous mortgages. This excess amount ($11.9 million) was distributed to the property owning entities.

CREDIT FACILITY

    Concurrently with the completion of this Offering, we expect to enter into a secured revolving line of credit (the "Credit Facility") with a financial institution to facilitate our development and acquisition activities and for working capital purposes. Immediately following this Offering, we expect to have a debt to market capitalization ratio (defined as the outstanding market value of outstanding shares of Common Stock and Units plus our total indebtedness) of
   % (   % if the underwriters' overallotment option is exercised in full). We do not have a specific policy regarding the amount of debt that we can have outstanding, either in the aggregate or on a particular property.

ENVIRONMENTAL MATTERS

    We have engaged independent environmental consulting firms to perform Phase I environmental site assessments on the Properties and the development sites, in order to assess existing environmental conditions. All of the Phase I assessments have been conducted since March 31, 1997. All of the Phase I assessments met the requirements of the American Society for testing and materials ("ASTM") Standard Practice for Phase V Environmental Site Assessments (the "ASTM Standard"). Under the ASTM Standard, a Phase I environmental site assessment consists of a site visit, a historical record review, a review of regulatory agency data bases and records, interviews, and a report, with the purpose of identifying potential environmental concerns associated with real estate. The Phase I assessments conducted at the Properties and the development sites also addressed certain issues that are not covered by the ASTM Standard, including asbestos, radon, lead-based paint and lead in drinking water. These environmental site assessments did not reveal any known environmental liability that we believe will have a material adverse effect on our financial condition or results of operations or would represent a material environmental cost, nor are we aware of any.

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. See "Risk Factors--Regulatory Matters--Environmental Matters" on page 23.

THIRD-PARTY PROPERTY MANAGEMENT

    The Company provides property management services for nine properties owned by third parties, including the assets owned by Harry Macklowe, members of his immediate family and/or Warren Cole that are not being contributed to our Company. All of these properties are located in New York City. The Company does not presently intend to actively expand its third-party management business, although it will evaluate property management engagements as opportunities arise.

PROPERTY MANAGEMENT AND LEASING SERVICES

    Through Macklowe Management, LLC, a Delaware limited liability company, which is a wholly owned subsidiary of the Operating Partnership ("Management LLC") we will conduct our management and leasing business largely in the same manner as it currently is conducted by The Macklowe Organization. The Macklowe Organization currently provides management and leasing services for our Properties and will provide management and leasing services for the commercial real estate interests of Harry Macklowe, members of his immediate family and/or Warren Cole that are not contributed to our company.

    Our management and leasing business is an established office property management and leasing business with extensive experience. We have been managing and leasing Manhattan office and apartment properties for over 35 years. Our comprehensive tenant service program and property amenities have been designed to maximize tenant satisfaction and retention as well as to establish long-term relationships with our tenant and apartment base.

    We believe that our fully integrated management structure enhances our ability to respond to tenant needs and permits us to maintain control over certain costs associated with the management and renovation of our properties. We maintain a staff of 14 professionals experienced in the management of Manhattan office and apartment properties. This management team has developed a comprehensive knowledge of the office and apartment Manhattan market, an extensive network of local tenant and other business relationships and is experienced in repositioning newly acquired or developed office and apartment properties through intensive full service management and leasing efforts.

    In addition, we seek to capitalize on our market position and relationships with an extensive network of brokers and tenants to implement a proactive leasing program. We believe that our extensive knowledge of the Manhattan office and apartment market enhances our ability to monitor, understand and anticipate the current and future space needs of tenants in our submarkets.

CONSTRUCTION SERVICES

    Through Macklowe Construction, LLC, a Delaware limited liability company which is a wholly owned subsidiary of the Operating Partnership ("Construction LLC"), we will continue to conduct our construction management business largely in the same manner as it is currently conducted by The Macklowe Organization. The Macklowe Organization currently provides construction management services with respect to our development and capital improvement activities.

    These services are comprised of (i) preconstruction scope of work development and preliminary cost estimating for the leasing department in connection with potential leasing transactions, plan review and approval of proposed tenant installation plans; coordination with property management with respect to tenant installation construction as it related to building systems; and coordination and supervision of tenant's architects, engineers and contractors in managed properties from the beginning of lease workletter negotiations through construction of the tenant's build-out to move-in and (ii) capital improvements programs, including major building renovations, system upgrades, local law compliance requirements and completion of deferred maintenance items requiring replacement (rather than repair).

EMPLOYEES

    We initially intend to employ approximately 310 persons. Of such employees, approximately 60 will be "home office" executive and administrative personnel and approximately 208 will be on-site management and administrative personnel. After completion of the Offering and the Formation Transactions, 83 of our employees will be represented by a labor union pursuant to a collective bargaining agreement.

TRANSFER OF PROPERTIES

    We will acquire interests in our existing Properties (through the Operating Partnership) pursuant to agreements for contribution of interests (each a "Contribution Agreement"). The acquisitions are subject to all of the terms and conditions of such agreements. The holders of interests in the Property-owning entities (which own partial or complete interests in the individual Properties) will transfer their interests to entities controlled by our Company or fee interests in the Property for shares of restricted Common Stock and/or Units. We will assume all the rights, obligations and responsibilities of the contributors of interests. The transfer of ownership interests in each Property is subject to the completion of the Offering.

    The Contribution Agreements generally contain representations only with respect to the ownership of the interests by the holders thereof and certain other limited matters. Pursuant to a Supplemental Representations and Warranties
Agreement (the "Supplemental Agreement"),     will agree to indemnify us against
certain breaches of representations and warranties made by     with respect to
the Properties being contributed to us for a period of     following the
completion of the Offering. The maximum aggregate liability of      under the
Supplemental Agreement is limited to $ million of the Units and/or Common Stock received by in the Formation Transactions, with no liability being assumed until
the aggregate liability exceeds $       . Recourse for any liabilities under the
Supplemental Agreement will be limited to Units and/or Common Stock received by
    in the Formation Transactions.      will pledge an aggregate of $   million
of Units and/or Common Stock (based on the initial public offering price of
shares of Common Stock) to secure     indemnification obligations under the
Supplemental Agreement.

ASSETS NOT BEING TRANSFERRED TO THE COMPANY

    In addition to the interests in the Properties which are being acquired by our Company, Harry Macklowe and certain family trusts own interests in certain other properties which we will not acquire at the time of the completion of the Offering and the Formation Transactions. These interests include the direct and indirect control of 50% of the interest in Rivertower, a 320-unit luxury apartment building located in Manhattan's Upper East Side. Mr. Macklowe's interest in the property includes all of the General Partner interest and, combined with the family trusts' interest, all of the Class B Limited Partner interest. The Class A limited partner interest is held by persons unaffiliated with Mr. Macklowe. The partnership agreement governing the limited partnership that owns Rivertower requires the General Partner to obtain the consent of the representative of the Class A limited partner interest in order to transfer the partnership property, transfer any or all of its General Partner interests, or transfer its limited partnership interest to a non-family member. The Representative has indicated that it will not give such consent. Consequently, Mr. Macklowe and the family trusts cannot contribute Rivertower or any interest therein to the Company. However, Rivertower will be managed by our Company pursuant to a management agreement.

    Mr. Macklowe also directly or indirectly owns interests in 800 Madison Avenue, a 55-unit apartment property, 130 East 40th Street, a 72,265 commercial property, 31 East 28th Street, a 48,000 square foot apartment property, 865 First Avenue, a 82-unit apartment property, 3 East 66th Street, a 27-unit apartment property, 1018 Lexington Avenue, a 4-unit apartment property, and 5,926 square feet of retail space at 245 Seventh Avenue. 130 East 40th Street, 31 East 28th Street and the retail space at 245 Seventh Avenue are currently being marketed for sale and management expects that these properties will be sold before the consummation of this Offering. 800 Madison Avenue, 865 First Avenue and 3 East 66th Street will not be contributed to our company because our management believes that these properties are inconsistent with our investment strategies and objectives. Further, Mr. Cole owns an interest in 800 Madison Avenue and 3 East 66th Street, as well as in the project described below.

    Harry Macklowe is also currently developing a 21-unit luxury condominium project at the northeast corner of East 76th Street and Lexington Avenue. Demolition of the building previously occupying the site began in April 1998 and completion of this project is expected by March 1999. We anticipate that 100% of the condominium units will be sold prior to completion of construction. This property is not being contributed to our company because the proceeds of the sale of condominium units would provide our Company with nonqualifying income and gain and would impact our status as a REIT for federal income tax purposes.

    Mr. Macklowe, and Mr. Cole, will devote substantially all of their business time and attention to the day-to-day operations of our Company. They are not expected to devote any significant part of their business time to the continued operations of Rivertower, 865 First Avenue, 800 Madison Avenue, 1018 Lexington Avenue or 3 East 66th Street. Further, all of such properties will be managed by our Company pursuant to management agreements to be entered into by the relevant property-owning entity that will provide for the payment of a market rate property management fee, as well as applicable leasing commissions.

COMPETITION

    We may compete with other owners and developers that have greater resources and more experience than our Company. Additionally, the number of competitive properties in our markets could have a material adverse effect on both our ability to lease space at the Properties or any newly acquired property and on rents charged at the Properties. We believe that our major competitors are local real estate companies in our market that specialize in the redevelopment and development of office and apartment buildings. We believe that the Offering, the Credit Facility, and our access as a public company to the capital markets to raise funds during periods when conventional financing sources may be unavailable or prohibitively expensive will provide us with a substantial competitive advantage. Further, we believe that the number of real estate developers has decreased as a result of the recessionary market conditions and tight credit markets during the early 1990s as well as the reluctance on the part of more conventional financing sources to fund development and acquisition projects.

REGULATION

    GENERAL. Office and apartment properties in Manhattan are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each Property has the necessary permits and approvals to operate its business.

    AMERICANS WITH DISABILITIES ACT. Our properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our Properties where such removal is readily achievable. We believe that the Properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures with respect to the Properties to comply with the requirements of the ADA. However, noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The obligation to make readily accessable accommodations is an ongoing one, and we will continue to assess the Properties and make alterations as appropriate in this respect.

INSURANCE

    The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which we believe are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnership could lose its capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt which is with recourse to the Operating Partnership, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect us. Moreover, as a general partner of the Operating Partnership, we will generally be liable for any unsatisfied obligations other than non-recourse obligations. We believe that the Properties will be adequately insured; however no assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

LEGAL PROCEEDINGS

    Other than as described below, we currently are not a party to any legal proceedings. Certain of our subsidiary entities are parties to a variety of legal proceedings relating to their ownership of the Properties and the development sites and our activities with regard to construction, management and leasing businesses arising in the ordinary course of business. Because we may be acquiring certain of the Properties and the development sites subject to associated liabilities, it may therefore become a successor party-in-interest to certain of these proceedings as a result of the Formation Transactions. We believe that substantially all of this liability is covered by insurance. All of these matters, taken together, are not expected to have a material adverse effect on our Company.

    In December 1997, one of our properties, 540 Madison Avenue, suffered a casualty whereby portions of the brick facade of the building separated and fell onto certain adjoining structures. A complaint was filed in the Supreme Court of the State of New York, New York County against The Macklowe Organization and the fee owner seeking compensatory and punitive damages against us and them. We believe that the faulty facade was a result of a pre-existing condition at the time of acquisition of the leasehold interest in the building. Therefore, if damages were awarded against us, we believe that (i) substantially all of such possible liability would be covered by our insurance policies and (ii) that we have available counterclaims and actions against third-parties for any such liability. Therefore, we do not believe that this action would have a material adverse effect to our company.

    In 1985, the City of New York imposed a moratorium on the demolition of buildings classified as single room occupancy hotels ("SROs"). Shortly before the moratorium was imposed, West 45th Street Macklowe Corp. ("West 45th Corp."), a former affiliate of The Macklowe Organization, retained an independent contractor to demolish certain buildings it controlled in Times Square, including buildings classified as SROs. The independent contractor demolished the buildings without adequately cordoning off the surrounding pedestrian area and without assuring that the utility services to the buildings had been turned off. Subsequently, West 45th Corp. and its employee responsible for the demolition pleaded guilty to a charge of reckless endangerment and the independent contractor was convicted after a trial. Neither Harry Macklowe nor any current employee of our Company was charged with any criminal conduct in connection with the incident. Harry Macklowe paid $2 million to settle a civil action brought by the City of New York based on West 45th Corp.'s failure to obtain certain permits relating to the demolition which had been applied for, but which had not been issued at the time of the demolition. The City later revised the moratorium to permit owners of SROs to demolish their buildings upon making a payment to a special fund established by New York City. The Macklowe Organization paid $3 million to the fund in order to develop the Times Square site. This payment was later refunded with interest and repayment of legal fees when the United States Supreme Court ruled that the law requiring the payment was unconstitutional.

    The Company is engaged in a dispute with the City of New York over commercial rent taxes owed on a lease takeover for a tenant of Avenue of the Americas Plaza. The Company has accrued an amount it believes will be paid in settlement of this dispute.

                                   MANAGEMENT

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

    Our Board of Directors will be expanded immediately following the completion of the Offering to include the director nominees named below, each of whom has been nominated for election and has consented to serve. A majority of our director nominees will be independent. Pursuant to our Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of the Board of Directors will help to assure the continuity and stability of our business strategies and policies as determined by the Board of Directors. Stockholders will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

    The following table sets forth certain information with respect to our directors, director nominees and executive officers immediately following the completion of the Offering:

NAME                                                     AGE                           POSITION
----------------------------------------------------  ---------  ----------------------------------------------------

Harry Macklowe......................................     60      Chairman of the Board and Chief Executive Officer
                                                                 (term will expire in 2001)

Warren D. Cole......................................     39      President and Director (term will expire in 2000)

Kevin E. Neuner.....................................     40      Executive Vice President -- Finance and Operations

William S. Macklowe.................................     30      Senior Vice President -- Commercial Leasing

William I. Unger....................................     42      Vice President -- Construction

Timothy E. Case.....................................     37      Vice President -- Property Management Services

Roger H. Kahn.......................................     42      Senior Vice President -- Commercial Leasing

Sheldon F. Werdiger.................................     43      Vice President -- Development

Jessica E. Schick...................................     32      Vice President -- Residential Leasing

Edward R. Ackerman..................................     37      Vice President -- Finance

Jay Chiat...........................................     66      Director Nominee (term will expire in 2001)
[Independent Director]..............................             Director Nominee (term will expire in 2000)
[Independent Director]..............................             Director Nominee (term will expire in 1999)

    The following is a biographical summary of the experience of the above-mentioned persons:

    HARRY MACKLOWE serves as our Chairman of the Board and Chief Executive Officer. For the past 35 years, Mr. Macklowe was the owner and Chief Executive Officer of The Macklowe Organization. As our Chairman of the Board and Chief Executive Officer, he coordinates and directs all of the Company's primary functions including acquisitions, developments, leasing and property management as well as establishing policy for our Company. Mr. Macklowe is a licensed real estate broker in the State of New York.

    WARREN D. COLE serves as our President and as a Director. Mr. Cole served as President of The Macklowe Organization and was with the organization since 1988. He was and will remain responsible for acquisition and financing activities. Mr. Cole also was and will continue to focus on corporate and legal strategies. Prior to joining the company, Mr. Cole was an executive in the Real Estate Finance Group at Chase Manhattan Bank, focusing on the Manhattan market. Mr. Cole earned his BA degree in economics from Brandeis University where he was awarded Phi Beta Kappa honors.

    KEVIN E. NEUNER serves as our Executive Vice President -- Finance and Operations. Mr. Neuner was Senior Vice President of The Macklowe Organization and was with the organization since December 1995. He was and will continue to be responsible for the supervision of all company and property operations, including asset and property management, residential leasing, accounting and finance. Prior to joining the company, Mr. Neuner was a Vice President of the east coast region of Hines Interests Limited Partnership, a Vice President of Shearson Lehman Brothers and a Senior Manager with Ernst & Whinney in the Real Estate and Emerging Business Group. He earned his BS degree in accounting from the State University of New York at Albany and his MBA in finance from New York University School of Business. He is also a licensed New York State Certified Public Accountant.

    WILLIAM S. MACKLOWE serves as our Senior Vice President -- Commercial Leasing. Mr. Macklowe was the Vice President of Commercial Leasing of The Macklowe Organization and has been with the organization since January 1993. He was and will continue to be responsible for the redevelopment and implementation of marketing and leasing programs for all commercial buildings in the portfolio, as well as the commercial and professional components of the residential buildings. Prior to joining the company, Mr. Macklowe worked for Manufacturers Hanover Trust Company in the Real Estate Finance Department. He earned his BA degree from New York University in December of 1990 and is also a licensed real estate broker, Co-Chair of the New Leadership Cabinet, State of Israel Development Corp., Real Estate Division and is a member of the Real Estate Board of New York.

    WILLIAM I. UNGER serves as our Vice President -- Construction. Mr. Unger was the Vice President and Director of Construction and joined The Macklowe Organization in March 1983. Mr. Unger was and will continue to be responsible for the organization and supervision of all construction activities including new construction, renovation of existing properties, analysis of development sites, surveys and analysis of building purchases and tenant build-out projects. Mr. Unger also will continue to assist in design, development and product selection. Prior to joining the company, Mr. Unger was employed by Morse/ Diesel Construction Corp. as a project accountant in charge of commercial and residential projects valued at $150,000,000. Prior to that position, Mr. Unger was Controller for Infinite Electric Corp. and the Director of Capital Budgets for Presbyterian Hospital. He earned his BS degree in accounting from Fairleigh Dickinson University and completed 60 credit hours towards a BS degree in Civil Engineering from the New Jersey Institute of Technology.

    TIMOTHY E. CASE serves as our Vice President -- Property Management Services. Mr. Case was the Vice President and Director of Property Management Services for The Macklowe Organization. He was with the company since 1986 in the Property Management Division. Mr. Case was and will continue to be responsible for the day-to-day property management operations of the existing portfolio as well as the start-up management of all acquisition and development properties. Prior to joining The Macklowe Organization, Mr. Case worked for the Trump Organization and the World Trade Center in their operations divisions. Mr. Case is a graduate of M.E.B.A. Merchant Marine Engineering College of Baltimore, Maryland.

    ROGER H. KAHN serves as our Senior Vice President -- Commercial Leasing. Mr. Kahn was the Senior Vice President and Director of Commercial Leasing for The Macklowe Organization, and will continue in such capacity, developing and supervising leasing and marketing programs for our commercial properties and retail spaces. Mr. Kahn was with The Macklowe Organization since May 1997. Prior to joining the company, Mr. Kahn was a Senior Managing Director at Edward S. Gordon Co., Inc. where he directed the Commercial Property Management Department. Prior to his position at Edward S. Gordon Co., Inc., Mr. Kahn was a Senior Vice President at Balcor Company, a subsidiary of American Express where he was responsible for directing the leasing and management of the commercial property portfolio in the Northeast United States. Mr. Kahn earned his BS degree in economics from the Wharton School at the University of Pennsylvania and his MBA in finance from the New York University School of Business.

    SHELDON F. WERDIGER serves as our Vice President -- Development. Mr. Werdiger was the Vice President of Development and Marketing and was with The Macklowe Organization from 1983 to 1992 and re-joined the company in January 1998. His responsibilities were and will continue to include space and lease management, public process coordination and all aspects of development and marketing. Prior to joining The Macklowe Organization, Mr. Werdiger worked at Skidmore, Owings & Merrill Architects. He earned his B. Arch. degree from Syracuse University School of Architecture and his MBA in finance and real estate from Columbia University Graduate School of Business. Mr Werdiger is a licensed architect in the states of New York and New Jersey.

    JESSICA E. SCHICK serves as our Vice President and Director -- Residential Leasing. Ms. Schick was the Vice President and Director of Residential Leasing and Sales was with The Macklowe Organization since November 1989. She was and will continue to be responsible for the development of marketing plans, the coordination of sales and leasing for new projects and the administration of leasing programs at existing buildings. Ms. Schick earned her BA degree from New York University in June 1987.

    EDWARD R. ACKERMAN serves as Vice President -- Finance. Mr Ackerman was the Vice President of Finance and joined The Macklowe Organization in April 1998. Prior to joining the company, Mr. Ackerman was manager of Real Estate Evaluation Services, Inc., where he was responsible for the financial analysis of real estate properties supporting mortgage-backed securities and assembled pooled debt portfolio sales transactions. Mr. Ackerman also worked as Controller of The Metropolis Group and Assistant Controller of Carol Management Corporation. Previously, Mr. Ackerman was in the Real Estate Audit Group of Touche, Ross & Company. He earned his BS degree in accounting from the State University of New York at Albany. Mr. Ackerman is a licensed New York State Certified Public Accountant.

    JAY CHIAT serves as one of the Directors of the Company. Mr. Chiat is the Managing Partner of the consulting firm of Strategie Ltd., and has been associated with such firm since 1997. Previously, Mr. Chiat served as Chairman/CEO of Chiat/Day Advertising Inc. He served as a Director of the Interactive Connection, an internet company, since 1994, and CyberGold, Inc. since 1995. He hold a BS degree from Rutgers University and is a graduate of the UCLA Graduate School of Business Executive Program.

COMMITTEES OF THE BOARD OF DIRECTORS

    EXECUTIVE COMMITTEE. Promptly following the completion of the Offering, the Board of Directors will establish an Executive Committee. Subject to our conflict of interest policies, the Executive Committee will be granted the authority, within certain parameters, to acquire and dispose of real estate and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money and the issuance of Common Stock, except as limited by law, and/or Units (and, consistent with the Partnership Agreement of the Operating Partnership, to cause the Operating Partnership to take such actions). The Executive Committee will generally exercise all other powers of the Board of Directors, except as prohibited by law. The Executive Committee will consist of Harry Macklowe and at least two additional directors.

    AUDIT COMMITTEE. Promptly following the completion of the Offering, the Board of Directors will establish an Audit Committee. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The Audit Committee will consist of two or more independent directors.

    COMPENSATION COMMITTEE. Promptly following the completion of the Offering, the Board of Directors will establish a Compensation Committee consisting of at least two independent directors to establish remuneration levels for our executive officers and to implement and administer our stock option plans and any other incentive programs.

    The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

COMPENSATION OF DIRECTORS

    We intend to pay our non-employee Directors annual compensation of $ for their services. In addition, non-employee directors will receive a fee of $ for each Board of Directors meeting attended (in person or by telephone). Non-employee directors will receive an additional fee of $ for each committee meeting attended (in person or by telephone), unless the committee meeting is held on the day of a meeting of the Board of Directors. Non-employee directors also will be reimbursed for reasonable expenses incurred to attend director and committee meetings. Compensation and fees may be paid to non-employee directors in the form of cash or Common Stock, at the election of each such director. Our officers who are directors will not be paid any director's compensation or fees. Pursuant to our stock option plan, non-employee directors will receive, upon
initial election to the Board of Directors, options to purchase   shares of
Common Stock (at the Offering Price or, if elected following the completion of the Offering, at the prevailing market price) which will vest after one year.

EXECUTIVE COMPENSATION

    The following table sets forth the annual base salary rates and other compensation expected to be paid in 1998 to our Chief Executive Officer and each of our other four most highly compensated executive officers (the "Named Executive Officers"). Information for 1997 is not presented because the Company had no operations during such period and the Named Executive Officers were employed by other affiliated entities, as well as the Macklowe Organization.

                                                                         1998 BASE SALARY            OPTIONS
NAME                                             TITLE                        RATE(1)             ALLOCATED(2)
---------------------------------  ---------------------------------  -----------------------  -------------------

Harry Macklowe...................  Chairman of the Board and Chief        $
                                   Executive Officer

Warren D. Cole...................  President                              $

Kevin E. Neuner..................  Executive Vice President --            $
                                   Finance and Operations

William I. Unger.................  Senior Vice President --               $
                                   Construction

Timothy E. Case..................  Senior Vice President -- Property      $
                                   Management Services

------------------------
(1) Does not include bonuses that may be paid to the above individuals. See "--Incentive Compensation Plan" below.
(2) Upon the effective date of the Offering, options to purchase a total of shares of Common Stock at a price equal to the Offering Price will be granted to officers and other employees under our stock option plan. See "--Stock Option and Incentive Plan" below.

                       OPTIONS GRANTS IN FISCAL YEAR 1998

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                                                           ANNUAL RATES OF
                                                       PERCENT OF                                            SHARE PRICE
                                                      TOTAL OPTIONS                                        APPRECIATION FOR
                                          OPTIONS     TO BE GRANTED     EXERCISE                             OPTION TERM
                                           TO BE      TO EMPLOYEES       PRICE          EXPIRATION       --------------------
                                        GRANTED(1)   IN FISCAL YEAR   PER SHARE(2)         DATE             5%         10%
                                        -----------  ---------------  ------------  -------------------  ---------  ---------

Harry Macklowe........................            %     $              $            $

Warren D. Cole........................            %     $              $            $

Kevin E. Neuner.......................            %     $              $            $

William I. Unger......................            %     $              $            $

Timothy E. Case.......................            %     $              $            $

------------------------

(1) The options for one-third of the covered shares (disregarding fractional shares, if any) will become exercisable on each of the first, second and third anniversaries of the date of the grant.

(2) Based on the assumed initial public offering price. The exercise price per share will be the initial public offering price.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

    We will enter into an employment and non-competition agreement with both Harry Macklowe and Warren Cole which will be effective as of the completion of the Offering. Each agreement will have a term of three years, which will be automatically renewed for successive one-year periods unless otherwise terminated. The agreements will provide for base annual compensation (as set forth in "--Executive Compensation" above) and incentive compensation to be determined by the Compensation Committee (within the terms described in "--Incentive Compensation Plan" below). Each of the employment agreements provides for certain severance payments in the event of disability or termination by the Company without cause or by the employee with good reason.

    The employment agreements will, subject to certain exceptions, prohibit each of the employees from engaging, directly or indirectly, during the term of his employment, in any activity which, directly or indirectly, competes with the Company within the New York City metropolitan area from time to time (the "Competitive Activities"). The exceptions include the Excluded Interests and any
investments in publicly traded real estate entities representing less than   %
of the equity ownership of such entity. Pursuant to the agreements, each of the employees will devote substantially all of his business time to the Company.

STOCK OPTION AND INCENTIVE PLAN

    Prior to the Offering, the Board of Directors will adopt, and the stockholders will approve, the 1998 Stock Option and Incentive Plan (the "Stock Option Plan") for the purposes of (i) attracting and retaining employees, directors and other service providers, (ii) providing incentives to those individuals we deem important to our success and (iii) aligning the interests of these individuals with our interests and those of our stockholders. On and after the closing of the Offering, the Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. Our officers and certain other of our employees generally will be eligible to participate in the Stock Option Plan. Our non-employee Directors are eligible to receive stock options under the Stock Option Plan on a limited basis. See "--Compensation of Directors" on page 99.

    The following summary of the Stock Option Plan is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Stock Option Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code ("ISOs"), (ii) the grant of stock options that do not so qualify ("NQSOs"), (iii) the grant of stock options in lieu of cash Directors' fees and employee bonuses, (iv) grants of shares of Common Stock, in lieu of cash compensation and (v) the making of loans to acquire shares of Common Stock, in lieu of compensation. The exercise price of stock options will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant in the case of ISOs; provided that, in the case of grants of NQSOs granted in lieu of cash Directors' fees and employee bonuses, the exercise price may not be less than 50% of the fair market value of the shares of Common
Stock on the date of grant. We have reserved   shares of Common Stock for
issuance under the Stock Option Plan. The Stock Option Plan will permit participants to transfer NQSOs to certain family members or trusts for the benefit of family members, provided the participant will not receive any consideration for such transfer. Awards granted to officers under the Stock Option Plan will be qualified under Rule 16b-3 under the Exchange Act.

INCENTIVE COMPENSATION PLAN

    Prior to the completion of the Offering, we intend to establish an incentive compensation plan for our key officers. This plan will provide for payment of annual cash bonuses to participating officers after an evaluation of the officer's performance and our overall performance for the year has been completed. The Chief Executive Officer will make recommendations to the Compensation Committee of the Board of Directors, which will make the final determination for the award of bonuses in its sole discretion. The Compensation Committee will determine the amount of such bonuses, if any, for the Chief Executive Officer in its sole discretion.

401(K) PLAN

    Effective upon the completion of the Offering, we intend to maintain a 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover our eligible employees and any designated affiliate.

    The 401(k) Plan will permit our eligible employees to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE
  COMPANY

    As permitted by the MGCL, we have Charter provisions limiting the personal liability of directors and officers for money damages to the fullest extent permitted by Maryland law except that such Charter provisions do not limit liability (a) for, and to the extent of, actual receipt of an improper benefit in money, property, or services or (b) in respect of any adjudication based upon a finding of active and deliberate dishonesty which was material to the cause of action adjudicated. Our Charter provisions do not affect potential liability of directors and officers to third parties, such as our creditors.

    As permitted by the MGCL, our Charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. Our Bylaws also contain procedures that implement these indemnification provisions of the Charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

    The Partnership Agreement also provides for indemnification and advance of our officers' and directors' expenses to the same extent indemnification and advance of expenses is provided to our officers and directors in the Charter and Bylaws, and limits our officers' and directors' liability to the Operating Partnership and its partners to the same extent liability of our officers and directors to the Company and its stockholders is limited under the Charter. See "Partnership Agreement--Liability and Indemnification" on page 116.

                     STRUCTURE AND FORMATION OF THE COMPANY

THE OPERATING ENTITIES OF THE COMPANY

    Following the completion of the Offering and the Formation Transactions, our operations will be carried on through the Operating Partnership and its subsidiaries. The Formation Transactions were designed to (i) acquire the Properties, (ii) repay certain mortgage debt relating thereto, (iii) fund capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable us to comply with certain requirements under the Code and the regulations promulgated by the IRS thereunder (the "Treasury Regulations") relating to our qualification as a REIT, and (vi) defer the recognition of taxable income by certain participants in the Formation Transactions.

    THE OPERATING PARTNERSHIP. Following the completion of the Offering and the Formation Transactions, substantially all of our assets will be held by, and our operations conducted through, the Operating Partnership and its subsidiaries and affiliates. We are the sole general partner of the Operating Partnership and will have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership. Except with respect to the Lock-out Provisions, limited partners generally will have only limited consent rights. See "Partnership Agreement" on page 113. Our Board of Directors will manage our affairs by directing the affairs of the Operating Partnership. The Operating Partnership will continue until December 31, 2048, unless sooner dissolved or terminated. The Operating Partnership cannot be dissolved for a period of 50 years without the consent of the limited partners, except in connection with a sale of all or substantially all of its assets, which also requires the consent of the limited partners. See "Partnership Agreement" on page 113. Our limited and general partner interests in the Operating Partnership will entitle us to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to our percentage interest therein and will entitle us to vote on substantially all matters requiring a vote of the limited partners.

    Following the completion of the Offering and the Formation Transactions, we
will initially own an approximate    % interest in the Operating Partnership.
Certain participants in the Formation Transactions, including Harry Macklowe, will own the remaining Units. The Operating Partnership anticipates that it will acquire additional properties in exchange for Units in the future, in which case partners in the partnerships that own such properties will become limited partners of the Operating Partnership.

    After the completion of the Offering and the Formation Transactions, the Operating Partnership expects to make regular quarterly cash distributions to its partners (including us) in proportion to their percentage interests in the Operating Partnership. We, in turn, will pay cash dividends to our stockholders in an amount per share of Common Stock equal to the amount distributed by the Operating Partnership per Unit. In addition, after a holding period of up to one year following the completion of the Offering, subject to certain exceptions, and at any time thereafter (for as long as the Operating Partnership is in existence and subject to compliance with the securities laws and the ownership limits of our organizational documents), limited partners in the Operating Partnership will be able to have their Units redeemed by the Operating Partnership. In the event that we elect to acquire Units in exchange for shares of Common Stock upon the exercise of a redemption right by a limited partner, each such acquisition will increase our percentage ownership interest in the Operating Partnership and will decrease the aggregate percentage ownership interest of the limited partners (other than the Company) in the Operating Partnership.

    THE MANAGEMENT LLC. All of the management and leasing operations with respect to our Properties, certain third-party properties and properties we will acquire, as well as leasing operations with respect to a portion of the properties not owned by us, will be conducted through the Management LLC. The Operating Partnership will own a 100% interest in the Management LLC.

    THE CONSTRUCTION LLC. All of the construction management for our Properties and development sites will be conducted through the Construction LLC. The Operating Partnership will own a 100% interest in the Construction LLC.

FORMATION TRANSACTIONS

    Upon the completion of the Offering, we will have completed the transactions described below (the "Formation Transactions"), which are designed to consolidate the ownership of the Properties and other assets of The Macklowe Organization into our Company, the Operating Partnership or our other subsidiaries, to facilitate the Offering and to enable us to qualify as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 1998.

    - We were organized as a Maryland corporation and the Operating Partnership was organized as a Delaware limited partnership in March 1998. In connection with our formation, certain of our officers and directors (Harry Macklowe and Warren Cole) were issued an aggregate of 1000 shares of restricted Common Stock for a subscription receivable of $1,000.

    - We organized the Management LLC and the Construction LLC as New York limited liability companies in April 1998.

    - Pursuant to one or more merger or contribution agreements, certain contributors which own direct or indirect interests in the Properties, the management and leasing business and other assets of The Macklowe Organization will contribute those interests to the Operating Partnership
      in exchange for    Units and    shares of restricted Common Stock (having
      an aggregate value of approximately $   million based on the Offering
      Price) and our assumption of approximately $444.9 million of indebtedness. The Company will contribute any assets it receives pursuant to these
      transfers to the Operating Partnership in exchange for    Units. The
      Operating Partnership will transfer the assets of the management and leasing business to Management LLC in exchange for its ownership interest therein.

    - Pursuant to a bankruptcy plan, the Operating Partnership will acquire its interest in 300 Madison Avenue prior to completion of this Offering.

    - We will acquire interests in 1412 Broadway and 150 Fifth Avenue for an aggregate purchase price of approximately $98.2 million, including the issuance of 1,200,000 Class B Units (having an aggregate value of approximately $24.0 million based on the Offering Price), and the assumption of $48.0 million of indebtedness. In addition, we will acquire an interest in 16-18 East 53rd Street for a purchase price of 1,000,000 Units (having an aggregate value of $20 million based on the Offering Price). Further, Harry Macklowe will be reimbursed $7.1 million of escrow deposits he advanced in connection with the acquisition of these properties.

    - We will sell 26,000,000 shares of Common Stock in the Offering and will contribute the net proceeds therefrom to the Operating Partnership in
      exchange for 26,000,000 Units (which will represent an approximately    %
      economic interest in the Operating Partnership after the Offering).

    - We will use approximately $532.3 million of the net proceeds from this Offering to repay mortgage debt encumbering our Properties.

    - In connection with the casualty suffered in connection with the renovation of 540 Madison Avenue, any insurance payments received as a result of such casualties will, first, be distributed to us to the extent of our expenditures with respect thereto, and, thereafter, to Harry Macklowe in reimbursement of certain amounts he advanced to the property-owning entity.

    - We have not obtained any independent third-party appraisals, valuations or fairness opinions in connection with these Formation Transactions. Accordingly, we cannot assure you that the value of the Units and other consideration we paid in the Formation Transactions equals their fair market value.

CONSEQUENCES OF THE OFFERING AND THE FORMATION TRANSACTIONS

    The Offering and the Formation Transactions will have the following consequences:

    - The Operating Partnership, directly or indirectly, will own 100% of the economic interests in the Properties and leasing and other assets being contributed.

    - The purchasers of the Common Stock offered in this Offering will own
      approximately    % of the outstanding Common Stock.

    - We will be the general partner of, and will own approximately    % of the
      ownership interests in, the Operating Partnership.

    If all limited partners in the Operating Partnership were to exchange their Units for Common Stock immediately after the completion of the Offering (notwithstanding the provision of the Partnership Agreement which prohibits such exchange for up to one year following the completion of the Offering), but subject to the Ownership Limit, then the participants in the Formation
Transactions would beneficially own approximately    % of the outstanding shares
of Common Stock.

    See "Risk Factors--Conflicts of Interest in the Formation Transactions and
the Business of the Company Could Adversely Affect the Company" on page   and
"Principal Stockholders" on page   .

BENEFITS TO RELATED PARTIES

    Certain of our officers and directors will realize certain material benefits in connection with the Formation Transactions and this Offering, including the following:

    - Certain of our officers and directors (including Harry Macklowe, members
      of his immediate family and Warren Cole) will receive    shares of
      restricted Common Stock and    Units with an aggregate value of
      approximately $   million based on the Offering Price (representing
      approximately    % of our equity, on a fully diluted basis), in
      consideration for their contribution of interests in the Properties, management and leasing business and other assets. The interests in the Properties, management and leasing business and other assets being contributed to us have a negative book value of approximately $133.3 million.

    - Certain employees of The Macklowe Organization (Harry Macklowe, Warren Cole and William Macklowe) will become officers and/or directors of our Company. In addition, we will enter into employment and noncompetition agreements with Harry Macklowe and Warren Cole. See "Management--Employment and Noncompetition Agreements" on page 100. Also, we will grant to certain of our directors, officers and employees options
      to purchase an aggregate of    shares of Common Stock at the Offering
      Price under our stock option and incentive plan, subject to certain
      vesting requirements (   of such options will be granted to each of Harry
      Macklowe, Warren Cole and    at the completion of the Offering). See
      "Management" on page 96.

    - Harry Macklowe will receive $ million of the net proceeds of the Offering in repayment of certain loans made by him to The Macklowe Organization.

    - The structure of the Formation Transactions will provide those receiving Units (including Harry Macklowe, members of his immediate family and Warren Cole) the opportunity to defer the recognition of taxable gain associated with their contribution to us of their interests in the Properties, management business and other assets.

    - Pursuant to the Lock-out Provisions, we will be restricted in our ability to sell Two Grand Central Tower, Avenue of the Americas Plaza and 369 Lexington Avenue for up to 12 years, Riverterrace for up to 5 years and 16-18 East 53rd Street for approximately four years following the completion of the Offering in order to defer the recognition of taxable income by certain Unitholders (including Harry Macklowe, members of his immediate family and Warren Cole). In addition, we have agreed to maintain certain minimum levels of indebtedness in the Operating Partnership in order to assist such Unitholders in deferring the tax consequences of the contributions.

    - A to-be-formed limited liability company wholly-owned by one of our affiliates will operate and maintain the health club operations at Riverterrace and 305 West 50th Street.

    - Recipients of Units and Common Stock in the Formation Transaction will have registration rights with respect to shares of Common Stock issued in the Formation Transactions in redemption of Units. See "Shares Available for Future Sale" on page 128.

    Additional information regarding the benefits to related parties is set forth under "Structure and Formation of the Company" on page 103, "Management" on page 96 and "Certain Relationships and Transactions" on page 112.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of certain of our investment, financing and other policies. Except in certain circumstances indicated below, we may change these policies without stockholder approval. We intend to conduct our investment activities in a manner (a) consistent to maintain our status as a REIT and (b) that will not cause us to be treated as an investment company under federal securities laws which may subject us, among other things, to additional reporting requirements.

INVESTMENTS

    INVESTMENTS IN REAL ESTATE

    We expect to pursue our business objectives, which we describe under the headings "The Company" and "Our Business and Growth Strategies," primarily through the ownership by the Operating Partnership of the Properties and other acquired assets. We may also acquire properties through subsidiaries other than the Operating Partnership. We expect to invest in or develop primarily office and apartment properties in Manhattan. However, we will not have any limit on the amount or percentage of our assets that may be invested in any one property, type of property or geographic area.

    We expect that we will expand and improve our current Properties as well as properties we acquire in the future, as circumstances warrant. We may also participate with third parties to purchase interests in properties, through joint ventures or other types of co-ownership, provided such investment is consistent with our investment strategies set forth herein.

    Our investments may be subject to existing mortgage financing or other indebtedness or such financing or indebtedness may be incurred in connection with acquiring or financing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our Common Stock.

    We have engaged in and intend to engage in the issuance of securities in exchange for real property. These securities may be Common Stock, preferred stock, Units, preferred Units or options to purchase capital stock or Units. As described under the heading "Structure and Formation of the Company" on page 103, we issued Units and Common Stock in exchange for the Properties and other assets during our formation. Additionally, we anticipate we will issue Units for future property acquisitions. We tell you more about this on page 34 under the heading "Business and Growth Strategies."

    INVESTMENTS IN REAL ESTATE MORTGAGES

    Although we do not presently intend to emphasize investments in mortgages or deeds of trust, we may invest in non-performing, participating or convertible mortgages on an opportunistic basis in order to acquire an equity interest in the underlying property if we conclude that it would be in our best interest to do so. We currently hold mortgage interests in 300 Madison Avenue and 342 Madison Avenue which will provide us with substantially all control over, and economic interest derived from, such properties.

    INVESTMENTS IN OTHER REAL ESTATE ENTITIES

    As we have discussed earlier, we formed our business as an UPREIT. In doing so, the Operating Partnership acquired interests in the Properties. We will be the general partner of the Operating Partnership and contribute the proceeds of this and future offerings to the Operating Partnership in exchange for Units. See the discussion under "Structure and Formation of the Company" on page 103.

    We have no other ownership interests in entities primarily engaged in real estate activities. We have no immediate plans to make any such investments, other than investments in wholly owned subsidiaries of the Operating Partnership (which will not elect to be taxed as Corporations), which may own certain of our properties or other assets. If economically attractive opportunities arise, we may also invest in joint venture or "DownREIT" partnerships or other entities in order to acquire interests in specific properties. Such investments may permit us to own interests in large assets without making a large investment thereby maintaining diversity and flexibility in our portfolio.

    SHORT-TERM INVESTMENTS

    Prior to making any acquisitions and subject to the income and asset requirements imposed on REITs, pursuant to the Code we will invest our liquid assets in certain short-term investments during the periods between the receipt of revenues and their distribution to you. These may include:

    - interest-bearing bank accounts;

    - certificates of deposit;

    - short-term money-market securities;

    - short-term government securities;

    - mortgage-backed securities guaranteed by the Government National Mortgage Association;

    - mortgages insured by the Federal Housing Administration or guaranteed by the Veterans Administration; or

    - mortgage loan participations purchased from banks or other financial institutions.

    We may also invest in other similar types of instruments. While we reserve the right to invest in these types of securities, we have no immediate plans to do so. The yield on such interim investments may be higher or lower than the yield we receive on our real estate properties.

DISPOSITIONS

    We do not currently intend to dispose of any of our properties, although we may, based upon a periodic review of our portfolio, if we determine that it would be in our best interest. Any decision to dispose of a property must be approved by a majority of our Board of Directors. In addition, the partnership agreement of the Operating Partnership generally prohibits us from selling the Designated Properties. We describe these restrictions in more detail under the heading "Partnership Agreement-- Operational Matters--Sales of Assets" on page
114. The Lock-out Provisions apply even if it would be in the best interest of the stockholders for the Company to sell one or more of the Properties.

BORROWINGS

    We have the authority to negotiate lines of credit and arrange for other short-term or long-term borrowings from commercial lenders. In addition, we may also:

    - obtain credit through the public issuance of debt;

    - obtain credit through the private placement of debt securities with institutional investors;

    - incur mortgage indebtedness on real estate which we acquire;

    - invest in properties subject to existing secured loans;

    - obtain other mortgage financing for unleveraged properties in our portfolio; and

    - refinance properties acquired on a leveraged basis.

There is no limitation on the number of mortgages which may be placed on any one property.

    Our governing documents do not contain any limitation on the total amount of indebtedness we may incur. However, we intend not to let our debt ratio exceed
  %. After this Offering our debt ratio will be

   %. For these purposes, our debt ratio is calculated as total debt to total market capitalization. We have chosen to use total market capitalization rather than book value (which is frequently used) because we believe book value to a large extent only reflects the depreciated value of our properties. Therefore, book value does not accurately reflect the fair value of our assets. On the other hand, total market capitalization does not necessarily reflect the fair market value of our properties and is subject to greater fluctuations than book value. However, we believe that total market capitalization more accurately reflects the value of our assets and therefore our ability to borrow and meet debt service requirements. Furthermore, we will consider additional factors when deciding whether to incur additional debt such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing and the ability of particular properties and our assets as a whole to generate sufficient cash flow to cover payments on our debt.

    Our Board of Directors will consider a number of factors when evaluating our debt level and when making decisions regarding the incurrence of debt, including the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and our ability to service such debt. See "Risk Factors--Financing Risks" on page 22 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 50.

CONFLICTS OF INTEREST

    Our officers and directors owe a fiduciary duty to stockholders to act in their best interests. They also owe a fiduciary duty to act in the best interests of Unitholders since we are the general partner of the Operating Partnership. However, the Unitholders' interests may conflict with the interests of stockholders. For instance, certain Unitholders, including certain of our officers and directors such as Harry Macklowe and Warren Cole, will incur adverse tax consequences upon the sale of certain of the Properties acquired in our formation and on the repayment or refinancing of indebtedness on these Properties which are different from our tax consequences and those of our stockholders. Consequently, such holders may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. In addition, pursuant to the "lock-out provisions" which we describe under the heading "Partnership Agreement--Operational Matters--Sale of Assets" on page 114, the Operating Partnership may not sell Two Grand Central Tower, Avenue of the Americas Plaza and 369 Lexington Avenue for up to 12 years, Riverterrace for up to five years and 16-18 East 53rd Street for up to four years following completion of this Offering, even if such sale or reduction in mortgage indebtedness would be in the best interests of our stockholders. To resolve any such conflicts arising in the future, the holders of Units have agreed that in the event of a conflict in the fiduciary duties owed by our officers and directors to stockholders and to Unitholders, our officers and directors will fulfill their fiduciary duties by acting in the best interest of the stockholders. This agreement by such Unitholders is contained in the partnership agreement of the Operating Partnership and we further described it under "Partnership Agreement -- Fiduciary Duty" on page 117.

    In addition to the foregoing, we have agreed to maintain in the Operating Partnership certain minimum levels of indebtedness in order to assist certain Unitholders (including Harry Macklowe, members of his immediate family and Warren Cole) defer the tax consequences of their contributions to the Operating Partnership.

    It is possible that our officers and directors may pursue businesses and interests outside of their duties with us. In order to prevent officers and directors from pursuing businesses and interests that may compete with or be detrimental to us, we have entered into noncompetition agreements with certain officers and directors which prohibit them from engaging in such activities. We describe the provisions of such agreements in greater detail under the heading "Management--Employment and Noncompetition Agreements" on page 100. In addition, Maryland law obligates each director to offer to us any business opportunity (with certain limited exceptions) that comes to him or her and that we could reasonably have an interest in pursuing.

    Maryland law contains restrictions on a director's or officer's ability to transact business with us. However, our Bylaw provisions are more restrictive. Under Maryland law:

    - a contract or other transaction between us and a director or between us and any other corporation or other entity in which a director is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of the director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof if (i) the transaction or contract is authorized, approved or ratified by the board of directors or a committee of the board, after disclosure of the common directorship or interest by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders, or (ii) the transaction or contract is fair and reasonable to us.

    - each director is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him or her and that we reasonably could be expected to have an interest in pursuing. After the Formation Transactions, Harry Macklowe and Warren Cole will continue to own interests in certain other properties as well as entities that will provide cleaning (and related) services to office properties and security services to offices properties, including the Properties. We will not have any interest in these properties or businesses. See "The Properties--Assets Not Being Transferred to the Company" on page 93.

    In addition, our Board of Directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. There can be no assurance, however, that these policies and provisions or these agreements always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that may fail to reflect fully the interests of all stockholders. See "Risk Factors--Conflicts of Interest" on page 21.

LOANS TO OTHER PERSONS

    We have not made any loans to third parties.

OTHER ACTIVITIES

    We have authority to issue additional shares of Common Stock or preferred stock and we may do so in the future. We may also repurchase or otherwise acquire our Common Stock or Units or other securities in the open market or otherwise although we have no present intention to do so. We do not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers or to invest in the securities of other issuers for the purposes of exercising control except in connection with investing in properties as we have already described to you above. See "--Investments--Investments in Other Real Estate Entities" on page 107. We intend to, but are not obligated to, issue Common Stock to Unitholders upon exercise of their redemption rights.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

FORMATION TRANSACTIONS

    The terms of the acquisitions of interests in the Properties by the Operating Partnership and the benefits to the related parties are described in "Structure and Formation of the Company--Formation Transactions" on page 103.

OPERATING PARTNERSHIP AGREEMENT

    For a description of the rights of recipients of Units to exchange their Units for Common Stock, see "Partnership Agreement."

REGISTRATION RIGHTS

    For a description of certain registration rights held by related parties, see "Shares Available for Future Sale."

RELATED PARTY TRANSACTIONS

    One of our affiliates will be the sole member of a limited liability company which will operate and maintain the healthclubs at Riverterrace and 305 West 50th Street at market rents.

    Under the terms of a deferred compensation agreement between a senior executive officer and the Company, certain funds were set aside in 1995 in a Rabbi Trust. Such employee will receive the funds upon the earlier to occur of January 1, 2006 or his departure from the Company or certain other events as contained in the agreement. All earnings of the Rabbi Trust accrue to the benefit of such employee.

                             PARTNERSHIP AGREEMENT

    THE FOLLOWING DISCUSSION OF THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE OPERATING PARTNERSHIP (THE "PARTNERSHIP AGREEMENT") IS A SUMMARY OF ALL THE MATERIAL TERMS OF THE PARTNERSHIP AGREEMENT BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTNERSHIP AGREEMENT WHICH IS FILED WITH THE SEC AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. IN THIS SECTION THE "COMPANY" REFERS TO MACKLOWE PROPERTIES, INC.

OPERATIONAL MATTERS

    GENERAL. The Operating Partnership was organized as a Delaware limited partnership on March 25, 1998. We are the sole general partner of, and will hold
approximately    % of the economic interests in, the Operating Partnership. We will hold a 1% general partner interest in the Operating Partnership and the balance will be held as a limited partner interest. We will conduct substantially all of our business through the Operating Partnership and its subsidiaries. Unitholders will hold limited partnership interests in the Operating Partnership. The Company, both as general partner and a limited partner, and all Unitholders will be entitled to share in any cash distributions from, and in the profits and losses of, the Operating Partnership. Each Unit generally will receive distributions equal to the amount paid on each share of Common Stock. See "Distributions" on page 41.

    The issued and outstanding Units consist of two separate classes: (i) Common Units and (ii) 1,200,000 Class B Units, which share in distributions equally with Common Units but are exchangeable during a 14-day period beginning on the date which is six months after the consummation of this Offering (the "Exchange Period"), for a number of common Units having a value (based on the average closing price of the Common Stock on the NYSE for the ten business day period preceding the commencement of the Exchange Period) equal to the value of the Class B Units at the time of this Offering (based on the Offering Price).

    Unitholders will have the rights to which limited partners are entitled under the Partnership Agreement and, to the extent not limited by the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act (the "Act"). We have not and do not expect to register the Units pursuant to any federal or state securities laws or to have them listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of Units, as we describe below.

    PURPOSES, BUSINESS AND MANAGEMENT. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit us to be classified as a REIT under federal tax laws. However, if the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership, we may conduct the business of the Operating Partnership in any manner permitted under Delaware law. Subject to the foregoing limitations, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity, provided that such interests are held in a manner that will enable us to qualify as a REIT.

    The Company, as the general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership including the ability to cause the Operating Partnership to enter into certain major transactions, such as acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. The consent of the limited partners will be required in certain limited circumstances which we discuss below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a Unitholder. Certain restrictions apply to our ability to engage in a Business Combination, as described more fully below.

    We may not conduct any business other than the business of the Operating Partnership without the consent of the holders of a majority of the limited partnership interests (including the limited partnership interests held by us in our capacity as a limited partner in the Operating Partnership).

    DISTRIBUTIONS. The Partnership Agreement provides for the quarterly distribution of cash in an amount determined by us in our sole discretion to the Company and Unitholders in proportion to their percentage interests in the Operating Partnership. Neither the Company nor the limited partners are entitled to any preferential or disproportionate distributions of available cash.

    BORROWING BY THE OPERATING PARTNERSHIP. We are authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as we deem necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership. We also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions, including distributions in an amount sufficient to permit the Company, as long as it qualifies as a REIT, to avoid the payment of any federal income tax.

    REIMBURSEMENT OF THE COMPANY; TRANSACTIONS WITH THE COMPANY AND ITS AFFILIATES. The Company will not receive any compensation for its services as general partner of the Operating Partnership. The Company, however, as a holder of Units and as a general partner, has the same right to allocations and distributions as other partners in the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for substantially all expenses it incurs relating to the Operating Partnership's ongoing operation and offerings of Units or shares of Common Stock (or rights, options, warrants or convertible or exchangeable securities).

    Except as expressly permitted by the Partnership Agreement, our affiliates will not sell, transfer or convey any property to, or purchase any property from, the Operating Partnership except on terms that are fair and reasonable.

    SALES OF ASSETS. Under the Partnership Agreement, we generally have the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Properties) will be sold, subject to the Lock-out Provisions contained in one or more contribution agreements. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity) generally requires an affirmative vote of the holders of a majority of the outstanding Units (including Units held by the Company), but also is subject to the Lock-out Provisions.

    Under the Lock-out Provisions, the Operating Partnership may not sell or otherwise dispose of Riverterrace, Avenue of the Americas Plaza, Two Grand Central Tower and 369 Lexington Avenue (the "Designated Properties") (or any direct or indirect interest therein) (except in certain transactions, including a "Section 1031 like-kind exchange" under federal tax laws, that would not result in the recognition of any gain for tax purposes by the holders of Units issued in the Formation Transactions with respect to these Properties), for a period of five years with respect to Riverterrace, four years with respect to 16-18 East 53rd Street and 12 years with respect to 369 Lexington Avenue, Avenue of the Americas Plaza and Two Grand Central Tower (the "Lockout Period") unless we obtain the consent of Harry Macklowe, as the representative of the contributors of these properties, except with respect to 16-18 East 53rd Street where the consent of the representative of the contributors of this property is required. This consent requirement does not apply to a sale of all or substantially all of the assets of the Operating Partnership. The Lock-out Provisions materially restrict our ability to sell or otherwise dispose of our interest in, the Designated Properties without obtaining such consents. These Lock-out Provisions also could prevent the Operating Partnership (and thus us) from participating in certain major transactions that could result in the sale of the Operating Partnership's assets or a change of control of the Company that would result in gain to the affected unitholders, even though such a sale or change of control might be in your best interests. These Lock-out Provisions apply even if it would otherwise be in your best interest for us to sell our interest in the Designated Properties or reduce the outstanding indebtedness of the Operating Partnership.

    NO REMOVAL OF THE GENERAL PARTNER. The Partnership Agreement provides that the limited partners may not remove the Company as general partner of the Operating Partnership with or without cause.

    ISSUANCE OF LIMITED PARTNERSHIP INTERESTS. We are authorized, without the consent of the limited partners, to cause the Operating Partnership to issue Units to the Company, to the limited partners or to other persons for such consideration and upon such terms and conditions as we deem appropriate. The Operating Partnership also may issue partnership interests in different series or classes, which may be senior to the Units. If Units are issued to the Company, then the Company must (i) issue shares of Common Stock and must contribute to the Operating Partnership the proceeds received by the Company from such issuance or (ii) cause the Operating Partnership to issue additional Units to all partners in proportion to their respective interests in the Operating Partnership. In addition, we may cause the Operating Partnership to issue to the Company partnership interests in different series or classes of equity securities, which may be senior to the Units, in connection with an offering of the Company's securities having substantially similar rights upon the contribution of the proceeds therefrom to the Operating Partnership. Consideration for partnership interests may be cash or any property or other assets permitted by Delaware law. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

    AMENDMENT OF THE PARTNERSHIP AGREEMENT. Amendments to the Partnership Agreement may be proposed by the Company or limited partners (other than the Company) holding 20% or more of the Units. Generally, the Partnership Agreement may be amended with the Company's approval, as general partner, and limited partners (including the Company) holding a majority of the Units. Notwithstanding the foregoing, the Company, as general partner, has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain circumstances. Certain amendments that would affect the fundamental rights of a limited partner must be approved by the Company and each limited partner that would be adversely affected by such amendment.

    DISSOLUTION, WINDING UP AND TERMINATION. The Operating Partnership will continue until December 31, 2048, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (i) the Company's withdrawal as general partner without the permitted transfer of our interest to a successor general partner (except in certain limited circumstances); (ii) the sale of all or substantially all of the Operating Partnership's assets and properties; (iii) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of Delaware law; (iv) the entry of a final non-appealable order for relief in a bankruptcy proceeding of the Company, or the entry of a final non-appealable judgment ruling that the Company is bankrupt or insolvent (except that, in either such case, in certain circumstances all remaining partners may vote to continue the Operating Partnership and substitute a new general partner in place of the Company); (v) on or after January 1, 2049, at our option, in our sole and absolute discretion. Upon dissolution, the Company, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

LIABILITY AND INDEMNIFICATION

    LIABILITY OF THE COMPANY AND LIMITED PARTNERS. The Company, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. The Company is not liable for the nonrecourse obligations of the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership

Agreement and Delaware law, the liability of a limited partner for obligations of the Operating Partnership under the Partnership Agreement and Delaware law will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by his Units. The Operating Partnership will operate in a manner that we deem reasonable, necessary or appropriate to preserve the limited liability of the limited partners.

    EXCULPATION AND INDEMNIFICATION OF THE COMPANY. The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the Company carries out its duties in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided it appointed such agents in good faith.

    The Partnership Agreement also provides for indemnification (including, in certain circumstances, the advancement of expenses) of the Company, its directors and officers and such other persons as we may from time to time designate against any judgments, fines, settlements and expenses (including, without limitation, attorney's fees and expenses) arising from claims or proceedings that relate to the operations of the Operating Partnership or the Company, unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

TRANSFERS OF INTERESTS

    RESTRICTIONS ON TRANSFER OF OUR INTEREST AND CERTAIN OTHER
TRANSACTIONS. The Company may not transfer any of its interests as general or limited partner in the Operating Partnership, engage in a merger or other combination with another entity, sell or exchange substantially all of its assets or exchange in an issuance of securities in exchange for assets (except an issuance of securities for cash or pursuant to an employee benefit plan) or certain other extraordinary transactions except in connection with such transactions, in which (i) the limited partners in the Operating Partnership either will receive, or will have the right to receive, substantially the same consideration as the holder of one share of Common Stock who receives the greatest amount of cash or other property in consideration of such share of Common Stock, (ii) such transaction has been approved by the holders of a majority of the limited partner interests in the Operating Partnership (including interests held by the Company) or (iii) the limited partners (A) retain an interest in a surviving limited partnership (or limited liability company) which owns substantially all the assets, directly or indirectly, of the surviving entity and such interest is based on the relative fair market value of the net assets of the Operating Partnership and the other net assets of the surviving limited partnership (or limited liability company) and (B) the rights and privileges of limited partners in the surviving entity are at least as favorable as those applicable to the limited partners immediately prior to the transaction and as those applicable to the other limited partners (or nonmanaging members) of the surviving entity including the right to exchange their interests for either an amount equal to the amount for which limited partners may exchange their Units pursuant to the Partnership Agreement or a number of publicly traded common equity securities of the surviving entity using an exchange ratio based on the relative fair market value of such securities compared to the fair market value of our Common Stock. The Lock-out Provisions do not apply to the Company's sale or other transfer of its interests as a partner in the Operating Partnership, but they would apply to transfers of assets of the Operating Partnership undertaken during the Lock-out Period in connection with or as part of any such transaction by the Company. See "--Operational Matters--Sales of Assets" above.

    RESTRICTIONS ON TRANSFERS OF UNITS BY LIMITED PARTNERS. For up to one year after the completion of this Offering, a limited partner may not transfer any of his rights as a limited partner without our consent, which consent we may withhold in our sole discretion. Any attempted transfer in violation of this restriction will be void AB INITIO and without any force or effect. Beginning one year after the completion of this Offering, limited partners (other than us) will be permitted to transfer all or any portion of their Units without restriction as long as they satisfy certain requirements set forth in the Partnership Agreement. In addition, limited partners will be permitted to dispose of their Units following the expiration of up to a one-year period following the completion of the Offering by exercising the redemption right described below. See "--Redemption of Units" below.

    The right of any permitted transferee of Units to become a substituted limited partner is subject to our consent, which consent we may withhold in our sole and absolute discretion. If we do not consent to the admission of a transferee of Units as a substituted limited partner, then the transferee will succeed to all economic rights and benefits attributable to such Units (including the redemption right described below), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

    REDEMPTION OF UNITS. Subject to certain limitations and exceptions, holders of Units (other than the Company) have the right to have each of their Units redeemed by the Operating Partnership at any time beginning (a) 12 months after the completion of this Offering in the case of holders of Common Units and (b) six months after the completion of this Offering in the case of holders of Class B Units. Unless the Operating Partnership directs the Company to and the Company elects to assume and perform the Operating Partnership's obligation with respect to the redemption right, as described below, the limited partner will receive cash from the Operating Partnership in an amount equal to the market value of the Units to be redeemed. The market value of a Unit for this purpose will be equal to the average of the closing trading price of a share of Common Stock on the NYSE for the ten trading days before the day on which the redemption notice was given to the Operating Partnership of exercise of the redemption right. In lieu of the Operating Partnership's acquiring the Units for cash, the Company will have the right (except as described below, if the Common Stock is not publicly traded) to elect, at the direction of the Operating Partnership to purchase the Units directly from a limited partner exercising the redemption right, in exchange for either cash or shares of Common Stock, and, upon such purchase, the Company will become the owner of such Units. The redemption generally will occur on the tenth business day after the notice to the Operating Partnership. However, no redemption or exchange can occur if delivery of shares of Common Stock would be prohibited either under certain provisions of the Company's Charter which are designed primarily to protect the Company's qualification as a REIT or under applicable federal or state securities laws. See "Description of Securities--Restrictions on Transfer" on page 120.

    In the event that the Common Stock is not publicly traded, the redemption right will be based upon the prices reported by a reliable quotation source designated by the Company. In the event that there are no bid and ask prices reported during the ten trading days prior to the date the notice of redemption was given to the Operating Partnership, the redemption right will be based on the determination of the market value of the Units by the Company acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

FIDUCIARY DUTY

    The limited partners have agreed that in the event of a conflict in the fiduciary duties owed by the Company to its stockholders and by the Company as general partner of the Operating Partnership to limited partners, the Company will fulfill its fiduciary duties by acting in the best interests of its stockholders without violating its fiduciary duties to such limited partners or being liable for any resulting breach of its duties to such limited partners provided that the Company has acted in good faith.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock (or Common Stock for which Units are redeemable) by
(i) each of our directors (and director nominees), (ii) each of our executive officers, (iii) all of our directors (including director nominees) and our executive officers as a group, and (iv) each person or entity which is expected to be the beneficial owner of 5% or more of the outstanding shares of Common Stock immediately following the completion of the Offering. Except as indicated below, all of such Common Stock is owned directly, and the indicated person or entity has sole voting and investment power. The extent to which a person will hold shares of Common Stock as opposed to Units is set forth in the footnotes below. The address of each person listed below is c/o Macklowe Properties, Inc., 142 West 57th Street, New York, New York 10019.

                                                                               NUMBER OF
                                                                           SHARES AND UNITS    PERCENT OF    PERCENT OF
                                                                             BENEFICIALLY         ALL        ALL SHARES
NAME OF ADDRESS OF BENEFICIAL OWNER                                              OWNED         SHARES(1)    AND UNITS(2)
-------------------------------------------------------------------------  -----------------  ------------  ------------

       1)  Harry Macklowe................................................

       2)  Warren D. Cole................................................

       3)  William S. Macklowe...........................................

       4)  Linda Macklowe................................................

------------------------
(1) Assumes shares of Common Stock outstanding immediately following the Offering. Assumes that all Units held by the person (and no other person) are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the Units held by other persons are redeemed for shares of Common Stock.

(2) Assumes a total of      shares of Common Stock and Units outstanding
    immediately following the Offering (     shares of Common Stock and
    Units, which may be redeemed for cash or shares of Common Stock under certain circumstances). Assumes that all Units held by the person are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that all of the Units held by other persons are redeemed for shares of Common Stock.

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                           DESCRIPTION OF SECURITIES

GENERAL

    The following paragraphs summarize certain provisions of Maryland General Corporation Law ("MGCL") and our Charter and Bylaws as they relate to the Common Stock of the Company. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to MGCL and to our Charter and Bylaws for complete information.

    CAPITAL STOCK

    The total number of shares of stock of all classes which the Company has authority to issue is 200,000,000 shares of capital stock (par value $.001 per
share), amounting in aggregate par value to $200,000. A total of           of
such shares are currently classified as Common Stock (the "Common Stock") and a
total of       of such shares are currently classified as Series A Junior
Participating Preferred Stock (the "Series A Preferred Stock"). The Board of Directors may classify and reclassify any unissued shares of capital stock into other classes or series of capital stock (including Preferred Stock) by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of capital stock.

    COMMON STOCK

    A holder of Common Stock has one vote for each share held by him on all matters submitted to a vote of stockholders and, subject to the voting rights, if any, of the holders of Preferred Stock, if any, the exclusive voting power for all purposes is vested in the holders of the Common Stock. Holders of Common Stock do not have the right of cumulative voting in the election of directors. The Common Stock has no conversion rights and is not subject to redemption. A stockholder of the Company has no preemptive rights to subscribe for additional shares of stock or other securities of the Company except as may be granted by the Board of Directors.

    Subject to the rights of the holders of Preferred Stock, the holders of Common Stock of the Company are entitled to receive, pro rata, dividends when, as, and if declared by the Board of Directors from funds legally available therefor. The ability of the Company to pay dividends to its stockholders is limited primarily by the ability of the Company's primary subsidiaries, including the Operating Partnership, to pay dividends or make distributions to the Company. In the event of any liquidation, dissolution or winding upon of the Company, after payment or providing for the payment of all liabilities and amounts due the holders of Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in all the remaining assets.

    SERIES A PREFERRED STOCK

    Our Board has authorized, but has not issued, pursuant to the Rights Plan, the Series A Preferred Stock. The right to purchase a share of such series shall attach to each share of Common Stock offered hereby; however, such rights are not initially excercisable. See "--Stockholder Rights Plan" on page 120.

    BOARD OF DIRECTORS

    The Company's Charter provides that the number of directors of the Company shall be five and thereafter may be increased or decreased pursuant to the Bylaws of the Company, but shall never be less than the minimum number (generally three directors) permitted by the MGCL. The Charter of the Company has classified the Board of Directors into three classes of roughly equal size which serve for three year terms, with one class being elected each year. Subject to the rights of the holders of Preferred Stock, if any, the stockholders may elect a successor to fill a vacancy of the Board of Directors. A director

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elected by the stockholders to fill a vacancy serves for the balance of the term then remaining and until his successor is elected and qualifies. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors, and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    We believe that the power of our Board of Directors to issue additional authorized but unissued shares of Common Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

RESTRICTIONS ON TRANSFER

    For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than our first taxable year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than our first taxable year) or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our Charter, subject to certain exceptions, provides that no stockholder (other than any person approved by the Directors, at their option and in their discretion, provided that such approval will not result in the termination of our status as a REIT) may own, directly or by virtue of attribution provisions of the Code, more than 9.0% (in value or number of shares, whichever is more restrictive) (the "Ownership Limit") of the issued and outstanding shares of our Common Stock or more than 9.0% (in value) of our outstanding capital stock. Any direct or indirect transfer of shares of stock that would result in our capital stock being owned by fewer than 100 persons shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership continue to apply even if the Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

    If any transfer of shares occurs which, if effected, would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in our being "closely held" within the meaning of Section 856(h) of the Code, or (iii) result in our owning 10% or more of the ownership interests in one of our tenants or would otherwise result in our failing to qualify as a REIT, then the excess capital stock being transferred that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a charitable beneficiary designated by us. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to our discovery that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust. The trustee of the trust will have all rights to dividends and

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
voting with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such ownership of shares of stock would not violate the ownership limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, or (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust. Any net sales proceeds in excess of the amount paid to the purported transferee shall be paid to the charitable beneficiary.

    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of our outstanding Common Stock (or such lower percentage as may be required by the Code or Treasury Regulations) must file an affidavit with us containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to determine our status as a REIT and to insure compliance with the Ownership Limit and the requirements of any taxing or governmental authority.

    These ownership limitations may have the effect of precluding acquisitions of control of our Company unless the Board of Directors determines that maintenance of REIT status is no longer in our best interests.

STOCKHOLDER RIGHTS PLAN

    Our Board of Directors has adopted a Stockholder Rights Plan (the "Rights Plan"). The adoption of the Rights Plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring a large block of our Common Stock.

    Pursuant to the terms of the Rights Plan, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock to stockholders of record as of a day prior to effectiveness of the Registration Statement of which this Prospectus is a part (the "Record Date"). In addition, one Right will automatically attach to each share of Common Stock issued between the Record Date and the Distribution Date (as hereinafter defined). Each Right entitles the registered-holder to purchase from us a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $.001 per share
(the "Series A Preferred Stock") at a cash exercise price of $     per Unit (the
"Exercise Price"), subject to adjustment. Each Share offered hereby will be entitled to a Right when distributed.

    Initially, the Rights are not exercisable and are attached to and trade with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and will become exercisable upon the earliest of (i) the close of business on the tenth business day following the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of more than 15% of the sum of the outstanding shares of Common Stock ("Common Shares") (the date of said announcement being referred to as the "Stock Acquisition Date"), or (ii) the close of business on the tenth business day (or such other calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares

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
(the earlier of such dates being herein referred to as the "Distribution Date"). For these purposes, a person will not be deemed to beneficially own shares of Common Stock which may be issued in exchange for Units. In addition, no person who is a partner of the Operating Partnership as of the closing of the Offering will be an Acquiring Person unless such person acquires beneficial ownership of
(i) more than 15% of the outstanding Common Shares and (ii) a greater percentage of the then outstanding Common Shares and Units (excluding Units held by us) than that percentage of the total number of shares of Common Stock and Units (excluding Units held by us) that such partner held at the conclusion of the Offering. Furthermore, no "group" of which a Related Party is a member will be deemed to beneficially own the Common Shares beneficially owned by such Related Party.

    Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Stockholder Rights Plan by reference, and (c) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such Certificate.

    The Rights are not exercisable until the Distribution Date and will expire
in                , 2008 unless previously redeemed or exchanged by us as
described below.

    As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

    In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise that number of our Units of Series A Preferred Stock having a market value of two times the exercise price of the Right (such right being referred to as the "Subscription Right"). In the event that, at any time following the Stock Acquisition Date, (i) we consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation, (ii) any person consolidates with us, or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of our assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a market value equal to two times the exercise price of the Right (such right being referred to as the "Merger Right"). The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may under certain circumstances specified in the Rights Plan become null and void.

    At any time after the Stock Acquisition Date, the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock or Units of Series A Preferred Stock at an exchange ratio of one share of Common Stock or one Unit of Series A Preferred Stock per Right. Notwithstanding the foregoing, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our Common Stock.

    The Exercise Price payable, and the number of Units of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market

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price of the Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets
(excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

    With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price, determined on a per Right basis. We are not obligated to issue fractional Units. If we elect not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Series A Preferred Stock on the last trading date prior to the date of exercise. Any of the provisions of the Rights Plan may be amended by the Board of Directors at any time prior to the Distribution Date.

    The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earlier of (i) the close of business on the tenth calendar day after the Stock Acquisition Date, or (ii) the expiration date of the Rights Plan. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will Terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

    The Rights Plan may be amended by the Board of Directors in its sole discretion until the Distribution Date. After the Distribution Date, the Board of Directors may, subject to certain limitations set forth in the Rights Plan, amend the Rights Plan only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of the Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

    Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other of our securities, other consideration or for Common Stock of an acquiring company.

    A copy of the Rights Plan will be filed with the SEC as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Rights Plan is also available from the Company upon written request. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Plan, which is incorporated herein by reference.

REPORTS

    We intend to furnish our stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is          .

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
                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                             OUR CHARTER AND BYLAWS

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND OUR CHARTER AND BYLAWS, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    Our Charter and Bylaws contain certain provisions that could make more difficult an acquisition or change in control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Charter and the Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See also "Description of Securities--Restrictions on Transfer" on page 120.

CLASSIFICATION AND REMOVAL OF BOARD OF DIRECTORS

    Our Charter provides for the Board of Directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. The term of office of the first class of directors will expire at the 1999 annual meeting of stockholders; the term of the second class of directors will expire at the 2000 annual meeting of stockholders; and the term of the third class will expire at the 2001 annual meeting of stockholders. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The stockholders have no right to cumulative voting for the election of directors. The holders of a plurality of the shares of Common Stock will have the ability to elect all of the successors to the class of directors whose term expires at that meeting.

    Our Charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than the Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least 80% of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors for any cause other than an increase in the number of directors shall be filled by the affirmative vote of a majority of the remaining directors and, in the case of a vacancy resulting from an increase in the number of directors, may be filled by an affirmative vote of the entire Board of Directors.

ISSUANCE OF STOCK

    Our Board will have the power to issue additional shares of stock of any class or series without a stockholder vote. In connection with such power, our Board may establish the preferences and rights of additional series of capital stock without stockholder vote, and our Board may afford the holders of any series of senior capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company. Our Board, however, currently does not contemplate the issuance of any series of capital stock other than shares of Common Stock; provided, however, Series A Preferred Stock may be issued pursuant to the Rights Plan.

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LIMITED LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

    See "Management--Directors, Director Nominees and Executive Officers" for a description of the limitations on liability of our directors and the provisions for indemnification of directors and officers provided for under applicable Maryland law and our Charter and Bylaws.

STOCKHOLDER RIGHTS PLAN AND OWNERSHIP LIMITATIONS

    We have adopted a Stockholder Rights Plan prior to the completion of the Offering. In addition, the Rights Certificate contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. See "Description of Securities--Stockholder Rights Plan" on page 120.

BUSINESS COMBINATION STATUTE

    The MGCL prohibits certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "Interested Stockholder." Interested Stockholders are all persons (a) who beneficially own 10% or more of the voting power of the corporation's shares or (b) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmation vote of at least (a) 80% of the votes entitled to be cast by all holders of voting shares of the corporation, and (b) 66 2/3% of the votes entitled to be cast by all holders of voting shares of the corporation other than voting shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interest Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interest Stockholder becomes an Interest Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the forgoing legislation. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders. We have not adopted such an amendment to our Charter; however, an approval of exemption of the Board of Directors is currently in effect as to Harry Macklowe, his spouse, his descendants, any trust or estate for the benefit of the foregoing, any of the associates or affiliates of the foregoing and any other person acting in concert or as a group with any of the foregoing.

CONTROL SHARE ACQUISITION STATUTE

    The MGCL provides that the "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be case on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b) 33 1/3% or more but less than a majority; or (c) a majority of all voting power. Control Shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the

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acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

    A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand therefore to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting right, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

    The control share acquisition statue does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or bylaws of the corporation. Our Bylaws contain such provisions applicable to shares of our capital stock now or hereafter beneficially held (during the period of such beneficial ownership) by Harry Macklowe, his spouse, his descendants, any trust or estate for the benefit of the foregoing, any of the associates or affiliates of the foregoing and any other person acting in concert or as a group with any of the foregoing.

AMENDMENTS TO THE CHARTER AND OTHER CHARTER PROVISIONS

    Our Charter may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be case on the matter, except an 80% vote is required to amend the Charter (a) to make fundamental changes relating to the Board of Directors, (b) to amend the provisions relating to a change in control of the Company (described below), (c) to amend the provisions relating to amendment of the Charter, and (d) to amend the provisions relating to indemnification and limitation of liability of Directors and officers of the Company. Our Charter provisions relating to limitation of liability and indemnification may only be amended prospectively.

    Our Charter directs the Board of Directors, in connection with the exercise of its business judgment when evaluating a transaction which may involve a change in control of the Company, to give consideration to all relevant factors, including the long-term economic effects on the Company and our stockholders; the social and economic effects on our employees and other constituents; our historical and current operating results or financial condition; whether a more favorable price could be obtained in the future; the reputation and business practices of the other party; an estimate of values of our future sales of our securities; and any antitrust or other legal or regulatory issues raised by the transaction. Our Charter authorizes the Board of Directors to employ a broad range of defensive measures to defeat an offer they believe should be opposed.

AMENDMENTS TO BYLAWS

    Our Bylaws may be amended by the stockholders by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors or by a vote of two-thirds of the Board of Directors.

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ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    Our Bylaws provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (A) pursuant to our notice of the meeting, (B) by the Board of Directors or (C) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (ii) with respect to special meetings of the stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (A) pursuant to our notice of the meeting, (B) by the Board of Directors or (C) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

    The Charter authorizes the Board of Directors to create and issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by our Board of Directors and set forth in the contracts or instruments that evidence such rights. This provision is intended to confirm our Board of Directors' authority to issue share purchase rights, which might have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase our shares or securities or any other corporation.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER
  AND BYLAWS

    The statutory, Charter and Bylaw provisions mentioned above may make it more difficult and time consuming to change a majority of our Board of Directors or otherwise gain control of the Company and thus reduce our vulnerability to an unsolicited proposal for the takeover of the Company. In some circumstances, certain stockholders may consider these provisions to have disadvantageous effects. Takeover offers are frequently made at prices above the market price of the target company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the target company's stock to reach levels that are higher than would otherwise be the case. Our Charter and Bylaw provisions, as well as the statutory and regulatory provisions mentioned above, may discourage any such acquisitions, even though such acquisitions might be beneficial to the Company or its stockholders. Accordingly, stockholders could be deprived of the opportunity to sell their stock at prices in excess of current market prices which often prevail as the result of such occurrences.

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                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL

    Upon the completion of the Offering, we will have outstanding      shares of
Common Stock (     shares if the Underwriters' over-allotment option is
exercised in full). In addition,      shares of Common Stock are reserved for
issuance upon exchange of Units. The shares of Common Stock issued in the Offering will be freely tradeable by persons other than our "affiliates" without restriction under the Securities Act, subject to the limitations on ownership set forth in the Charter. See "Description of Securities--Restrictions on Transfer." The shares of Common Stock received by the participants in the Formation Transactions or acquired by any participant in redemption of Units (the "Restricted Shares") will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "--Registration Rights," we have granted certain holders registration rights with respect to their shares of Common Stock.

    In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of Restricted Shares from us or any "affiliate" of ours, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also are subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from us or from any "affiliate" of ours, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of ours at any time during the 90 days immediately preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    We have established a stock option plan for the purpose of attracting and retaining highly qualified directors, executive officers and other key employees. See "Management--Stock Option and Incentive Plan" and "--Compensation of Directors" on pages 100 and 99, respectively. We intend to issue options to
purchase approximately      shares of Common Stock to directors, officers and
certain key employees prior to the completion of the Offering and has reserved additional shares for future issuance under the plan. On or prior to the expiration of the initial 12-month period following the completion of the Offering, we expect to file a registration statement with the Commission with respect to the shares of Common Stock issuable under these plans, which shares may be resold without restriction, unless held by affiliates.

    Prior to the Offering, there has been no public market for the Common Stock. Trading of the Common Stock on the New York Stock Exchange is expected to commence immediately following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Risk Factors--Risks of Common Stock Ownership" and "Partnership Agreement--Transfers of Interests" on pages 24 and 116, respectively.

REGISTRATION RIGHTS

    We have granted the participants in the Formation Transactions who received Units in the Formation Transactions certain registration rights with respect to the shares of Common Stock owned by them or acquired by them in connection with the exercise of the redemption right under the Partnership Agreement. These registration rights require us to register all such shares of Common Stock upon request. We will bear expenses incident to its registration requirements under the registration rights, except that such expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, relating to such shares.

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                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following discussion summarizes the material federal income tax considerations that may be relevant to a U.S. person who holds Common Stock, is based on current law, and is not intended and should not be construed as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all prospective U.S. stockholders and does not discuss all of the aspects of federal income taxation that may be relevant to a prospective U.S. stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

    The statements and opinions in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes. In addition, we have not requested and do not plan to request any rulings from the IRS concerning our tax treatment or the tax treatment of the Operating Partnership. Accordingly, no assurance can be given that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or sustained by the courts if so challenged.

    THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. We will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 1998. We believe that we will be organized and will operate in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, through periodic operating results, distribution levels, diversity of stock ownership and other qualification tests imposed under the Code on REITs, some of which are summarized below. While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. See "--Failure to Qualify" on page 134.

    In the opinion of Rogers & Wells LLP, our counsel ("Counsel"), commencing with our taxable year ending December 31, 1998, we will be organized in conformity with the requirements for qualification as a REIT under the Code and our proposed method of operation and that of the Operating Partnership will enable us to meet the requirements for qualification as a REIT. Counsel's opinion is based on various assumptions and is conditioned upon certain of our representations and the representations of the Operating Partnership as to factual matters. In addition, Counsel's opinion is based upon our factual representations concerning our business and properties, and the business and properties of the Operating

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Partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the
IRS and no assurance can be given that the IRS will not challenge our status. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code. Counsel will not review our compliance with the various REIT qualification tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify" on page 134.

    The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

    So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. If we do not qualify as a REIT, we would be taxed at rates applicable to corporations on all of our income, whether or not distributed to our stockholders. Even if we qualify as a REIT, we will be subject to federal income or excise tax as follows: (i) we will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains other than retained capital gains as discussed below; (ii) under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any; (iii) if we have (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income; (iv) if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property and dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability; (vi) if we should fail to distribute with respect to each calendar year at least the sum of
(1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if we acquire any asset from a C corporation (I.E., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which we acquired the asset (or we first qualified as a REIT), then pursuant to guidelines issued by the IRS, the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain") will be subject to tax at the highest regular corporate rate (the "Built-In Gain Rule").

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar

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year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; (vii) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and (vii), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

    We anticipate issuing sufficient shares of Common Stock in the Offering with sufficient diversity of ownership to allow us to satisfy conditions (vi) and
(vii) immediately following the Offering. In addition, our Charter includes restrictions regarding the transfer of our Common Stock that are intended to assist us in continuing to satisfy the share ownership requirements described in
(vi) and (vii) above. See "Description of Securities--Restrictions on Transfer" on page 120. In rendering its opinion that we are organized in conformity with the requirements for qualification as a REIT, Counsel is relying on our representation that ownership of our stock satisfies condition (vii) and Counsel expresses no opinion as to whether the ownership restrictions contained in the Charter preclude us from failing to satisfy condition (vii) above. In addition, we intend to continue to comply with the Treasury Regulations requiring us to ascertain and maintain records which disclose the actual ownership of our shares. Although a failure to ascertain the actual ownership of our shares will not cause our disqualification as a REIT, a monetary fine may result.

    We may have one or more "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, any "qualified REIT subsidiary" of ours will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit. Any "qualified REIT subsidiary" of ours will therefore not be subject to federal corporate income taxation, although such "qualified REIT subsidiary" may be subject to state or local taxation.

    In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described herein, provided that the Operating Partnership is treated as a partnership for federal income tax purposes. See "--Other Tax Considerations--Effect of Tax Status of the Operating Partnership on REIT Qualification" on page 139. We have direct control of the Operating Partnership and intend to operate it in a manner that is consistent with the requirements for qualification as a REIT.

    INCOME TESTS. In order to qualify as a REIT, a company must satisfy two gross income requirements on an annual basis. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

    Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued

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generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received with respect to a property to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the REIT derives no income. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." However, a DE MINIMIS rule may apply to certain non-customary services provided by a REIT. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property."

    We do not anticipate charging rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We do not anticipate receiving rents from any Related Party Tenant. We do not anticipate receiving rent attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such property.

    We will provide certain services with respect to our Properties through the Operating Partnership, which is not an "independent contractor." However, we believe (and have represented to Counsel) that all of such services will be considered "usually or customarily rendered" in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the Properties as "rents from real property" based upon our experience in the New York office and residential markets. In rendering its opinion on our ability to qualify as a REIT, Counsel is relying on such representations. In the case of any services that are not "usual and customary" under the foregoing rules, we will employ an "independent contractor" to provide such services.

    The Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. In particular, fees from the management of properties owned by third parties will not qualify under the 75% or 95% gross income tests. We believe, and have represented to Counsel, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

    If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources and nature of our income to our federal income tax return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

    ASSET TESTS. At the close of each quarter of its taxable year, a REIT must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of its total assets must be represented by real estate assets (including (1) its allocable share of real estate assets held by partnerships in which it has an interest and (2) stock or debt instruments purchased with the proceeds of a stock offering on long-term (at least five years) debt offering of the REIT and held for not more than one year following the receipt of

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such proceeds), cash, cash items and government securities; (ii) not more than
25% of its total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT) owned by a REIT may not exceed 5% of the value of its total assets, and it may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership or securities of a "qualified REIT subsidiary" or another REIT).

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of increasing our interest in the Operating Partnership as a result of a merger, the exercise of Redemption Rights or an additional capital contribution of proceeds of an offering of shares of our stock), such failure may be cured by a disposition of sufficient nonqualifying assets within 30 days following the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and plan to take such other action within 30 days following the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, a company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (1) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and net capital gain) and (2) 95% of its net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if a REIT disposes of any asset subject to the Built-In Gain Rule during its Recognition Period, it is required to distribute at least 95% of the Built-In Gain (after payment of a corporate level tax), if any, recognized on the disposition. Such distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before the REIT timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that a REIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary corporate tax rates. Furthermore, if a REIT fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

    We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other noncash charges in our computation of REIT taxable income. Moreover, the Partnership Agreement of the Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to make distributions to our partners of amounts sufficient to permit us to meet these distribution requirements. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our REIT taxable income, or due to any cash expenditures or nondeductible expenses such as principal amortization or capital expenditures. In the event that such circumstances do occur, we may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of dividends to meet the 95% distribution requirement.

    Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts

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distributed as deficiency dividends. However, we would be required to pay to the
IRS interest based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the "dividends received deduction." In addition, our failure to qualify as a REIT would also substantially reduce the cash available for distributions to stockholders. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

    PARTNERSHIP ANTI-ABUSE RULE. Treasury Regulations have been promulgated under the partnership provisions of the Code that permit the IRS to recharacterize transactions involving partnerships that purport to create tax advantages that are inconsistent with the intent of the partnership provisions of the Code. The scope and intended application of these Treasury Regulations are unclear. Nonetheless, although the matter is not free from doubt, Rogers & Wells LLP believes that these Treasury Regulations do not adversely affect our ability to qualify as a REIT.

TAXATION OF STOCKHOLDERS

    TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts.

    Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. In the event we designate any portion of a dividend as a capital gain dividend, a stockholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such stockholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of stock for the taxable year. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. We may elect to retain and pay income tax on any net long-term capital gain, in which case our domestic stockholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic stockholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by us. See "--Capital Gains and Losses" on page 135.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

    Domestic stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against future income (subject to certain limitations). Distributions made by us and gain arising from the sale or exchange by stockholders of shares will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from us generally will be treated as investment income. Capital gain dividends and capital gains from the disposition of stock (including distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify stockholders after the close of our taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

    In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and
(ii) the stockholder's adjusted basis of such Common Stock. Such gain or loss generally will constitute short-term capital gain or loss if the stockholder has not held such shares for more than one year and long-term capital gain or loss if the stockholder has held such shares for more than one year. See "--Capital Gains and Losses" below. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

    CAPITAL GAINS AND LOSSES. The maximum marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months is 28%. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

    IRS Notice 97-64 provides temporary guidance with respect to the taxation of distributions by REITs that are designated as capital gain dividends. Pursuant to Notice 97-64, forthcoming Temporary Regulations will provide that capital gains allocated to a stockholder by us may be designated as a 20% rate gain distribution, a 25% rate gain distribution, or a 28% rate gain distribution. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate of 28%. Unless specifically designated otherwise by us, a distribution designated as a capital gain distribution is presumed to be a 28% rate gain distribution. If we elect to retain any net long-term capital gain, as discussed above, the undistributed long-term capital gains are considered to be designated as capital gain dividends for purposes of Notice 97-64. Furthermore, Notice 97-64 provides that designations of capital gain dividends made by us will only be effective to the extent that the distributions with respect to our different classes of stock are composed proportionately of ordinary and capital gain dividends.

    BACKUP WITHHOLDING. We will report to our domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Stock.

    In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders which fail to certify their non-foreign status to us. See "--Taxation of Foreign Stockholders" below.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from the Common Stock will not be UBTI to a tax-exempt stockholder, provided that the tax-exempt stockholder has not held its shares of Common Stock as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the "Five or Fewer Requirement" applicable to qualified trusts, and (ii) either (1) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A DE MINIMIS exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "Five or Fewer Requirement" without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock contained in the Charter, we do not expect to be classified as a "pension held REIT."

    TAXATION OF FOREIGN STOCKHOLDERS. The rules governing the United States federal income taxation of the ownership and disposition of Common Stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL

INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN SHARES, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

    In general, Non-U.S. Stockholders will be subject to regular United States federal income taxation with respect to their investment in shares of Common Stock in the same manner as a U.S. Stockholder (I.E., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. A Non-U.S. Stockholder that is a corporation and that receives income with respect to its investment in shares of Common Stock that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the federal income taxation of Non-U.S. Stockholders whose investment in shares of Common Stock is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in shares of Common Stock may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

    Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to the Final Regulations, dividends paid to an address in a country outside the United States will no longer be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that we make in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted basis of such Non-U.S. Stockholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if such Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

    For withholding tax purposes, we are currently required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder. Under the Final Regulations (discussed below), generally effective for distributions on or after January 1, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to domestic stockholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. We are required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Stock will not constitute a "United States real property interest" so long as we are a "domestically controlled REIT." A "domestically controlled REIT" is generally a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by Non-U.S. Stockholders. We believe that we will be a "domestically controlled REIT" and therefore, the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that we will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of our shares of stock not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

    If we do not qualify as or cease to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the New York Stock Exchange on which the Common Stock will be traded) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a domestic stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price. In addition, if we are not a "domestically controlled REIT," distributions in excess of our current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

    Dividends paid in the United States with respect to Common Stock, and proceeds from the sale of Common Stock through a United States broker (or certain brokers having significant connections with the United States) may be subject to the information reporting requirements of the Code. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% unless such stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. Non-U.S. Stockholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Stockholder's United States income tax liability.

    The Final Regulations, issued by the United States Treasury on October 6, 1997, affect the rules applicable to payments to foreign persons. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. In addition, the Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Stock.

OTHER TAX CONSIDERATIONS

    EFFECT OF TAX STATUS OF THE OPERATING PARTNERSHIP ON REIT
QUALIFICATION. All of our investments are through the Operating Partnership. We believe that the Operating Partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were to be treated as an association taxable as a corporation, we would cease to qualify as a REIT. Furthermore, in such a situation, the Operating Partnership would be subject to corporate income taxes and we would not be able to deduct our share of any losses generated by the Operating Partnership in computing our taxable income.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the depreciable lives of the contributed property. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all Properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the Properties at their agreed value.

    Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The Operating Partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the Contributed Properties.

    STATE AND LOCAL TAXES. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in our Common Stock.

                     ERISA AND CERTAIN OTHER CONSIDERATIONS

GENERAL

    Each fiduciary of an employee benefit plan subject to ERISA (an "ERISA Plan") should carefully consider whether an investment in the Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investment, inter alia, to be (i) prudent and solely in the interests of the participants and beneficiaries of the ERISA Plan, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the governing documents of the ERISA Plan. In determining whether an investment in the Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider, among other things, all of an ERISA Plan's investment portfolio for which the fiduciary has responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's investment portfolio. Examples of other considerations a fiduciary should take into account include the nature of our business, the length of our operating history, the terms of the management agreements, the fact that certain investment properties may not have been identified yet, other matters described under "Risk Factors" and the possibility of UBTI (defined below). See "Federal Income Tax Considerations." In addition, fiduciaries of ERISA Plans or of individual retirement accounts or employee benefit plans which are subject to
Section 4975 of the Code but which are not subject to ERISA ("Non-ERISA Plans," and, together with ERISA Plans, "Plans") should not cause or permit such Plan to enter into transactions prohibited under Section 406 of ERISA or Section 4975 of the Code, as applicable. Additional legal considerations may apply to Non-ERISA Plans and to other employee benefit plans and arrangements not subject to ERISA.

STATUS OF THE COMPANY AND THE OPERATING PARTNERSHIP UNDER ERISA

    The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity because one or more investors in the entity's equity interests is a Plan. An ERISA Plan fiduciary should also consider the relevance of these principles to ERISA's prohibition on improper delegation of control over or responsibility for Plan assets and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

    If our underlying assets are deemed to be assets of a Plan ("Plan Assets"),
(i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code, as applicable, would be applicable to any transactions involving our assets and (ii) persons who exercise any authority or control over our assets, or who provide investment advice for a fee or other compensation to us, would generally be deemed to be (for the purposes of ERISA and the Code) fiduciaries of Plans that acquire Common Stock. The United States Department of Labor (the "DOL"), which has certain administrative responsibility over Plans, has issued a regulation defining Plan Assets for certain purposes (the "DOL Regulation"). The DOL Regulation generally provides that when a Plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the assets of the Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an "operating company" (as defined in the DOL Regulation) or that equity participation in the entity by "benefit plan investors" is not significant.

    The DOL Regulation defines a "publicly offered security" as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days, or such later time as may be allowed by the Commission (the "registration period"), after the end of the fiscal year of the issuer during which the offering occurred). The Common Stock is being sold in an offering registered under the Securities Act and we intend to register the Common Stock under the Exchange Act within the registration period.

    The DOL Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

    The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are "freely transferable." The restrictions on transfer enumerated in the DOL Regulation as ordinarily not affecting a finding that the securities are "freely transferable" include: (i) any restriction on or prohibition against any transfer or assignment that would result in our termination or reclassification for federal or state tax purposes, or that would otherwise violate any state or federal law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to us, (iii) any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer that are among those enumerated in the DOL Regulation as not affecting free transferability, (iv) any administrative procedure that establishes an effective date, or an event (such as completion of the Offering) prior to which a transfer of assignment will not be effective, (v) any prohibition against transfer or assignment to an ineligible or unsuitable investor, and (vi) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting for or on behalf of the issuer. The Offering will not impose a minimum investment requirement, and we believe that the restrictions on transfer imposed under the Declaration of Trust on the transfer of Common Stock are of the type of restrictions on transfer generally permitted under the DOL Regulation or are not otherwise material and should not result in the failure of the Common Stock to be "freely transferable" within the meaning of the DOL Regulation. See "Description of Securities--Restrictions on Transfer" on page 120. We also believe that certain restrictions on transfer that derive from the securities laws, from contractual arrangements with the Underwriters in connection with the Offering and from certain other provisions should not result in the failure of the Common Stock to be "freely transferable." See "Underwriting" on page 143. Furthermore, we are not aware of any other facts or circumstances limiting the transferability of the Common Stock that are not included among those enumerated as not affecting their free transferability under the DOL Regulation, and we do not expect to impose in the future (or to permit any person to impose on its behalf) any other limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions. However, the DOL Regulation only establishes, in effect, a presumption of free transferability, and, therefore, no assurances can be given that the DOL, the IRS or a court would not reach a contrary conclusion with respect to the Common Stock.

    Assuming that the Common Stock is "widely held" and "freely transferable," we believe that, under the DOL Regulation, the Common Stock should be considered "publicly offered securities" and that, therefore, our underlying assets should not be deemed to be Plan Assets of any Plan that invests in the Common Stock.

    The DOL Regulation will also apply in determining whether the underlying assets of the Operating Partnership will be deemed to be Plan Assets. The partnership interests in the Operating Partnership will not be publicly offered securities. Nevertheless, if the Common Stock constitutes publicly offered securities, we believe that the indirect investment in the Operating Partnership by Plans through their ownership of the Common Stock will not cause the assets of the Operating Partnership to be treated as Plan Assets.

    PRIOR TO MAKING AN INVESTMENT IN THE COMMON STOCK, PROSPECTIVE INVESTORS WHICH ARE "PLANS" (AS DEFINED ABOVE) OR WHICH OTHERWISE ARE OR ARE ACTING ON BEHALF OF EMPLOYEE BENEFIT PLANS (WHETHER OR NOT SUBJECT TO ERISA OR SECTION 4975 OF THE CODE) SHOULD CONSULT WITH THEIR LEGAL AND OTHER ADVISORS CONCERNING THE IMPACT OF ERISA AND THE CODE (AND, PARTICULARLY IN THE CASE OF PLANS AND ARRANGEMENTS NOT SUBJECT TO ERISA, ANY ADDITIONAL STATE, LOCAL AND FOREIGN LAW CONSIDERATIONS), AS APPLICABLE, AND THE POTENTIAL CONSEQUENCES IN THEIR SPECIFIC CIRCUMSTANCES OF AN INVESTMENT IN THE COMMON STOCK.

                                  UNDERWRITING

    The underwriters of the Offering (the "Underwriters"), for whom Lehman Brothers Inc., and Prudential Securities Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part) to purchase from us and we have agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth below opposite the name of each such Underwriter.

                                                                                      NUMBER
UNDERWRITERS                                                                        OF SHARES
----------------------------------------------------------------------------------  ----------
Lehman Brothers Inc...............................................................
Prudential Securities Incorporated................................................
                                                                                    ----------
                                                                                    26,000,000

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the shares agreed to be purchased by the Underwriters under the Underwriting Agreement must be so purchased.

    We have been advised that the Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain selected dealers who may include the Underwriters at such public offering price less a selling
concession not in excess of $   per share. The selected dealers may reallow a
concession not in excess of $   per share to certain brokers or dealers. After
the Offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the Representatives.

    We have granted to the Underwriters an option to purchase up to an additional 3,900,000 shares of Common Stock at the initial public offering price less the aggregate underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such option may be exercised at any time within days after the date of the Underwriting Agreement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    We have agreed that we will not, without the prior written consent of Lehman Brothers Inc., on behalf of the Underwriters, offer for sale, contract to sell, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (other than shares offered hereby, shares issued pursuant to the Stock Option Plan and any Units or shares of Common Stock that may be issued in connection with any acquisition of a property), or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of
options pursuant to the Stock Option Plan), for a period of    days after the
date of this Prospectus.

    In addition, the Company, the Operating Partnership and certain of our officers have agreed that they will not, without our prior written consent and Lehman Brothers Inc., subject to certain exceptions, offer for sale, contract to sell, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any shares of Common Stock or Units received by them in connection with the Formation Transactions or the Offering, for an initial period of one year after the date of this Prospectus, after which time one-third of such Common Stock or Units held by each such entity or person shall no longer be subject to such restrictions and an additional one-third thereof shall be released from such restrictions on each of the second and third anniversaries of the date of this Prospectus.

    We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to the payments they may be required to make in respect thereto.

    The Underwriters do not intend to confirm sales of Common Stock to any account over which they exercise discretionary authority.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations between us and the Representatives. Among the factors considered in such negotiations, in addition to prevailing market conditions, will be distribution rates and financial characteristics of publicly traded REITs that we and the Representatives believe to be comparable to the Company, our expected results of operations (which are based on the results of operations of the Properties in recent periods), estimates of our future business potential and earnings prospects as a whole and the current state of the Manhattan real estate market and the economy as a whole. The initial price per share to the public set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors.

    Application will be made to list the shares of Common Stock on the NYSE under the symbol "MLO."

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither we nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking and other services for us, for which customary compensation has been, and will be, received. We will pay an advisory fee equal to 0.75% of the gross proceeds of the Offering (including any exercise of the Underwriters' over-allotment option) to Lehman Brothers for advisory services in connection with the evaluation, analysis and structuring of our formation as a REIT. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on pages 40 and 52, respectively.

    The Underwriters have reserved for sale at the public offering price up to 1,300,000 shares of Common Stock to our directors, officers, employees and consultants, their business affiliates and related parties who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the others have been offered hereby.

                                    EXPERTS

    The balance sheet of Macklowe Properties, Inc. as of March 31, 1998, the combined financial statements of the Macklowe Organization Predecessor as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and the statement of revenues and certain expenses for the properties at 342 Madison Avenue, 400 Madison Avenue, 150 Fifth Avenue and 16 and 18 East 53rd Street in the Borough of Manhattan for the year ended December 31, 1997, all appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in these reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Cushman & Wakefield Study was prepared for us by Cushman & Wakefield, which is a real estate consulting firm with significant expertise relating to the New York metropolitan area economy and the Manhattan office and residential markets and the various submarkets therein. Information relating to the New York economy and the Manhattan office and apartment markets set forth in "Market Overview" on page 58 is derived from the Cushman & Wakefield Market Study and is included in reliance on the Cushman & Wakefield authority as experts on such matters.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock and certain tax matters will be passed upon for us by Rogers & Wells LLP, New York, New York. In addition, the description of federal income tax consequences under the heading "Federal Income Tax Considerations" is based upon the opinion of Rogers & Wells LLP. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C. Rogers & Wells LLP and Hogan & Hartson L.L.P. may rely on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, as to certain matters of Maryland law.

                             ADDITIONAL INFORMATION

    We have filed with the SEC a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding our Company and our Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. The SEC maintains a website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. In addition, we intend to file an application to list the Common Stock on the New York Stock Exchange and, if the Common Stock is listed on the New York Stock Exchange, similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We intend to furnish our stockholders with annual reports containing audited combined financial statements and a report thereon by independent certified public accountants.

                           GLOSSARY OF SELECTED TERMS

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

    "ACBM" means asbestos-containing building materials.

    "ADA" means the Americans with Disabilities Act, as amended.

    "BOOK-TAX DIFFERENCE" means the difference between the fair market value of a contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

    "BYLAWS" means our bylaws, as supplemented or amended.

    "CHARTER" means our Articles of Incorporation, as supplemented or amended.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CLASS B UNITS" means Class B units of limited partnership interest in the Operating Partnership.

    "COMMON STOCK" means shares of our Common Stock, $.001 par value per share.

    "Common Units" means common units of limited partnership interest in the Operating Partnership.

    "COMPANY" means Macklowe Properties, Inc., a Maryland corporation, and one or more of its subsidiaries (including the Operating Partnership), and the predecessors thereof or, as the context may require, Macklowe Properties, Inc. only or the Operating Partnership only.

    "CREDIT FACILITY" means the revolving credit facility which we expect to establish in order to facilitate development and acquisitions of properties and for working capital purposes.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

    "FORMATION TRANSACTIONS" means the transactions described in "Structure and Formation of the Company--Formation Transactions."

    "401(K) PLAN" means our Section 401(k) Savings/Retirement Plan.

    "FUNDS FROM OPERATIONS" means net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

    "GAAP" means generally accepted accounting principles.

    "INTERESTED STOCKHOLDER" means, with respect to the business combination provisions of the MGCL, any person who beneficially owns 10% or more of the voting power of a corporation's shares or an affiliate or associate of the corporation who, at any time with the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof.

    "IRA" means an individual retirement account or annuity.

    "IRS" means the United States Internal Revenue Service.

    "LOCK-OUT PERIOD" means a period of 12 years with respect to Two Grand Central Tower, 369 Lexington Avenue and Avenue of the Americas Plaza, a period of five years with respect to Riverterrace, and a period of approximately four years with respect to 16-18 East 53rd Street following the completion of the Offering, during which the Lock-out Provisions will be in effect.

    "LOCK-OUT PROVISIONS" means our inability to sell, except in certain circumstances, Two Grand Central Tower, 369 Lexington Avenue and Avenue of the Americas Plaza, for a period of 12 years, Riverterrace for a period of 5 years and 16-18 East 53rd Street for a period of approximately four years during the Lock-out Periods, except under certain circumstances.

    "MACKLOWE CONSTRUCTION, LLC" means the limited liability company to which The Macklowe Organization has transferred its construction management business with respect to the Properties owned by us.

    "MACKLOWE MANAGEMENT, LLC" means the limited liability company to which The Macklowe Organization has transferred its management and leasing business with respect to the Properties owned by us.

    "MGCL" means the Maryland General Corporation Law.

    "NAREIT" means the National Association of Real Estate Investment Trusts.

    "1940 ACT" means the Investment Company Act of 1940, as amended.

    "NON-U.S. STOCKHOLDERS" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

    "OFFERING" means this offering of shares of Common Stock of the Company pursuant to and as described in this Prospectus.

    "OPERATING PARTNERSHIP" means Macklowe Properties, L.P., a Delaware limited partnership.

    "OWNERSHIP LIMIT" means the restriction contained in our Charter providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provision of the Code, more than 9.0% of the aggregate number or value of shares of our Common Stock.

    "PARENT ENTITY" means an entity whose stock is publicly traded and which owns more than 50% of our capital stock.

    "PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

    "PCBS" means polychlorinated biphenyls.

    "PREFERRED STOCK" means one or more classes of our Preferred Stock as designated and issued by the Board of Directors from time to time.

    "PROPERTIES" means the 14 office and apartment properties located in Manhattan in which we will own interests upon completion of the Offering.

    "REIT" means a real estate investment trust as defined by Sections 856 through 860 of the Code and applicable Treasury Regulations.

    "RELATED PARTY TENANT" means, for purposes of determining whether rents received by us will qualify as "rents from real property" for satisfying the gross income requirements for a REIT, a tenant in which the Company, or an owner of 10% or more of the Company, directly or constructively has at least a 10% ownership interest.

    "RESTRICTED SHARES" means the shares of Common Stock received by the participants in the Formation Transactions or acquired by any participant in the Formation Transactions as a result of the redemption of Units.

    "RIGHTS PLAN" means the Stockholder Rights Plan of the Company.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "STOCK OPTION PLAN" means the 1998 Stock Option and Incentive Plan.

    "TREASURY REGULATIONS" means the regulations promulgated by the IRS under the Code.

    "UBTI" means unrelated business taxable income.

    "UNDERWRITERS" means the underwriters of the Offering, for whom Lehman Brothers Inc., and Prudential Securities Incorporated are acting as representatives.

    "UNITS" means Common Units and Class B Units in the Operating Partnership.

    "UPREIT" means a REIT conducting business through a partnership.

                         Index to Financial Statements

MACKLOWE PROPERTIES, INC.

Pro Forma Combined Financial Statements (unaudited)..................................        F-2
  Pro Forma Combined Balance Sheet as of December 31, 1997...........................        F-3
  Notes to Pro Forma Combined Balance Sheet..........................................        F-4
  Pro Forma Combined Income Statement for the Year Ended December 31, 1997...........        F-6
  Notes to Pro Forma Combined Income Statement.......................................        F-7
Historical
  Report of Independent Auditors.....................................................       F-10
  Balance Sheet as of March 31, 1998.................................................       F-11
  Notes to Balance Sheet.............................................................       F-12

MACKLOWE ORGANIZATION PREDECESSOR

Combined Financial Statements
  Report of Independent Auditors.....................................................       F-15
  Combined Balance Sheets as of December 31, 1997 and 1996...........................       F-15
  Combined Statements of Operations for the Years Ended December 31, 1997, 1996 and
    1995.............................................................................       F-16
  Combined Statements of Owners' Deficit for the Years Ended December 31, 1997, 1996
    and 1995.........................................................................       F-17
  Combined Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and
    1995.............................................................................       F-18
  Notes to the Combined Financial Statements.........................................       F-19
  Schedule III
  Real Estate and Accumulated Depreciation as of December 31, 1997...................       F-32

150 FIFTH AVENUE
  Report of Independent Auditors.....................................................       F-34
  Statement of Revenues and Certain Expenses for the Year Ended December 31, 1997....       F-35
  Notes to Statement of Revenues and Certain Expenses................................       F-36

342 MADISON AVENUE

  Report of Independent Auditors.....................................................       F-38
  Statement of Revenues and Certain Expenses for the Year Ended December 31, 1997....       F-39
  Notes to Statement of Revenues and Certain Expenses................................       F-40

400 MADISON AVENUE
  Report of Independent Auditors.....................................................       F-42
  Statement of Revenues and Certain Expenses for the Year Ended December 31, 1997....       F-43
  Notes to Statement of Revenues and Certain Expenses................................       F-44

16 AND 18 EAST 53RD STREET

  Report of Independent Auditors.....................................................       F-46
  Combined Statement of Revenues and Certain Expenses for the Year Ended December 31,
    1997.............................................................................       F-47
  Notes to Combined Statement of Revenues and Certain Expenses.......................       F-48

                           Macklowe Properties, Inc.

                    Pro Forma Combined Financial Statements

                                  (Unaudited)

    The pro forma balance sheet of the Company as of December 31, 1997 has been prepared as if the Offering and Formation Transactions had been consummated on December 31, 1997. The pro forma income statement for the year ended December 31, 1997 is presented as if the completion of the Offering and the Formation Transactions occurred at January 1, 1997.

    The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would have been assuming the completion of the Formation Transactions and the Offering on such date or at the beginning of the period indicated, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period. The pro forma combined financial statements should be read in conjunction with the historical combined financial statements of Macklowe Organization Predecessor included elsewhere herein.

                           Macklowe Properties, Inc.

                        Pro Forma Combined Balance Sheet

                            As of December 31, 1997
                                  (Unaudited)
                             (DOLLARS IN THOUSANDS)

                                  MACKLOWE
                                ORGANIZATION                ACQUISITION    YORK 72     FINANCING     PRO FORMA
                                PREDECESSOR   THE OFFERING  PROPERTIES     ASSOC.     TRANSACTIONS  ADJUSTMENTS    COMPANY
                                    (A)           (B)           (C)          (D)          (E)           (F)       PRO FORMA
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------
ASSETS
Real estate assets--net.......   $  302,678    $   --       $   240,328  $    89,212   $             $  74,287(3) $   706,505
Mortgage note receivable......       68,287        --           --           --                        (68,287)(3)     --
Cash..........................          371     480,100(1)(3)     (84,157)     --        (310,752)      (6,000)(3)      79,562
Restricted cash...............       14,081        --           --             1,379      (11,893)      --             3,567
Due to affiliates.............        2,843        --           --           --                         --             2,843
Deferred rent receivable......       29,806        --           --               559                    --            30,365
Deferred cost, net............       32,770        --             2,148          147       (8,988)      --            26,077
Other assets..................       22,020        --           --             3,414                    --            25,434
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------
Total Assets..................   $  472,856    $  480,100   $   158,319  $    94,711   $ (331,633)   $  --       $   874,353
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------
LIABILITIES
Mortgage notes payable........   $  514,911    $   --       $   110,819  $   110,282   $ (325,790)   $  --       $   410,222
Excess of distributions and
  share of losses over
  investments in limited
  partnership.................       17,856        --           --           (17,856)      --           --           --
Due to affiliates.............       45,548              (1)     --              198       --           --            45,746
Other liabilities.............       27,859        --           --             2,087       --           --            29,946
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------
Total liabilities.............      606,174        --           110,819       94,711     (325,790)      --           485,914

Limited partners' minority
  interest in operating
  partnership.................       --            --            47,500      --            --                 (2)      47,500

Common stock..................       --                26(  (3)     --       --            --           --                26
Additional paid in capital....       --           480,074(     (3)     --     --           --         (139,161)(1)     340,913
Owners' equity................     (133,318)       --           --           --            (5,843)     139,161(1)     --
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------
Total equity..................     (133,318)      480,100       --           --            (5,843)      --           340,939
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------
Total liabilities and owners'
  deficit.....................   $  472,856    $  480,100   $   158,319  $    94,711   $ (331,633)   $  --       $   874,353
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------
                                ------------  ------------  -----------  -----------  ------------  -----------  -----------

See accompanying notes

                           Macklowe Properties, Inc.

                   Notes to Pro Forma Combined Balance Sheet
                        (IN THOUSANDS EXCEPT PER SHARE)

ADJUSTMENTS TO THE PROFORMA COMBINED BALANCE SHEET

(A) To reflect the Macklowe Organization Predecessor, (the "Company") historical combined balance sheet as of December 31, 1997. The Company is not a legal entity but rather a combination of real estate properties and affiliated real estate management, construction and leasing entities under common control and management of Harry Macklowe.

(B) To reflect the following:

    1.  Repayment of the $         of loans made by officer from proceeds of the
       initial public offering (the "Offering") and the contribution to capital of the remaining loans.

    2.  In connection with the Formation Transaction certain officers will
       receive     units and      shares of restricted common stock.
       Contributions made by the sponsors are recorded at historical value. To reflect the par value of common stock issued to the sponsor group for contribution made.

    3. Issuance of 26,000 shares of common stock at an assumed price of $20 per share which is reduced by the underwriting discount of $32,500, an advisory fee of $3,900 payable to Lehman Brothers Inc. and estimated other costs of the Offering of $3,500.

(C) To reflect the acquisition of the respective properties and mortgages at cost from third parties which represents the purchase price plus estimated closing cost as follows:

                                                                                                                   TOTAL
                              150 FIFTH       1412       400 MADISON   342 MADISON     777-791     16/18 EAST   ACQUISITION
                               AVENUE       BROADWAY        AVENUE        AVENUE     SIXTH AVENUE  53RD STREET  PROPERTIES
                              ---------  --------------  ------------  ------------  ------------  -----------  -----------
ASSETS ACQUIRED
Land........................  $   3,900    $   10,800     $    5,430    $   11,322    $   10,500    $   3,000    $  44,952
Building....................     22,250        61,200         30,767        64,159        --           17,000      195,376
Deferred cost, net..........     --            --                808         1,340        --           --            2,148
                              ---------       -------    ------------  ------------  ------------  -----------  -----------
  Net Property..............  $  26,150    $   72,000     $   37,005    $   76,821    $   10,500    $  20,000    $ 242,476
                              ---------       -------    ------------  ------------  ------------  -----------  -----------
                              ---------       -------    ------------  ------------  ------------  -----------  -----------
SOURCES OF FUNDS
Cash........................  $  26,150    $   48,000     $      172    $    2,835    $    7,000    $      --    $  84,157
Operating partnership
  units.....................         --        24,000             --            --    $    3,500       20,000       47,500
Mortgage notes payable......         --            --         36,833        73,986            --           --      110,819
                              ---------       -------    ------------  ------------  ------------  -----------  -----------
                              $  26,150    $   72,000     $   37,005    $   76,821    $   10,500    $  20,000    $ 242,476
                              ---------       -------    ------------  ------------  ------------  -----------  -----------
                              ---------       -------    ------------  ------------  ------------  -----------  -----------

(D) To reflect York 72 Associates L.P. at December 31, 1997 on a consolidated basis, based on the Company's acquisition of the remaining 50% interest. York 72 Associates expects to exchange the land underlying its property for the non-promoter partner's 50% interest. Such partner will also assume $44 million of the remaining mortgage debt and will enter into a ground lease with the Company providing for an annual rental of $500, subject to adjustment, plus an amount equal to the interest due under the $44 million of debt assumed. The Company will have certain options or rights of first refusal for the property. In accordance with Statement of Financial Accounting Standard No. 98, the Company is deemed to have continuing involvement and the land and mortgage debt remain in their financial statements. Further, the present value ($8,000) of the $500 portion of the rental payments has been recorded as the purchase price of the partnership interest and a corresponding increase in debt.

                           Macklowe Properties, Inc.

                        (IN THOUSANDS EXCEPT PER SHARE)

ADJUSTMENTS TO THE PROFORMA COMBINED BALANCE SHEET (CONTINUED)

                                                                            TO REFLECT
                                                               ELIMINATE       AS A       PURCHASE
                                                               HISTORICAL  CONSOLIDATED     PRICE      PROFORMA
                                                                AMOUNTS       ENTITY     ADJUSTMENT   ADJUSTMENTS
                                                               ----------  ------------  -----------  -----------
Real estate..................................................  $       --   $   63,460    $  25,752    $  89,212
Restricted cash..............................................          --        1,379           --        1,379
Deferred rent receivable.....................................          --        1,119         (560)         559
Deferred costs, net..........................................          --          294         (147)         147
Other assets.................................................          --        3,414           --        3,414
                                                               ----------  ------------  -----------  -----------
                                                               $            $   69,666    $  25,045    $  94,711
                                                               ----------  ------------  -----------  -----------
                                                               ----------  ------------  -----------  -----------
Mortgage notes payable.......................................  $       --   $  102,282    $   8,000    $ 110,282
Investment in limited partnership............................     (17,856)          --           --      (17,856)
Due to affiliates............................................          --          198           --          198
Other liabilities............................................          --        2,087           --        2,087
Minority interest............................................          --           --           --           --
Owners equity................................................      17,856      (34,901)      17,045           --
                                                               ----------  ------------  -----------  -----------
                                                               $       --   $   69,666    $  25,045    $  94,711
                                                               ----------  ------------  -----------  -----------
                                                               ----------  ------------  -----------  -----------

(E) To reflect the following financing transactions:

                                                                                                   MORTGAGE
                                                                          RESTRICTED   DEFERRED      NOTES       OWNERS
                                                                CASH         CASH       COSTS       PAYABLE      EQUITY
                                                             -----------  ----------  ----------  -----------  ----------
To reflect repayment of mortgage notes paid off at a
  discount and release of restricted cash, net of new
  mortgage financing of $140,000...........................  $  (297,397) $  (11,893) $       --  $  (325,790) $   16,500
Write off of deferred financing costs......................           --          --      (9,988)          --      (9,988)
Payment of prepayment penalties............................      (12,355)         --          --           --     (12,355)
Payment of finance fees for credit facility................       (1,000)         --       1,000           --          --
                                                             -----------  ----------  ----------  -----------  ----------
                                                             $  (310,752) $  (11,893) $   (8,988) $  (325,790) $   (5,843)
                                                             -----------  ----------  ----------  -----------  ----------
                                                             -----------  ----------  ----------  -----------  ----------

(F) To reflect the following adjustments:

(1) Reflects the elimination of accumulated deficit against additional paid in capital.

(2) Reflect the adjustment of limited partners' interest (      %) in the
    Operating Partnership as follows:

Total owners' equity and minority interest..........................................  $
Limited partner's percentage ownership interest in the Operating Partnership........
                                                                                      ---------
Limited partners' interest in the Operating Partnership.............................
Less: Limited partners interest issued to acquire properties (see C above)..........     47,500
                                                                                      ---------
                                                                                      $
                                                                                      ---------
                                                                                      ---------

(3) Reflect the conversion of the mortgage in the amount of $68,287 on 300 Madison into land and building, based on the transfer by the property owner to the Company in 1998 of a 95% interest in the property owning limited partnership at no cost which entitles the Company to 100% of the economics

                           Macklowe Properties, Inc.

                        (IN THOUSANDS EXCEPT PER SHARE)

ADJUSTMENTS TO THE PROFORMA COMBINED BALANCE SHEET (CONTINUED) of the property, which is currently under development and the payment of transfer taxes on the contribution of the predecessors properties. Increase in real estate assets -- net as follows:

Conversion of mortgage receivable to land and building.............  $  68,287
Transfer taxes.....................................................      6,000
                                                                     ---------
Increase in real estate, net.......................................  $  74,287
                                                                     ---------
                                                                     ---------

                           Macklowe Properties, Inc.
                      Pro Forma Combined Income Statement
                      For the Year Ended December 31, 1997
                                  (Unaudited)
                             (DOLLARS IN THOUSANDS)

                                                         MACKLOWE
                                                       ORGANIZATION   ACQUISITION    YORK 72     PRO FORMA
                                                        PREDECESSOR   PROPERTIES     ASSOC.     ADJUSTMENTS    COMPANY
                                                            (A)           (B)          (C)          (D)       PRO FORMA
                                                       -------------  -----------  -----------  -----------  -----------
Revenues:
  Base commercial rents..............................    $  52,146     $  22,451    $   2,590    $      --    $  77,187
  Commercial tenant escalations and reimbursements...        9,919         3,365          603           --       13,887
  Residential rental revenue.........................        3,123            --       13,249          110       16,482
  Related party revenues.............................        1,725            --           --           --        1,725
  Investment and other income........................        2,401           231          300         (433)       2,499
                                                       -------------  -----------  -----------  -----------  -----------
Total revenues.......................................       69,314        26,047       16,742         (323)     111,780
Expenses:
  Property operating expenses........................       12,060         7,019        3,084         (211)      21,952
  Real estate taxes..................................       13,763         5,190        3,408           --       22,361
  Interest...........................................       34,466            --        8,183      (12,967)      29,682
  Depreciation and amortization......................       11,172         3,832        2,187       (2,216)      14,975
  Marketing, general and administrative..............        8,029            --          246          902        9,177
                                                       -------------  -----------  -----------  -----------  -----------
Total expenses.......................................       79,490        16,041       17,108      (14,492)      98,147
Loss on investment in limited partnership............          (67)           --           --           67           --
Gain on investment partnership.......................          429            --           --           --          429
Gain on marketable securities........................          479            --           --           --          479
                                                       -------------  -----------  -----------  -----------  -----------
Loss before minority interest and extraordinary
  items..............................................       (9,335)       10,006         (366)      14,236       14,541
Minority interest in operating partnership (E).......           --            --           --           --           --
                                                       -------------  -----------  -----------  -----------  -----------
Income (loss) before extraordinary gains.............    $  (9,335)    $  10,006    $    (366)   $  14,236    $  14,541
                                                       -------------  -----------  -----------  -----------  -----------
                                                       -------------  -----------  -----------  -----------  -----------

    Income per common share--basic (F)                                                                        $
                                                                                                             -----------
                                                                                                             -----------

    Income per common share--diluted (F)                                                                      $
                                                                                                             -----------
                                                                                                             -----------

See accompanying notes

                           Macklowe Properties, Inc.

                  Notes to Pro Forma Combined Income Statement
                        (IN THOUSANDS EXCEPT PER SHARE)

ADJUSTMENTS TO PRO FORMA COMBINED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997

    (A) To reflect the Macklowe Organization Predecessor historical combined statement of operations for the year ended December 31, 1997.

    (B) To reflect the operations of 150 Fifth Avenue, 1412 Broadway, 400 Madison Avenue, 342 Madison Avenue and 16 and 18 E. 53rd Street for the year ended December 31, 1997. Historical rental was adjusted for straight line rents as of the acquisition date, historical operating expenses were reduced for third party management fees that are not continuing. Depreciation and amortization are based on cost. The operations of 342 Madison Avenue reflect the Company's master lease on the Property which give it 100% of the economics. 771-791 Sixth Avenue is a development project.

                                                    342 MADISON AVENUE        16/18 E. 53RD STREET            400 MADISON
                                                 ------------------------  --------------------------  --------------------------
                                                 HISTORICAL   ADJUSTMENTS  HISTORICAL    ADJUSTMENTS   HISTORICAL    ADJUSTMENTS
                                                 -----------  -----------  -----------  -------------  -----------  -------------
Revenues:
  Rental revenue...............................   $  11,804    $     231    $   1,937     $     107     $   4,773     $     101
  Tenant reimbursements........................       2,054           --          596            --           696            --
  Other Income.................................         218           --           --            --            13            --
                                                 -----------  -----------  -----------        -----    -----------        -----
  Total revenue................................      14,076          231        2,533           107         5,482           101
Expenses:
  Property operating expenses..................       3,738           --          797            --         1,389            --
  Management fees..............................         150         (150)          --            --            80           (80)
  Depreciation and amortization................          --        1,794           --           500            --           888
  Real estate taxes............................       3,026           --          475            --         1,119            --
                                                 -----------  -----------  -----------        -----    -----------        -----
Total expenses.................................       6,914        1,644        1,272           500         2,588           808
                                                 -----------  -----------  -----------        -----    -----------        -----
Income before minority interest................   $   7,162    $  (1,413)   $   1,261     $    (393)    $   2,894     $    (707)
                                                 -----------  -----------  -----------        -----    -----------        -----
                                                 -----------  -----------  -----------        -----    -----------        -----

                                                             1412 BROADWAY*              150 FIFTH AVENUE
                                                      ----------------------------  --------------------------   TOTAL PRO
                                                      HISTORICAL     ADJUSTMENTS    HISTORICAL    ADJUSTMENTS      FORMA
                                                      -----------  ---------------  -----------  -------------  -----------
Revenues:
  Rental revenue....................................   $              $              $   3,463     $      35     $  22,451
  Tenant reimbursements.............................                                        19            --         3,365
  Other income......................................                                        --            --           231
                                                      -----------           ---     -----------        -----    -----------
  Total revenue.....................................                                     3,482            35        26,047
Expenses:
  Property operating expenses.......................                                     1,095            --         7,019
  Management fees...................................                                        78           (78)           --
  Depreciation and amortization.....................                                        --           650         3,832
  Real estate taxes.................................                                       570            --         5,190
                                                      -----------           ---     -----------        -----    -----------
Total expenses......................................                                     1,743           572        16,041
                                                      -----------           ---     -----------        -----    -----------
Income before minority interest.....................   $              $              $   1,739     $    (537)    $  10,006
                                                      -----------           ---     -----------        -----    -----------
                                                      -----------           ---     -----------        -----    -----------

------------------------

* Information currently not available; to be filed by amendment.

                           Macklowe Properties, Inc.

                        (IN THOUSANDS EXCEPT PER SHARE)

ADJUSTMENTS TO PRO FORMA COMBINED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997 (CONTINUED)
      (C) To reflect York 72 Associates at December 31, 1997 on a consolidated basis, based on the Company's purchase of the remaining 50% interest in the entity.

      (D) Based on the Formation Transaction, the following adjustments have resulted:

    (1) To reflect increased depreciation in the amount of $840 and adjustment of straight line rent income related to the purchase of a 50% interest in York 72 Associates L.P. also to eliminate management fees ($281) and other charges ($26) from the predecessor to York 72nd and eliminate loss on investment in limited partnership ($67).

    (2) To eliminate interest expense and amortization of deferred financing costs related to mortgage loans paid off or forgiven, and to record interest expense and amortization of deferred finance costs related to the new mortgage and credit line as follows:

Interest expense on REIT loans, including interest portion of payment on York 72 Associates LP (see Note (D) to the Pro Forma
  Combined Balance Sheet).........................................  $  29,573
Interest expense related to Macklowe Organization Predecessor
  loans...........................................................    (42,540)
                                                                    ---------
Decrease in interest expense......................................  $ (12,967)
                                                                    ---------
                                                                    ---------
Decrease in amortization related to repayment of loans............  $  (3,256)
Amortization of deferred finance costs related to new loan........        200
                                                                    ---------
Decrease in amortization..........................................  $  (3,056)
                                                                    ---------
                                                                    ---------

    (3) To reflect the net increase in marketing, general and administrative expenses related to operations of a public company as follows:

    The additional marketing, general and administrative expenses consist of the following:

Officers' compensation and related costs.............................  $     250
Professional fees....................................................        200
Directors' fees and insurance........................................        260
Printing and distribution costs......................................        125
Other................................................................         93
                                                                       ---------
                                                                       $     928
                                                                       ---------
                                                                       ---------

                           Macklowe Properties, Inc.

                        (IN THOUSANDS EXCEPT PER SHARE)

ADJUSTMENTS TO PRO FORMA COMBINED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997 (CONTINUED)
    The additional officers' compensation and related costs are attributable primarily to employment agreements with the officers as further described under the caption "Employment and Non-Competition Agreement."

    (4) To reflect the elimination of cleaning and health club operations which will not be consolidated into the REIT.

                                                        (2)
                                   (1)            INCREASE IN G&A           (3)
                             CHANGES IN YORK     AND AMORTIZATION    INTEREST EXPENSE            (4)
                              72 RELATED TO         RELATED TO       AND AMORTIZATION    ELIMINATE CLEANING
                            PURCHASE OF A 50%     OPERATIONS OF A       OF DEFERRED        AND HEALTH CLUB
                                INTEREST           PUBLIC ENTITY      FINANCING COSTS          INCOME
                           -------------------  -------------------  -----------------  ---------------------
Revenues:................
  Base commercial
    rents................       $     110            $      --           $      --            $      --           $     110
  Investment and other
    income...............            (230)                  --                  --                 (203)               (433)
                                    -----                -----            --------                -----        ---------------
Total revenues...........            (120)                  --                  --                 (203)               (323)
Expenses:
  Property operating
    expenses.............            (281)                  --                  --                   70                (211)
  Interest...............              --                   --             (12,967)                  --             (12,967)
  Depreciation and
    amortization.........             840                   --              (3,056)                  --              (2,216)
  Marketing, general and
    administrative.......             (26)                 928                  --                   --                 902
                                    -----                -----            --------                -----        ---------------
Total expenses...........             533                  928             (16,023)                  70             (14,492)
Loss on investment in
  limited liability
  partnership............              67                   --                  --                   --                  67
                                    -----                -----            --------                -----        ---------------
Income (loss)............       $    (586)           $    (928)          $  16,023            $    (273)          $  14,236
                                    -----                -----            --------                -----        ---------------
                                    -----                -----            --------                -----        ---------------

(E) Represents the ___% minority interest in the Operating Partnership.

(F) Pro Forma net income per common share is based upon       shares of common
    stock expected to be outstanding after the Offering. Pro Forma net income per common share--diluted includes the effect of the conversion of shares under the Company's stock option plan. As each Operating Partnership unit is redeemable for cash, or at the Company's election, for one share of common stock, or at the Company's election, cash, the calculation of earnings per share upon redemption will be unaffected as unitholders and stockholders share equally on a per unit and per share basis in the net income of the Company.

                         Report of Independent Auditors

The Board of Directors
Macklowe Properties, Inc.

    We have audited the balance sheet of Macklowe Properties, Inc. as of March 31, 1998. This balance sheet is the responsibility of the management of Macklowe Properties, Inc. Our responsibility is to express an opinion on the balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet presents fairly, in all material respects, the financial position of Macklowe Properties, Inc. as of March 31, 1998 in conformity with generally accepted accounting principles.

                                                           Ernst & Young LLP

May 11, 1998

                           Macklowe Properties, Inc.

                                 Balance Sheet
                              As of March 31, 1998

STOCKHOLDER'S EQUITY
Commitments and contingencies (NOTE 2)

Common stock, $.001 par value, 200,000,000 shares authorized, 1,000 shares issued
  and outstanding (NOTE 1 AND 2)...................................................  $       1
Additional paid in capital.........................................................        999
Subscriptions receivable...........................................................     (1,000)
Retained earnings..................................................................         --
                                                                                     ---------
Total stockholder's equity.........................................................  $      --
                                                                                     ---------
                                                                                     ---------

See accompanying notes.

                           Macklowe Properties, Inc.

                             Notes to Balance Sheet
                                 March 31, 1998

1. ORGANIZATION AND FORMATION TRANSACTIONS

FORMATION AND INITIAL PUBLIC OFFERING

    Macklowe Properties, Inc. (the "Company"), a Maryland corporation, and Macklowe Properties L.P. (the "Operating Partnership"), were formed in March 1998 for the purpose of combining the commercial real estate business of The Macklowe Organization ("Macklowe"). Neither the Company nor the Operating Partnership were engaged in any operations through March 31, 1998. The Operating Partnership will receive a contribution of interests in the real estate properties in exchange for interests in the Operating Partnership. The Company will be the sole managing general of the Operating Partnership. In addition, the Company expects to issue restricted shares for the management company of Macklowe and certain real estate properties of Macklowe. The Company expects to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended; and will operate as a fully integrated, self-administered, self-managed REIT. A REIT is a legal entity that holds real estate interests and, will generally not be subject to federal income taxation on that portion of its income that qualifies as REIT taxable income to the extent that it distributes at least 95% of its taxable income to its shareholders and comply with certain requirements.

    The Formation Transactions are designed to (i) acquire certain real estate properties (ii) repay certain mortgage debt thereto, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with certain requirements under the Federal income tax laws and regulations relating to real estate investment trusts, and (vi) preserve certain tax advantages for certain tax advantages to the Formation Transactions.

    The Company has authorized the issuance of up to 200 million shares of Common Stock, $.001 par value per share. In connection with the formation of the Company, the Company issued 850 shares of common stock to Harry Macklowe, and 150 shares to Warren Cole for subscriptions receivable of $1,000. The Company expects to issue approximately 26,000,000 shares of its Common Stock to the public through a public offering (the "Offering").

MANAGEMENT

    The Company through limited liability companies ("LLC's") which are wholly owned by the Operating Partnership will conduct the management and construction operations of the REIT. These LLC's will also perform deminimis management and construction work for non-REIT and third parties properties.

PARTNERSHIP AGREEMENT

    In accordance with the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement"), all allocations of distributions and profits and losses are to be made in proportion to the percentage ownership interests of their respective partners. As the managing general partner of the Operating Partnership, the Company will be required to take such reasonable efforts, as determined by it in its sole discretion, to cause the Operating Partnership to distribute sufficient amounts to enable the payment of sufficient distributions by the Company to avoid any federal income or excise tax at the Company level.

                           Macklowe Properties, Inc.

                             Notes to Balance Sheet
                           March 31, 1998 (continued)

1. ORGANIZATION AND FORMATION TRANSACTIONS (CONTINUED)
    Under the Operating Partnership Agreement, each limited partner will have the right to redeem their limited partnership interests after certain specified holding periods, for shares of common stock or at the option of the Company, for cash.

INITIAL PUBLIC OFFERING AND USE OF PROCEEDS

    The net cash proceeds to be received by the Company from the Offering (after deducting underwriting discounts and certain fees to be paid to Lehman Brothers, Inc.) will be used to repay certain mortgage indebtedness encumbering the properties, prepayment penalties and other financing fees and expenses, to repay certain loans made by an officer and for acquisitions and other corporate needs.

2. COMMITMENTS AND CONTINGENCIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

STOCK OPTION PLAN

    The Company intends to adopt a stock option plan designed to attract, retain and motivate executive officers of the Company and other key employees and the plan will authorize the issuance of shares of common stock pursuant to options granted under the plan, as described further under the caption "Stock Option Plan."

EMPLOYMENT AGREEMENTS

    The Company will enter into employment and non-competition agreements with certain executive officers as described under the caption "Employment and Noncompetition Agreements".

CREDIT FACILITY

    Concurrently with the Offering, the Company expects to enter into a secured revolving line of credit with a financial institution to facilitate the development and acquisition activities and for working capital purposes. The Company does not have a specific policy regarding the amount of debt that it can have outstanding, either in the aggregate or on a particular property.

                         Report of Independent Auditors

The Partners and Stockholders
Macklowe Organization Predecessor

    We have audited the accompanying combined balance sheets of Macklowe Organization Predecessor as of December 31, 1997 and 1996, and the related combined statements of operations, owners' deficit, and cash flows for each of the three years in the period ended December 31, 1997. We have also audited the financial statement schedule listed on the Index to Financial Statements included in the Prospectus. These financial statements and financial statement schedule are the responsibility of the Macklowe Organization Predecessor management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Macklowe Organization Predecessor as of December 31, 1997 and 1996, and the combined results of operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          ERNST & YOUNG LLP

New York, New York
May 1, 1998

                       Macklowe Organization Predecessor

                            Combined Balance Sheets

                             (DOLLARS IN THOUSANDS)

                                                                                              AS OF DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
ASSETS
Real estate properties, at cost (NOTES 7 AND 8)
Operating properties:
  Land....................................................................................  $   72,043  $   67,223
  Buildings and improvements..............................................................     207,381     181,375
Developments in progress:
  Land....................................................................................      21,265       2,728
  Development costs.......................................................................      12,627       8,526
Tenant improvements.......................................................................      52,933      52,445
Furniture, fixtures and equipment.........................................................       1,667       1,334
                                                                                            ----------  ----------
                                                                                               367,916     313,631
Less accumulated depreciation and amortization............................................     (65,238)    (58,783)
                                                                                            ----------  ----------
                                                                                               302,678     254,848
Investments in investment partnerships (NOTE 1)...........................................       2,029       1,600
Mortgage notes receivable (NOTE 2)........................................................      68,287          --
Cash......................................................................................         371         142
Restricted cash (NOTE 1)..................................................................      14,081       9,220
Marketable securities (NOTE 1)............................................................       1,720       1,158
Security deposits.........................................................................       2,375       1,573
Tenant receivables (net of allowance of $1,360 and $1,403, respectively)..................       2,122         941
Due from affiliates (NOTE 9)..............................................................       2,843       2,127
Deferred rents receivable.................................................................      29,806      29,479
Prepaid expenses and other assets.........................................................       6,724       5,060
Prepaid real estate taxes.................................................................       7,050       4,789
Deferred costs, net (NOTE 3)..............................................................      32,770      21,629
                                                                                            ----------  ----------
Total assets..............................................................................  $  472,856  $  332,566
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND OWNERS' DEFICIT
Mortgage notes payable (NOTE 4)...........................................................     514,911     396,359
Excess of distributions and share of losses over investment in limited partnership (NOTE
  10).....................................................................................      17,856      17,635
Security deposits payable.................................................................       2,375       1,573
Accrued expenses and other liabilities (includes accrued interest on mortgage note payable
  of $2,650 and $6,483, respectively) (NOTE 4)............................................      25,484      19,522
Due to affiliates (NOTE 9)................................................................      45,548      41,831
                                                                                            ----------  ----------
Total liabilities.........................................................................     606,174     476,920
Commitments, contingencies and other comments (Notes 6, 7, 11, 12 and 13)
Owners' deficit...........................................................................    (133,318)   (144,354)
                                                                                            ----------  ----------
Total liabilities and owners' deficit.....................................................  $  472,856  $  332,566
                                                                                            ----------  ----------
                                                                                            ----------  ----------

See accompanying notes.

                       Macklowe Organization Predecessor

                       Combined Statements of Operations

                             (DOLLARS IN THOUSANDS)

                                                                                    FOR THE YEARS ENDED DECEMBER
                                                                                                 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Revenues:
  Base commercial rents..........................................................  $  52,146  $  47,553  $  43,891
  Commercial tenant escalations and reimbursements...............................      9,919      8,471      7,866
  Residential rental revenue.....................................................      3,123      1,884      1,720
  Related party service revenues.................................................      1,725      2,060      1,586
  Investment and other income....................................................      2,401      2,795      2,720
                                                                                   ---------  ---------  ---------
Total revenues...................................................................     69,314     62,763     57,783

Expenses:
  Property operating expenses....................................................     12,060      9,497      8,696
  Real estate taxes..............................................................     13,763     11,727      9,894
  Interest.......................................................................     34,466     28,146     28,020
  Depreciation and amortization..................................................     11,172      9,651      8,948
  Marketing, general and administrative..........................................      8,029      6,811      8,317
                                                                                   ---------  ---------  ---------
Total expenses...................................................................     79,490     65,832     63,875

Loss on investment in limited partnership........................................        (67)      (215)      (113)
Gain on investment partnerships..................................................        429        100     --
Gain (loss) on marketable securities.............................................        479       (155)       (56)
                                                                                   ---------  ---------  ---------
Loss before extraordinary items..................................................     (9,335)    (3,339)    (6,261)
Extraordinary gains on forgiveness of debt -- net (NOTE 4).......................      9,932     --         --
                                                                                   ---------  ---------  ---------

Net income (loss)................................................................  $     597  $  (3,339) $  (6,261)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

See accompanying notes.

                       Macklowe Organization Predecessor

                     Combined Statement of Owners' Deficit

                             (DOLLARS IN THOUSANDS)

Balance as of December 31, 1994..................................................  $(140,702)
  Distributions..................................................................     (1,345)
  Contributions..................................................................        701
  Net loss for the year ended December 31, 1995..................................     (6,261)
                                                                                   ---------
Balance as of December 31, 1995..................................................   (147,607)

  Distributions..................................................................     (5,871)
  Contributions..................................................................     12,463
  Net loss for the year ended December 31, 1996..................................     (3,339)
                                                                                   ---------
Balance as of December 31, 1996..................................................   (144,354)

  Distributions..................................................................    (18,142)
  Contributions..................................................................     28,581
  Net income for the year ended December 31, 1997................................        597
                                                                                   ---------

Balance as of December 31, 1997..................................................  $(133,318)
                                                                                   ---------
                                                                                   ---------

SEE ACCOMPANYING NOTES.

                       Macklowe Organization Predecessor

                       Combined Statements of Cash Flows

                             (DOLLARS IN THOUSANDS)

                                                                                 FOR THE YEARS ENDED DECEMBER
                                                                                              31,
                                                                                -------------------------------
                                                                                  1997       1996       1995
                                                                                ---------  ---------  ---------
OPERATING ACTIVITIES
Net income (loss).............................................................  $     597  $  (3,339) $  (6,261)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:.......................................................
  Loss from investment in limited partnership.................................         67        215        113
  Depreciation and amortization...............................................     11,172      9,651      8,948
  (Reduction) increase in allowance for accounts receivable...................        (43)      (174)       694
  Extraordinary gain on forgiveness of debt...................................     (9,932)        --         --
  Deferred rents receivable...................................................       (327)    (2,482)    (3,235)
  (Gain) on investment partnerships...........................................       (429)      (100)        --
  (Gain) loss on marketable securities........................................       (479)       155         56
Changes in operating assets and liabilities:
  Security deposits...........................................................       (802)      (290)      (160)
  Investment in partnership...................................................        154        144        145
  Restricted cash.............................................................      2,920        862        708
  Tenant receivables..........................................................     (1,138)      (492)     1,207
  Due from affiliates.........................................................       (716)    (1,478)       367
  Due to affiliates...........................................................       (154)       (73)      (432)
  Prepaid real estate taxes...................................................     (2,261)    (1,175)    (3,491)
  Security deposits payable...................................................        802        290        160
  Prepaid expenses and other assets...........................................     (1,664)     2,191       (996)
  Accrued expenses and other liabilities......................................      5,962      7,900     (2,142)
  Deferred costs..............................................................     (1,824)    (3,943)     1,996
                                                                                ---------  ---------  ---------
Net cash provided by (used in) operating activities...........................      1,905      7,862     (2,323)

INVESTING ACTIVITIES
  Purchases of land, building and improvements................................    (53,952)   (46,084)    (4,109)
  Purchases of furniture, fixtures and equipment..............................       (333)       (14)       192
  Purchases of marketable securities..........................................     (3,792)    (6,331)    (6,567)
  Purchases of mortgage notes receivable......................................    (68,287)        --         --
  Sales of marketable securities..............................................      3,709      7,667      3,862
  Purchase of investments in investment partnerships..........................         --     (1,500)        --
                                                                                ---------  ---------  ---------
Net cash used in investing activities.........................................   (122,655)   (46,262)    (6,622)

FINANCING ACTIVITIES
  Contributions...............................................................     28,581     12,463        701
  Distributions...............................................................    (18,142)    (5,871)    (1,345)
  Proceeds from borrowings....................................................    265,566     36,903      2,100
  Principal payments on borrowings............................................   (144,580)      (990)      (947)
  Payment of mortgage costs...................................................    (14,317)    (1,595)       (76)
  Proceeds from loans and advances from officers..............................      3,871     (3,359)     6,409
                                                                                ---------  ---------  ---------
Net cash provided by financing activities.....................................    120,979     37,551      6,842
                                                                                ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..........................        229       (849)    (2,103)
Cash and cash equivalents at beginning of period..............................        142        991      3,094
                                                                                ---------  ---------  ---------
Cash and cash equivalents at end of period....................................  $     371  $     142  $     991
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for interest exclusive of interest capitalized....  $  33,639  $  33,354  $  23,954
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

SEE ACCOMPANYING NOTES.

                       Macklowe Organization Predecessor

                     Notes to Combined Financial Statements
                             (DOLLARS IN THOUSANDS)

                               December 31, 1997

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    The Macklowe Organization Predecessor, (the "Company") is engaged in the business of developing, redeveloping, owning, managing, leasing, and acquiring office, retail and residential development properties in Manhattan, New York. Their portfolio consists of six commercial properties, three residential properties and four development properties. The Company is one of the largest owners and developers of Manhattan office and apartment properties.

PROPOSED TRANSACTIONS

    Concurrently with the consummation of an initial public offering of Macklowe Properties Inc., (the "REIT") Common Stock (the "Offering"), which is expected to be completed in 1998, the REIT and a newly formed limited partnership, Macklowe Properties, LP (the "Operating Partnership"), together with the partners and members of the affiliated partnerships of the Macklowe Organization Predecessor (the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions are designed to (i) acquire certain properties, (ii) repay certain mortgage debt relating thereto,
(iii) fund costs, capital expenditures, and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with certain requirements under the Federal income tax laws and regulations relating to real estate investment trusts, and (vi) preserve certain tax advantages for certain participants, in the Formation Transactions.

    The operations of the REIT will be carried on primarily through the Operating Partnership in order to assist the REIT and the Participants in forming the REIT under the Internal Revenue Code of 1986 as amended by the
(code). The REIT will be the sole general partner in the Operating Partnership. The Operating Partnership and the REIT will receive a contribution of interests in the real estate properties, in exchange for units of limited partnership interests in the Operating Partnership, unregistered common stock and/or cash. The REIT will be fully integrated, self-administered and self-managed.

PRINCIPLES OF COMBINATION

    The Macklowe Organization Predecessor is not a legal entity but rather a combination of real estate properties and affiliated real estate management, construction and leasing entities under common control and management of Harry Macklowe. The entities included in this financial statement have been combined for only the periods that they were under common control and management. All significant intercompany transactions and balances have been eliminated in combination. The Company has a fifty percent interest in a limited liability partnership which it does not control, and therefore accounts for under the equity method.

    Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the applicable agreements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130") which is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The adoption of this standard will not have an impact on the Company's financial position or results of operations.

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

    In June 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of this standard will not have an impact on the Company's financial position or results of operations.

    In May 1997, Statement of Position 97-1 ("SOP") was issued that establishes the borrower's accounting for a participating mortgage loan if the lender participates in increases in the market value of the mortgaged real estate project, the results of operations of that mortgaged real estate project, or both. The SOP requires that the borrower recognize, at origination, a participation liability based on the fair value of the participation feature (with a corresponding debit to a debt discount account). The debt discount is to be amortized prospectively using the interest method. The amortization is to be included in interest expense. At the end of each reporting period, the balance of the participation feature is to be adjusted to equal the fair value of the participation feature at that time. The SOP is effective for financial statements for fiscal years beginning after June 30, 1997. The effect of initial application of the provisions of the SOP is to be reported as a cumulative effect of a change in accounting principle. The Company is currently negotiating with its lenders, who hold participating mortgages, and cannot assess the overall effect of this accounting pronouncement.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REAL ESTATE

    SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Macklowe Organization Predecessor, adopted SFAS No. 121 effective January 1, 1996. Through December 31, 1997 no indicators of impairment were present and no impairment losses have been recorded in any of the periods presented.

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FIXED ASSETS

    Depreciation and amortization is computed on the straight-line method over as follows.

                 CATEGORY                                      TERM
------------------------------------------  ------------------------------------------
Building                                    40 years
Building improvements                       remaining life of the building
Furniture and fixtures                      seven years
Tenant improvements                         remaining life of the lease

    Construction interest and taxes capitalized to real estate properties during 1997, 1996 and 1995 amounted to $3,524, $215 and $0 respectively.

CASH AND CASH EQUIVALENTS

    The Macklowe Organization Predecessor considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

RESTRICTED CASH

    Restricted cash consists of cash escrows which are pledged as collateral for certain mortgage loans.

MARKETABLE SECURITIES

    The Company classifies their marketable securities as trading securities. According to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities", securities that are classified as trading imply that the securities were bought and held principally for the purpose of selling them in the near term (thus held for only a short period of time). Designating securities as trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. The marketable securities are measured at fair value in the statement of financial position and any realized or unrealized gains are recognized as income in the combined statements of operations.

    The unrealized gains (losses) which are included in the gain (loss) on marketable securities is $421, ($139) and ($230) for the years ended December 31, 1997, 1996 and 1995, respectively.

INVESTMENT IN INVESTMENT PARTNERSHIPS

    The unrealized gains (losses) which are included in the gain (loss) on investment partnerships, which hold trading securities, is $123, $33 and $0 for the years ended December 31, 1997, 1996 and 1995, respectively.

REVENUE RECOGNITION

    Rental revenue is recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying combined balance sheets. Contractually due but unpaid rents are included in tenant receivables on the accompanying combined balance sheets.

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company records interest income on investments in mortgage notes and notes receivable on an accrual basis of accounting. The Company does not accrue interest on impaired loans where, in the judgement of management, collection of interest according to the contractual terms is considered doubtful. Among the factors the Company considers in making an evaluation of the collectibility of interest are, the status of the loan, the value of the underlying collateral, the financial condition of the borrower and anticipated future events. Loan discounts are amortized over the life of the real estate using the constant interest method.

DEFERRED LEASE COSTS

    Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized on a straight-line basis over the initial lease term or renewal period as appropriate.

DEFERRED FINANCING COSTS

    Deferred financing costs are amortized over the terms of the respective agreements. Unamortized deferred financing costs are expensed when the associated debt is refinanced before maturity.

INCOME TAXES

    The partnerships and S Corporations in the Macklowe Organization Predecessor are not taxpaying entities for Federal income tax purposes, and accordingly, no provisions or credit has been made in the accompanying combined financial statements for Federal income taxes. Owners' allocable shares of taxable income or loss are reportable on their income tax returns.

CREDIT RISK

    Management of the Macklowe Organization Predecessor performs on going credit evaluation of its tenants and requires certain tenants to provide security deposits and, or letter of credits.

2.  INVESTMENT IN MORTGAGE NOTE RECEIVABLE

    Macklowe Organization Predecessor purchased a mortgage note in the amount of $68,287 during 1997 on a real estate property located at 300 Madison. The mortgage note has an interest rate of LIBOR plus 4% (9.72% as of December 31, 1997). Interest on the note is due monthly and the note matures on December 31, 1998. Currently the mortgage note is in default and the Company has begun legal proceedings to foreclose on the property. There is no assurance that the Company will be successful. Therefore, no interest has been accrued.

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

3. DEFERRED COSTS

    Deferred costs consist of the following:

                                                                            1997       1996
                                                                          ---------  ---------
Deferred mortgage costs, net............................................  $  14,753  $   5,827
Deferred leasing, net...................................................     18,017     15,802
                                                                          ---------  ---------
                                                                          $  32,770  $  21,629
                                                                          ---------  ---------
                                                                          ---------  ---------

4. MORTGAGE NOTES PAYABLE

    The mortgage notes payable collateralized by the respective properties and assignment of leases at December 31, 1997 and 1996 are as follows:

                                                                                   1997                      1996
                                                                         ------------------------  ------------------------
                                  MORTGAGE NOTES WITH FIXED               MORTGAGE      ACCRUED     MORTGAGE      ACCRUED
PROPERTY                                   INTEREST                        PAYABLE     INTEREST      PAYABLE     INTEREST
---------------------  ------------------------------------------------  -----------  -----------  -----------  -----------
30 East End Avenue     First mortgage note with interest payable at
                       8.5% (rate increases to 9.0% for the period from
                       January 1, 1998 to December 31, 1998 and to
                       Prime + 1.0% for the period from January 1, 1999
                       to the maturity date, January 1, 2004),            $   3,594    $      25    $   3,623    $      24

192 East 75th Street   First mortgage note with interest payable at
                       8.75% (rate increases to 9.25% for the period
                       from January 1, 1998 to December 31, 1998 and to
                       Prime + 1.0% for the period from January 1, 1999
                       to the maturity date, January 1, 2004)                 1,962           14        1,976           14

369 Lexington Avenue   First mortgage note with interest payable at
                       8.56%, due May 31, 1998                                   --           --        5,037           14

369 Lexington Avenue   First mortgage note with interest payable at
                       8.94%, due March 1, 2007                              13,679          102           --           --

Two Grand Central      First mortgage notes with interest payable at
Tower                  8.94%, due April 15, 1997(A)                              --           --       50,000        2,103

Two Grand Central      First mortgage note with interest payable at
Tower                  9.34%, due April 15, 1997(A)                              --           --       85,000        3,575

30 West End Avenue     First mortgage note with interest payable at
                       10.875%, due December 1, 2000 to a related party          --           --        2,100          363

345 East 64th Street   First mortgage note with interest payable at
                       8.1%, due August 1, 2007                               8,982           61           --           --

1000 Second Avenue     First mortgage note with interest payable at
                       8.75% through February 1, 1999 and Prime + 1.0%
                       through February 1, 2000                               3,000           22           --           --

40 West 55th Street    First mortgage note with interest payable at
                       7.65% (interest accrues at the difference
                       between 9.75% and 7.65% and is payable at the
                       date of maturity, December 31, 2003)                  10,156           --           --           --

250 East 60th Street   First mortgage note with interest payable at
                       11.5% on March 6, 1997                                    --           --          134           --

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

4. MORTGAGE NOTES PAYABLE (CONTINUED)

                                                                                   1997                      1996
                                                                         ------------------------  ------------------------
                                  MORTGAGE NOTES WITH FIXED               MORTGAGE      ACCRUED     MORTGAGE      ACCRUED
PROPERTY                                   INTEREST                        PAYABLE     INTEREST      PAYABLE     INTEREST
---------------------  ------------------------------------------------  -----------  -----------  -----------  -----------
140 West 57th Street   First mortgage note with interest payable at
                       8.5% through November 31, 1999 and 2 year
                       Treasury Bill + 2.5% through the date of
                       maturity, December 1, 2006                             8,861           64        9,000           64

140 West 57th Street   Second mortgage note with interest payable at
                       8.5% through November 31, 2002 and 2 year
                       Treasury Bill + 2.5% through the date of
                       maturity, December 1, 2006                               956           --           --           --
                                                                         -----------  -----------  -----------  -----------

Total fixed rate
notes                                                                        51,190          288      156,870        6,157
                                                                         -----------  -----------  -----------  -----------

Avenue of the          First mortgage note with interest payable based
Americas Plaza         on LIBOR + 0.6% (6.32% as of December 31, 1997),
                       due October 2, 1999                                  185,925           70      190,000           34

369 Lexington Avenue   First mortgage note with interest payable based
                       on the Eurodollar Rate + 2.75% or Prime + 1.0%
                       and an additional margin of 0.5% to 1.5% (8.94%
                       as of December 31, 1997), due May 31, 1998                --           --        8,129           22

Two Grand Central      First mortgage note with interest payable based
Tower                  on LIBOR + 3.5% (9.22% as of December 31, 1997),
                       due September 1, 2000                                126,500        1,001           --           --

540 Madison Avenue     First mortgage note with interest payable based
                       on LIBOR + 4.25% (9.97% as of December 31,
                       1997), due March 5, 2000                              28,000          240       28,000          231

540 Madison Avenue     First mortgage note with interest payable based
                       on LIBOR + 3.75 (9.47% as of December 31, 1997),
                       due March 5, 2000                                     23,572          194          154           --

20 West End Avenue     First mortgage note with interest payable based
                       on LIBOR + 2.0% or United States Base Rate (as
                       defined in the agreement) + 0.75% (7.72% as of
                       December 31, 1997), due August 14, 1998 (B)               --           --        7,000           39

20 West End Avenue     First mortgage note with interest payable based
                       on LIBOR + 3.25% (8.97% as of December 31,
                       1997), due May 1, 2000                                 3,900           88           --           --

30 West End Avenue     First mortgage note with interest payable based
                       on LIBOR + 3.25% (8.97% as of December 31,
                       1997), due May 1, 2000                                 2,600           20           --           --

345 East 64th Street   First mortgage note with interest payable based
                       on LIBOR + 2.15% (7.87% as of December 31,
                       1997), due February 1, 1998                               --           --        6,206           --

30 West 50th Street    First mortgage note with interest payable based
                       on LIBOR + 2.5% (8.22% as of December 31, 1997),
                       due January 1, 1999                                   19,224          132           --           --

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

4. MORTGAGE NOTES PAYABLE (CONTINUED)

                                                                                   1997                      1996
                                                                         ------------------------  ------------------------
                                  MORTGAGE NOTES WITH FIXED               MORTGAGE      ACCRUED     MORTGAGE      ACCRUED
PROPERTY                                   INTEREST                        PAYABLE     INTEREST      PAYABLE     INTEREST
---------------------  ------------------------------------------------  -----------  -----------  -----------  -----------
300 Madison Avenue     First mortgage note with interest payable based
                       on LIBOR + 4.0% (9.72% as of December 31, 1997),
                       due March 1, 1999                                     74,000          617           --           --
                                                                         -----------  -----------  -----------  -----------

Total Variable Rate Notes                                                   463,721        2,362      239,489          326
                                                                         -----------  -----------  -----------  -----------

                                                                          $ 514,911    $   2,650    $ 396,359    $   6,483
                                                                         -----------  -----------  -----------  -----------
                                                                         -----------  -----------  -----------  -----------

PRINCIPAL MATURITIES

    (A) In 1997, the Company refinanced Two Grand Central Tower with Credit Suisse First Boston Mortgage Capital LLC for $126,500 which proceeds was used to settle the outstanding mortgage note with Mitsubishi Bank. The remaining $9,000 on the note has been forgiven and is reflected as an extraordinary item on the income statement.

    (B) In 1997, the Company refinanced 20 West End Avenue with GMAC Commercial Mortgage Corporation and used the proceeds to settle the outstanding mortgage note with National Bank of Canada. As a result, the remaining $1,216 has been forgiven and is being shown as an extraordinary item on the income statement.

    Additionally, financing costs aggregating $284, related to mortgages refinanced at par, were written off as extraordinary items.

    Combined aggregate principal maturities of mortgages and notes payable as of December 31, 1997 are as follows:

1998..............................................................  $  10,494
1999..............................................................     93,578
2000..............................................................     61,446
2001..............................................................        397
2002..............................................................        422
Thereafter........................................................    348,574
                                                                    ---------
                                                                    $ 514,911
                                                                    ---------
                                                                    ---------

    Certain of the above loans contain provisions for additional interest based on the subsequent values of certain properties.

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Macklowe Organization Predecessor could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Cash equivalents, marketable securities and mortgage receivable are carried at amounts which reasonably approximate their fair values. The fair value of mortgages payable at December 31, 1997 and 1996 is $517,802 and $399,324, respectively.

    Estimated fair value is based on anticipated settlements in connection with the REIT formation, interest rates and other related factors currently available to the Macklowe Organization Predecessor for issuance of debt with similar terms and remaining maturities. The fair value for each mortgage receivable and payable approximates its carrying amount.

    Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

6.  DEFERRED COMPENSATION

    Under the terms of a deferred compensation agreement between a senior executive ("Employee") and the Company, certain funds were set aside in 1995 in a Rabbi Trust. The Employee will receive the funds upon the earlier to occur of January 1, 2006 or the Employee's departure from the Company or certain other events as contained in the agreement. All earnings of the Rabbi Trust accrue to the benefit of the Employee. The $2,500 was charged to expense in 1995.

7.  LAND LEASES

    The Company leases, pursuant to noncancellable operating leases, the land on which three of its properties (540 Madison Avenue, a portion of the 1000 Second Avenue and 250 East 60th Street) are located. The leases, which contain renewal options, expire between December 31, 2004 and December 31, 2096. The lease on 540 Madison Avenue contains provisions for percentage rent payments based on the

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

7.  LAND LEASES (CONTINUED)
buildings rents subject to certain adjustments. Future minimum lease commitments relating to the land leases as of December 31, 1997 are as follows:

1998...............................................................  $     614
1999...............................................................        614
2000...............................................................        634
2001...............................................................        634
2002...............................................................        634
Thereafter.........................................................     83,640
                                                                     ---------
                                                                     $  86,770
                                                                     ---------
                                                                     ---------

8.  RENTAL INCOME

    The commercial properties are being leased to commercial tenants under operating leases with expiration dates ranging from 1998 to 2017. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or adjustments. The leases generally also require that the tenants reimburse the Macklowe Organization Predecessor for increases in certain operating costs, the consumer price index or porter wage and also real estate taxes, each for increases above their base year amounts.

    Approximate future minimum rents to be received over the next five years and thereafter for leases in effect at December 31, 1997 are as follows:

1998..............................................................  $  54,565
1999..............................................................     50,596
2000..............................................................     48,507
2001..............................................................     46,922
2002..............................................................     47,157
Thereafter........................................................    236,097
                                                                    ---------
                                                                    $ 483,844
                                                                    ---------
                                                                    ---------

    Residential properties are leased to tenants with generally one to two year terms.

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

9.  RELATED PARTY TRANSACTIONS

    There are several business relationships with related parties (which are not part of the Company) and entities owned by Harry Macklowe, which involve management, leasing, advertising, legal and construction fee revenues. Transactions include the following:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Management revenues..............................................  $     914  $     965  $   1,039
Leasing commission revenues......................................         44        659        129
Advertising revenues.............................................        150        165        143
Construction fees................................................        481         97         70
Legal fees.......................................................        136        174        205
                                                                   ---------  ---------  ---------
                                                                   $   1,725  $   2,060  $   1,586
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Amounts due to affiliates consist of:

                                                                       YEAR ENDED DECEMBER
                                                                               31,
                                                                       --------------------
                                                                         1997       1996
                                                                       ---------  ---------
Officers.............................................................  $  45,544  $  41,673
Other................................................................          4        158
                                                                       ---------  ---------
                                                                       $  45,548  $  41,831
                                                                       ---------  ---------
                                                                       ---------  ---------

    Amounts due from affiliates not in the combined group amounted to $2,843 and $2,127 for the years ended December 31, 1997 and 1996 respectively.

    Amounts due to officers include loans and advances which are due upon demand.

10.  INVESTMENT IN LIMITED PARTNERSHIP

    Macklowe Organization Predecessor owns a fifty percent general partnership interest in a limited partnership. The partnership owns and operates an upscale residential building. All of the partners

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

10. INVESTMENT IN LIMITED PARTNERSHIP (CONTINUED) participate in the management of the building, which is under the general management of the company. Summary information is as follows:

                                                                                           DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
Real estate properties, net...................................................  $   63,075  $   64,379  $   65,439
Other assets..................................................................       6,634       5,756       5,697
                                                                                ----------  ----------  ----------
  Total assets................................................................      69,709      70,135      71,136
Mortgage Payable..............................................................     102,282     102,282     102,282
Other liabilities.............................................................       2,328       2,023       1,941
                                                                                ----------  ----------  ----------
  Total liabilities...........................................................     104,610     104,305     104,223
                                                                                ----------  ----------  ----------
Partner's Deficit.............................................................     (17,856)    (17,635)    (17,276)
Partner's Deficit--Other......................................................     (17,045)    (16,535)    (15,811)
                                                                                ----------  ----------  ----------
  Total partner's deficit.....................................................  $  (34,901) $  (34,170) $  (33,087)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Base rental income............................................................  $   15,839  $   14,891  $   14,624
Other income..................................................................         902       1,025         869
                                                                                ----------  ----------  ----------
  Total income................................................................      16,741      15,916      15,493
Mortgage interest.............................................................       8,183       8,183       8,182
Real estate taxes.............................................................       3,408       3,035       2,575
Depreciation and amortization.................................................       2,187       2,156       2,037
Other expenses................................................................       3,329       3,259       3,215
                                                                                ----------  ----------  ----------
                                                                                    17,107      16,633      16,009
                                                                                ----------  ----------  ----------
Net loss......................................................................  $     (366) $     (717) $     (516)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Less other partner's share....................................................  $     (183) $     (359) $     (258)
Company's interest............................................................  $     (183) $     (358) $     (258)
  Eliminated intercompany expense.............................................  $      116  $      143  $      145
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
  Share of net loss...........................................................  $       67  $      215  $      113
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

11.  MULTIEMPLOYER PENSION PLAN

    Contributions are made, along with many other employers, to union-sponsored multiemployer pension plans, based on the number of hours worked by employees covered under union contracts. The Multiemployer Pension Plan Amendments Act of 1980 imposes certain liabilities upon employers associated with multiemployer pension plans who withdraw from such a plan or upon termination of said plan. The Company has not received information from the Plan's administrators to determine its share of unfunded vested benefits, if any. The Company has not undertaken to terminate, withdraw or partially withdraw from the Plan.

    Amounts charged to operations for contributions to multiemployer pension plans for the years ended December 31, 1997, 1996, and 1995 amounted to approximately $157, $127, and $112 respectively.

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

11.  MULTIEMPLOYER PENSION PLAN (CONTINUED)
    The Company participated in a defined contribution plan for the benefit of its employees. The contribution that each employee makes to the plan is fully vested. During 1997 the Company began matching 50% of employees' contributions. The Plan can be terminated at the employers' discretion.

12.  CONTINGENCIES

    Macklowe Organization Predecessor is party to a variety of legal proceeding relating to the ownership of the properties and it's activities with regard to its construction, management and leasing business, arising in the ordinary course of business. Macklowe Organization Predecessor's management believes that substantially all of these liabilities are covered by insurance. All of these matters, taken, together, are not expected to have a material adverse impact on the Macklowe Organization Predecessor financial position, results of operations or cash flows.

    In December 1997, one of our properties, 540 Madison Avenue, suffered a casualty whereby portions of the brick facade of this building collapsed and fell onto certain adjoining structures. In connection therewith, a complaint was filed in the Supreme Court of the State of New York, New York County against our Company and the fee owner seeking compensatory and punitive damages against both parties. Therefore, if damages were awarded against the Company, Management believes that (i) substantially all possible liability would be covered by insurance policies and (ii) that the Company has available counterclaims and actions against third-parties for any such liability. Therefore, Management does not believe that this action would result in any material adverse effect to our Company.

    The Company is engaged in a dispute with the City of New York over commercial rent taxes owed on a lease takeover for a tenant of Avenue of the Americas Plaza. The Company has accrued an amount it believes will be paid in settlement of this dispute.

13.  ENVIRONMENTAL MATTERS

    The management of Macklowe Organization Predecessor believes that the properties are in compliance in all material respects with applicable federal, state and local ordinances and regulations regarding environmental issues. Management is not aware of any environmental liability that management believes would have a material adverse impact on Macklowe Organization Predecessor's financial position, results of operations or cash flows. Management is unaware of any instances in which it would incur significant environmental costs if any of the properties were sold.

14.  SUBSEQUENT EVENTS

    The following mortgage notes were refinanced by the Company subsequent to year end:

    During January 1998, the Company refinanced its first mortgage note collateralized by 1000 Second Avenue at its current balance of $3,000 without increasing the loan balance. The interest rate was changed to 8.75% until February 1, 1999 and then Prime plus 1% thereafter and the maturity date was extended to June 1, 2006.

    During February 1998, the Company refinanced its first mortgage note collateralized by 125 West 55th Street, and paid off the remaining balance of $185,925 at a discount resulting in a gain of $16,500. The new

                       Macklowe Organization Predecessor

                             (DOLLARS IN THOUSANDS)

14.  SUBSEQUENT EVENTS (CONTINUED)
loan balance is $170,000 and a mezzanine level loan of $25,000 with interest charged at LIBOR plus 2.25% and LIBOR plus 4%, respectively and maturing on February 29, 1999.

    During March 1998, the Company refinanced its first mortgage note payable collateralized by 192 East 75th Street, paying off the remaining balance of $1,959 at par and increasing the loan balance to $6,500, changing the interest rate to LIBOR plus 2% and shortening the maturity date to March 31, 2000.

    During March 1998, the Company refinanced its first mortgage note payable collateralized by 30 East End Avenue, paying off the remaining balance of $3,590 at par and increasing the loan balance to $12,000, changing the interest rate to LIBOR plus 2% and shortening the maturity date to March 31, 2000.

    Subsequent to year end, the Company is in the process of acquiring the following properties:

    During April 1998, the Company acquired the first mortgage and promissory note obligation of 342 Madison Avenue of $70,000 and $8,730, respectively for a purchase price of $71,750 plus additional closing costs. The notes call for the receipt of interest at LIBOR plus 1% and principal and interest at the General Electric Capital Corporation's rate plus 3.25%, respectively. It is the Company's intention to foreclose on this property and include it in its operating properties portfolio.

    During March 1998, the Company entered into a purchase contract agreement to acquire the $36,000 first mortgage note obligation of 400 Madison Avenue for a purchase price of $35,500 plus additional closing costs. The Company expects to foreclose on its first mortgage position and acquire the property.

    During March 1998, the Company entered into a purchase contract agreement to acquire 150 Fifth Avenue for a purchase price of $26,000. This acquisition is anticipated to be completed with the public offering, with the proceeds, and/or credit line that will be estabished.

    During March 1998, the Company entered into a purchase contract agreement to acquire 1412 Broadway for a purchase price of $72,000. This acquisition is anticipated to be completed concurrent with the public offering. The purchase price is to be funded in part by $24,000 of OP Units of the to-be-formed REIT and the remainder with proceeds from the public offering and credit line that will be established.

15.  CONCENTRATION OF REVENUE

    Approximately 66%, 73% and 79% of Macklowe Organization Predecessor's base rental revenue for the years ended December 31, 1997, 1996 and 1995, respectively was derived from five commercial tenants.

                       Macklowe Organization Predecessor
            Schedule III -- Real Estate and Accumulated Depreciation
                             (DOLLARS IN THOUSANDS)

                                                                            COLUMN D
                                                                    -------------------------          COLUMN E
                                                                                               -------------------------
                                                 COLUMN C               COST CAPITALIZED
                                         -------------------------                               GROSS AMOUNT AT WHICH
                                                                          SUBSEQUENT TO           CARRIED AT CLOSE OF
                                               INITIAL COSTS               ACQUISITION                  PERIOD
   COLUMN A             COLUMN B         -------------------------  -------------------------  -------------------------
---------------  ----------------------              BUILDINGS AND              BUILDINGS AND              BUILDINGS AND
  DESCRIPTION         ENCUMBRANCE           LAND     IMPROVEMENTS      LAND     IMPROVEMENTS      LAND     IMPROVEMENTS
---------------  ----------------------  ----------  -------------    -----     -------------  ----------  -------------
Avenue of the                  $185,995)    $48,109       $76,872         $--           $--       $48,109       $76,872
  Americas             (1 mortgage loan
  Plaza
Two Grand                       127,501)     10,156        56,019          --            --        10,156        56,019
  Central Tower        (1 mortgage loan
540 Madison                      52,006)      2,091        46,874          --            --         2,091        46,874
  Avenue               (2 mortgage loan
305 West 50th                    19,356)     12,094         6,665          --            --        12,094         6,665
  Street               (1 mortgage loan
345 East 64th                     9,043)      2,729         8,965          --            --         2,729         8,965
  Street               (1 mortgage loan
40 West 55th                     10,156)      5,661         5,962          --            --         5,661         5,962
  Street               (1 mortgage loan
20 West End                       3,988)      4,842         2,536          --            --         4,842         2,536
  Avenue               (1 mortgage loan
30 East End                       3,620)      1,493         2,382          --           366         1,493         2,748
  Avenue               (1 mortgage loan
369 Lexington                    13,781)        975         3,014          --            18           975         3,032
  Avenue               (1 mortgage loan
140 West 57th                     9,881)        762         5,271          --         1,397           762         6,668
  Street                   (2 mortgages
1000 Second                       3,022)      3,510           645          --            --         3,510           645
  Avenue               (1 mortgage loan
30 West End                       2,620)        408         1,633          --             9           408         1,642
  Avenue               (1 mortgage loan
192 East 75th                     1,976)        181         1,006          --           262           181         1,268
  Street               (1 mortgage loan
250 East 60th                        --         297           112          --            --           297           112
  Street
                 ----------------------  ----------  -------------      -----   -------------  ----------  -------------
                               $442,944     $93,308      $217,956         $--        $2,052       $93,308      $220,008
                 ----------------------  ----------  -------------      -----   -------------  ----------  -------------
                 ----------------------  ----------  -------------      -----   -------------  ----------  -------------


                                                                            COLUMN G
                                                                         --------------
                                COLUMN F      COLUMN G                   LIFE ON WHICH
   COLUMN A                   ------------  ------------    COLUMN H      DEPRECIATION
---------------               ACCUMULATED     DATE OF     -------------        IS
  DESCRIPTION       TOTAL     DEPRECIATION  CONSTRUCTION  DATE ACQUIRED     COMPUTED
---------------  -----------  ------------  ------------  -------------  --------------
Avenue of the       $124,981      $15,443         1/90          6/87           Various
  Americas
  Plaza
Two Grand             66,175       19,542         7/82          1/81           Various
  Central Tower
540 Madison           48,965        1,286         9/96          9/96           Various
  Avenue
305 West 50th         18,759           --         3/97          3/97
  Street
345 East 64th         11,694          173         1/96          1/96           Various
  Street
40 West 55th          11,623           --         4/97          4/97
  Street
20 West End            7,378          602        12/88          7/88           Various
  Avenue
30 East End            4,241          906         3/80          3/80           Various
  Avenue
369 Lexington          4,007        1,382        12/82          3/78           Various
  Avenue
140 West 57th          7,430          557         2/84          2/84           Various
  Street
1000 Second            4,155           --         4/97          4/97
  Avenue
30 West End            2,050          112         4/95          4/95           Various
  Avenue
192 East 75th          1,449          461         8/80          8/80           Various
  Street
250 East 60th            409           --        12/94         12/94
  Street
                 -----------  ------------
                    $313,316      $40,464
                 -----------  ------------
                 -----------  ------------

                  Schedule III -- Real Estate and Accumulated
                            Depreciation (continued)
                             (DOLLARS IN THOUSANDS)

    The aggregate cost of land, buildings and improvements for Federal income tax purposes at December 31, 1997 was approximately $210,730.

    The changes in real estate for the three years ended December 31, 1997 are as follows:

                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Balance at beginning of period...........................  $  259,852  $  215,030  $  212,378
Improvements.............................................      19,810       1,244         611
Acquisitions.............................................      33,654      43,578       2,041
                                                           ----------  ----------  ----------
Balance at end of period.................................  $  313,316  $  259,852  $  215,030
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos, and furniture and fixtures, for the three years ended December 31, 1997 are as follows:

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Balance at beginning of period...............................  $  37,611  $  33,695  $  30,053
Depreciation for period......................................      2,853      3,916      3,642
                                                               ---------  ---------  ---------
Balance at end of period.....................................  $  40,464  $  37,611  $  33,695
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                         Report of Independent Auditors

Board of Directors and Stockholders
Macklowe Properties, Inc.

    We have audited the statement of revenues and certain expenses of the property located at 150 Fifth Avenue, New York, New York, for the year ended December 31, 1997. The financial statement is the responsibility of 150 Fifth Avenue's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of Macklowe Properties, Inc. and is not intended to be a complete presentation of the 150 Fifth Avenue's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the 150 Fifth Avenue as described in Note 1 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           ERNST & YOUNG LLP

New York, New York
April 22, 1998

                                150 Fifth Avenue

                   Statement of Revenues and Certain Expenses

                                    (Note 1)

                      For the Year Ended December 31, 1997

Revenues: (NOTES 2 AND 6)
  Base rents....................................................................  $3,145,181
  Tenant reimbursements.........................................................    336,571
                                                                                  ---------
Total revenues                                                                    3,481,752
                                                                                  ---------
Certain expenses:
  Real estate taxes.............................................................    570,404
  Management fees (NOTE 3)......................................................     77,602
  Property operating expenses (NOTE 4)..........................................  1,094,954
                                                                                  ---------
Total certain expenses..........................................................  1,742,960
                                                                                  ---------
Revenues in excess of certain expenses..........................................  $1,738,792
                                                                                  ---------
                                                                                  ---------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENT.

                                150 Fifth Avenue

              Notes to Statement of Revenues and Certain Expenses

                      For the Year Ended December 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operation of an office building located at 150 Fifth Avenue, New York, New York.

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate property. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by Macklowe Properties Inc. in the proposed future operations of the aforementioned property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

2. LEASE AND REVENUE RECOGNITION

    150 Fifth Avenue is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $69,500 for the year ended December 31, 1997. The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

    150 Fifth Avenue is a multi-tenant office building whose leases expire at various dates over the next 10 years.

3. MANAGEMENT AND LEASING AGREEMENTS

    150 Fifth Avenue is managed and leased by an outside managing agent. The managing company provides property management services to 150 Fifth Avenue for 1 1/2% of the monthly collections. In addition, a monthly management fee of $2,250 is paid to a related party of 150 Estates, LLC. The services provided by the outside management company are terminable upon 30-day notice.

4. PROPERTY OPERATING EXPENSES

    Property operating expenses for the year ended December 31, 1997 consist of approximately $68,963 for insurance, $367,224 for utilities, $416,087 in repair and maintenance costs and $242,680 in contract services.

5. SIGNIFICANT TENANTS

    The five largest tenants constitute 33% of the revenue.

                                150 Fifth Avenue

                      For the Year Ended December 31, 1997

6. FUTURE MINIMUM RENTS SCHEDULE

    Future minimum lease payments to be received by 150 Fifth Avenue as of December 31, 1997 under non-cancelable operating leases are as follows:

1998...........................................................  $2,879,370
1999...........................................................   2,446,200
2000...........................................................   1,948,420
2001...........................................................   1,428,320
2002...........................................................   1,168,846
Thereafter.....................................................   3,306,186
                                                                 ----------
                                                                 $13,177,342
                                                                 ----------
                                                                 ----------

                         Report of Independent Auditors

Board of Directors and Stockholders
Macklowe Properties, Inc.

    We have audited the statement of revenues and certain expenses of the property located at 342 Madison Avenue, New York, New York for the year ended December 31, 1997. The financial statement is the responsibility of 342 Madison Avenue's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of Macklowe Properties, Inc., and is not intended to be a complete presentation of the 342 Madison Avenue's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 342 Madison Avenue, as described in Note 1 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           ERNST & YOUNG LLP

New York, New York
March 17, 1998

                               342 Madison Avenue

                   Statement of Revenues and Certain Expenses
                                    (Note 1)
                      For the Year Ended December 31, 1997

Revenues: (NOTES 2 AND 6)
  Base rents...................................................................  $11,803,902
  Tenant reimbursements........................................................   2,054,117
  Other........................................................................     217,552
                                                                                 ----------
Total revenues.................................................................  14,075,571
                                                                                 ----------
  Certain expenses:
  Real estate taxes............................................................   3,026,207
  Management fees (NOTE 3).....................................................     150,000
  Property operating expenses (NOTE 4).........................................   3,737,437
                                                                                 ----------
Total certain expenses.........................................................   6,913,644
                                                                                 ----------
Revenues in excess of certain expenses.........................................  $7,161,927
                                                                                 ----------
                                                                                 ----------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENT.

                               342 Madison Avenue

              Notes to Statement of Revenues and Certain Expenses

                      For the Year Ended December 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operation of an office building located at 342 Madison Avenue, New York, New York.

    Macklowe Properties Inc., ("Macklowe") has purchased the mortgage note from 342 Mad Equities LLC. The intent of Macklowe is to foreclose on the property and control the building.

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate property. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by Macklowe Properties, Inc., in the proposed future operations of the aforementioned property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

2. LEASE AND REVENUE RECOGNITION

    342 Madison Avenue is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $(45,379) for the year ended December 31, 1997. The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

    342 Madison Avenue is a multi-tenant office building whose leases expire at various dates over the next 21 years.

3. MANAGEMENT AND LEASING AGREEMENTS

    342 Madison Avenue is managed and leased by an outside managing agent. The outside management company provides property management services to 342 Madison Avenue for the amount of $12,500 per month. The services provided by the outside management company are terminable upon 30 day notice.

4. PROPERTY OPERATING EXPENSES

    Property operating expenses for the year ended December 31, 1997 include approximately $57,067 for insurance, $1,174,231 for utilities, $2,129,876 in repair and maintenance costs and $376,263 in contract services.

                               342 Madison Avenue

5. SIGNIFICANT TENANTS

    There are five significant tenants which constitute approximately 25% of the total revenue.

6. FUTURE MINIMUM RENTS SCHEDULE

    Future minimum lease payments to be received by 342 Madison Avenue as of December 31, 1997 under non-cancelable operating leases are as follows:

1998...........................................................  $10,563,049
1999...........................................................   9,264,586
2000...........................................................   8,089,345
2001...........................................................   5,158,331
2002...........................................................   3,982,824
Thereafter.....................................................   8,120,661
                                                                 ----------
                                                                 $45,178,796
                                                                 ----------
                                                                 ----------

                         Report of Independent Auditors

Board of Directors and Stockholders
Macklowe Properties, Inc.

    We have audited the statement of revenues and certain expenses of the property located at 400 Madison Avenue, New York, New York, for the year ended December 31, 1997. The financial statement is the responsibility of 400 Madison Avenue's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of Macklowe Properties, Inc., and is not intended to be a complete presentation of 400 Madison Avenue's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 400 Madison Avenue, as described in Note 1, for the year ended December 31, 1997, in conformity with generally accepted accounting principle.

                                                           ERNST & YOUNG LLP

New York, New York
April 2, 1998

                               400 Madison Avenue

                   Statement of Revenues and Certain Expenses
                                    (Note 1)

                      For the Year Ended December 31, 1997

Revenues: (NOTES 2 AND 6)
  Base rents....................................................................  $4,772,750
  Tenant reimbursements.........................................................    696,270
  Other.........................................................................     13,241
                                                                                  ---------
Total revenues..................................................................  5,482,261
                                                                                  ---------

Certain expenses:
  Real estate taxes.............................................................  1,118,773
  Management fees (NOTE 3)......................................................     80,451
  Property operating expenses (NOTE 4)..........................................  1,388,522
                                                                                  ---------
Total certain expenses..........................................................  2,587,746
                                                                                  ---------
Revenues in excess of certain expenses..........................................  $2,894,515
                                                                                  ---------
                                                                                  ---------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENT.

                               400 Madison Avenue

              Notes to Statement of Revenues and Certain Expenses

                      For the Year Ended December 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operation of an office building located at 400 Madison Avenue, New York, New York owned by 400 Madison Avenue Limited Partnership.

    Macklowe Properties Inc., ("Macklowe") purchased the mortgage note thereon from Madison 47-48 Madison Equities LLC with the intent to foreclose on the property and take control of the building.

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate property. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by Macklowe Properties, Inc., in the proposed future operations of the aforementioned property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

2. LEASE AND REVENUE RECOGNITION

    400 Madison Avenue is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately ($177) for the year ended December 31, 1997. The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

    400 Madison Avenue is a multi-tenant office building whose leases expire at various dates over the next 15 years.

3. MANAGEMENT AND LEASING AGREEMENTS

    400 Madison Avenue is managed and leased by an outside managing agent. The outside managing agent provides property management services to 400 Madison Avenue for the amount of 1 1/2% of the total proceeds collected per month. The services provided by the outside management company are terminable upon 30-day notice.

4. PROPERTY OPERATING EXPENSES

    Property operating expenses for the year ended December 31, 1997 include approximately $42,999 for insurance, $461,616 for utilities, $297,202 in repair and maintenance costs $32,162 for administrative and $554,543 in payroll (maintenance).

5. SIGNIFICANT TENANTS

    The four most significant tenants constitute 31% of rental income.

                               400 Madison Avenue

                      For the Year Ended December 31, 1997

6. FUTURE MINIMUM RENTS SCHEDULE

    Future minimum lease payments to be received by 400 Madison Avenue as of December 31, 1997 under non-cancelable operating leases, are as follows:

1998...........................................................  $4,530,363
1999...........................................................   3,742,574
2000...........................................................   2,132,993
2001...........................................................   1,521,278
2002...........................................................   1,403,898
Thereafter.....................................................   4,629,035
                                                                 ----------
  Total........................................................  $17,960,141
                                                                 ----------
                                                                 ----------

                         Report of Independent Auditors

Board of Directors and Stockholders
Macklowe Properties, Inc.

We have audited the combined statement of revenues and certain expenses of the property ("16 and 18 East 53rd Street") as described in Note 1, for the year ended December 31, 1997. The financial statement is the responsibility of 16 and 18 East 53rd Street's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of Macklowe Properties, Inc. and is not intended to be a complete presentation of the 16 and 18 East 53rd Street's revenues and expenses.

In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the combined revenues and certain expenses of 16 and 18 East 53rd Street as described in Note 1 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

New York, New York
May 6, 1998

                           16 and 18 East 53rd Street

              Combined Statement of Revenues and Certain Expenses
                                    (Note 1)

                      For the Year Ended December 31, 1997

Revenues: (NOTES 2 AND 4)
  Base rents....................................................................  $1,936,860
  Tenant reimbursements.........................................................    595,881
                                                                                  ---------
Total revenues..................................................................  2,532,741
                                                                                  ---------
Certain expenses:
  Real estate taxes.............................................................    475,103
  Property operating expenses (NOTE 3)..........................................    797,308
                                                                                  ---------
Total certain expenses..........................................................  1,272,411
                                                                                  ---------
  Revenues in excess of certain expenses........................................  $1,260,330
                                                                                  ---------
                                                                                  ---------

See accompanying notes to financial statement.

                           16 and 18 East 53rd Street

          Notes to Combined Statement of Revenues and Certain Expenses

                      For the Year Ended December 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the combined statement of revenues and certain expenses related to the operation of two office buildings, located at 16 and 18 East 53rd Street (the "Property"), owned by East River LLC. The Property is located in Manhattan, New York.

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate property. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by Macklowe Properties, Inc. in the proposed future operations of the aforementioned Property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

2. LEASE AND REVENUE RECOGNITION

    The Property is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due pursuant to the underlying leases so recognized over amounts due pursuant to the underlying leases amounted to approximately $103,000 the year ended December 31, 1997. The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

    The Property consists of two multi-tenant office buildings whose tenant leases expire at various dates over the next six years.

3. PROPERTY OPERATING EXPENSES

    Property operating expenses for the year ended December 31, 1997 include approximately $24,680 for insurance, $259,450 for utilities, $182,546 in repair and maintenance costs $125,536 in administrative costs and $205,096 in payroll (maintenance).

4. SIGNIFICANT TENANTS

    The five largest tenants constitute approximately 57% of the revenue.

                           16 and 18 East 53rd Street

                      For the Year Ended December 31, 1997

5. FUTURE MINIMUM RENTS SCHEDULE

    Future minimum lease payments to be received by the Property as of December 31 1997 under non-cancelable operation leases are as follows:

1998............................................................  $1,795,207
1999............................................................  1,137,698
2000............................................................    728,929
2001............................................................    602,704
2002............................................................    508,306
Thereafter......................................................    236,555
                                                                  ---------
                                                                  $5,009,399
                                                                  ---------
                                                                  ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Important Note to Readers........................         iii
Prospectus Summary...............................           1
Risk Factors.....................................          15
The Company......................................          28
History..........................................          29
Business and Growth Strategies...................          34
Use of Proceeds..................................          39
Distributions....................................          40
Capitalization...................................          44
Dilution.........................................          45
Selected Financial Information...................          47
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          50
Market Overview..................................          57
The Properties...................................          66
Management.......................................          97
Structure and Formation of the Company...........         104
Policies with Respect to Certain Activities......         108
Certain Relationships and Transactions...........         113
Partnership Agreement............................         114
Principal Stockholders...........................         119
Description of Securities........................         120
Certain Provisions of Maryland Law and Our
  Charter and Bylaws.............................         125
Shares Available for Future Sale.................         129
Federal Income Tax Considerations................         130
ERISA and Certain Other Considerations...........         141
Underwriting.....................................         144
Experts..........................................         147
Legal Matters....................................         147
Additional Information...........................         147
Glossary of Selected Terms.......................         148
Index to Financial Statements....................         F-1

                             ---------------------

    Until         , 1998 (25 days after the commencement of this Offering), all dealers effecting transactions in the securities offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               26,000,000 SHARES

                           MACKLOWE PROPERTIES, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                                     , 1998

                            ------------------------

                                LEHMAN BROTHERS
                              PRUDENTIALSECURITIES

          INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration fee -- Securities and Exchange Commission............................  $  176,410
Filing fee -- NASD................................................................      30,500
Listing fee -- NYSE...............................................................           *
Blue Sky fees and expenses (including legal fees).................................           *
Accounting fees and expenses......................................................           *
Legal fees and expenses...........................................................           *
Printing..........................................................................           *
Transfer Agent's and Registrar's fees.............................................           *
Miscellaneous.....................................................................           *
                                                                                    ----------
Total.............................................................................  $        *
                                                                                    ----------
                                                                                    ----------

------------------------

*   To be completed by Amendment

ITEM 32. SALES TO SPECIAL PARTIES

    See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

    Upon formation of the Registrant, Harry Macklowe and Warren Cole were issued an aggregate of 1,000 shares of Common Stock for total aggregate consideration of a subscription receivable of $1,000 in order to provide the initial capitalization of the Registrant. The issuance of the securities described in this Item 32 were made in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the MGCL, Article VI, Section 3 of our Charter provides for indemnification of our directors and officers, as follows:

        The Company shall indemnify (A) its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Company's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of our Charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

    Our Bylaws contain indemnification procedures that implement those of our Charter. We have entered into Indemnification Agreements with each of our Directors and with certain of our executive officers which contain indemnification procedures that implement those of our Charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

    As permitted by the MGCL, Article VI, Section 4 of our Charter provides for limitation of liability of our directors and officers, as follows:

        To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for money damages. No amendment of the Charter of the Company or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

    The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

    As permitted under Section 2-418(k) of the MGCL, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not we would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

    The partnership agreement of Macklowe Properties, L.P. also provides for indemnification of the Company and its officers and directors against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of Macklowe Properties, L.P. or the Company as set forth in the partnership agreement of Macklowe Properties, L.P. in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the indemnitee had cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any indemnitee, pursuant to a loan guaranty (except a guaranty by a limited partner of nonrecourse indebtedness of Macklowe Properties, L.P. or as otherwise provided in any such loan guaranty) or otherwise for any indebtedness of Macklowe Properties, L.P. or any subsidiary of the Macklowe Properties, L.P. (including without limitation, any indebtedness which Macklowe Properties, L.P. or any subsidiary of Macklowe Properties, L.P. has assumed or taken subject to), and the Company is authorized and empowered, on behalf of Macklowe Properties, L.P., to enter into one or more indemnity agreements consistent with the provisions of this paragraph in favor of any indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by conviction of an indemnitee or upon a plea of nolo contendere or its equivalent by an indemnitee, or an entry of an order of probation against an indemnitee prior to judgment creates a rebuttable presumption that the indemnitee acted in a manner contrary to that specified in the indemnification section of the partnership agreement of Macklowe Properties, L.P. Any indemnification pursuant to the partnership agreement of Macklowe Properties, L.P. may only be made out of the assets of Macklowe Properties, L.P. and neither the Company nor any limited partner shall have any obligation to contribute to the capital of Macklowe Properties, L.P., or otherwise provide funds, to enable Macklowe Properties, L.P. to fund its obligations under the provisions of the partnership agreement described in this paragraph.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

    The following financial statements and schedule are included in the prospectus included in this registration statement.

                         Index to Financial Statements

MACKLOWE PROPERTIES, INC.
Pro Forma Combined Financial Statements (unaudited)..................................        F-2
  Pro Forma Combined Balance Sheet as of December 31, 1997...........................        F-3
  Notes to Pro Forma Combined Balance Sheet..........................................        F-4
  Pro Forma Combined Income Statement for the Year Ended December 31, 1997...........        F-6
  Notes to Pro Forma Combined Income Statement.......................................        F-7
Historical
  Report of Independent Auditors.....................................................       F-10
  Balance Sheet as of March 31, 1998.................................................       F-11
  Notes to Balance Sheet.............................................................       F-12

MACKLOWE ORGANIZATION PREDECESSOR

Combined Financial Statements
  Report of Independent Auditors.....................................................       F-15
  Combined Balance Sheets as of December 31, 1997 and 1996...........................       F-15
  Combined Statements of Operations for the Years Ended December 31, 1997, 1996 and
    1995.............................................................................       F-16
  Combined Statements of Owners' Deficit for the Years Ended December 31, 1997, 1996
    and 1995.........................................................................       F-17
  Combined Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and
    1995.............................................................................       F-18
  Notes to the Combined Financial Statements.........................................       F-19
  Schedule III
  Real Estate and Accumulated Depreciation as of December 31, 1997...................       F-32

150 FIFTH AVENUE
  Report of Independent Auditors.....................................................       F-34
  Statement of Revenues and Certain Expenses for the Year Ended December 31, 1997....       F-35
  Notes to Statement of Revenues and Certain Expenses................................       F-36

342 MADISON AVENUE

  Report of Independent Auditors.....................................................       F-38
  Statement of Revenues and Certain Expenses for the Year Ended December 31, 1997....       F-39
  Notes to Statement of Revenues and Certain Expenses................................       F-40

400 MADISON AVENUE
  Report of Independent Auditors.....................................................       F-42
  Statement of Revenues and Certain Expenses for the Year Ended December 31, 1997....       F-43
  Notes to Statement of Revenues and Certain Expenses................................       F-44

16 AND 18 EAST 53RD STREET

  Report of Independent Auditors.....................................................       F-46
  Combined Statement of Revenues and Certain Expenses for the Year Ended December 31,
    1997.............................................................................       F-47
  Notes to Combined Statement of Revenues and Certain Expenses.......................       F-48

  EXHIBIT
    NO.
-----------
         1              --
         3              --
             a)         --
             b)         --
         4   a)         --
             b)         --
         5              --
             a)         --
             b)         --
         8              --
        10              --
             a)         --
             b)         --
             c)         --
             d)         --
             e)         --
             f)         --
             g)         --
             h)         --
        21              --
        23              --
             a)         --
             b)         --
             c)         --
             d)         --
        24              --
        27              --
        99              --
             a)         --
             b)         --
             c)         --
             d)         --

  EXHIBIT
    NO.                                                  DESCRIPTION

-----------  ----------------------------------------------------------------------------------------------------

         1   Form of Underwriting Agreement among Lehman Brothers Inc. and Prudential Securities Incorporated, as

             representatives of the several Underwriters, the Company and the Operating Partnership.*

         3   Organizational Documents

             Form of Amended and Restated Articles of Incorporation of Macklowe Properties, Inc.

             Form of Bylaws of Macklowe Properties, Inc.

         4   Specimen Common Stock Certificate*

             Form of Articles Supplementary Classifying and Designating the Series A Preferred Stock*

         5   Opinions re Legality*

             Opinion of Rogers & Wells LLP*

             Opinion of Piper & Marbury L.L.P.*

         8   Opinion of Rogers & Wells LLP Regarding Tax Matters*

        10   Material Contracts

             Form of Omnibus Contribution Agreement

             Supplemental Representations and Warranty Agreement among the Company, the Operating Partnership and

             Harry Macklowe*

             Pledge Agreement among the Company, the Operating Partnership and Harry Macklowe*

             Form of Registration Rights Agreement between the Company and the persons named therein*

             Form of Agreement of Limited Partnership of Macklowe Properties, L.P.

             Articles of Organization and Form of Operating Agreement of Macklowe Management LLC

             Articles of Organization and Form of Operating Agreement of Macklowe Construction LLC

             Form of Employment and Noncompetition Agreement among the Company and the Executive Officers*

        21   List of Subsidiaries of Macklowe Properties, Inc.

        23   Consents of Experts and Counsel

             Consent of Rogers & Wells LLP (counsel) (included as part of Exhibits 5 and 8)

             Consent of Piper & Marbury L.L.P. (counsel) (included as part of Exhibit 5)

             Consent of Ernst & Young LLP (accountants)

             Consent of Cushman & Wakefield

        24   Powers of Attorney (included on signature pages of Registration Statement on page II-5)

        27   Financial Data Schedule

        99   Additional Exhibits

             Consent of Jay Chiat to be named as a proposed director

             Consent of        to be named*

             Consent of        to be named*

             Cushman and Wakefield Market Study


------------------------

*   To be filed by Amendment

ITEM 37. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide the Underwriters, at the closing specified in the Underwriting Agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on May 14, 1998.

                                MACKLOWE PROPERTIES, INC.

                                By:              /s/ HARRY MACKLOWE
                                     -----------------------------------------
                                                   Harry Macklowe
                                               CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harry Macklowe and Warren D. Cole (each with full power to act alone), his true and lawful attorney-in-fact and agent with full power of substitution, in the name and on behalf of the undersigned, to do any and all acts and things and to execute any and all instruments which said attorney and agent, may deem necessary or advisable to enable Macklowe Properties, Inc. (the "Registrant") to comply with the Securities Act of 1933, as amended (the "Securities Act"), and with the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with (i) the registration under the Securities Act of shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Registrant and (ii) any and all amendments thereto or reports that the Registrant is required to file pursuant to the requirements of federal or state securities laws or any rules or regulations thereunder. The authority granted under this Power of Attorney shall include, but not be limited to, the power and authority to sign the name of the undersigned in the capacity or capacities set forth below to a Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission in respect of the Common Stock, to any and all amendments (including post-effective amendments) to that Registration Statement in respect of the same, to any and all instruments filed as a part of or in connection with that Registration Statement; and the undersigned hereby ratify and confirm all that the attorney-in-fact and agent, shall lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Director and Chief
      /s/ HARRY MACKLOWE          Executive Officer
------------------------------    (Principal Executive         May 14, 1998
        Harry Macklowe            Officer)

      /s/ WARREN D. COLE
------------------------------  Director and President         May 14, 1998
        Warren D. Cole

     /s/ KEVIN E. NEUNER        Executive Vice President
------------------------------    -- Finance and               May 14, 1998
       Kevin E. Neuner            Operations

    /s/ EDWARD R.ACKERMAN       Vice President-Finance
------------------------------    (Principal Accounting        May 14, 1998
      Edward R. Ackerman          Officer)

                               INDEX TO EXHIBITS

  EXHIBITS
-----------
         1              --         Form of Underwriting Agreement among Lehman Brothers Inc. and Prudential
                                   Securities Incorporated, as representatives of the several Underwriters, the
                                   Company and the Operating Partnership.*
         3              --         Organizational Documents
             a)         --         Form of Amended and Restated Articles of Incorporation of Macklowe Properties,
                                   Inc.
             b)         --         Form of Bylaws of Macklowe Properties, Inc.
         4   a)         --         Specimen Common Stock Certificate*
             b)         --         Form of Articles Supplementary Classifying and Designating the Series A Preferred
                                   Stock*
         5              --         Opinions re Legality*
             a)         --         Opinion of Rogers & Wells LLP*
             b)         --         Opinion of Piper & Marbury L.L.P.*
         8              --         Opinion of Rogers & Wells LLP Regarding Tax Matters*
        10              --         Material Contracts
             a)         --         Form of Omnibus Contribution Agreement
             b)         --         Supplemental Representations and Warranty Agreement among the Company, the
                                   Operating Partnership and Harry Macklowe*
             c)         --         Pledge Agreement among the Company, the Operating Partnership and Harry Macklowe*
             d)         --         Form of Registration Rights Agreement between the Company and the persons named therein*
             e)         --         Form of Agreement of Limited Partnership of Macklowe Properties, L.P.
             f)         --         Articles of Organization and Form of Operating Agreement of Macklowe Management
                                   LLC
             g)         --         Articles of Organization and Form of Operating Agreement of Macklowe Construction
                                   LLC
             h)         --         Form of Employment and Noncompetition Agreement among the Company and the
                                   Executive Officers*
        21              --         List of Subsidiaries of Macklowe Properties, Inc.
        23              --         Consents of Experts and Counsel
             a)         --         Consent of Rogers & Wells LLP (counsel) (included as part of Exhibits 5 and 8)
             b)         --         Consent of Piper & Marbury L.L.P. (counsel) (included as part of Exhibit 5)
             c)         --         Consent of Ernst & Young LLP (accountants)
             d)         --         Consent of Cushman & Wakefield
        24              --         Powers of Attorney (included on signature pages of Registration Statement on page
                                   II-5)
        27              --         Financial Data Schedule
        99              --         Additional Exhibits
             a)         --         Consent of Jay Chiat to be named as a proposed director
             b)         --         Consent of        to be named*
             c)         --         Consent of        to be named*
             d)         --         Cushman and Wakefield Market Study

               SEQUENTIAL PAGE
  EXHIBITS         NUMBER
-----------  -------------------
         1
         3
         4
         5
         8
        10
        21
        23
        24
        27
        99

------------------------

*   To be filed by Amendment